SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(A) of

The Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $.01 per share of Franklin Electronic Publishers, Incorporated (“Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

5,645,173 shares of Common Stock (excluding shares of Common Stock Saunders Acquisition Corporation will acquire prior to the merger) and vested options to purchase 511,097 shares of Common Stock as of November 18, 2009 with a per share exercise price of less than $2.50.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying $55.80/$1,000,000 by the sum of: (i) the product of (a) 5,645,173 outstanding shares of Common Stock that are proposed to be acquired in the merger and (b) the per share merger consideration of $2.50 in cash; and (ii) the product of (a) 511,097 shares of Common Stock issuable upon exercise of outstanding vested options to purchase Common Stock with a per share exercise price of less than $2.50 and (b) $1.13 per share in consideration for the cancellation of such options, which is the excess of $2.50 over the weighted average exercise price of such options.

(4)	Proposed maximum aggregate value of transaction: $14,690,472.11

(5)	Total fee paid: $819.79

☑	Fee paid previously with preliminary materials.

☐	Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

One Franklin Plaza Burlington, New Jersey 08016

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Franklin Electronic Publishers, Incorporated, which we refer to as “Franklin” or the “Company,” to be held at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022,     th floor, conference room     , on                     ,    2010 at 10:00 a.m., local time.

At the special meeting, we will ask you to consider and vote upon a proposal to adopt the merger agreement, dated as of September 30, 2009, by and between Saunders Acquisition Corporation, which we refer to as “Saunders,” and the Company, and the related plan of merger, providing for the merger of Saunders with and into the Company, and a proposal to adjourn or postpone the special meeting if the Company determines such is necessary or appropriate. Saunders is controlled by Barry J. Lipsky, our President and Chief Executive Officer, Toshihide Hokari, our Chief Operating Officer, Frank A. Musto, our Chief Financial Officer, Howard L. Morgan, the Chairman of our board of directors and James A. Simons, a director of the Company.

If our shareholders adopt the merger agreement and the related plan of merger, if the other conditions to the merger contemplated thereby are satisfied, and if the merger is completed, then Saunders will merge with and into Franklin, and all shareholders other than Saunders will be entitled to receive $2.50 in cash, without interest, for each share of our common stock owned, which we refer to as the “merger consideration.”

A special committee of Franklin’s board of directors unanimously approved the merger agreement and the related plan of merger and determined the merger advisable, fair to and in the best interests of Franklin and Franklin’s shareholders. The special committee consists entirely of directors who are not officers or employees of Franklin, and who will not have an economic interest in Franklin following the merger. In connection with its evaluation of the merger agreement, the special committee considered, among other factors, the written opinion, dated September 30, 2009, of Oppenheimer & Co. Inc. (“Oppenheimer”), its independent financial advisor, to the effect that, as of the date of such opinion, the merger consideration of $2.50 per share to be received by holders of Franklin common stock (other than Saunders) was fair to such shareholders from a financial point of view. The full text of Oppenheimer’s opinion is attached to the enclosed proxy statement as Annex C. Franklin’s board of directors (excluding Barry J. Lipsky, Howard L. Morgan and James H. Simons, who recused themselves from the process and did not vote due to their conflicting interests), acting upon the recommendation of the special committee, determined that the merger is advisable and in the best interests of the Company, approved the merger agreement and the related plan of merger, and determined the merger consideration to be fair to the shareholders of the Company (other than Saunders).

The board of directors recommends that Franklin’s shareholders vote “FOR” the adoption of the merger agreement and the related plan of merger and “FOR” the proposal to adjourn or postpone the special meeting if the Company determines such is necessary or appropriate.

The proxy statement attached to this letter provides a detailed description of the merger, the merger agreement and the plan of merger. We urge you to read the proxy statement and its annexes carefully.

The affirmative vote of a majority of the votes cast at the special meeting is required to adopt the merger agreement and the related plan of merger. Saunders and certain of its shareholders collectively hold approximately 40.38% of the outstanding shares of our common stock.

Your vote is very important regardless of the number of shares you own. Whether or not you plan to attend the special meeting in person, please complete, date and sign the enclosed proxy card and return it in the envelope provided as soon as possible. No postage need be affixed if you mail the proxy card in the enclosed envelope anywhere in the United States. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you submit a proxy, that will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Under Pennsylvania law, Franklin shareholders are not entitled to exercise dissenters’ rights. If the merger agreement and the plan of merger are adopted and the merger is completed, shareholders who voted against the adoption of the merger agreement and the plan of merger will be treated the same as shareholders who voted for the adoption of the merger agreement and the plan of merger and their shares will automatically be converted into the right to receive the merger consideration.

If you have any questions about the merger, please call the Company’s proxy solicitor, Regan & Associates, Inc., at (800) 737-3426.

Thank you for your cooperation and your continued support.

Edward H. Cohen

Chairman of the Special Committee of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THE PROXY STATEMENT IS DATED                     , 2010 AND IS FIRST BEING

MAILED TO SHAREHOLDERS ON OR ABOUT                     , 2010.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

One Franklin Plaza

Burlington, New Jersey 08016

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On                     , 2010

To the Shareholders of Franklin Electronic Publishers, Incorporated:

We will hold a special meeting of the shareholders of Franklin Electronic Publishers, Incorporated, a Pennsylvania corporation, which we refer to as “Franklin” or the “Company,” to be held at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022,       th floor, conference room         , on                     , 2010 at 10:00 a.m., local time:

1. To act on a proposal to approve and adopt the merger agreement, dated as of September 30, 2009, by and between Saunders Acquisition Corporation, a Delaware corporation, which we refer to as “Saunders,” and Franklin, and the related plan of merger, pursuant to which Saunders will merge with and into Franklin and each outstanding share of Franklin common stock (other than shares held by Franklin, any of its subsidiaries or Saunders, which shares will be canceled), will be converted into the right to receive $2.50 in cash, without interest, and to approve the merger and related transactions contemplated by the merger agreement and the plan of merger; and

2. To consider and vote upon a proposal to adjourn or postpone the special meeting, for the purpose of soliciting additional proxies or for such other purpose as the Company shall determine; and

3. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting, including to consider any procedural matters incident to the conduct of the special meeting.

Only holders of record of Franklin common stock as of the close of business on                     , 2010 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of a majority of the votes cast at the special meeting is required in order to adopt the merger agreement and the plan of merger, and to approve the proposal to adjourn or postpone the special meeting. Saunders and certain of its shareholders collectively hold approximately 40.38% of the outstanding shares of our common stock.

Your vote is very important regardless of the number of shares you own.

Whether or not you plan to attend the special meeting in person, please complete, date and sign the enclosed proxy card and return it in the envelope provided as soon as possible. No postage need be affixed if the proxy card is mailed in the United States. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If you return a properly signed proxy card but do not indicate how you want to vote, your shares will be voted “FOR” adoption of the merger agreement and the plan of merger and, within the discretion of the proxies, “FOR” approval of the adjournment or postponement proposal. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Franklin’s board of directors unanimously recommends that shareholders vote “FOR” adoption of the merger agreement and the related plan of merger and “FOR” approval of the adjournment or postponement proposal.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

Under Pennsylvania law, Franklin shareholders are not entitled to exercise dissenters’ rights. If the merger agreement and the plan of merger are adopted and the merger is completed, shareholders who voted against the adoption of the merger agreement and the plan of merger will be treated the same as shareholders who voted for the adoption of the merger agreement and the plan of merger and their shares will automatically be converted into the right to receive the merger consideration.

The enclosed proxy statement provides a detailed description of the merger, the merger agreement, the plan of merger and related matters. We urge you to read the proxy statement and its annexes carefully. If you have any questions about the merger, please call the Company’s proxy solicitor, Regan & Associates, Inc., at (800) 737-3426.

By Order of the Board of Directors,

Edward H. Cohen

Chairman of the Special Committee of the Board of Directors

Date:                     , 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON                     , 2010:

Our Proxy Statement for the Special Meeting is available at:

http://www.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

One Franklin Plaza

Burlington, New Jersey 08016

PROXY STATEMENT

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. We have provided to each shareholder a copy of the documents incorporated by reference along with this proxy statement. You also may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 57.

In this proxy statement, the terms “we,” “us,” “our,” “Franklin” and the “Company” refer to Franklin Electronic Publishers, Incorporated and, where appropriate, its subsidiaries. In this proxy statement we refer to Saunders Acquisition Corporation as “Saunders.”

The Merger and Related Matters

•

The Merger. You are being asked to vote to adopt the merger agreement, dated as of September 30, 2009, by and between Saunders and the Company, and the related plan of merger, providing for the acquisition of the Company by Saunders. The merger agreement and the plan of merger provide that Saunders will merge with and into the Company, with the Company as the entity surviving the merger, sometimes referred to in this proxy statement as the “surviving corporation.” See “The Merger Agreement” beginning on page 40. A copy of the merger agreement and the plan of merger are attached as Annex A and Annex B, respectively, to this proxy statement.

•	Parties Involved in the Merger:

•

Franklin Electronic Publishers, Incorporated, a Pennsylvania corporation, designs, develops, publishes and distributes electronic information on handheld devices, memory media cards, and via internet downloads. We also design, develop, and license to third parties, linguistic technology, such as spelling error detection software in thirty-six languages, for use in application software, electronic products and on the internet.

•

Saunders Acquisition Corporation is a Delaware corporation which was incorporated on April 13, 2009 by certain executive officers of the Company solely for the purpose of acquiring the Company and consummating the transactions contemplated by the merger agreement and the plan of merger. Saunders has not engaged in any business except as contemplated in the merger agreement. Saunders is currently owned by Barry J. Lipsky, our President and Chief Executive Officer, Toshihide Hokari, our Chief Operating Officer, Frank A. Musto, our Chief Financial Officer, Howard L. Morgan, the Chairman of our board of directors, James A. Simons, a director of the Company, and certain other of the Company’s shareholders named immediately below.

See “Parties to the Merger” beginning on page 16.

•

Exchange Agreements. Each of Barry J. Lipsky, our President and Chief Executive Officer, Toshihide Hokari, our Chief Operating Officer, Frank A. Musto, our Chief Financial Officer, Howard L. Morgan, the Chairman of our Board of Directors, James H. Simons, a director of the Company, and Marcy Lewis, Shining Sea Limited, Julien David and Morton David, who are shareholders of the Company, whom we refer to collectively as the “Saunders Group,” is party to an exchange agreement, which we refer to collectively as the “exchange agreements,” with Saunders, pursuant to which each such person has exchanged the shares of the Company’s common stock they owned (including shares issuable upon the exercise of “in-the-money” options), collectively referred to as the “Rollover Shares,” for equity securities of Saunders. The equity contribution of the Company’s common stock by the persons party to the exchange agreements represents, in the aggregate, approximately 32.69% of the outstanding common stock of the Company at the record date. See “Special Factors—The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 36.

•

Purposes and Reasons for the Merger. One of the purposes of the merger for the Company is to enable its shareholders (other than Saunders) to immediately realize the value of their investment in Franklin through their receipt of the per share merger price of $2.50 in cash, without interest. The purpose of the merger for the Saunders Group is to allow its members, through their equity interests in Saunders, to benefit from any future earnings and growth of Franklin, while simultaneously bearing the risks of such ownership. See “Special Factors—The Merger—Purposes and Reasons for the Merger and Plans for Franklin after the Merger” beginning on page 34.

•

Effect of the Merger on Franklin. This is a “going private” transaction. If the merger is completed, Franklin will continue its operations as a privately-held company. After the merger, Franklin’s shares will no longer be listed on the NYSE Amex. In addition, registration of Franklin’s common stock under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” will be terminated. As a result, Franklin will no longer be required to file periodic or other reports with the Securities and Exchange Commission, referred to in this proxy statement as the “SEC,” with respect to its common stock or to deliver proxy statements or information statements in connection with shareholders’ meetings. See “Special Factors—The Merger—Effects of the Merger on Franklin” beginning on page 35.

•

Merger consideration. If the merger is completed, each Franklin shareholder (other than Saunders) will be entitled to receive $2.50 in cash, without interest, for each share of Franklin’s common stock owned as of the effective time of the merger. See “The Merger Agreement—Merger Consideration” beginning on page 40.

•

Treatment of Outstanding Options. At the effective time of the merger, each of Franklin’s vested stock options will be cancelled and each holder thereof will receive a payment in cash equal to the product of (i) the excess, if any, of $2.50 over the exercise price per share of common stock subject to such option, multiplied by (ii) the number of shares of Franklin common stock subject to such option as of the effective time of the merger, less applicable withholding taxes. If the exercise price per share of common stock subject to vested options exceeds $2.50, such stock options will be cancelled without consideration. Stock options that have not vested as of the effective time will also be cancelled without consideration. See “The Merger Agreement—Merger Consideration” beginning on page 40.

•

Treatment of Restricted Stock. At the effective time of the merger, holders of vested shares of restricted stock will be entitled to receive $2.50 in cash, without interest. All unvested shares of restricted stock will be cancelled without consideration. See “The Merger Agreement—Merger Consideration” beginning on page 40.

•

Special Committee. Franklin’s board of directors formed a special committee, referred to in this proxy statement as the “special committee,” to evaluate the merger and related transactions and to solicit and evaluate other proposed transactions to acquire all of Franklin’s stock. In addition, the special committee was charged with recommending action to the full Franklin board of directors with respect to the merger and other proposals. The special committee consists entirely of directors who are not officers or employees of Franklin and who will not have an economic interest in Franklin following the merger. The special committee retained its own legal and financial advisors. The special committee unanimously recommended that Franklin’s board of directors approve the merger agreement and the related plan of merger. See “Special Factors—The Merger—Reasons for the Special Committee’s Recommendation” beginning on page 23.

•

Board Recommendation. After careful consideration, Franklin’s board of directors, (excluding Messrs. Lipsky, Morgan and Simons who, with the concurrence of the other members of the board of directors, recused themselves from the process and did not vote due to their conflicting interests), acting upon the recommendation of the special committee, unanimously: (i) determined that the merger is advisable and in the best interests of the Company and determined the merger consideration to be fair to the shareholders of the Company (other than Saunders) (ii) approved the merger agreement and the plan of merger; and (iii) determined to recommend that Franklin’s shareholders vote “FOR” the adoption of the merger agreement. See “Special Factors—The Merger—Reasons for the Board’s Recommendation” beginning on page 25.

•

Opinion of the Special Committee’s Financial Advisor. In connection with the execution of the merger agreement, the special committee received a written opinion, dated September 30, 2009, of its financial advisor, Oppenheimer & Co. Inc. (which we refer to in this proxy statement as “Oppenheimer”), as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Franklin common stock (other than Saunders). The full text of Oppenheimer’s written opinion, dated September 30, 2009, is attached to this proxy statement as Annex C. Holders of Franklin common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Oppenheimer’s opinion was provided to the special committee in connection with its evaluation of the merger consideration from a financial point of view. Oppenheimer’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger. See “Special Factors—The Merger—Opinion of the Financial Advisor to the Special Committee of the Board of Directors” beginning on page 26 and Annex C.

•

Interests of Franklin’s Executive Officers and Directors in the Merger. Some of Franklin’s executive officers and directors, including members of the Saunders Group and the members of the special committee, have interests in the merger that are different from, or in addition to, the interests of Franklin’s shareholders generally. These interests in the transaction are described below.

•

Franklin’s executive officers and all its directors, including members of the special committee, will be indemnified in respect of their past service and Saunders will maintain Franklin’s current directors’ and officers’ liability insurance, subject to certain conditions.

•

Franklin’s directors (other than those in the Saunders Group), including members of the special committee, will be entitled to receive the excess, if any, of $2.50 over the applicable per share exercise price for each vested stock option held by them, less any applicable withholding tax.

•	Messrs. Lipsky, Hokari, Musto, Morgan and Simons, as members of the Saunders Group, will receive the benefits of any growth in revenues or income of Franklin after the merger is consummated.

•	It is anticipated that Franklin’s current executive officers will hold substantially similar positions with the surviving corporation after completion of the merger.

See “Special Factors—The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 36.

•

Interests of Members of the Special Committee. Members of the special committee have interests in the merger that are different from, or in addition to, the interests of Franklin’s shareholders and other Franklin directors generally. In addition to the annual fees received by the directors for their services as a member of Franklin’s board of directors and other committees thereof, for serving on the special committee, each member received a $10,000 fee, plus expenses.

As described above, Franklin’s executive officers and directors (other than those in the Saunders Group), including the members of the special committee, will be entitled to receive the excess, if any, of $2.50 over the applicable per share exercise price for each vested stock option held by them, less any applicable withholding tax.

The table provided under “Special Factors—The Merger—Interests of Our Directors and Executive Officers in the Merger—Benefits Accruing Prior to or Upon the Merger” beginning on page 36 sets forth as of                     , 2010 [record date], for each member of the special committee, (a) the number of shares subject to vested options for Franklin common stock, (b) the value of such vested options, calculated by multiplying (i) the excess of $2.50 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding taxes, (c) the number of shares of Franklin common stock each member owns and the value of such shares based on the merger consideration of $2.50 per share, and (d) the total value of all such shares of Franklin common stock based on the $2.50 per share cash merger consideration.

See “Special Factors—The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 36.

•

Financing. The total amount of funds required to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $14.5 million. This amount is expected to be provided through a combination of (i) equity contributions from certain members of the Saunders Group to Saunders totaling approximately $2.7 million and (ii) cash and cash equivalents held by Franklin and its subsidiaries. See “Financing” beginning on page 51.

•

Material U.S. Federal Income Tax Consequences of the Merger. In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received pursuant to the merger and your adjusted basis in the shares surrendered. However, the tax consequences of the merger to you will depend upon your own particular circumstances. You should consult your own tax advisor in order to fully understand how the merger will affect you. See “Material U.S. Federal Income Tax Consequences” beginning on page 38.

•

No Solicitation of Transactions. The merger agreement restricts Franklin’s ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Franklin. However, under certain circumstances, Franklin’s board of directors or the special committee may:

•	respond to an unsolicited written bona fide proposal for an alternative acquisition that could reasonably be expected to lead to a superior proposal; or

•

terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as Franklin complies with certain terms of the merger agreement, including paying a termination fee to Saunders of $650,000.

See “The Merger Agreement—Right to Modify Recommendation and Accept a Superior Proposal” beginning on page 43.

•	Conditions to Closing. Before the merger can be completed, a number of conditions must be satisfied or waived (to the extent permitted by law). These include:

•	the adoption of the merger agreement and the related plan of merger by Franklin’s shareholders;

•	no law or order being in effect that prevents or restricts the consummation of the merger;

•	all actions required by, or filings required to be made with, any governmental entity that are necessary to permit the consummation of the merger having been taken or made;

•	subject to applicable materiality qualifications, the truth and correctness of Franklin’s and Saunders’ respective representations and warranties;

•	the performance, in all material respects, by Franklin and Saunders of their respective covenants and agreements in the merger agreement; and

•	the absence of any material adverse effect on Franklin.

See “The Merger Agreement—Conditions to the Merger” beginning on page 41.

•

Termination of the Merger Agreement. The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained, under certain circumstances, including:

•	by mutual written consent of Franklin and Saunders;

•

By Franklin or Saunders, if the special meeting is held and Franklin fails to obtain shareholder approval of the merger agreement at the special meeting, provided that such right shall not be available to a party where the failure to obtain shareholder approval has been caused by the action or failure to act by such party and such action or failure to act constitutes a breach of the agreement;

•	by Franklin or Saunders, if any court or other governmental entity issues a law, order or injunction that is final and has the effect of prohibiting the merger;

•	by Franklin or Saunders, if the effective time of the merger shall not have occurred on or before February 28, 2010;

•	by Franklin, if:

•	Franklin enters into a definitive agreement containing a superior proposal by a third party provided that Franklin has complied with certain notice and other provisions in the merger agreement; or

•

Saunders’ representations and warranties fail to be true and correct or Saunders breaches any of its obligations under the merger agreement, such that, in either case, the applicable conditions to closing would not be satisfied, subject to certain limitations; or

•	by Saunders, if:

•

Franklin’s representations and warranties fail to be true and correct or Franklin breaches any of its obligations under the merger agreement, such that, in either case, the applicable conditions to closing would not be satisfied, subject to certain limitations;

•	There has been a material adverse effect with respect to Franklin; or

•	Franklin enters into a definitive agreement containing a superior proposal or the board of directors of Franklin withdraws or adversely modifies its approval of the merger agreement.

See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 47.

•

Termination Fees and Expenses. Franklin and Saunders have agreed to pay the other party a termination fee in the amount of $650,000 or the expenses of Saunders under certain circumstances if Franklin or Saunders terminates the merger agreement. See “The Merger Agreement—Termination Fees” beginning on page 48.

•

Market Price of Franklin Common Stock. The Company’s common stock is currently listed on the NYSE Amex under the trading symbol “FEP.” The closing price of Franklin common stock on the NYSE Amex on May 29, 2009, the last full day of trading before the Saunders Group filed its Schedule 13D with the SEC announcing its “going private” proposal, was $1.00 per share. The closing price of Franklin common stock on the NYSE Amex on September 30, 2009, the last day of trading before the announcement of the approval of the merger agreement by the Franklin board of directors, was $2.22 per share. On                     , 2010, Franklin’s common stock closed at $             per share. See “Market Price and Dividend Data” beginning on page 55.

•

Anticipated Closing of Merger. The merger will be completed after all of the conditions to completion of the merger are satisfied or waived, including the adoption of the merger agreement and the related plan of merger by Franklin’s shareholders, and the absence of legal prohibitions to the merger. We currently expect the merger to be completed in the first quarter of 2010, although we cannot assure completion by any particular date, if at all. Franklin will issue a press release and send you a letter of transmittal for your stock certificates once the merger has been completed.

The Special Meeting and Related Matters

•

Date, Time and Place. The special meeting of shareholders of Franklin will be held at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022,       th floor, conference room         , on                     , 2010 at 10:00 a.m., local time.

•

Record Date and Voting. You are entitled to vote at the special meeting if you owned shares of Franklin common stock at the close of business on                     , 2010, the record date for the special meeting. Each outstanding share of Franklin common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were              shares of Franklin common stock entitled to be voted. See “The Special Meeting of Shareholders—Record Date; Stock Entitled to Vote” beginning on page 13.

•

Shareholder Vote Required to Adopt the Merger Agreement and the Plan of Merger. The adoption of the merger agreement and the plan of merger requires the affirmative vote of a majority of the votes cast at the special meeting. The merger agreement and the plan of merger do not require the separate approval of unaffiliated security holders for their adoption. Saunders has agreed to vote the shares of the Company’s common stock that it owns “FOR” the adoption of the merger agreement and the plan of merger. See “The Special Meeting of Shareholders—Vote Required” beginning on page 14.

Franklin’s board of directors recommends that you vote “FOR” the adoption of the merger agreement.

•	Share Ownership of Executive Officers and Directors.

Barry Lipsky, Frank A. Musto and Toshihide Hokari, who are executive officers of the Company, Howard L. Morgan and James H. Simons, who are directors of the Company, and Marcy Lewis, Shining Sea Limited, Julien David and Morton David, who are shareholders of the Company, have contributed their shares of Franklin common stock to Saunders in exchange for shares of Saunders’ equity securities and, as of the record date, Saunders owned 32.69% of the total outstanding votes of the common stock of Franklin entitled to vote on the merger. In accordance with the terms of the merger agreement, Saunders is required to vote such shares of stock “FOR” the adoption of the merger agreement and the plan of merger. Our remaining directors as a group own 65,899 shares (0.79%) of our common stock and are expected to vote their shares “FOR” the adoption of the merger agreement and the plan of merger. See the section captioned “Special Factors—The Merger— Interests of Our Directors and Executive Officers in the Merger” on page 36.

•

Dissenters’ Rights. Franklin shareholders do not have appraisal or similar rights of dissenters under Pennsylvania law with respect to the merger, any transaction contemplated by the merger agreement and the plan of merger or any other matter described in this proxy statement. See “No Dissenters’ Rights” on page 51.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the special meeting and the merger. They may not include all of the information that may be important to you. We urge you to read carefully this entire proxy statement, including the annexed documents and the other documents we refer to and incorporate by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 57.

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because you own shares of Franklin common stock. Franklin’s board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of Franklin’s shareholders.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by Franklin’s board of directors.

Q:	What matters will I be asked to vote on at the special meeting?

A:	You will be asked to vote on the following proposals:

•	to adopt the merger agreement;

•

to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Franklin’s board of directors has set , 2010 as the record date for the special meeting. If you were a shareholder of record, as shown on the stock transfer books of Franklin, at the close of business on the record date, you are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. On the record date, there were shares of Franklin common stock issued and outstanding and, therefore, eligible to vote at the special meeting.

Q:	How many shares must be present to hold the special meeting?

A:	The holders of at least a majority of the shares of Franklin common stock outstanding and entitled to vote as of the record date must be present, in person or represented by proxy, at the special meeting in order to hold the special meeting and conduct business. This is called a quorum. If you submit a properly executed proxy card, then your shares will be counted as part of the quorum. All shares of Franklin’s common stock present in person or represented by proxy and entitled to vote at the special meeting, no matter how they are voted or whether the holders abstain from voting them, will be counted in determining the presence of a quorum.

If the special meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Special Meeting.

Q:	What vote of shareholders is required to adopt the merger agreement?

A:

The adoption of the merger agreement and the plan of merger requires the affirmative vote of a majority of the votes cast at the special meeting. The merger agreement and the plan of merger do not require the separate approval of unaffiliated security holders for their adoption. Saunders has agreed to vote its shares of Franklin common stock, representing approximately 32.69% of our issued and outstanding common stock, “FOR” the adoption of the merger agreement and the plan of merger.

Q:	How does Franklin’s board of directors recommend that I vote on the merger agreement and the plan of merger?

A:	Franklin’s board of directors recommends that you vote “FOR” the adoption of the merger agreement and the plan of merger.

Q:	What vote of shareholders is required to approve the special meeting adjournment proposal?

A:	Approval of the special meeting adjournment proposal will require the affirmative vote of a majority of the votes cast on the proposal at the special meeting

Q:	How does Franklin’s board of directors recommend that I vote on the special meeting adjournment proposal?

A:	Franklin’s board of directors recommends that you vote “FOR” the approval of the special meeting adjournment proposal.

Q:	How many votes do I have?

A:	You have one vote for each share of Franklin common stock you own as of the record date.

Q:	What effects will the merger have on Franklin?

A:	As a result of the merger, Franklin will cease to be a publicly traded corporation. Following completion of the merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the merger, our common stock will no longer be listed on the NYSE Amex.

Q:	When do you expect the merger to be completed?

A:	We expect that the merger will be completed by the end of the first quarter of 2010, after all conditions to the merger have been satisfied or waived. We intend to complete the merger as promptly as practicable.

Q:	Will the merger be a taxable transaction to me?

A:	Yes. The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign, and other tax laws. In general, you will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. For a more detailed explanation of the U.S. federal income tax consequences of the merger, see the section captioned “Material U.S. Federal Income Tax Consequences” on page 38 of this proxy statement. You should consult your tax advisor regarding the specific tax consequences of the merger to you.

Q:	What if I oppose the merger?

A.	If you are a shareholder who objects to the merger, you may vote against adoption of the merger agreement and the plan of merger. However, under Pennsylvania law you will not be entitled to dissenters’ or appraisal rights. See “No Dissenters’ Rights” on page 51.

Q:	What happens if the merger is abandoned?

A.	If the merger is abandoned, Franklin will remain a publicly traded company listed on the NYSE Amex. In certain circumstances, the Company or Saunders may be required to pay the other party a termination fee.

Q:	How do I vote my shares?

A:	In order to vote your shares, you may attend the special meeting and vote in person, or vote by proxy. If your shares are held in “street name” (that is, if your stock is registered in the name of your broker, bank or other nominee) and you wish to vote at the special meeting, you will need to contact your broker, bank or other nominee regarding how to vote at the special meeting. If you are a registered shareholder (that is, if your stock is registered in your name), you may vote by proxy by completing and signing the enclosed proxy card and returning such card in the postage-paid envelope we have provided you. If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

Q:	What if I do not specify how I want my shares voted?

A:	If you submit a signed proxy card, but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares of Franklin common stock:

•	“FOR” the adoption of the merger agreement and the related plan of merger; and

•

“FOR” the adjournment or postponement of the special meeting if Franklin determines such is necessary or appropriate for purposes of soliciting additional proxies or for some other purpose, (However, no proxy voted against the proposal to approve the merger agreement and the plan of merger will be voted in favor of the adjournment proposal).

Franklin’s board of directors does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in their best judgment.

Q:	What if I fail to instruct my broker?

A:	A broker “non-vote” occurs when your broker does not vote on a particular proposal because the broker does not have discretionary voting authority to vote on the proposal. Rules applicable to broker/dealers grant your broker discretionary authority to vote your shares without receiving your instruction on certain matters, such as the adjournment or postponement of the special meeting. However, your broker does not have discretionary authority to vote your shares without instruction for certain other types of matters, such as the adoption of the merger agreement and the related plan of merger. If your broker casts a vote on certain types of proposals, such as the adjournment or postponement proposal, the shares voted by your broker will be deemed present for purposes of determining whether a quorum is present for such proposal and any other proposal before the special meeting. However, because adoption of the proposals to be voted upon at the special meeting requires the affirmative vote of a majority of the votes cast at the special meeting under Pennsylvania law, and a broker “non-vote” with respect to such proposals will not be counted as a vote “cast” for or against the proposals, such broker “non-votes” will have no effect on the outcome of the vote on such proposals.

Q:	If I abstain from voting or withhold authority to vote for any proposal, will my shares be counted in the vote?

A:	Because the adoption of the proposals before the special meeting requires the affirmative vote of a majority of the votes cast at the special meeting under Pennsylvania law, and abstentions and withholdings of authority to vote are not considered as votes “cast,” abstentions and withholdings of authority will have no effect on the outcome of the vote on such proposals. However, abstentions and withholdings of authority will be treated as shares that are present for purposes of determining whether a quorum exists.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares that are registered in more than one account. To ensure that all of your shares are voted, you will need to sign and return each proxy card you receive.

Q:	What do I need to do now?

A:	We urge you to read carefully this entire proxy statement, including the annexed documents and the other documents we refer to and incorporate by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 57. In addition, you should indicate your vote on your proxy card and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting.

Q:	Can I change my vote after submitting my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a shareholder of record, you may revoke your proxy in one of three ways:

•	delivering to the Corporate Secretary notice of revocation in writing or by electronic transmission prior to the date of the special meeting;

•	delivering to the Corporate Secretary an executed proxy bearing a later date, before the vote is taken at the special meeting; or

•	you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. You must also vote in person at the special meeting.

You should send any written notice of revocation, or later dated proxy, to the attention of Frank A. Musto, Corporate Secretary, Franklin Electronic Publishers, Incorporated, One Franklin Plaza, Burlington, New Jersey 08016. The last vote received will supersede any prior vote.

You may hand deliver a written revocation notice, or later dated proxy, to the Corporate Secretary at the special meeting before voting begins. Any notice of revocation by electronic transmission should be given to the Corporate Secretary to the following e-mail address: corporate_secretary@franklin.com.

If you hold your shares in street name, you must contact your broker, bank or other nominee regarding how to change your vote.

Q:	Should I send in my stock certificates now?

A:	No, if the merger is completed, you will receive, shortly after the effective time of the merger, a letter of transmittal to complete and return to , the exchange agent. In order to receive the merger consideration as soon as reasonably practicable following the completion of the merger, you must send the exchange agent your properly completed letter of transmittal together with your Franklin stock certificates as instructed in the separate mailing. Once you have submitted your properly completed letter of transmittal, Franklin stock certificates and other required documents to the exchange agent, the exchange agent will send you the merger consideration. If your shares are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares. You should not send in your stock certificates now.

Q:	I do not know where my stock certificate is—how will I get my cash?

A:	The materials the exchange agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. The surviving corporation may also require that you provide a bond at your expense to the surviving corporation in order to cover any potential loss.

Q:	Who pays for the cost of the solicitation of proxies?

A:

Franklin will bear the cost of this solicitation. In addition to solicitation by mail, officers, directors or employees of Franklin may also solicit proxies by telephone, facsimile or in person, without additional compensation. Upon request, Franklin will pay the reasonable expenses incurred by record holders of

Franklin’s common stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material to the beneficial owners of the shares they hold of record.

Q:	Who can answer further questions?

A:	If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the merger, you should contact the Company’s proxy solicitor, Regan & Associates, Inc., at (800) 737-3426.

Q.	If the merger is completed, what will I be entitled to receive for my shares of Franklin common stock?

A.	You will be entitled to receive $2.50 in cash, without interest, for each share of our common stock that you own. After the merger closes, the exchange agent will arrange for a letter of transmittal containing detailed instructions to be sent to each shareholder. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration. The merger consideration will be paid to a shareholder once that shareholder submits a properly completed letter of transmittal accompanied by that shareholder’s stock certificates and any other required documentation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The “safe harbor” statements with respect to forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended contained in Franklin’s annual report on Form 10-K and its Forms 10-Q, attached to this proxy statement as Annexes D, E and F, do not apply to any forward-looking statements the Company makes in connection with the proposed merger.

THE SPECIAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to you, as a holder of our common stock, as part of the solicitation of proxies by Franklin’s board of directors for use at the special meeting of shareholders described below.

Date, Time and Place of the Special Meeting

The special meeting will be held at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022,     th floor, conference room     , on                     , 2010 at 10:00 a.m., local time.

Proposals to be Considered at the Special Meeting

At the special meeting you will be asked:

1. To act on a proposal to adopt the merger agreement, dated as of September 30, 2009, by and between Saunders and Franklin, and the related plan of merger, providing for the merger of Saunders with and into Franklin and to approve the merger and related transactions contemplated by the merger agreement and plan of merger. A copy of the merger agreement and the plan of merger are attached as Annex A and Annex B, respectively, to this proxy statement.

2. To consider and vote upon a proposal to adjourn or postpone the special meeting if Franklin determines such is necessary or appropriate for any purpose, including for the purpose of soliciting additional proxies in favor if there are not sufficient favorable votes at the time of the special meeting to adopt the merger agreement and the related plan of merger.

3. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting, including to consider any procedural matters incident to the conduct of the special meeting.

If the merger is completed, each share of stock (other than those shares held by Saunders) will be converted into the right to receive $2.50 in cash, without interest. After the merger, these shares will not represent any interest in the surviving corporation other than the right to receive this cash payment.

Our Board’s Recommendation

After careful consideration, our board of directors (excluding Messrs. Lipsky, Morgan and Simons who, with the concurrence of the other members of the board of directors, recused themselves from the process and did not vote due to their conflicting interests), by a unanimous vote at a meeting held on September 30, 2009:

•	determined that the merger is advisable and in the best interests of the Company and determined the merger consideration to be fair to the shareholders of the Company (other than Saunders);

•	approved the merger agreement and the related plan of merger; and

•	determined to recommend that Franklin’s shareholders vote “FOR” the adoption of the merger agreement and the related plan of merger.

In addition, it is the belief of Messrs. Lipsky, Morgan and Simons, as well as of Frank Musto, Toshihide Hokari and Shining Sea Limited (collectively, the “Saunders Principal Shareholders”), members of the Saunders Group, that the merger consideration is fair to shareholders of the Company other than Saunders.

Record Date; Stock Entitled to Vote

Only holders of record of Franklin common stock as of the close of business on                     , 2010 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Each outstanding share of our common stock on the record date entitles the holder to notice of and to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were          shares of our common stock outstanding and entitled to be voted on the proposals to be considered at the special meeting.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the special meeting is the presence, in person or represented by proxy, of holders of a majority of the outstanding Franklin common stock entitled to vote at the special meeting. Abstentions will be counted as present for purposes of determining the existence of a quorum. Broker “non-votes” will be counted as present for purposes of determining the existence of a quorum only if the broker votes on certain matters, such as the proposal to adjourn the special meeting if Franklin determines such to be necessary or appropriate. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies in favor of adoption of the merger agreement and the plan of merger.

Vote Required

Under Pennsylvania law, and pursuant to the merger agreement, we cannot complete the merger unless the merger agreement and the related plan of merger are adopted by the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of our common stock that are entitled to vote at the special meeting. The merger agreement and the plan of merger do not require the separate approval of unaffiliated security holders for their adoption. Under Pennsylvania law, the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of our common stock that are entitled to vote at the special meeting is required to approve all other proposals to be voted upon at the special meeting.

The Saunders Principal Shareholders, along with certain other shareholders of the Company named above, have contributed their shares of Franklin common stock to Saunders in exchange for shares of Saunders’ equity securities. Consequently, as of the record date, Saunders owned 2,741,126 shares, or approximately 32.69% of our common stock, which, in accordance with the terms of the merger agreement, Saunders will vote “FOR” the merger. In addition, Marcy Lewis, one of the shareholders of Saunders, has indicated that she will vote 645,350 shares, or approximately 7.69% of our common stock, that will not be contributed to Saunders “FOR” the merger. Our remaining directors as a group own 65,899 shares, or approximately 0.79% of our common stock, and are expected to vote their shares “FOR” the adoption of the merger agreement and the plan of merger.

Procedures for Voting

Holders of record of our common stock may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, dating and signing it and mailing it in the enclosed postage-prepaid envelope.

Shareholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact the Company’s proxy solicitor, Regan & Associates, Inc., at (800) 737-3426.

Voting of Proxies and Failure to Vote

All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, the shareholder’s proxy will be counted as a vote “FOR” adoption of the merger agreement and the plan of merger and “FOR” approval of the adjournment or postponement proposal.

Abstentions and withheld votes will be considered as being present at the meeting for purposes of determining the existence of a quorum. Broker “non-votes” will be considered as being present at the special meeting for purposes of determining the existence of a quorum only if the broker votes on certain matters, such as the adjournment or postponement proposal. Under Pennsylvania law, the affirmative vote of a majority of the votes cast at the special meeting is required for the approval of the proposals to be voted upon at the special meeting. Because abstentions, withheld votes and broker “non-votes” are not considered as votes “cast,” they will not affect the outcome of the vote on the proposals to be voted upon at the special meeting.

Revocability of Proxies

Holders of our common stock may change their vote at any time before their proxy card is voted at the special meeting. A shareholder can do this in one of three ways. First, the shareholder can send a written, dated notice to the Corporate Secretary of Franklin at One Franklin Plaza, Burlington, NJ 08016, who must receive it before the proxy has been voted at the special meeting, stating that the shareholder would like to revoke the proxy. Second, before the proxy has been voted at the special meeting, a shareholder can complete, date and deliver to the Corporate Secretary a new proxy card. Third, a shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the special meeting. If a shareholder has instructed a broker to vote the shareholder shares, the shareholder must follow directions received from the broker to change those instructions.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

The Company retained Regan & Associates, Inc. to solicit proxies in favor of the adoption of the merger agreement and the plan of merger and the approval of the adjournment or postponement proposal, distribute proxy materials to shareholders, answer shareholder questions and collect and tabulate proxies. The Company will pay Regan & Associates, Inc. $8,000 for such services.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incidental to the conduct of the special meeting.

PARTIES TO THE MERGER

Franklin Electronic Publishers, Incorporated

One Franklin Plaza

Burlington, NJ 08016

(609) 386-2500

Franklin Electronic Publishers, Incorporated, a Pennsylvania corporation, designs, develops, publishes and distributes electronic information on handheld devices, memory media cards, and via internet downloads. We also design, develop, and license to third parties, linguistic technology, such as spelling error detection software in thirty-six languages, for use in application software, electronic products and on the internet.

Saunders Acquisition Corporation

c/o Barry J. Lipsky

2 Briarwood Ct.

Princeton Junction, NJ 08550

(609) 509-3024

Saunders Acquisition Corporation, a Delaware corporation, is a private company formed for the purpose of acquiring the Company.

Directors, Executive Officers and Principal Shareholders of Saunders

Set forth below for each of Saunders’ directors, executive officers and principal shareholders is such person’s respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such person. Each person identified below, other than Mr. Hokari and Shining Sea Limited (“Shining Sea”), is a citizen of the United States of America. Mr. Hokari is a citizen of Japan, and Shining Sea is an exempted company organized under the laws of the Island of Bermuda.

During the last five years, none of Saunders’ directors, executive officers or principal shareholders has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Listed below are the directors, executive officers and principal shareholders of Saunders as well as background information relating to such persons.

Barry J. Lipsky joined Franklin as Vice President in February 1985. He was elected Franklin’s Executive Vice President in 1997, Interim President and Chief Operating Officer in April 1999 and our President and Chief Executive Officer in May 1999. Mr. Lipsky has been a Director or Managing Director of Franklin’s Hong Kong subsidiary since its inception in 1985 and Chairman of such subsidiary since May 2008. Prior to joining Franklin and from 1972, Mr. Lipsky was employed by Mura Corporation of Hicksville, New York, a designer and importer of consumer electronic products and custom components. The principal business office and address of Mr. Lipsky is c/o Franklin Electronic Publishers, Incorporated, One Franklin Plaza, Burlington, New Jersey 08016.

Frank A. Musto joined Franklin as Vice President, Chief Financial Officer in September 2007. Prior to joining Franklin, Mr. Musto had served as Chief Financial Officer of Polarome International, Inc., a manufacturer and distributor of flavor and fragrance ingredients. Mr. Musto was a member of the Executive Committee and Advisory Board of Directors of Polarome since 2002. From July 2000 through September 2001,

Mr. Musto served as Chief Financial Officer, Treasurer, and Secretary, and a member of the Board of Directors of Matchbook FX Holdings, Inc. Previously, Mr. Musto was Vice President, Chief Financial Officer and a member of the Board of Directors of JLM Industries, Inc. (NASDAQ) from 1986 through 2000. The principal business office and address of Mr. Musto is c/o Franklin Electronic Publishers, Incorporated, One Franklin Plaza, Burlington, New Jersey 08016.

Toshihide Hokari returned to Franklin as Vice President, Chief Corporate Development Officer in September 2007 and became Chief Operating Officer in May 2008 and Senior Vice President in June 2008. Prior to rejoining Franklin, since 2004, Mr. Hokari was Director and Senior Director, Product Management of Altec Lansing (a Division of Plantronics, Inc.), a consumer electronics company. Mr. Hokari previously worked with Franklin from 1996-1999 as a Product Manager and from 1999-2004 holding various positions, including Vice President, Product Management. The principal business office and address of Mr. Hokari is c/o Franklin Electronic Publishers, Incorporated, One Franklin Plaza, Burlington, New Jersey 08016.

Howard L. Morgan is, and for more than the past five years has been, President of Arca Group, Inc., a consulting and investment management firm, and since January 1999 has been a director of and consultant to Idealab, which creates and operates internet companies. Since 2005, he has been a director of First Round Capital, a venture investment firm. Dr. Morgan was Professor of Decision Sciences at the Wharton School of the University of Pennsylvania from 1972 through 1986. He is a director of Internet Brands, Inc. Dr. Morgan is also Chairman of the Board of Directors of Franklin. The principal business office and address of Dr. Morgan is c/o Franklin Electronic Publishers, Incorporated, One Franklin Plaza, Burlington, New Jersey 08016.

James H. Simons was Chairman of the Board of Renaissance Technologies Corp. (now Renaissance Technologies LLC) from 1982 through 2009 and served as President from 1982 to 2008 and Chief Executive Officer from 2008 to 2009. He served as Chairman of our Board of Directors from 1997 to 2005. Dr. Simons is a director of the Paul Simons Foundation, The Simons Foundation, and Math for America, Inc. Dr. Simons is also a member of the Board of Directors of Franklin. The principal business office and address of Dr. Simons is c/o Renaissance Technologies LLC, 800 Third Avenue, New York, New York 10022.

Shining Sea is an exempted company organized under the laws of the Island of Bermuda, its principal business is investment holding and management and the address of its principal office is c/o Bermuda Trust Company Ltd., Compass Point, 9 Bermudiana Road, Hamilton HM11, Bermuda.

SPECIAL FACTORS—THE MERGER

Background of the Merger

In the course of evaluating the direction of our business, our board of directors periodically considers various strategic options to maximize shareholder value through profitable revenue growth and efficiency gains, as well as through possible acquisitions of other businesses, commercial alliance arrangements and strategic combinations with other companies. Over the past two years, several acquisitions of other businesses were explored but abandoned for various reasons. The two preliminary offers to purchase assets or stock of the Company referenced below as the “potential strategic acquiror” and the “potential financial acquiror” were considered and the offerors were approached anew in the “market check” process described below. During the relevant time periods discussed below, our board of directors consisted of seven non-employee directors and one employee director—Mr. Lipsky, our President and Chief Executive Officer.

In August of 2008, the investment banking firm of Milbank Roy & Co., LLC approached two of our directors, Dr. Morgan and Mr. Cohen, on behalf of a private company, which we refer to as the potential strategic acquiror, regarding the possibility of discussing a business combination with Franklin. Such contacts were reported to Franklin’s board of directors on August 20, 2008, and Mr. Lipsky met with representatives of Milbank Roy to discuss the possibility of a transaction on September 3, 2008.

On September 10, 2008, the Company received a preliminary offer from Milbank Roy on behalf of the potential strategic acquiror to acquire certain assets and liabilities of the Company for approximately $13 million. Following such offer, the Company executed a non-disclosure and standstill agreement with the potential strategic acquiror and provided Milbank Roy with additional financial information.

On October 3, 2008, Milbank Roy delivered a revised preliminary offer on behalf of the potential strategic acquiror that increased the cash component of the potential strategic acquiror’s offer to approximately $14 million. Following the receipt of such offer, our board of directors authorized Mr. Lipsky to continue discussions with the potential strategic acquiror regarding the details of its asset acquisition proposal. Over the next several months, Mr. Lipsky continued discussions with the potential strategic acquiror regarding a potential transaction. At the same time, Franklin’s board of directors continued to evaluate the Company’s strategic position, including acquisition candidates.

On November 10, 2008, the Company’s board of directors met at Katten Muchin Rosenman’s offices in New York City to discuss the status of the negotiations with the potential strategic acquiror. The board also discussed the potential benefits of a “going-private” transaction, a stock buyback program, and several strategic acquisition candidates.

On November 25, 2008, Dr. Morgan and Mr. Lipsky met with representatives of the potential strategic acquiror and Milbank Roy.

On December 2, 2008, the potential strategic acquiror submitted a revised proposal to purchase certain assets, and assume certain liabilities, of the Company. The revised proposal assumed a net value per share of Franklin common stock at between $.83 and $1.19. Franklin’s board of directors met telephonically on December 10, 2008 to review the revised proposal, and following extensive discussion, rejected the proposal as inadequate and decided to cease further discussions with the potential strategic acquiror.

On December 10, 2008, following the meeting of Franklin’s board of directors, Mr. Lipsky contacted representatives of Milbank Roy to inform them of the board’s decision to reject the potential strategic acquiror’s asset purchase offer.

On December 15, 2008, Milbank Roy contacted Mr. Lipsky and Dr. Morgan to convey a non-binding proposal for the potential strategic acquiror to purchase all of the Company’s equity for cash at a purchase price of $2.15 per share.

On December 19, 2008, Franklin’s board of directors met telephonically to discuss the potential strategic acquiror’s new proposal to purchase the Company’s equity. Mr. Lipsky summarized the material points of his conversation with Milbank Roy and the board discussed the possible transaction’s merits for the Company and its shareholders. At such meeting, without deciding whether or not the Company was “for sale,” the board determined that its audit committee would be delegated the ability to decide various matters arising out of the proposal and in any final draft of an acquisition agreement, subject to the full board’s consideration of any final agreement with the potential strategic acquiror. The board further authorized the Company’s management to entertain future proposals only if they contemplate the purchase of all of the outstanding stock of the Company at a cash price of at least $2.15 per share, not to accept any financing contingency in any proposed acquisition agreement and to require the potential strategic acquiror to demonstrate the capability to finance such a transaction.

On February 18, 2009, Franklin’s board of directors met at the Company’s offices and reviewed the further discussions with the potential strategic acquiror and Milbank Roy. At that meeting, the board unanimously affirmed its previous position with respect to the potential strategic acquiror, i.e., that management is authorized only to entertain an offer to purchase all of the outstanding stock of the Company at a price of at least $2.15 per share provided that the potential strategic acquiror demonstrates credible financial assurance of its ability to finance such a transaction.

On March 30, 2009 Franklin’s board of directors met telephonically and discussed the status of the potential strategic acquiror’s non-binding offer at $2.15 per share and reviewed the potential strategic acquiror’s evidence of financing. The board also discussed a proposal that one of our directors received from an individual dated February 11, 2009, which we refer to as the potential financial acquiror, pursuant to which such potential financial acquiror would purchase all of the Company’s equity at a price of between $2.00 and $2.50 per share. The potential financial acquiror did not submit information with respect to its financing but indicated it would shortly provide evidence of the ability to finance its proposed transaction. After an extensive discussion of these two proposals, the board determined to provide the potential financial acquiror access to due diligence materials after executing a non-disclosure agreement. Following the discussion Mr. Lipsky requested that the board allow him a 30-day period in which to organize a proposal to purchase all of the Company’s equity, which the board agreed to do. Franklin’s board of directors also resolved to communicate to representatives of the potential strategic acquiror and the potential financial acquiror that, although the board of directors had not decided that the Company was “for sale,” if they had an interest in entering into a strategic transaction with the Company, they should consider raising their proposed per share purchase price.

On May 20, 2009, Franklin’s board of directors met at the offices of Renaissance Technologies LLC in New York City and discussed the status of the outstanding offers to acquire the Company’s equity. After this discussion, Mr. Lipsky informed the board that he, Mr. Hokari and Mr. Musto had formed Saunders Acquisition Corporation for the purpose of acquiring the Company. He also indicated that Drs. Morgan and Simons and certain other shareholders of the Company, had agreed to support the proposed acquisition by Saunders. Mr. Lipsky, on behalf of Saunders, submitted a non-binding proposal to the board of directors pursuant to which Saunders would acquire all of the Company’s equity for cash at a price of $2.35 per share. Mr. Lipsky also informed the board that Saunders had retained its own legal counsel and accounting advisors.

In light of the Saunders’ proposal and the two other outstanding proposals to purchase the Company’s equity, the board of directors formed a special committee of non-management, independent members of our board of directors to facilitate a timely and effective process with respect to the board’s review of a potential transaction with each of the three bidders and in order to avoid any appearance of a conflict of interest. Mr. Cohen was appointed as the chairman of the special committee, with Messrs. Meister and Turner as the other two members. The board of directors delegated to the special committee the authority to review, negotiate and evaluate the terms of a potential transaction, to solicit offers to purchase the Company from potential buyers in addition to the three current bidders, to engage financial and legal advisors, and, if appropriate, to make a recommendation to the board of directors regarding a possible transaction with a potential acquiror and any alternatives to a sale of the Company.

On May 20, 2009, following the meeting of Franklin’s full board of directors, the special committee met and, after determining that such firm had not participated in any way in the planning and development of the Saunders proposal, appointed Katten Muchin Rosenman LLP as its legal counsel, and determined that it would retain financial advisors as soon as practicable. The special committee also determined that if it were to entertain any proposal to acquire the Company, such proposal must be in the form of an all-cash acquisition for all of the outstanding stock of the Company and not be subject to any financing condition.

On May 29, 2009, Messrs. Lipsky, Hokari and Musto, Drs. Morgan and Simons and certain other shareholders of the Company filed a Schedule 13D with the SEC disclosing the formation of their group and Saunders’ offer to purchase all of the Company’s equity.

On June 1, 2009, the Company issued a press release and filed a Form 8-K with the SEC announcing its receipt of the Schedule 13D filed with respect to the Saunders’ offer and the creation of the special committee to evaluate the Saunders proposal and other proposals.

On June 4, 2009, the special committee and representatives of Katten Muchin Rosenman LLP met at Katten Muchin Rosenman’s offices in New York City. The primary purpose of the meeting was to interview potential financial advisors to the special committee. Following interviews with three potential advisors, the special committee determined to retain Oppenheimer & Co. Inc. as its financial advisor. The special committee also determined that, given that Franklin is a Pennsylvania corporation, it was advisable to retain local counsel and engaged Ballard Spahr LLP to serve as its special Pennsylvania counsel.

On June 12, 2009, representatives of Oppenheimer met with the Company’s senior management team at the Company’s headquarters in Burlington, New Jersey. The primary purpose of the meeting was for representatives of Oppenheimer to conduct due diligence on the Company and gain an understanding of the Company’s business.

On June 29, 2009, the special committee, along with representatives of Oppenheimer, Katten Muchin Rosenman LLP and, for a portion of the meeting, Ballard Spahr (by telephone conference call) met at Katten Muchin Rosenman’s offices in New York City. Oppenheimer’s representatives presented a list of companies that, in their view, might have an interest in purchasing the Company, including strategic and financial buyers, and the level of interest such buyers may have in the Company. The Oppenheimer representatives also provided a preliminary analysis of the Company’s financial performance and of the premiums typically paid in transactions similar to type the special committee would be reviewing. The preliminary analysis of the Company’s financial performance provided by Oppenheimer was a preliminary version of the financial analysis discussed with the special committee at the September 30, 2009 meeting described more fully later in this proxy statement and was based on information available as of June 29, 2009. The special committee authorized Oppenheimer to (i) prepare descriptive materials concerning the Company, subject to the special committee’s final approval, and (ii) subject to pre-clearance by the Company’s management to avoid business conflicts, approach the most probable potential buyers and to provide such potential buyers with due diligence materials upon the execution of non-disclosure and standstill agreements. Representatives from Ballard Spahr also explained certain aspects of Pennsylvania’s corporate law to the special committee.

Between June 12, 2009 and September 30, 2009, approximately 31 parties (12 of which were strategic buyers), not including Saunders, were contacted by representatives of Oppenheimer to solicit indications of interest in the Company. Of these parties, four parties requested, and received, materials containing publicly available information relating to the Company and confidential financial projections prepared by the Company’s management. The earlier strategic acquirer did not request or receive the confidential financial projections. Interested parties were requested to submit indications of interest concerning the Company by August 6, 2009.

On July 27, 2009, the special committee, along with representatives of Katten Muchin Rosenman and Oppenheimer, met telephonically to discuss the results of Oppenheimer’s efforts to date to contact approximately 31 parties it identified as potentially interested in a transaction with the Company. The special committee encouraged further discussions with the contacted parties and also discussed with representatives of Oppenheimer the process for moving forward.

On August 6, 2009, an indication of interest from the earlier financial acquirer was received. The proposal reflected a price range of $2.50 to $2.67 per share. Saunders did not submit a formal indication of interest but reaffirmed its offer of $2.35 per share, which it had originally made on May 20, 2009.

On August 13, 2009, the special committee, along with representatives of Katten Muchin Rosenman and Oppenheimer, met telephonically to receive a presentation by Oppenheimer with respect to its discussions with Saunders’ representatives and representatives of the earlier financial acquirer. As to the earlier financial acquirer, Oppenheimer reported that while it appeared to be moving forward and had provided a preliminary range of offering prices per share, it was also clear that this earlier financial acquirer had not yet received commitments for all of its necessary financing. In connection with its discussions with representatives of Saunders, the Oppenheimer representatives indicated that they had urged an increase in the bid price originally submitted. The special committee also discussed with Oppenheimer a suggested timetable for the submission of final bids and Oppenheimer’s representatives reviewed with the special committee its discussions with several other potential bidders, focusing on one additional strategic and one additional financial bidder. Oppenheimer also noted that the earlier strategic acquiror declined to participate further in the sale process. Finally, members of the special committee discussed the views of special Pennsylvania counsel with respect to Pennsylvania law issues relating to the management bid.

On August 18, 2009, the special committee, along with representatives of Katten Muchin Rosenman and Oppenheimer, met telephonically to discuss the timing of the bid process and to provide a further update on the status of the potential bidders that had not officially declined to participate in the process. The special committee also determined that final bids would be due on September 4, 2009, later extended, at the request of the earlier financial acquirer, to September 11, 2009.

On August 19, 2009, Franklin’s board of directors met at the offices of Renaissance Technologies in New York City along with representatives from Katten Muchin Rosenman. At this meeting, Mr. Cohen summarized the results of the special committee’s process to date and the next steps going forward.

On August 31, 2009, members of the Company’s senior management team and the department management teams in Burlington, New Jersey, USA, members of the earlier financial acquirer and representatives of Oppenheimer met telephonically to provide the earlier financial acquirer an opportunity to conduct due diligence on the Company.

On August 31, 2009, the Managing Director of Company’s European operation in Munich, Germany, members of the earlier financial acquirer and representatives of Oppenheimer met telephonically to provide the earlier financial acquirer an opportunity to conduct additional due diligence on the Company.

On September 3, 2009, members of the department management teams in Hong Kong, China, members of the earlier financial acquirer and representatives of Oppenheimer met telephonically to provide the earlier financial acquirer an opportunity to conduct additional due diligence on the Company.

On September 15, 2009, the special committee, along with representatives of Katten Muchin Rosenman, Ballard Spahr and Oppenheimer met at Katten Muchin Rosenman’s offices in New York City. Oppenheimer’s representatives explained that on September 11, 2009, the final date to submit bids to Oppenheimer, the only bid received was from Saunders at $2.50 per share, up from $2.35 per share in its original offer. Oppenheimer’s representatives also reported that the potential financial acquiror, from whom Oppenheimer was also expecting a final bid, had decided not to proceed in the process. Following a discussion of the merits of Saunders’ bid, its value to Franklin and its shareholders, the consequences of rejecting the sole bid, the trading price of the Company’s common stock in the months preceding the Saunders’ offer and the likely retention of current employees of the Company, and other considerations discussed below, the special committee unanimously approved recommending the Saunders offer to Franklin’s full board of directors subject to certain conditions, including the negotiation of an acceptable definitive merger agreement and the receipt of an opinion from Oppenheimer regarding the fairness of Saunders’ offer to the Company’s shareholders (other than Saunders), from a financial point of view.

On September 30, 2009, the special committee, along with representatives of Katten Muchin Rosenman, Ballard Spahr and Oppenheimer, met at the offices of Renaissance Technologies in New York City. At this meeting representatives from Katten Muchin Rosenman explained the terms of the merger agreement that representatives from Katten Muchin Rosenman had negotiated with counsel for Saunders. Also at this meeting, Oppenheimer reviewed with the special committee its financial analysis of the merger consideration as set forth in detail under the heading “Opinion of Financial Advisor to the Special Committee of the Board of Directors,” and rendered to the special committee an oral opinion, confirmed by delivery of a written opinion, dated September 30, 2009, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be received by holders of Franklin common stock (other than Saunders) was fair, from a financial point of view, to such holders. Following consideration of all the relevant factors and the receipt of Oppenheimer’s opinion, the special committee determined to recommend the merger agreement to Franklin’s board of directors.

Immediately following the special committee’s meeting, Franklin’s full board of directors met along with representatives of Katten Muchin Rosenman, Ballard Spahr and Oppenheimer, at the offices of Renaissance Technologies in New York City. Mr. Cohen informed the board of directors that the special committee had received from Oppenheimer its oral opinion, to be subsequently confirmed in writing, to the effect that, as of the date of the written opinion and based upon and subject to the factors, assumptions, limitations and other considerations to be described in the written opinion, the merger consideration to be received by holders of Franklin common stock (other than Saunders) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Mr. Cohen, with representatives from Katten Muchin Rosenman, also reviewed with Franklin’s board of directors the terms of the merger agreement with Saunders. Mr. Cohen then reported to the board of directors that the special committee had determined to recommend to the board of directors that it approve Saunders merger agreement and the related plan of merger. After discussing the terms of Saunders’ merger agreement, the board of directors, with Mr. Lipsky and Drs. Morgan and Simons abstaining, determined that the merger is advisable and in the best interests of the Company, approved the merger agreement and determined the merger consideration to be fair to the shareholders of the Company (other than Saunders) and recommended to the shareholders that they approve and adopt the merger agreement at a special meeting. In addition, it is the belief of the Saunders Principal Shareholders that the merger consideration is fair to shareholders of the Company other than Saunders.

Later on September 30, 2009, Franklin and Saunders and their respective legal advisors finalized the merger agreement and executed the definitive merger agreement and Franklin issued a press release announcing the approval of the merger agreement.

On October 1, 2009, the Company filed a Form 8-K with the SEC announcing the execution of the merger agreement.

Reasons for the Special Committee’s Recommendation

In reaching its conclusions described above, the special committee considered the factors set forth below, each of which the special committee believes supported its conclusions but which are not listed in any relative order of importance:

•

the current and historical market prices of Franklin’s common stock, including the market price of Franklin’s common stock relative to those of peer industry participants and general equity markets indices, and the fact that the merger consideration represents a premium of 150% over the closing price of $1.00 on May 29, 2009 (the last full day of trading before the Schedule 13D related to Saunders’ offer was filed with the SEC) and a premium of 184% over the average of the closing prices of Franklin’s common stock over the 180 days prior to May 29, 2009;

•

its belief that the merger is the best alternative for Franklin and its shareholders, taking into account the uncertain returns to such shareholders in light of Franklin’s business operations, financial condition, strategy and prospects, as well as the risks of achieving those returns, the nature of Franklin’s industry and general economic and market conditions;

•

the potential value to Franklin and its shareholders that might result from other strategic alternatives available to Franklin, including, among other things, remaining a company with publicly traded common stock, entering or acquiring strategically complementary businesses or acquiring other businesses in Franklin’s existing business lines and the execution risks associated with those alternatives, compared to the risks and benefits of the merger;

•

the opinion, and financial presentation, dated September 30, 2009, of Oppenheimer to the special committee as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Franklin common stock (other than Saunders), as more fully described below under the caption “Opinion of the Financial Advisor to the Special Committee;”

•

the fact that the merger consideration to be received by Franklin’s shareholders is all cash, so that the merger allows Franklin’s shareholders to immediately realize a fair value, in cash, for their investment and provides certainty of value to Franklin’s shareholders for their shares;

•	the special committee’s belief that the terms of the merger agreement are favorable to Franklin and its shareholders, noting in particular:

•

the fact that, subject to compliance with the terms and conditions of the merger agreement, Franklin is permitted to terminate the merger agreement in order to enter into a permitted alternative acquisition agreement that the board believes in good faith constitutes a superior proposal, upon the payment to Saunders of a termination fee of approximately $650,000 (representing approximately 3% of the total equity value of the transaction), which amount was viewed by the special committee as reasonable in light of the benefits of the merger to Franklin’s shareholders and the sale process conducted by Oppenheimer on behalf of Franklin;

•

the obligation of Saunders, subject to the terms and conditions of the merger agreement, to pay Franklin a termination fee of approximately $650,000 (representing approximately 3% of the total equity value of the transaction) if Saunders fails to effect the closing as and when required by the merger agreement; and

•	the limited number and nature of the conditions to Saunders obligation to close the merger and the limited risk of non-satisfaction of such conditions.

The special committee also believed the process by which Franklin entered into the merger agreement was fair. In reaching that conclusion, the special committee considered, in addition to the factors described above, the following:

•	the fact that the negotiation of the transaction was conducted entirely under the oversight of the special committee. The special committee:

•	consists entirely of directors who are not officers or employees of Franklin, and who will not have an economic interest in Franklin following the merger;

•	was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger agreement, and any alternative; and

•	had ultimate authority to decide whether or not to proceed with a transaction, subject to Franklin’s board of directors’ approval of the merger agreement.

•	the fact that the special committee was advised by its own legal and financial advisors who assisted the special committee in evaluating and negotiating the merger;

•

the fact that the terms and conditions of the merger agreement were the product of negotiations between the special committee and its advisors, on the one hand, and Saunders and its advisors, on the other hand;

•

the absence of any bid competitive with Saunders’ “going private” proposal despite Saunders’ public announcement of such proposal and a sale process during which 31 potential strategic and financial buyers, not including Saunders, were contacted and four of such potential buyers were provided with a confidential information memorandum inviting the submission of a competing bid.

For the reasons discussed above, the special committee believes that the merger is procedurally fair to the unaffiliated shareholders of the Company despite the fact that the special committee did not retain an unaffiliated representative to act solely on behalf of Franklin’s unaffiliated shareholders. In light of the factors described above, and the fact that the use of a special committee of independent and disinterested directors is a mechanism well recognized to ensure fairness in transactions of this type, the special committee, representing a majority of the Company’s independent directors, did not consider it necessary to (and therefore did not) retain an unaffiliated representative to act solely on behalf of Franklin’s unaffiliated shareholders.

The special committee also took into account a number of potentially adverse factors concerning the merger including, without limitation, the following:

•

the risk that the merger might not close in a timely manner or at all, including the risk that the merger will not occur if there is not adequate financing available to Saunders to complete the merger, as well as the costs of a failure to close, including employee attrition and potential negative effects on customer relationships;

•

the fact that Franklin is entering into a merger agreement with a newly-formed corporation with essentially no assets and, accordingly, that its sole remedy in connection with a breach of the merger agreement by Saunders, even a breach that is deliberate or willful, is limited to $650,000;

•	the merger consideration consists of cash and will therefore be taxable to Franklin’s shareholders for U.S. federal income tax purposes;

•

the opportunities for growth and the potential for increased shareholder value if Franklin were to remain an independent company with publicly traded equity securities and the fact that Franklin’s shareholders (other than the Saunders Group) will not participate in any future appreciation of Franklin’s value;

•

the fact that, in order for Franklin to terminate the merger agreement to accept a superior proposal, Franklin must, in addition to complying with certain other terms and conditions of the merger agreement, pay Saunders a $650,000 termination fee;

•

the restrictions placed on Franklin’s activities prior to closing of the merger as a result of the restrictive covenants included in the merger agreement, which may prevent Franklin from capitalizing on business opportunities that may arise before closing of the merger;

•	the fact that Franklin’s directors and executive officers have interests in the merger that are different from those of other Franklin shareholders;

•	the equity interest in Franklin to be received by the Saunders Group as compared to unaffiliated shareholders receiving all cash;

•	the disruption to Franklin’s business operations and diversion of management focus and resources from other strategic opportunities because of the pending merger; and

•	the fact that under Pennsylvania law, Franklin’s shareholders who are opposed to the merger will not have dissenters’ or similar rights.

The special committee did not consider Franklin’s net book value, which is an accounting concept, to be a factor in determining the substantive fairness of the transaction to Franklin’s shareholders because it believed that net book value is not a material indicator of the value of Franklin’s equity but rather an indicator of historical costs. The special committee also did not consider the liquidation value of Franklin’s assets as indicative of Franklin’s value primarily because of its belief that the liquidation value would be significantly lower than Franklin’s value as an ongoing business and that, due to the fact that Franklin is being sold as an ongoing business, the liquidation value is irrelevant to a determination as to whether the merger is fair to the unaffiliated shareholders of Franklin. The special committee did not consider a going concern analysis because such an analysis requires a valuation of the liquidation value of the Company. The special committee did not consider purchases of the Company’s common stock by the Company or its affiliates who are Rule 13e-3 purchasers during the past two years because there were no such purchases. For the same reasons, neither Saunders nor the Saunders Principal Shareholders considered these factors.

The foregoing discussion of the information and factors considered by the special committee, while not exhaustive, includes the material considerations considered by the special committee. In view of the wide variety of the factors considered by the special committee and the complexity of these matters, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual members of the special committee may have given different weights to different factors. The special committee approved, and recommended that the board of directors approve, the merger based upon its belief that the positive factors relating to the merger outweigh the negative factors, in light of the totality of information presented to and considered by it.

Reasons for the Board’s Recommendation

In reaching its conclusion regarding the fairness of the merger and its decision to approve the merger agreement and the related plan of merger and recommend the adoption of the merger agreement and the related plan of merger by Franklin’s shareholders, the board of directors (excluding Messrs. Lipsky, Morgan and Simons who, with the concurrence of the other members of the board of directors, recused themselves from the process and did not vote due to their conflicting interests) relied on the special committee’s recommendations and the factors examined by the special committee as described above. In view of the wide variety of factors considered in connection with its evaluation of the merger, the board of directors (excluding Messrs. Lipsky, Morgan and Simons who, with the concurrence of the other members of the board of directors, recused themselves from the process and did not vote due to their conflicting interests) did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. Rather, the board of directors (excluding Messrs. Lipsky, Morgan and Simons who, with the concurrence of the other members of the board of directors, recused themselves from the process and did not vote due to their conflicting interests) viewed its position as being based on the totality of the information considered by it. As part of its determination with respect to the merger, the board of directors (excluding Messrs. Lipsky, Morgan and Simons who, with the concurrence of the other members of the board of directors, recused themselves from the process and did not vote due to their conflicting interests) adopted the conclusion of the special committee and the analyses underlying the conclusion, based upon its view as to the reasonableness of such conclusion and analyses.

In light of the factors described above, and the fact that the use of a special committee of independent and disinterested directors is a mechanism well recognized to ensure fairness in transactions of this type, neither Franklin’s board of directors nor the special committee considered it necessary to (and therefore did not) retain an unaffiliated representative to act solely on behalf of Franklin’s unaffiliated shareholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Based on the factors outlined above, Franklin’s board of directors determined that the merger is advisable and in the best interests of Franklin, approved the merger agreement and the plan merger and determined the merger consideration to be fair to Franklin’s shareholders.

Belief of Certain Members of the Saunders Group as to Fairness

In addition, it is the belief of the Saunders Principal Shareholders that the merger consideration is fair to shareholders of the Company other than Saunders. The Saunders Principal Shareholders based their belief that the merger consideration is fair to the shareholders of the Company other than Saunders on the following factors:

•	the Company established a special committee comprised of independent directors to evaluate the Saunders proposal and any other proposals the Company received;

•	the special committee was empowered to, and did, engage independent financial and legal advisors;

•	Oppenheimer contacted 31 parties that it identified as potentially being interested in a strategic transaction with the Company;

•	Oppenheimer permitted potentially interested parties to conduct substantial due diligence reviews of the Company;

•	potentially interested bidders were encouraged to submit offers to the Company;

•	Oppenheimer’s process resulted in an increase of Saunders’ initial offer for the Company; and

•	Saunders’ offer represented a substantial premium over the current and historical market prices of the common stock.

For the aforementioned reasons, the Saunders Principal Shareholders believe that the merger consideration is fair to the shareholders of the Company from procedural and substantive perspectives.

Opinion of Financial Advisor to the Special Committee of the Board of Directors

Franklin has engaged Oppenheimer to act as the financial advisor to the special committee in connection with the merger. In connection with this engagement, the special committee requested that Oppenheimer evaluate the fairness, from a financial point of view, to the holders of Franklin common stock (other than Saunders) of the merger consideration to be received by such holders. On September 30, 2009, at a meeting of the special committee held to evaluate the merger, Oppenheimer rendered to the special committee an oral opinion, which was confirmed by delivery of a written opinion, dated September 30, 2009, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be received by holders of Franklin common stock (other than Saunders) was fair, from a financial point of view, to such holders.

The full text of Oppenheimer’s written opinion, dated September 30, 2009, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex C. Oppenheimer’s opinion was provided to the special committee in connection with its evaluation of the merger consideration from a financial point of view. Oppenheimer’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger. Below is a summary of Oppenheimer’s opinion. Reference is made to the full text of its opinion attached to this proxy statement as Annex C. Holders of Franklin common stock are encouraged to read the opinion carefully in its entirety.

In arriving at its opinion, Oppenheimer:

•	reviewed the merger agreement;

•

reviewed audited financial statements of Franklin for fiscal years ended March 31, 2007, March 31, 2008 and March 31, 2009 and unaudited financial statements of Franklin for the four months ended July 31, 2009;

•	reviewed financial forecasts and estimates relating to Franklin prepared by Franklin’s management;

•	held discussions with Franklin’s senior management with respect to Franklin’s business and prospects;

•	reviewed historical market prices and trading volume for Franklin common stock;

•	reviewed and analyzed certain publicly available financial data and stock market performance data for companies that Oppenheimer deemed relevant in evaluating Franklin;

•	analyzed the estimated present value of the future cash flows of Franklin based on financial forecasts and estimates prepared by Franklin’s management;

•	reviewed and analyzed the premiums paid, based on publicly available information, in merger and acquisition transactions that Oppenheimer deemed relevant in evaluating the merger;

•	reviewed other public information concerning Franklin; and

•	performed such other analyses, reviewed such other information and considered such other factors as Oppenheimer deemed appropriate.

In rendering its opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information (including, without limitation, the representations and warranties of Franklin stated in the merger agreement) that is publicly available or was provided to Oppenheimer by Franklin or its employees, representatives and affiliates or otherwise reviewed by Oppenheimer. With respect to the forecasts of future financial condition and operating results of Franklin provided to Oppenheimer, Oppenheimer assumed, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates, assumptions and good faith judgments of Franklin’s management. Oppenheimer assumed, with Franklin’s consent, that the merger would be consummated in accordance with the merger agreement without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals and consents with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Franklin or the merger. Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities (including, without limitation, any contingent, derivative or off-balance sheet assets and liabilities) of Franklin or its affiliated entities. Oppenheimer did not express any opinion as to Franklin’s underlying valuation, future performance or long-term viability. Oppenheimer expressed no view as to, and its opinion did not address, any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the merger or otherwise.

In addition, Oppenheimer expressed no view as to, and its opinion did not address, Franklin’s underlying business decision to proceed with or effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Franklin, the effect of any other transaction in which Franklin might engage, the tax or legal consequents of the merger to any of Franklin, its shareholders or any other party, or the solvency of Franklin or any other participant in the merger under any applicable laws relating to bankruptcy, insolvency or similar matters. Oppenheimer’ opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer on the date of the opinion. It should be understood that, although subsequent developments may affect its opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its opinion.

This summary is not a complete description of Oppenheimer’s opinion or the financial analyses performed and factors considered by Oppenheimer in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Oppenheimer arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Oppenheimer believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Oppenheimer’s analyses and opinion.

In performing its analyses, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Franklin’s control. No company, business or transaction used in the analyses is identical or directly comparable to Franklin or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Oppenheimer’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Oppenheimer’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger were determined through negotiation between Franklin and Saunders, and the decision to enter into the merger was solely that of the Franklin board of directors. Oppenheimer’s opinion and financial presentation were only one of many factors considered by the Franklin board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Franklin board of directors or Franklin’s management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with the special committee in connection with Oppenheimer’s opinion dated September 30, 2009. The financial analyses summarized below include information presented in tabular format. In order to fully understand Oppenheimer’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Oppenheimer’s financial analyses.

Selected Companies Analysis

Oppenheimer reviewed financial and stock market information for Franklin and certain publicly held microcap companies in the consumer electronics industry that generally had (i) total annual sales less than $1 billion and market capitalizations under $1 billion, (ii) revenues derived from sales domestically and internationally and (iii) in Oppenheimer’s belief, had similar business lines, consumer electronics product offerings or distribution channels common with the Company. The criteria described above was consistently applied by Oppenheimer in determining the list of selected companies, and no company satisfying such criteria was deliberately excluded from such list. The list of selected companies is set forth below:

($ in millions)

Selected Company	Enterprise Value	LTM		Enterprise Value to
		Revenue	EBITDA	Revenue	EBITDA(1)
Audiovox Corp.	$ 106.7	$ 578.3	$ 6.1	0.2X	NM	(2)
Cobra Electronics	$ 26.6	$ 106.6	$ 1.6	0.2X	NM
Comarco	$ 10.6	$ 16.1	($ 8.6)	0.7X	NM
Group Sense International, Ltd.	HKD 19.6	HKD 746.4	(HKD 45.7)	NM	NM
IGO, Inc.	$ 6.6	$ 69.7	$ 1.9	NM	NM
IDT International	HKD 468.3	HKD 1,720.7	HKD 134.5	0.3X	3.5X
LeapFrog Enterprises	$ 201.6	$ 411.7	($ 30.6)	0.5X	NM
Lexibook Linguistic Electronic Systems	€ 37.8	€ 42.0	€ 1.6	0.9X	NM
Lojack Corp.	$ 54.5	$ 164.4	$ 7.7	0.3X	7.1X
Rockford Corp	$ 12.0	$ 58.6	($ 3.5)	0.2X	NM

(1)	EBITDA refers to earnings before interest, taxes, depreciation and amortization
(2)	NM refers to not meaningful

Oppenheimer reviewed enterprise values of the selected companies, calculated as fully-diluted market value based on closing stock prices on September 28, 2009, plus net debt, as a multiple of the last twelve months’ earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. Oppenheimer also reviewed enterprise values of the selected companies on September 28, 2009 as a multiple of the last twelve months’ revenue. Financial data for the selected companies was based on public filings, publicly available research analysts’ estimates and other publicly available information.

The calculated multiple ranges were as follows:

Multiple Range
Multiple Description	Low	High	Median	Mean
LTM Revenue	0.2x	0.7x	0.3x	0.4x
LTM EBITDA	3.5x	7.1x	5.3x	5.3x

Oppenheimer applied the following selected multiple ranges derived from the selected companies to corresponding financial data for the Company. The selected companies analysis indicated the following implied enterprise value reference ranges for the Company:

($ in millions)

	Selected Multiple Range		Selected Enterprise Value Range
Multiple Description	Low	High	Low	High
LTM Revenue	0.3x	0.4x	$12.7	$17.2
LTM EBITDA	3.5x	7.1x	$4.9	$9.9

Oppenheimer’s selected multiple ranges based on a 15% range around the median implied revenue multiple of the selected companies and the low to high implied EBITDA multiple of the selected companies. The selected companies list include only two companies that had meaningful EBITDA multiples. Therefore, Oppenheimer applied the low and high multiple of this group instead of applying a range based on the median.

Financial data for Franklin was based on Franklin’s public filings and internal estimates of Franklin’s management. This analysis indicated the following implied per share equity reference range for Franklin, as compared to the per share merger consideration:

Enterprise Value as Multiple of Last Twelve Months’ EBITDA

Implied Per Share Equity Reference Range for Franklin	Per Share Merger Consideration
$1.41 - $1.97	$2.50

Enterprise Value as Multiple of Last Twelve Months’ Revenue

Implied Per Share Equity Reference Range for Franklin	Per Share Merger Consideration
$2.28 - $2.77	$2.50

Discounted Cash Flow Analysis

Using projections for 2010 through 2014 provided by the management of Franklin, Oppenheimer performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Franklin could generate. To calculate the value of the Company for the cash flows produced after 2014, the terminal value, Oppenheimer assumed perpetual growth rates of 0.0% to 2.0% for the projected cash flows subsequent to 2014, which were based on Franklin’s historical performance. Oppenheimer did not consider industry average growth rates in connection with the discounted cash flow analysis because it used the Company’s historical performance as the basis for the assumed perpetual growth rates. The cash flows and terminal values were discounted to the present value using discount rates ranging from 18.0% to 20.0%, which were based on the discount rates for the companies identified in the selected companies analysis. This analysis indicated the following implied per share equity reference range for Franklin, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for Franklin	Per Share Merger Consideration
$2.60 - $2.99	$2.50

The projections provided by Franklin’s management for the Company’s free cash flows, along with Oppenheimer’s analysis of such cash flows described above, are set forth herein under the heading “—Financial Projections provided to Oppenheimer.”

Financial Projections provided to Oppenheimer

The Company’s management provided the following financial projections to Oppenheimer in July 2009 in connection with Oppenheimer arriving at its fairness opinion. The financial projections were prepared by Mr. Musto with input from Messrs. Lipsky and Hokari.

Projected Free Cash Flows for Fiscal 2010 to 2014

	Projected
Fiscal Year End 03/31	9 Mos ‘10	2011	2012	2013	2014
Revenues	$36.3	$52.2	$57.5	$57.9	$58.4
EBITDA	3.7	5.6	8.7	8.4	8.1
Less: Depreciation	(0.7)	(1.7)	(1.7)	(1.7)	(1.7)
Less: Amortization	(0.8)	(0.4)	(0.4)	(0.4)	(0.4)

EBIT	2.2	3.5	6.6	6.3	6.1
Less: Income Taxes @ 39.5%	(0.9)	(1.4)	(2.6)	(2.5)	(2.4)

Unlevered After-Tax Income	1.4	2.1	4.0	3.8	3.7
Plus: Depreciation	0.7	1.7	1.7	1.7	1.7
Plus: Amortization	0.8	0.4	0.4	0.4	0.4
Less: Capital Expenditures	(1.2)	(1.5)	(1.5)	(1.5)	(1.5)
Less: Working Capital Investment	(1.8)	(0.8)	(0.9)	(0.1)	(0.1)

Free Cash Flow	($0.2)	$1.8	$3.7	$4.3	$4.1

Terminal Value Based on Free Cash Flow Perpetuity Growth After Year 2014	0.0% Perpetuity Growth Rate			1.0% Perpetuity Growth Rate			2.0% Perpetuity Growth Rate
	18.0%	19.0%	20.0%	18.0%	19.0%	20.0%	18.0%	19.0%	20.0%
Discounted Free Cash Flows 9 Mos ‘10—2014	$7.7	$7.5	$7.3	$7.7	$7.5	$7.3	$7.7	$7.5	$7.3
Discounted Terminal Value	10.0	9.1	8.3	10.7	9.7	6.8	11.5	10.4	9.4

Enterprise Value	17.7	16.5	15.5	18.4	17.2	16.1	19.2	17.8	16.6
Less: Debt, Preferred & Minority Interest @ 07/31/09	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Plus: Cash @ 07/31/09	6.9	6.9	6.9	6.9	6.9	6.9	6.9	6.9	6.9

Implied Equity Value	$24.6	$23.5	$22.5	$25.3	$24.1	$23.0	$26.1	$24.8	$23.6

Equity Value Per Share Based on Perpetuity Growth

Discount Rate	Terminal Growth Rate
	0.0%	1.0%	2.0%
18.0%	$2.83	$2.91	$2.99
19.0%	2.71	2.77	2.85
20.0%	2.60	2.65	2.72

Historical and Projected Income Statement

($ in millions)

	Actual		Projected
Fiscal Year End 03/31	2008	2009	2010*	2011	2012	2013	2014
Sales	$60.6	$46.8	$47.0	$52.2	$57.5	$57.9	$58.4
Cost of Goods Sold	28.7	24.0	23.4	26.0	28.7	29.0	29.2

Gross Profit	31.9	22.8	23.6	26.2	28.8	29.0	29.2
Operating Expenses	25.7	23.6	19.2	20.6	20.2	20.6	21.1

EBITDA	6.2	(0.8)	4.4	5.6	8.7	8.4	8.1
Depreciation & Amortization	3.2	3.1	2.0	2.1	2.1	2.1	2.1

EBIT	3.1	(3.9)	2.4	3.5	6.6	6.3	6.1
Interest Expense (Income), net	(0.1)	0.4	0.1	0.2	0.2	.01	0.1
Other Non-Operating Expense	0.4	0.0	1.2	0.0	0.0	0.0	0.0

Pre-Tax Income	2.7	(4.3)	1.2	3.3	6.4	6.2	6.0
Provision for Taxes	0.2	2.8	0.3	0.3	0.4	1.5	1.8

Net Income	$2.5	($7.1)	$0.9	$3.0	$6.0	$4.7	$4.2

*	Includes actual results for April, May and June of 2009.

Based on a tracking of various economic data published by the U.S. Commerce Department and the Federal Statistical Office in Germany relating to the retail market sales for products the Company currently produces, as well as the historic performance and external factors impacting the Company’s core business, the foregoing Company projections that were provided to Oppenheimer were prepared on a conservative basis and assumed a “no growth” scenario in this core business. The projections assume an increase in revenues primarily from the development and sale of new products for the reading enhancement and travel markets. Based on the size of these markets, the Company assumed that it would penetrate a relatively small percentage of such markets in fiscal 2011 and increase its penetration in fiscal 2012. Factored into the projections was an assumed expense of approximately $875,000 to support entry into these two markets.

The non-public financial information and projections that Franklin provided to Oppenheimer during the course of Oppenheimer’s due diligence investigation and analysis were provided solely in connection with Oppenheimer’s due diligence investigation and not for inclusion or incorporation by reference in any publicly filed documents. Such financial projections are by their nature speculative and contain an aspirational element, and there is no guarantee that such projections will be realized or that the assumptions on which they are based will prove to be correct.

Franklin does not as a matter of course make public any projections as to future performance or earnings, and the financial projections set forth above are included in this proxy statement only because this information was provided to Oppenheimer and was information upon which Oppenheimer, with Franklin’s consent, relied and performed its analysis, as noted herein. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles, and Franklin’s independent registered public accounting firm has not examined, compiled or otherwise applied procedures to the projections and accordingly assumes no responsibility for them. Franklin’s internal financial forecasts, upon which the projections were based in part, are, in general, prepared solely for internal use, such as budgeting and other management decisions, and are subjective in many respects. As a result, these internal financial forecasts are susceptible to interpretations and periodic revision based on actual experience and business developments. The projections reflect numerous assumptions made by the management of Franklin and general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Franklin’s control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate or that any of the projections will be realized.

Franklin expects that there will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections due to numerous risks and uncertainties, including but not limited to the important factors listed under “Item 1A. Risk Factors” in Franklin’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009. All projections are forward-looking statements, and these and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified in Franklin’s Form 10-K.

The inclusion of the above projections should not be regarded as an indication that any of Franklin, Oppenheimer, Saunders or their respective affiliates or representatives considered or consider the projections to be a prediction of actual future events, and the projections should not be relied upon as such.

None of Franklin, Oppenheimer, Saunders or any of their respective affiliates or representatives intends to update or otherwise revise the projections to reflect circumstances existing or arising after the date such projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Franklin’s shareholders are cautioned not to place undue reliance on the projections included in this proxy statement.

Miscellaneous

Oppenheimer also provided to the special committee information relating to the premiums paid in 72 selected transactions between 2006 and 2009 with transaction values between $5 million and $50 million (excluding restructurings, repurchases, recapitalizations, spin-offs, split-offs, exchange traded funds, financial services firms, insurance companies and government related companies because they were not relevant comparisons), which criteria was consistently applied by Oppenheimer in determining the premiums paid selected transactions, relative to the closing stock prices of the target companies in such transactions one trading day, one week and four weeks prior to public announcement of the relevant transaction. The summary of the premiums paid data is provided in the table below:

	Premiums Prior to Announcement (%)
	1 Day	1 Week	1 Month	Average
High	477.8%	380.0%	700.0%	519.3%
75th Percentile	74.3%	73.8%	90.9%	79.7%
Median	48.3%	54.7%	55.1%	52.7%
25th Percentile	28.2%	23.5%	21.9%	24.5%
Low	0.0%	0.0%	0.0%	0.0%

Oppenheimer then applied a range of selected premiums based upon a range of the 25th percentile to the 75th percentile of the historical premiums paid in the selected transactions to the closing prices of Franklin common stock one day, one week and four weeks prior to June 1, 2009.

	Share Price	Range(1)		Share Value
		Low	High	Low	High
1 Day Prior	$1.00	28.2%	74.3%	$1.28	$1.74
1 Week Prior	1.08	23.5%	73.8%	1.33	1.88
1 Month Prior	0.82	21.9%	90.9%	1.00	1.57

(1)	Range represents 25th to 75th percentile of transaction premiums

This analysis indicated the following implied per share equity reference range for Franklin, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for Franklin	Per Share Merger Consideration
$1.00 - $1.88	$2.50

Franklin has agreed to pay Oppenheimer for its financial advisory services in connection with the merger an aggregate fee estimated to be approximately $625,000. Of this amount, $50,000 was paid in connection with Oppenheimer’s engagement, $300,000 was paid upon delivery of its opinion and $275,000 is contingent upon consummation of the merger. In addition, Franklin has agreed to indemnify Oppenheimer and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, Oppenheimer and its affiliates may actively trade the securities of Franklin for its and their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

The special committee selected Oppenheimer as its financial advisor based on Oppenheimer’s reputation and experience. The special committee was aware of the terms of Oppenheimer’s engagement, including the fact that a portion of the fee payable to Oppenheimer for its services is contingent upon the completion of the merger. Oppenheimer is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

Purposes and Reasons for the Merger and Plans for Franklin after the Merger

One of the purposes of the merger for Franklin is to enable its shareholders (other than Saunders) to immediately realize the value of their investment in Franklin through their receipt of the per share merger price of $2.50 in cash, without interest, representing a premium of approximately 150% to the closing market price of Franklin common stock on May 29, 2009, the last full day of trading before the Saunders Group filed their Schedule 13D with the SEC announcing its “going private” proposal. In this respect, the special committee and the board of directors believed that the merger was more favorable to such shareholders than any other alternative reasonably available to Franklin and its shareholders, including remaining as a public company, because of the uncertain returns to such shareholders in light of Franklin’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, and general industry, economic and market conditions, both on a historical and on a prospective basis. For these reasons, and the reasons discussed under “—Reasons for the Board’s Recommendation,” beginning on page 25, the board of directors of Franklin has determined that the merger is advisable and the merger agreement, the merger consideration and the transactions contemplated by the merger agreement are fair to and in the best interests of Franklin and Franklin’s unaffiliated shareholders.

One of the purposes of the merger for the Saunders Group is to allow them to benefit from any future earnings and growth of Franklin after its common stock ceases to be publicly traded. The Saunders Group believes that public company status imposes a number of limitations on Franklin, including restraints associated with meeting the expectations of market analysts and the significant costs of being a publicly traded company, which costs are approximately $700,000 annually, and have increased significantly in recent years following the enactment of the Sarbanes-Oxley Act of 2002 and are expected to increase further once the Company’s auditors are required to provide their report on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, the Saunders Group expects the merger to afford Franklin greater operating flexibility, allowing management to concentrate on long-term growth, to reduce expenses and to lessen the focus on the quarter to quarter performance often emphasized by the public markets. The Saunders Group would, if its expectations are met, enjoy the benefits of the increased free cash flow and net income indicated in the projections of free cash flow and net income at pages 31 and 32 above.

After the effective time of the merger, the Saunders Group anticipates that Franklin will continue its current operations, except that it will cease to be an independent public company and will instead be a wholly owned by the shareholders of Saunders prior to the merger. Saunders has advised Franklin that it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Franklin’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. The Saunders Group expects to continuously evaluate and review Franklin’s business and operations following the merger and may develop new plans and proposals that they consider appropriate to maximize the value of Franklin. The Saunders Group expressly reserves the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments

As of the record date, Saunders owned 2,741,126 shares, or 32.69% of the Company’s common stock, which represented an approximately $6.78 million and $7.07 million interest in the Company’s net book value as of March 31, 2009 and September 30, 2009, respectively, and an approximately $2.93 million interest in the Company’s net loss for the fiscal year ended March 31, 2009. Following the consummation of the merger, Saunders, as 100% owner of the surviving corporation, will have a corresponding interest in the surviving corporation’s net book value and net earnings.

Effects of the Merger on Franklin

Franklin common stock is currently listed on the NYSE Amex under the symbol “FEP.” Following completion of the merger, it is expected that Franklin will cease to be a publicly traded corporation. Following completion of the merger, the registration of our common stock and our reporting obligations under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the merger, our common stock will no longer be listed on the NYSE Amex and price quotations will no longer be available.

Upon completion of the merger, the articles of incorporation and bylaws of Franklin, as in effect immediately prior to the completion of the merger will be amended and restated accordance with the terms of the merger agreement. In addition, the directors of Saunders immediately prior to the completion of the merger will become the directors of the surviving corporation and officers of Franklin will be the officers of the surviving corporation.

Upon completion of the merger, each share of our common stock that you own immediately prior to the completion of the merger will be converted into the right to receive $2.50 per share, without interest. Upon completion of the merger, you will no longer hold an equity interest in Franklin. Accordingly, you will not have the opportunity to participate in the earnings and growth of Franklin and will not have any right to vote on corporate matters. Similarly, you will not face the risk of losses generated by Franklin’s operations or decline in its stock price after the completion of the merger.

Effects on Franklin if the Merger Is Not Completed

In the event that the merger agreement and the plan of merger are not adopted by Franklin’s shareholders or if the merger is not consummated for any other reason, Franklin’s shareholders will not receive any payment for their shares in connection with the merger. Instead, Franklin will remain an independent public company and its common stock will continue to be listed on the NYSE Amex. In addition, if the merger is not completed, Franklin expects that management will operate the business in a manner similar to that in which it is being operated today and that Franklin’s shareholders will continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of Franklin common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Franklin common stock, including the risk that the market price of Franklin common stock may decline to the extent that the current market price of Franklin’s stock reflects a market assumption that the merger will be completed. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Franklin shares. From time to time, Franklin’s board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of Franklin to, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value. If the merger agreement and the plan of merger are not adopted by Franklin shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Franklin will be offered, or that the business, prospects or results of operations of Franklin will not be adversely impacted.

Under certain circumstances, if the merger is not completed, Franklin will be obligated to pay Saunders a termination fee of $650,000, or reimburse Saunders for its actual expenses in connection with the merger. In addition, under certain circumstances, if the merger is not completed, Saunders has agreed to pay Franklin a termination fee of $650,000. See “The Merger Agreement—Termination Fees” beginning on page 48.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendations of the special committee and Franklin’s board of directors with respect to the merger agreement and the merger, Franklin shareholders should be aware that Franklin’s executive officers and directors may have interests in the merger that are different from or in addition to the interests of Franklin shareholders in general. These interests may present Franklin’s directors and executive officers with actual or potential conflicts of interests, and these interests are described below.

The special committee and Franklin’s board of directors were aware of these differing interests and considered them, among other matters, in evaluating the merger agreement and the merger.

Benefits Accruing Prior to or Upon the Merger

Special Committee and Board Fees. Each of Edward H. Cohen, James Meister and William H. Turner received a fee of $10,000, plus reimbursement of expenses incurred in attending special committee meetings, for their services as members of the special committee. The fees received by the special committee members discussed above are in addition to the annual fees received by such directors for their services as a member of Franklin’s board of directors and other committees thereof.

Indemnification of Directors and Officers; Insurance. The merger agreement provides that Franklin’s directors and officers will be indemnified in respect of their past service and that Saunders will maintain Franklin’s current directors’ and officers’ liability insurance, subject to certain conditions. See “The Merger Agreement—Indemnification Obligations” on page 50.

Stock Options. Under the terms of the merger agreement, each vested option to purchase Franklin common stock that is outstanding immediately prior to the completion of the merger and has an exercise price less than $2.50, including all such options held by Franklin’s directors and executive officers, will be canceled, and the holder of each such vested option will be entitled to receive in connection with the merger a cash payment equal to the product of (i) the excess of $2.50 over the exercise price per share of common stock subject to such vested option, multiplied by (ii) the number of shares of Franklin common stock subject to each option as of the effective time of the merger. Options that are unvested as of the effective time and options having an exercise price of $2.50 or more will be cancelled without consideration. All vested options that were held by members of the Saunders Group and had an exercise price less than $2.50 per share have been exercised by their holders and the common stock issued upon such exercise was contributed to Saunders in exchange for shares of Saunders’s equity securities. The shares of Franklin common stock contributed to Saunders are not eligible to receive the per share merger consideration.

The table below sets forth, as of the record date, for each Franklin director who is not a member of the Saunders Group, (a) the number of shares subject to vested options for Franklin common stock having an exercise price less than $2.50, (b) the value of such vested options, calculated by multiplying (i) the excess of $2.50 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of shares of Franklin common stock directly owned by each director and the value of such shares based on the merger consideration of $2.50 per share and (d) the total value of all such shares of common stock.

	Vested Options having an exercise price less than $2.50		Shares of Common Stock		Totals
Name	Shares	Value	Shares	Value	Total Shares	Total Value
Edward H. Cohen	87,827	$99,568	5,086	$12,715	92,913	$112,283
Leonard M. Lodish	87,827	99,568	10,000	25,000	97,827	124,568
James Meister	87,827	99,568	13,000	32,500	100,827	132,068
Jerry Schubel	87,827	99,568	14,813	38,033	102,640	124,860
William H. Turner	87,827	99,568	23,000	57,500	110,827	157,068

Benefits Accruing After the Merger

Management and Directors’ Investment in Saunders. Each of Messrs. Lipsky, Hokari, Musto, Morgan and Simons has entered into an exchange agreement with Saunders pursuant to which each contributed shares of Franklin common stock to Saunders in exchange for equity securities of Saunders. The shares contributed by such officers and directors will be cancelled at the effective time, without receiving the merger consideration, and such shares of Saunders equity securities will be converted into equity securities of the surviving corporation.

Immediately following the consummation of the merger, it is currently expected that Mr. Lipsky will own approximately 24.85% of the outstanding voting stock of the surviving corporation; Mr. Hokari will own 6.92% of the surviving corporation; Mr. Musto will own 3.88% of the surviving corporation; Dr. Morgan will own 10.32% of the surviving corporation; and Dr. Simons will own 7.90% of the surviving corporation. The equity investment by the management and director participants in Saunders is currently expected to represent, in the aggregate, approximately 53.87% of the outstanding voting stock of Saunders as of the closing of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences to our shareholders of the receipt of cash in exchange for shares of our common stock pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis. This discussion generally assumes that the shares of our common stock are held as capital assets by a U.S. person (i.e., a citizen or resident of the U.S. or a domestic corporation). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder of ours in light of the shareholder’s personal investment circumstances, or those shareholders of ours subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, traders in securities that elect the mark-to-market method of accounting, regulated investment companies, real estate investment trusts, shareholders whose functional currency is not the U.S. dollar, tax-exempt organizations, banks or other financial institutions, U.S. expatriates, foreign corporations and nonresident alien individuals, entities or arrangements treated as partnerships, trusts or estates for U.S. federal income tax purposes and partners and beneficiaries in such entities or arrangements, our shareholders who hold shares of our common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a shareholder of ours. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger. This discussion may not be relevant, and different tax rules may apply, to a shareholder who (either directly or indirectly through various attribution rules) remains a shareholder in the surviving company.

The receipt of cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a holder of shares of our common stock will recognize gain or loss upon a surrender of our common stock in the merger in an amount equal to the difference between the holder’s adjusted tax basis in shares of common stock surrendered and the amount of cash received by the holder. Gain or loss will be calculated separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction). If the shares of our common stock have been held for more than one year, the gain or loss will be long-term capital gain or loss subject (in the case of shareholders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%, and will be short-term capital gain or loss if the shares have been held for one year or less. The deductibility of a capital loss recognized on the exchange is subject to limitation.

Under the U.S. federal income tax backup withholding rules, the payor generally is required to and will withhold 28% of all payments to which a shareholder or other payee is entitled in the merger, unless the shareholder or other payee (1) is a corporation or comes within another exempt category and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other shareholders) and otherwise complies with the applicable requirements of the backup withholding rules. Each shareholder of ours and, if applicable, each other payee, should complete, sign and return to the exchange agent for the merger the substitute Form W-9 that each shareholder of ours will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the exchange agent. The exceptions provide that certain shareholders of ours (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding requirements. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

The foregoing discussion of the material U.S. federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

THE MERGER AGREEMENT

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all the terms of the merger agreement. We urge you to read the full text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference, because it is the legal document that governs the merger. This description of the merger agreement has been included to provide you with information regarding its material terms.

Structure and Completion of the Merger

The merger agreement provides that, within two business days following the satisfaction or waiver of the conditions to the merger, Saunders will merge with and into Franklin, with Franklin continuing as the surviving corporation. As a result of the merger, we will cease to be a publicly traded company. Following the satisfaction or waiver of the conditions to the merger, the merger will be effective at the time articles of merger are duly filed with the office of the Secretary of State of the Commonwealth of Pennsylvania and a certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties to the merger agreement and specified in the articles of merger and certificate of merger).

We expect that the merger will be completed in the first quarter of 2010, after all conditions to the merger have been satisfied or waived. The merger is subject to the conditions described under the caption “—Conditions to the Merger” on page 41. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived, however, we intend to complete the merger as promptly as practicable.

Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation

Upon completion of the merger, the articles of incorporation and bylaws of Franklin, as in effect immediately prior to the completion of the merger will be amended and restated in accordance with the terms of the merger agreement. In addition, upon completion of the merger, the directors of Saunders immediately prior to the completion of the merger, will become the directors of the surviving corporation. The executive officers of Franklin immediately prior to the completion of the merger will be the executive officers of the surviving corporation.

Merger Consideration

If and when the merger is completed, each issued and outstanding share of Franklin common stock (other than shares held by Franklin as treasury stock, its subsidiaries or Saunders immediately prior to the completion of the merger, which will be cancelled without consideration) will be converted into the right to receive $2.50 in cash, without interest. Upon completion of the merger, each holder of a certificate representing shares of Franklin common stock will cease to have any voting or other rights with respect to those shares, except the right to receive the above described per share per share merger consideration. If and when the merger is completed, each outstanding and vested option to purchase shares of Franklin’s common stock will be cancelled and each former holder any such vested stock option (or portion thereof) will be entitled to receive a payment in cash, subject to applicable withholding taxes, equal to the product of (i) the total number of shares of Franklin common stock previously subject to such vested option (or portion thereof), and (ii) the excess, if any, of the per share merger consideration over the exercise price per share previously subject to such option. If the exercise price per share of any option is equal to or greater than the per share merger consideration or any option (or portion thereof) is unvested, such options (or portion thereof) will be cancelled without consideration at the consummation of the merger.

Upon the completion of the merger, holders of each vested share of Franklin’s restricted stock will be entitled to receive the per share merger consideration, without interest. All unvested shares will be cancelled without consideration.

Additionally, if and when the merger is completed, each share of Saunders’ common stock outstanding immediately prior to the effective time will be converted into and become one share of common stock of the surviving corporation; each share of Saunders’ Series A preferred stock outstanding immediately prior to the effective time will be converted into and become one share of Series A preferred stock of the surviving corporation; and each share of Saunders Series B preferred stock outstanding immediately prior to the effective time will be converted into and become one share of Series B preferred stock of the surviving corporation. Upon completion of the merger, such converted shares of Saunders’ common stock, Series A preferred stock and Series B preferred stock will constitute the only outstanding shares of capital stock of the surviving corporation.

Prior to the completion of the merger, Saunders will select a bank or trust company reasonably acceptable to a majority of Franklin’s independent directors to act as exchange agent for the payment of the merger consideration. At the effective time of the merger, Saunders will deposit with the exchange agent all cash necessary to pay the aggregate merger consideration. Promptly after the completion of the merger, Saunders will mail, or cause the exchange agent to mail, a letter of transmittal to each holder of record immediately prior to the completion of the merger. The letter of transmittal will explain how to surrender Franklin common stock certificates in exchange for the per share merger consideration. Please do not send your Franklin common stock certificates with your proxy card. You should send them only in compliance with the instructions that will be provided in the letter of transmittal. Holders who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal and any other documents reasonably required by the exchange agent, will receive the per share merger consideration for each share of common stock represented by the certificates surrendered. In all cases, the per share merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.

Holders of common stock whose certificates are lost, stolen or destroyed will be required, in order to receive the above described per share merger consideration, to make an affidavit identifying the certificate or certificates as lost, stolen or destroyed and provide such security or indemnity as the exchange agent deems necessary to save and hold the Company and Saunders harmless against any claim that may be made against the Company and Saunders with respect to the certificates. In addition, a person other than the person in whose name a surrendered certificate is registered may receive the per share merger consideration if the certificate has been properly endorsed or otherwise is in proper form for transfer.

None of Saunders, us or the exchange agent or any of such persons’ respective affiliates will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The merger agreement also provides that any amounts due in respect of a certificate that has not been surrendered within twelve months after the completion of the merger will be returned to the surviving corporation and the holders of any stock certificates that have not then been surrendered will look only to the surviving corporation for delivery of the per share merger consideration payable in respect of such certificate without any interest thereon.

Conditions to the Merger

Conditions to Each Party’s Obligation To Complete the Merger. Each party’s obligation to complete the merger is subject to the satisfaction or waiver on or prior to the closing date of the merger of the following conditions:

•	As required by Pennsylvania law, the merger agreement and the related plan of merger must be adopted by the affirmative vote of a majority of the votes cast at the special meeting.

•	No law, injunction or order preventing the completion of the merger may be in effect.

•

Any authorizations, consents, orders permits or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental authority will have been filed, occurred or obtained and will be in full force and effect.

•

Franklin must have received an opinion of Oppenheimer dated the date of the merger agreement to the effect that, based on and subject to the various assumptions, qualifications and limitations set forth in such opinion, as of the date of such opinion, the consideration to be received by the holders of Franklin common stock (other than Saunders) in the merger is fair, from a financial point of view, to those holders.

Conditions to Obligations of Saunders To Complete the Merger. The obligations of Saunders to complete the merger are further subject to the satisfaction or waiver on or prior to the closing date of the merger of the following conditions:

•

There does not exist any misrepresentation, breach or inaccuracy of any of the representations and warranties of Franklin in the merger agreement, the effect of which, individually or in the aggregate, constitutes, or could reasonably be expected to constitute a material adverse effect except that the representations and warranties with respect to Franklin’s capitalization will be true and correct in all material respects.

•

Franklin having performed in all material respects its obligations under the merger agreement, provided with respect to Franklin’s failure to perform certain of its obligations under the merger agreement, such failure shall have been a result of actions taken by Franklin’s board of directors.

•	No material adverse effect shall have occurred with respect to Franklin,

As defined in the merger agreement, a material adverse effect means with respect to any person, any fact, event, circumstance, change, condition or effect, individually or in the aggregate, that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of such person and its subsidiaries, taken as a whole. However, in no event will any of the following be deemed to constitute a material adverse effect:

•	decrease in the trading or market prices of an entity’s capital stock; or

•

any change or effect (A) resulting from changes or effects to the United States or global economy in general, (B) with respect to the Company, resulting primarily from the identities of Saunders and its affiliates or statements or other actions by them, (C) resulting from changes in law or United States generally accepted accounting principles or the interpretation thereof after the date of the merger agreement, (D) resulting from acts of war, armed hostility or terrorism, or (E) resulting from the announcement of Saunders’ proposal to acquire the Company, the negotiation, execution or announcement of the merger agreement or the merger or regulatory approvals contemplated hereby including any litigation resulting therefrom.

Conditions to Our Obligation to Complete the Merger. Our obligation to complete the merger is further subject to the satisfaction or waiver on or prior to the closing date of the merger of the following conditions:

•

There does not exist any misrepresentation, breach or inaccuracy of any of the representations and warranties of Saunders in the merger agreement, the effect of which, individually or in the aggregate, constitutes, a material adverse effect with respect to Saunders.

•	Saunders shall have complied in all material respects with its obligations under the merger agreement.

Alternative Takeover Proposals; Recommendation of the Board

From the date of the merger agreement until the completion of the merger, or the earlier termination of the merger agreement, in accordance with the terms thereof, Franklin has agreed that neither it nor its subsidiaries will permit or cause their respective directors, officers, employees or other representatives, to solicit, initiate, knowingly encourage or knowingly act to facilitate any inquiry, engage in discussions concerning an acquisition proposal, or enter into any contract with respect to any proposal for an alternative merger or other business combination involving Franklin or it subsidiaries or other acquisition of over 20% of the stock, assets or business of Franklin and its subsidiaries, taken as a whole (we refer to such a proposal as an acquisition proposal). During such period, Franklin has also agreed not to enter into any contract requiring Franklin to abandon, terminate or fail to consummate the merger or cause Franklin’s board of directors or any committee thereof to not endorse or recommend the merger or to change its or their recommendation regarding the merger. Notwithstanding the foregoing, if our special committee or board of directors receives a written proposal in respect of, or that could reasonably be expected to lead to, an alternative merger or other acquisition of 100% of the stock or all or substantially all of the assets of Franklin that our board of directors determines in good faith, after consultation with its legal and financial advisors, is more favorable to the shareholders of Franklin (taking into account all of the terms of such acquisition proposal, as well as the payment of any termination fees under the merger agreement, and the likelihood of such acquisition proposal being consummated) (we refer to such a proposal as a superior proposal), then our board of directors may provide information with respect to Franklin pursuant to a customary confidentiality agreement and participate in discussions regarding such competing proposal. We must promptly advise Saunders orally and in writing of any competing proposal or related inquiry, the identity of the person making the competing proposal and the material terms of the competing proposal or inquiry. We are required to keep Saunders reasonably informed on a current basis of the status and material details of any such competing proposal or inquiry. We must simultaneously provide to Saunders any information that is provided to the person making such competing proposal.

In addition, under the merger agreement, our board of directors and special committee may not, except as described below under “Right to Modify Recommendation and Accept a Superior Proposal,”

•	withdraw or modify in a manner adverse to Saunders, or propose publicly to withdraw or modify in a manner adverse to Saunders, its recommendation of the merger agreement;

•	approve or recommend, any competing proposal or propose publicly to approve or recommend any acquisition proposal; or

•	cause the Company to enter into any letter of intent, agreement in principle or acquisition agreement related to any acquisition proposal.

Right to Modify Recommendation and Accept a Superior Proposal

Our special committees or board of directors may withdraw or modify or propose to withdraw or modify its recommendation in favor of the merger agreement or approve and recommend or propose to approve or recommend a superior proposal, if all of the following conditions are met:

•

the board’s withdrawal or modification of its recommendation in favor of the merger agreement is precipitated by the submission of an acquisition proposal that has not been withdrawn, the Company’s board of directors (or the special committee) determines that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal;

•

neither the company nor any of its subsidiaries nor any of their respective directors, officers, employees, financial advisors, attorneys or representatives have materially violated any of its covenants or any of the restrictions on soliciting acquisition proposals set forth in the merger agreement;

•

the Company shall have delivered to Saunders written notice at least three (3) business days prior to effecting such change of recommendation, which shall (A) state expressly that the Company’s board of directors (or special committee) intends to change its recommendation, and sets forth in reasonable detail the facts and circumstances giving rise to the Company board of directors’ (or the special committee’s) decision to change its recommendation and that the Company’s board of directors (or the special committee) has determined in good faith (after consultation with legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Company’s board of directors (or the special committee) to the shareholders of the Company under applicable law, and (B) if the change of recommendation is precipitated by the submission of an acquisition proposal that has not been withdrawn, such notice shall also disclose the identity of the person or group making such acquisition proposal and include a copy of any definitive documentation relating to such acquisition proposal and such other documentation reflecting the final terms and conditions of such acquisition proposal as are being considered by the Company’s board of directors (or the special committee);

•

after delivering the notice described above, the Company provides Saunders with a reasonable opportunity to propose adjustments in the terms and conditions of the merger agreement during such three (3) business day period, and negotiate in good faith with Saunders with respect thereto during such three (3) business day period; and

•

the Company’s board of directors (or the special committee) must have concluded in good faith, after consultation with its outside legal counsel, that in light of the facts and circumstances giving rise to the Company’s board of directors’ (or the special committee’s) decision to effect or consider effecting a change of recommendation as set forth in the notice described above, and after considering any adjustments or negotiations pursuant to the preceding paragraph, if applicable, that failing to make such change of recommendation would be inconsistent with the fiduciary duties of the Company’s board of directors (or the special committee) to the Company’s shareholders under applicable law.

Representations and Warranties

The merger agreement contains representations and warranties made by Franklin and Saunders to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

The representations and warranties made by Franklin to Saunders include representations and warranties relating to, among other things:

•	due organization, power and standing, and other corporate matters;

•	capital structure;

•	subsidiaries and equity interests;

•	authorization, execution, delivery and enforceability of the merger agreement and related matters;

•	the consents we are required to obtain and the filings we are required to make in connection with entry into the merger agreement and consummating the merger and related transactions;

•

absence of conflicts with, violations of or default under organizational documents, contracts, judgments, orders, laws or regulations as a result of entering into the merger agreement or consummating the merger and related transactions;

•

the accuracy and completeness of the information contained in the reports and financial statements that we file with the SEC, and the compliance of our SEC filings with applicable requirements of Federal securities laws;

•	the conduct of our business, and the absence of a material adverse effect (as described above under “Conditions to the Merger”), since March 31, 2009;

•	the absence of undisclosed liabilities;

•	the absence of undisclosed litigation;

•	compliance with applicable laws;

•	our intellectual property, tax, employee benefit plans, ERISA compliance and excess parachute payments;

•	our material contracts and the absence of our material violation of or material default under such contracts;

•	our property and assets;

•	environmental matters;

•	the absence of undisclosed broker’s fees;

•	bank accounts;

•	our accounts receivables; and

•	transactions with related parties.

The representations and warranties made by Saunders to Franklin include representations and warranties relating to, among other things:

•	due organization, power and standing, and other corporate matters;

•	authorization, execution, delivery and enforceability of the merger agreement;

•

the absence of any conflict with, violation of, or default under, organizational documents, contracts, judgments, orders, laws or regulations as a result of entering into the merger agreement, the financing commitments or consummating the merger and related transactions;

•	the consents Saunders is required to obtain and the filings it is required to make in connection with entering into the merger agreement and consummating the merger and related transactions;

•	the absence of undisclosed broker’s fees; and

•	adequacy of financial resources to consummate the merger.

The merger agreement provides that the representations and warranties of the parties will not survive the effectiveness of the merger unless any covenant or agreement contemplates performance thereafter.

Conduct of Business Pending the Merger

From September 30, 2009 until the completion of the merger, Franklin is obligated to, and to cause its subsidiaries to, conduct its businesses in the ordinary course of business consistent with past practice and, to the extent consistent with doing so, use commercially reasonable efforts to preserve intact the assets of Franklin and its subsidiaries. In addition, from September 30, 2009 to the completion of the merger, Franklin shall not, and shall not permit any of its subsidiaries to, and shall not authorize them to, do any of the following without the prior written consent of Saunders:

•	amend or propose to amend its articles of incorporation, bylaws or similar organizational documents;

•

issue, sell, grant, transfer, pledge, dispose of, encumber or authorize the issuance of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments, appreciation rights, performance guarantees or any other rights, or rights of any kind to acquire, any securities of Franklin or any of its subsidiaries except for the issuance and delivery of Shares of Franklin common stock pursuant to the exercise of stock options;

•	directly or indirectly, split, combine or reclassify the outstanding shares of our capital stock, or redeem, purchase or otherwise acquire directly or indirectly any of our capital stock;

•

declare, set aside, make or pay any dividend or other distribution payable in cash, securities or property or any contribution, loan or other payment or any combination thereof, with respect to our capital stock or the capital stock of any of our subsidiaries;

•

adopt a plan of complete or partial liquidation, dissolution, merger or consolidation; or adopt resolutions, providing for or authorizing such liquidation, dissolution or adoption of any liquidation or dissolution, merger or consolidation;

•

(A) increase the compensation or benefits payable to any director or officer, other employee or consultant except in the ordinary course of business consistent with past practice; (B) enter into any new severance or termination agreement with (or amend any such existing arrangement with) any director or officer, other employee or consultant; (C) enter into any new employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer, other employee or contractor; or (D) increase any benefits payable under any existing severance or termination pay policies or agreements or employment agreements;

•	adopt any employee benefit plan;

•	authorize any capital expenditure payable by Franklin or any of its subsidiaries in excess of one hundred thousand dollars ($100,000) individually or in the aggregate;

•

(A) incur or assume any indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible or liable for (whether directly or indirectly), the obligations of any person for borrowed money, except for indebtedness incurred under our existing credit facilities in the ordinary course of business and consistent with past practice; (B) make any loans, advances or capital contributions to, or investments in, any other person (other than to Franklin from its subsidiaries); or (C) enter into any material commitment or transaction (including any borrowing, capital expenditure or purchase, sale or lease of assets) requiring a capital expenditure (including any leases) by Franklin or any of its subsidiaries, other than capital expenditures that do not exceed one hundred thousand dollars ($100,000), individually;

•

(A) make, revoke or change a material tax election with respect to Franklin or any of its subsidiaries (unless required by applicable law); (B) change a material method of accounting for tax purposes with respect to Franklin or any of its subsidiaries; (C) consent to extend the period of limitations for the payment or assessment of any material tax with respect to Franklin or any of its subsidiaries; or (D) settle or compromise any material tax liability or refund of Franklin or any of its subsidiaries;

•	waive any material defenses with respect to, or, other than in the ordinary course of business, make any payment of any material liability of Franklin or any of its subsidiaries;

•

(A) acquire (by merger, consolidation, or acquisition of stock or assets) any person or division thereof or make any investment in another person (other than an existing subsidiary of Franklin and other than incorporation of a wholly-owned subsidiary of Franklin) or, except in the ordinary course of business and consistent with past practice, acquire assets; or (B) sell, transfer, lease, license, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or lien of any of the properties or assets of Franklin or any of its subsidiaries, except in the case of clause (B) above, for sales, transfers, leases, licenses, pledges, dispositions or liens (1) pursuant to existing contracts (the terms of which have been previously disclosed to Saunders); or (2) in the ordinary course of business and consistent with past practice;

•	cause our common stock to cease to be listed on the NYSE prior to the closing of the merger;

•

except as otherwise provided in the merger agreement, take any action, or fail to take any action, that could materially impair, prevent or impose a delay in consummating the transactions contemplated by the merger agreement, including the merger;

•	take any action to cause Franklin or any of its subsidiaries to enter any line of business unrelated to the business conducted by them on the date of the merger agreement;

•	fail to maintain insurance at presently existing levels;

•	waive any benefits, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which we are a party;

•	take or suffer any action that would result in the creation, or consent to the imposition, of any lien on any of our assets other than pursuant to existing credit facilities;

•	change any method, estimate or practice or any of the accounting principles used by it unless required by GAAP or applicable law;

•

except in the ordinary course of business and consistent with past practice, enter into, modify, amend or terminate any material contract or waive, release or assign or compromise any material rights or claims with respect thereto;

•	take any action that could reasonably be expected to result in a failure of any of the conditions for closing of the merger;

•	enter into a contract to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing; or

•	agree or commit to do any of the foregoing.

Efforts to Complete the Merger

Each of the parties to the merger agreement has agreed to use its reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the merger and the other transactions contemplated hereby and to cooperate with each other in connection with the foregoing, including taking actions to obtain any necessary consents, approvals, orders, exemptions or authorizations by or from any governmental authority or other person, (ii) defend all lawsuits or other legal proceedings challenging the merger agreement or the consummation of the merger, (iii) cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the merger, (iv) effect all necessary registrations and filings and submissions of information requested by any governmental authority and (v) execute and deliver any additional instruments necessary to consummate the merger.

Shareholder Vote

At the special meeting, or if any action is taken by written consent with respect to the merger, Saunders has agreed to, and to cause its affiliates owning any Franklin common stock to, vote all shares owned by Saunders and such affiliates in favor of the proposal to adopt the merger agreement and the related plan of merger.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger:

•	by mutual written consent of Saunders and Franklin;

•	by either Saunders or Franklin:

•

if our shareholders have voted on the merger agreement and the related plan of merger and the votes shall not have been sufficient to adopt the merger agreement and the plan of merger under our articles of incorporation, bylaws and applicable law; provided, however, that this right to terminate the merger agreement will not be available to either party where the failure to obtain such shareholder approval has been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of the merger agreement;

•	if an unappealable judgment, order or injunction prohibits the merger;

•	if the merger is not completed on or before February 28, 2010, unless the party seeking to terminate the merger agreement is in material breach of its obligations under the merger agreement;

•	by us:

•	in connection with entering into a definitive agreement to effect a superior proposal, subject to our compliance with provisions of the merger agreement concerning acquisition proposals;

•

if Saunders breaches any of its representations, warranties, covenants or other agreements in the merger agreement, in a manner which constitutes the failure of a condition to our obligation to complete the merger or a breach of Saunders’ representation with respect to its financial resources and such breach has not been cured within 30 days after the giving of written notice to Saunders; except where at the time of such intended termination, any material covenant of the Company contained in the merger agreement shall have been breached in any material respect and such breach shall not have been cured, or there exists a breach of or inaccuracy in any representation or warranty of the Company contained in the merger agreement, the effect of which, individually, or in the aggregate constitutes, or could reasonably be expected to constitute, a material adverse effect with respect to the Company, except that the representations and warranties with respect to the Company’s capitalization shall be true and correct in all material respects;

•	by Saunders:

•

if Franklin breaches any of its representations, warranties or covenants in a manner that constitutes the failure of a condition to Saunders’ obligations to complete the merger and such breach has not been cured within 30 days after the giving of written notice to Franklin; except where at the time of such intended termination, any material covenant of Saunders contained in the merger agreement shall have been breached in any material respect and such breach shall not have been cured, or there exists a breach of or inaccuracy in any representation or warranty of Saunders contained in the merger agreement, the effect of which, individually, or in the aggregate constitutes, or could reasonably be expected to constitute, a material adverse effect with respect to Saunders;

•	if Franklin experiences a material adverse effect;

•	if we enter into an agreement pursuant to a superior proposal or our board of directors withdraws or adversely modifies its recommendation of the merger agreement; or

•

if we violate covenants in the merger agreement restricting our ability to solicit or enter into discussions or negotiations with a third party regarding alternative merger, business combination or acquisition transactions.

Termination Fees

Termination Fee Payable by Franklin. Under the merger agreement, Franklin must pay to Saunders a termination fee of $650,000 if:

•

Franklin or Saunders terminates the merger agreement following the failure of the merger agreement and plan of merger to be adopted by our shareholders in a vote on such matter by Franklin’s shareholders (which failure was not caused by the action or failure to act by such party in breach of the merger agreement) and (A) at the time of such termination, there was outstanding a plan or proposal, which we refer to as an acquisition proposal, for an alternative merger or other business combination or other sale of over 20% of the stock, assets or business of Franklin (other than with Saunders or any of its affiliates), which we refer to as an alternative transaction, which plan or proposal has not been irrevocably withdrawn, (B) within 18 months after such termination, Franklin enters into an agreement providing for an alternative transaction and (C) the aggregate purchase price for Franklin (or its assets) pursuant to such alternative transaction equals or exceeds the per share merger consideration payable under the merger agreement;

•	Franklin or Saunders terminates the merger agreement following the failure of the merger agreement to receive the necessary number of votes in a vote on such matter by Franklin’s shareholders (which failure was not caused by the action or failure to act by such party in breach of the merger agreement) if prior to such vote our board of directors withdraws or adversely modifies its recommendation of the merger agreement, or proposes publicly to do so;

•

Franklin terminates the merger agreement because our board of directors shall have exercised its rights to cause Franklin to enter into an acquisition agreement with respect to a superior proposal or Franklin’s board of directors withdraws or adversely modifies its recommendation of the merger agreement; or

•

Saunders terminates the merger agreement because (A) Franklin shall have entered into a definitive agreement to effect a superior proposal, (B) Franklin’s board of directors shall have withdrawn or adversely modified its recommendation of the merger agreement, or (C) Franklin shall have violated restrictions in the merger agreement concerning solicitation of or entry into discussions or negotiations with a third party regarding alternative merger, business combination or acquisition transactions involving Franklin.

Expense reimbursement paid by Franklin. If Saunders terminates the merger agreement due to a breach of the merger agreement by Franklin based on a breach of the Company’s covenants set forth under the heading “—Conduct of Business Pending the Merger” which breach is a result of action taken by Franklin’s board of directors, Franklin must pay Saunders its actual costs and expenses.

Reverse Termination Fee Payable to Franklin. Under the merger agreement, Saunders must pay to Franklin a termination fee of $650,000 if Franklin terminates the merger agreement due to a breach of the merger agreement by Saunders which constitutes a failure of a condition to close the merger and such failure is not cured within 30 days after written notice, provided that Franklin has not materially breached or violated the merger agreement.

One purpose of this termination fee and reverse termination fee is to compensate a party, in the event that the merger is abandoned by the other party, for the financial and other resources expended in connection with entering into the merger agreement and seeking to complete the merger. The termination fee provision will make it more expensive for any other potential acquiror of Franklin to acquire control of Franklin.

Fees and Expenses

The merger agreement provides that all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is completed subject to the exceptions described above.

Amendment, Extension and Waiver

Subject to applicable law, the merger agreement may be amended by the parties at any time before or after our shareholders adopt the merger agreement and the plan of merger. However, after our shareholders adopt the merger agreement, any amendment that by law, rule or regulation requires further shareholder approval will be subject to such approval. The merger agreement may not be amended except in writing and signed by both parties to the merger agreement.

Prior to the completion of the merger, the parties to the merger agreement may, subject to applicable law, waive any provision of the merger agreement. However, after Franklin’s shareholders adopt the merger agreement and plan of merger, any waiver that by law, rule or regulation requires further shareholder approval will be subject to such approval. Any agreement by any party to the merger agreement to a waiver under the merger agreement will be valid only if in writing. The failure of any party to the merger agreement to assert any rights under the merger agreement or otherwise will not constitute a waiver of rights nor will any single or partial exercise of any rights under the merger agreement preclude further exercise of rights under the merger agreement.

Indemnification Obligations

For a period of six years following completion of the merger: (a) the surviving corporation will be obligated to indemnify to the fullest extent permitted by law Franklin’s and our subsidiaries’ current or former directors and officers in respect of liabilities, including costs and expenses, for acts or omissions occurring on or prior to the completion of the merger, except in the event of bad faith or acting otherwise than in the best interests of Franklin; and (b) the surviving corporation is obligated to maintain in effect directors’ and officers’ liability insurance for all persons covered by Franklin’s existing liability insurance policies in respect of liabilities for acts or omissions occurring on or prior to the completion of the merger on terms no less favorable than those in effect on September 30, 2009.

In the event that the surviving corporation or the surviving corporation in the merger or any of its successors or assigns consolidates or merges and is not the surviving corporation or transfers or conveys all or substantially all of its assets (including by dissolution), the surviving corporation will cause the applicable successor to assume and to honor all such indemnification agreements and obligations.

NO DISSENTERS’ RIGHTS

Under Pennsylvania law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange, designated as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Authority or held beneficially or of record by more than 2,000 persons. Consequently, because Franklin’s common stock is currently listed on the NYSE Amex, Franklin shareholders will not have the right to exercise dissenters’ rights. If the merger agreement and plan of merger are adopted and the merger is completed, shareholders who voted against the adoption of the merger agreement will be treated the same as shareholders who voted for the adoption of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration.

FINANCING

Merger Consideration

Saunders estimates that the total amount of funds necessary to acquire the 67.31% of the outstanding shares of common stock that Saunders does not already own, to consummate the merger and to pay estimated fees and expenses will be approximately $14,477,000. In connection with the therewith, (i) Mr. Lipsky has subscribed for 200,000 shares of Saunders’ preferred stock for an aggregate purchase price of $500,000, (ii) Dr. Morgan has subscribed for 400,000 shares of Saunders preferred stock for an aggregate purchase price of $1,000,000, (iii) Morton David has subscribed for 80,000 shares of Saunders preferred stock for an aggregate purchase price of $200,000 and (iv) Noah Education Holdings Ltd. has agreed to subscribe for 400,000 shares of Saunders preferred stock for an aggregate purchase price of $1,000,000. We refer to such amounts, collectively, as the “Subscription Funds.” Saunders expects to fund the balance of the merger consideration from generally available working capital of the surviving corporation.

Transaction Expenses

The Company expects to incur the following transaction expenses in connection with the merger, all of which will be paid by the Company:

Service	Fee
Financial Advisory	$625,000
Legal	$550,000
Proxy Solicitation	$8,000
Printing/Mailing	$15,000

Saunders expects to incur approximately $200,000 in legal expenses in connection with the merger, all of which will be paid by Saunders.

IMPORTANT INFORMATION REGARDING FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

Description of Business

For a description of our business, see our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed with the SEC on June 29, 2009, which is attached as Annex D to this proxy statement, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, filed with the SEC on August 13, 2009, which is attached as Annex E to this proxy statement and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, filed with the SEC on November 13, 2009, which is attached as Annex F to this proxy statement. We refer to such reports as the “Form 10-K,” the “First Quarter Form 10-Q” and the “Second Quarter Form 10-Q,” respectively. The Form 10-K, the First Quarter Form 10-Q and the Second Quarter Form 10-Q attached to this proxy statement do not include the exhibits originally filed with such reports.

Description of Property

For a description of our properties, see the Form 10-K at page D-14.

Legal Proceedings

For a description of our legal proceedings, see the Form 10-K at page D-14.

In addition, on June 8, 2009 a purported class action suit was filed by Capgrowth Group in the Superior Court of New Jersey naming as defendants the Company and its directors. The Complaint, filed just days after public disclosure of the Saunders Group’s initial offer to purchase all the outstanding shares of the Company, alleges a breach by the defendant directors of their fiduciary duties of good faith, loyalty, fair dealing and due care to the plaintiff. On September 23, 2009, the defendants filed a Motion to Dismiss the lawsuit, stating, in substance, that the purported class action was premature and not ripe for adjudication, that pursuant to Pennsylvania law fiduciary duties are owed by directors to the Company and not directly to shareholders, and that individual shareholders such as Capgrowth Group are owed no duty in their individual capacity, and therefore cannot sue in their individual capacity. On October 9, 2009, plaintiff filed a First Amended Complaint which added a derivative count to its lawsuit. On the same date it also forwarded a demand to the board of directors of the Company to take appropriate legal action against the individual members of the Board. The defendants have withdrawn their Motion to Dismiss the initial Complaint and have filed a Motion to Dismiss the First Amended Complaint, advancing the arguments they made in the initial Motion to Dismiss and further stating, in substance, that the plaintiff has not made proper and sufficient demand upon the Company under Pennsylvania law to entitle the plaintiff to maintain a derivative action.

Financial Statements

Our audited financial statements for the years ended March 31, 2009 and 2008 are included in the Form 10-K beginning at page D-25. Our unaudited financial statements for the quarter ended June 30, 2009 are included in the First Quarter Form 10-Q beginning at page E-3 and our unaudited financial statements for the quarter ended September 30, 2009 are including in the Second Quarter Form 10-Q at page F-3.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Our management’s discussion and analysis of financial condition and results of operations are included in the Form 10-K, the First Quarter Form 10-Q and the Second Quarter Form 10-Q beginning at pages D-17, E-10 and F-10, respectively.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Quantitative and Qualitative Disclosures about Market Risk

We are a small reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this Item.

Historical Selected Financial Data

We are a small reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this Item.

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the periods indicated. Ratio of earnings to fixed charges means the ratio of income before fixed charges and income taxes to fixed charges, where fixed charges are the aggregate of interest expense, including amortization of debt issuance costs, and an allocation of rental charges to approximate equivalent interest.

	Years ended March 31,		Quarter Ended September 30, 2009
	2009	2008
(In thousands, except ratios)
Income before income taxes and minority interest	$(4,289)	$2,772	$222
Add fixed charges:
Interest expense	$439	$94	$16
Interest portion of rent expense	53	69	12
Income before income taxes, minority interest, and fixed chargers	$(3,739)	$2,935	$250
Fixed charges:
Interest expense	$439	$94	$16
Interest portion of rent expenses	53	$69	$12
Total fixed charges	$492	$163	$28
Ratio of earnings to fixed charges	7.72	18.01	8.93

Book Value Per Share

Our net book value per share as of September 30, 2009 was $2.62. Our tangible net book value per share, which excludes intellectual property, goodwill, software development costs and deferred tax assets, was $2.23 at the same date.

Transactions in Common Stock

Other than as set forth below, as of                     , 2010, no transaction in our Common Stock has been effected during the past 60 days by officers or directors of Saunders or Franklin.

Identity of Person	Date of Transaction	Number of Shares	Exercise Price per Stock Option Exercised(1)	Nature of Transaction
Barry Lipsky	November 18, 2009	15,366	$1.20	Exercise of options
	November 18, 2009	4,040	$1.40	Exercise of options

Howard Morgan	November 18, 2009	21,513	$0.89	Exercise of options
	November 18, 2009	9,234	$1.40	Exercise of options
	November 18, 2009	6,210	$1.63	Exercise of options
	November 18, 2009	2,091	$2.10	Exercise of options

James Simons	November 18, 2009	21,513	$0.89	Exercise of options
	November 18, 2009	9,234	$1.40	Exercise of options
	November 18, 2009	6,210	$1.63	Exercise of options
	November 18, 2009	2,091	$2.10	Exercise of options

Toshihide Hokari	November 18, 2009	2,750	$1.40	Exercise of options
	December 30, 2009	1,508	$1.40	Exercise of options

Frank Musto	November 18, 2009	2,200	$1.40	Exercise of options
	December 30, 2009	1,206	$1.40	Exercise of options

(1)	Each share of Franklin Common Stock issued upon the exercise of a stock option listed in this column was subsequently contributed to Saunders.

From time to time during the 60 days prior to the date of this Proxy Statement and in the ordinary course, the Company issued an aggregate of             shares of common stock to holders of options (other than the persons listed above) to purchase common stock upon the exercise of such options by the holders thereof, with exercise prices ranging from $             to $             per share and a weighted average exercise price of $             per share.

MARKET PRICE AND DIVIDEND DATA

The principal United States market on which Franklin’s common stock is traded is the NYSE Amex, where it is traded under the symbol “FEP.”

The following table sets forth on a per share basis the high and low sale prices of Franklin common stock for the fiscal quarters indicated, as reported on the NYSE Amex.

Fiscal 2008	High	Low
June 30, 2007	$3.70	$2.19
September 30, 2007	3.95	2.27
December 31, 2007	3.95	2.67
March 31, 2008	3.18	1.85

Fiscal 2009	High	Low
June 30, 2008	$2.40	$1.71
September 30, 2008	2.10	1.41
December 31, 2008	1.63	.62
March 31, 2009	1.13	.56

Fiscal 2010	High	Low
June 30, 2009	$2.18	$.80
September 30, 2009	2.30	2.06
December 31, 2009	2.49	2.16

The closing price of Franklin’s common stock on the NYSE Amex on September 30, 2009, which was the last full day of trading before Franklin announced the signing of the merger agreement, was $2.22 The closing price of Franklin common stock on the NYSE Amex on May 29, 2009, the last full day of trading before Saunders filed its Schedule 13D with the SEC announcing its “going private” proposal, was $1.00.

The Company has not declared cash dividends on its common stock and does not have any plans to pay any cash dividends on its common stock in the foreseeable future. The Company’s board of directors anticipates that any earnings that might be available to pay dividends on the Company’s common stock will be retained to finance the business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Voting Securities And Principal Holders

The record date for determining shares of our common stock, $.01 par value, entitled to vote at the special meeting has been fixed at the close of business on                     , 2010. On that date Franklin had              shares outstanding, entitled to one vote each. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the special meeting will constitute a quorum at the special meeting. Abstentions and withheld votes will be considered as being present at the special meeting for purposes of determining the existence of a quorum. Broker “non-votes” will be considered as being present the special meeting for purposes of determining the existence of a quorum only if the broker votes on certain matters, such as the adjournment or postponement proposal. Under Pennsylvania law, the affirmative vote of a majority of the votes cast at the special meeting is required for the approval of the proposals to be voted upon at the special meeting. Because abstentions, withheld votes and broker “non-votes” are not considered as votes “cast,” they will not affect the outcome of the vote on the proposals to be voted upon at the special meeting.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the ownership of Common Stock as of                     , 2010 by (i) all those known by us to be the beneficial owners of more than five percent of the Common Stock, (ii) all directors, (iii) each of our executive officers named in the summary compensation table on page D-52 of the Form 10-K and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares listed as beneficially owned by such shareholder.

Name and Address of Beneficial Owner	Title	Amount and Nature of Beneficial Ownership		Percent of Class
Saunders Acquisition Corporation c/o Barry Lipsky 2 Briarwood Court Princeton Junction, NJ 08550	Beneficial owner of 5% or more of Common Stock	2,741,126	(1)	32.69%

Marcy Lewis 11111 Biscayne Boulevard North Miami, FL 33181	Beneficial owner of 5% or more of Common Stock	645,350	(2)	7.70%

James H. Simons c/o Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	Director	0		0.0%

Dimensional Fund Advisors 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	Beneficial owner of 5% or more of Common Stock	542,964	(3)	6.48%

Barry J. Lipsky(4)(5)	President, Chief Executive Officer and Director	3,093,245		35.40%

Howard L. Morgan(5)	Chairman of the Board of Directors	0		0.0%

Jerry R. Schubel(5)	Director	162,462		1.94%

William H. Turner(5)	Director	165,633		1.98%

Leonard M. Lodish(5)	Director	156,319		1.86%

Edward H. Cohen(5)	Director	152,735		1.82%

James Meister(5)	Director	150,694		1.80%

Walter Schillings(5)	Managing Director European Operations	40,577		*

Toshihide Hokari(5)(6)	Chief Operating Officer	25,000		*

Frank A. Musto(5)(7)	Chief Financial Officer	15,000		*

All executive officers and directors as a group (11 persons)				%

*	less than 1%

(1)	According to a Schedule 13D filed with the SEC on December 21, 2009, and a Schedule 13D/A filed with the SEC on January , 2010, Saunders Acquisition Corporation (“Saunders”) acquired its shares of the Company’s common stock from Barry J. Lipsky, the Company’s President and Chief Executive Officer, Toshihide Hokari, the Company’s Chief Operating Officer, and Frank A. Musto, the Company’s Chief Financial Officer, Howard L. Morgan, Chairman of the Company’s Board of Directors, James H. Simons, a Director of the Company, Marcy Lewis, Morton David and Julien David, shareholders of the Company, Shining Sea Limited, an exempted company organized under the laws of the Island of Bermuda which holds certain investments for the benefit of Dr. Simons and his family (collectively, the “Group”). According to the Schedule 13Ds, Saunders was formed to effect an acquisition of all of the Company’s outstanding shares of common stock, other than those shares owned by Saunders.
(2)	Information as to shares of common stock owned by Marcy Lewis is based upon a Schedule 13D/A dated September 4, 2009 as filed with the SEC, and information provided by Saunders, after giving effect to her share contributions to Saunders.
(3)	Information as to shares of common stock owned by Dimensional Fund Advisors is as of December 31, 2008 as set forth in an amendment to its Schedule 13G dated February 9, 2009 as filed with the SEC.
(4)	Includes 2,741,126 shares of common stock owned by Saunders and vested options to purchase 352,119 shares of common stock. Mr. Lipsky’s options are exercisable at prices greater than $2.50 per share and will be canceled without consideration in the Merger. Mr. Lipsky is a director of Saunders.
(5)	The address of our directors and executive officers is Franklin Electronic Publishers, Incorporated, One Franklin Plaza, Burlington, New Jersey 08016.
(6)	Includes vested options to purchase 25,000 shares of common stock, which options are exercisable at prices greater than $2.50 per share and will be canceled without consideration in the Merger.
(7)	Includes vested options to purchase 15,000 shares of common stock, which options are exercisable at prices greater than $2.50 per share and will be canceled without consideration in the Merger.

The shares of common stock in the foregoing table have not been pledged or otherwise deposited as collateral, are not the subject matter of any voting trust or other similar agreement and are not the subject of any contract providing for the sale or other disposition of securities other than those shares as to which Saunders Acquisition Corporation has a right to receive as described in footnote 1, above.

The foregoing table also includes shares of common stock which the following directors have the right to acquire within sixty days upon the exercise of stock options as follows: Mr. Cohen, 147,649 shares; Dr. Schubel, 147,649 shares; Mr. Turner, 142,633 shares; Dr. Lodish, 146,319 shares; and Mr. Meister 137,694 shares. The foregoing table also includes 40,577 shares of common stock which Mr. Schillings has the right to acquire within sixty days upon the exercise of stock options.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholder meetings. However, if the merger is not completed, we plan to hold our an Annual Meeting of Shareholders. Under applicable SEC rules and regulations, in order to be eligible for inclusion in Franklin’s proxy material for the Annual Meeting of Shareholders, shareholders’ proposals to take action at such meeting must be received by Franklin not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Franklin.

WHERE YOU CAN FIND MORE INFORMATION

Franklin files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

Franklin’s filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. In addition, documents filed by Franklin can be obtained by contacting Franklin at the following address and telephone number: Franklin Electronic Publishers, Incorporated, One Franklin Plaza, Burlington, New Jersey 08016, Attention: Corporate Secretary, Telephone: (609) 386-2500, or from Franklin’s website, at http://www.franklin.com.

If you have questions about the special meeting, the merger or this proxy statement, would like additional copies of this proxy statement or the proxy card or have questions about or require assistance in completing and submitting proxy cards, please call the Company’s proxy solicitor, Regan & Associates, Inc., at (800) 737-3426.

If you would like to request documents from Franklin, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

You should rely only on the information contained in this proxy statement and the annexes attached hereto to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from that contained in this proxy statement or such annexes.

This proxy statement is dated                     , 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

The merger agreement has been attached as Annex A to provide you with full information regarding its terms.

The merger agreement contains representations and warranties made by Franklin and Saunders to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

BY ORDER OF THE BOARD OF DIRECTORS

Edward H. Cohen

Chairman of Special Committee the Board of Directors

Burlington, New Jersey

                    , 2010

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS SEPTEMBER 30, 2009

BY AND BETWEEN

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND

SAUNDERS ACQUISITION CORPORATION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 30, 2009 is entered into by and between Franklin Electronic Publishers, Incorporated, a Pennsylvania corporation (the “Company”), and Saunders Acquisition Corporation, a Delaware corporation (“Buyer”).

RECITALS:

A. A special committee of the Board of Directors of the Company (the “Company Board”) consisting solely of independent directors (the “Company Special Committee”) [unanimously] has determined that the merger of Buyer with and into the Company on the terms and conditions set forth in this Agreement (the “Merger”) is advisable and in the best interests of the Company and has recommended that the Company Board approve and adopt this Agreement and recommend that the Company’s shareholders vote for the adoption of this Agreement;

B. The Company Board has determined that the Merger is advisable and in the best interests of the Company and has approved and adopted this Agreement and has resolved to recommend that the Company’s shareholders vote for the adoption of this Agreement;

C. Pursuant to the terms of this Agreement, Buyer has determined to acquire the Company by means of the Merger; and

D. Buyer and certain shareholders of the Company have previously entered into Exchange Agreements dated as of May 29, 2009 and September 11, 2009, as each may be amended from time to time, pursuant to which such shareholders have agreed to contribute to Buyer, immediately following the approval of this Agreement by the Board of Directors of the Company, 3,024,114 shares of Company Common Stock (as hereinafter defined) owned beneficially or of record by such shareholders in exchange for an equity interest in Buyer, and upon the Effective Time (as hereinafter defined) such Rollover Shares shall be automatically cancelled and shall cease to exist without any payment therefor pursuant to Section 2.2(a)(iv) hereof.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefore below:

“Acquisition Proposal” as defined in Section 6.4(e)(i).

“Action” as defined in Section 4.8(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or under common Control with such Person, including without limitation any Subsidiary.

“Agreement” as defined in the first paragraph of this Agreement.

“Aggregate Merger Consideration” means the dollar amount resulting from multiplying the Merger Consideration by the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, other than the Rollover Shares.

“Buyer” as defined in the first paragraph of this Agreement and Plan of Merger.

“Buyer Common Stock” as defined in Section 2.2(a)(iii).

“Buyer Disclosure Letter” as defined in the first paragraph of Article V.

“Certificate” as defined in Section 2.2(a)(i).

“Closing” as defined in Section 2.1(b).

“Closing Date” as defined in Section 2.1(b).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” as defined in the first paragraph of this Agreement.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of March 31, 2009 set forth in the Annual Report on Form 10-K filed by the Company with the SEC on June 29, 2009, as supplemented by the consolidated balance sheets of the Company as of June 30, 2009 set forth in the Quarterly Report on Form 10¬Q filed by the Company with the SEC on August 13, 2009.

“Company Benefit Plan” as defined in Section 4.10(a).

“Company Board” as defined in the Recitals.

“Company Change of Recommendation” as defined in Section 6.4(c).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Letter” as defined in the first paragraph of Article IV.

“Company Financial Statements” as defined in Section 4.5(a).

“Company Options” as defined in Section 2.2(a)(ii).

“Company Permits” means all Permits required for any business operated or services furnished by the Company or its Subsidiaries.

“Company Recommendation” as defined in Section 6.2(a)(ii).

“Company SEC Documents” as defined in Section 4.5(a).

“Company Shareholder Approval” as defined in Section 4.3.

“Company Special Committee” as defined in the Recitals.

“Company Subsidiaries” means the Subsidiaries of the Company set forth in Section 4.2 of the Company Disclosure Letter.

“Contract” means, with respect to any Person, any agreement, arrangement, undertaking, contract, commitment, obligation, promise, indenture, deed of trust or other instrument or agreement (whether written or oral and whether express or implied) by which that Person is bound or subject.

“Control” means with respect to any corporation or limited liability company the right or power to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of shareholders, members or owners and with respect to any individual, partnership, trust or other entity or association other than a corporation or limited liability company, the possession directly to cause the direction of the management or actions of the controlled entity.

“Copyrights” as defined in Section 4.14(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” as defined in Section 2.1(c).

“Environmental Laws” means federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to the environment or the protection of human health as it relates to the environment, including those relating to the management or Release of Hazardous Materials.

“ERISA” as defined in Section 4.10(a).

“ERISA Affiliate” as defined in Section 4.10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” as defined in Section 2.3(a).

“Expense Reimbursement” as defined in Section 8.4(b)

“Foreign Plans” as described in Section 4.10(i)

“GAAP” as defined in Section 4.5(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, including any domestic (federal, state or local), foreign or supranational governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization, including state departments or divisions of insurance or insurance commissioners or superintendents.

“Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including (i) petroleum, asbestos or polychlorinated biphenyls, and (ii) in the United States; all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

“IP Licenses” as defined in Section 4.14(a).

“Indemnified Parties” as defined in Section 6.9(a).

“Intellectual Property” as defined in Section. 4.14(a).

“Investment Assets” means bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, real estate and leasehold and other interests therein, certificates issued by or interests in trusts, cash on hand and on deposit, personal property and interests therein and all other assets acquired for investment purposes.

“IRS” as defined in Section 4.10(b).

“Law” means any law (including common law), ordinance, writ, directive, judgment, order, decree, injunction, statute, treaty, rule, regulation, regulatory requirement or determination of (or an agreement with) a Governmental Authority.

“Leased Real Property” as defined in Section 4.15(b).

“Liability” means any debt, liability, commitment, claim or obligation of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, or absolute or contingent.

“Lien” means any and all liens, charges, security interests, options, claims, mortgages, pledges or restrictions on title or transfer of any nature whatsoever.

“Material Adverse Effect” means, with respect to any Person, any fact, event, circumstance, change, condition or effect, individually or in the aggregate, that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that: “Material Adverse Effect” shall not include any (i) decrease in the trading or market prices of an entity’s capital stock or (ii) any change or effect (A) resulting from changes or effects to the U.S. or global economy in general, (B) with respect to the Company, resulting primarily from the identities of Buyer and its Affiliates or statements or other actions by them, (C) resulting from changes in law or GAAP or the interpretation thereof after the date hereof, (D) resulting from acts of war, armed hostility or terrorism, or (E) resulting from the announcement of Buyer’s proposal to acquire the Company, the negotiation, execution or announcement of this Agreement or the Merger or regulatory approvals contemplated hereby including any litigation resulting therefrom.

“Material Contract(s)” as defined in Section 4.13(a).

“Merger” as defined in the Recitals.

“Merger Consideration” means an amount of cash per share of Company Common Stock equal to $2.50.

“Multiemployer Plan” as defined in Section 4.10(f).

“NYSE AMEX” as defined in Section 4.4(a).

“Oppenheimer” as defined in Section 4.18.

“Option Payments” as defined in Section 2.7(a).

“PBCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“Patents” as defined in Section 4.15(a).

“Permits” means any licenses, franchises, permits, certificates, approvals, accreditations or other similar authorizations from any Governmental Authority.

“Permitted Liens” means, collectively, (i) Liens for Taxes not yet payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Company SEC Documents, (ii) any minor imperfection of title or similar Lien which does not and would not reasonably be expected to impair in any material respect the operations of the business of the Company or any of its Subsidiaries, and (iii) Liens incurred pursuant to actions of Buyer or any of its Affiliates.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity or group (as defined in the Exchange Act).

“Proxy Statement” as defined in Section 6.2(a)(ii).

“Quarterly Statements” shall mean, with respect to any Person, the quarterly statements of such Person filed with the SEC.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property.

“Representative” means, with respect to any Person, (a) its Subsidiaries and Affiliates, and (b) its, and its Subsidiaries’ and Affiliates’ respective officers, directors, employees, auditors, financial advisors, attorneys, accountants, consultants, agents, advisors or representatives.

“Requisite Regulatory Approvals” as defined in Section 7.1(c).

“Reverse Termination Fee” as defined in Section 8.4(c).

“Rollover Shares” means such number of shares of Company Common Stock as are owned by Buyer at the Effective Time.

“Schedule 13E-3” as defined in Section 6.2(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act and the Exchange Act.

“Software” as defined in Section 4.15(a).

“Special Meeting” as defined in Section 6.2(a).

“Subsidiary” when used with respect to any Person means another Person Controlled by such first Person or another Subsidiary of such first Person.

“Superior Proposal” as defined in Section 6.4(e)(ii).

“Surviving Corporation” as defined in Section 2.1(a).

“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations or other similar charges of any kind on or with respect to income, franchises, premiums, windfall or other profits, gross receipts, property, sales, use, transfer, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, and taxes or other similar charges of any kind in the nature of excise, withholding, ad valorem or value added.

“Tax Proceeding” means any audit, administrative action, assessment, case, deposition, examination, executive action, filing, hearing, information request, injunction, inquiry, investigation, judgment, levy, litigation, order, reassessment, review, seizure, subpoena, suit, summons, testimony, or other activity involving or conducted by or on behalf of any Governmental Authority relating to Tax.

“Tax Return” means any return, report or similar statement (including any attachment or supplements thereto) supplied to or required to be supplied to any taxing authority, including, any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” as defined in Section 8.1(b)(iii).

“Termination Fee” as defined in Section 8.4(a).

“Third Party” means any Person (or group of Persons) other than the Company, Buyer and their respective Subsidiaries.

“Trademarks” as defined in Section 4.14(a).

ARTICLE II

THE MERGER

SECTION 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Buyer shall be merged with and into the Company in accordance with the requirements of the PBCL and DGCL, whereupon the separate existence of Buyer shall cease, and the Company shall be the corporation surviving the Merger (the “Surviving Corporation”). The Merger will have the effects set forth in Section 1929 of the PBCL and Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, franchises, property, immunities, powers and purposes and assume and be liable for all the debts, liabilities, obligations and penalties of the Company and Buyer.

(b) The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Katten Muchin Rosenman LLP in New York City at 10:00 a.m. local time, as soon as reasonably practicable, but in any event within two (2) business days, after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing) (the actual time and date of the Closing being referred to herein as the “Closing Date”).

(c) As soon as reasonably practicable following the Closing on the Closing Date, the Company and Buyer shall execute and file articles of merger with the Department of State of the Commonwealth of Pennsylvania and a certificate of merger with the Secretary of State of the State of Delaware, and make all other filings or recordings required by the PBCL to be made in connection with the Merger. The articles of merger shall have attached thereto a plan of merger in the form of Exhibit A. The Merger shall become effective at such time as articles of merger are duly filed with the Department of State of the Commonwealth of Pennsylvania and a certificate of merger is duly filed with the Secretary of State of the State of Delaware or, if agreed to by the Company and Buyer, at such later time as is specified in the articles of merger (such time, the “Effective Time”).

SECTION 2.2 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.2(a)(vii), be converted into the right to receive an amount in cash equal to the Merger Consideration, payable in cash upon surrender of the certificate that formerly evidenced such share of Company Common Stock (a “Certificate”) in the manner provided in Section 2.3;

(ii) each outstanding and unexercised option to purchase shares of Company Common Stock (the “Company Options”) under any stock option plan of the Company, including, without limitation, the Company’s 1998 and 2005 Stock Option Plans or any other similar plan, agreement or arrangement outstanding immediately prior to the Effective Time, shall be cancelled and, in exchange therefore, each former holder of any such Company Option shall be entitled to receive a payment in cash (subject to any applicable withholding of Taxes) of an amount equal to the product of (i) the total number of shares of Company Common Stock previously subject to such Company Option which have vested as of the Effective Time, and (ii) the excess, if any, of the Merger Consideration over the exercise price per share previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”). From and after the Effective Time, any such Company Option shall no longer be exercisable by the holder thereof but shall only entitle such holder to the payment of the Option Payment. If the exercise price per share with respect to any Company Option is equal to or greater than the Merger Consideration, such Company Option will be cancelled pursuant to this Section 2.2(a)(ii) without consideration, as will that portion of any Company Option that has not vested as of the Effective Time.

(iii) each share of common stock, par value $.01 per share, of Buyer (“Buyer Common Stock”) outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the share so converted;

(iv) each share of Series A Preferred Stock, par value $0.01 per share, of Buyer (“Buyer Series A Preferred Stock”) outstanding immediately prior to the Effective Time shall be converted into and become one share of Series A Preferred Stock of the Surviving Corporation with the same rights, powers and privileges as the share so converted;

(v) each share of Series B Preferred Stock, par value $0.01 per share, of Buyer (“Buyer Series B Preferred Stock”) outstanding immediately prior to the Effective Time shall be converted into and become one share of Series B Preferred Stock of the Surviving Corporation with the same rights, powers and privileges as the share so converted;

(vi) each share of Buyer Common Stock, Buyer Series A Preferred Stock and Buyer Series B Preferred Stock converted pursuant to Sections 2.2(a)(iii), 2.2(a)(iv) and 2.2(a)(v), as applicable, shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(vii) each share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time and each of the Rollover Shares shall be canceled, and no payment shall be made with respect thereto; provided, that shares of Company Common Stock held by the Company or its Subsidiaries in trust accounts, managed accounts, investment accounts and the like shall not be cancelled and shall be treated in accordance with Section 2.2(a)(i).

(b) From and after the Effective Time, all shares of Company Common Stock converted pursuant to Section 2.2(a)(i), all shares of Company Common Stock cancelled in accordance with Section 2.2(a)(vii) and all Company Options shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except, in the case of shares of Company Common Stock canceled pursuant to Section 2.2(a)(i), the right to receive the Merger Consideration to which such holder is entitled with respect to the shares of Company Common Stock represented by the Certificate(s) surrendered by such holder pursuant to Section 2.3(b), or in the case of a cancelled Company Option the right to receive the Option Payments. From and after the Effective Time, all certificates representing Buyer Common Stock, Buyer Series A Preferred Stock or Buyer Series B Preferred Stock, as the case may be, shall be deemed for all purposes to represent only the number of shares of capital stock of the Surviving Corporation into which such shares were converted in accordance with Sections 2.2(a)(iii), 2.2(a)(iv) or 2.2(a)(v), as applicable.

SECTION 2.3 Surrender and Payment.

(a) Prior to the Effective Time, Buyer shall appoint an exchange agent (the “Exchange Agent”) reasonably acceptable to a majority of the independent directors of the Company for the purpose of exchanging Certificates for the Merger Consideration. At the Effective Time, Buyer shall deposit, or cause to be deposited, with the Exchange Agent cash sufficient to make the cash payments payable pursuant to Section 2.2(a)(i). Promptly after the Effective Time, Buyer will send, or cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent), which letter shall be in such form as the Company and Buyer may reasonably agree to use in effecting delivery of shares of Company Common Stock to the Exchange Agent.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided herein will be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by such Certificate only upon surrender to the Exchange Agent of such Certificate. Until so surrendered, each such Certificate so converted shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. No interest will be paid or accrued on any cash payable as part of the Merger Consideration or in lieu of fractional shares pursuant to Section 2.6.

(c) If any Merger Consideration is to be paid to the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration or payment of such Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer.

(d) After the Effective Time, there shall be no further registration of transfers of shares of capital stock of the Company on the stock records of, or relating to, the Company. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or Buyer, they shall be canceled and, if applicable, exchanged for the Merger Consideration payable in exchange therefor in accordance with the procedures and limitations set forth, in this Article II.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Buyer and any such holder who has not exchanged such holder’s shares of Company Common Stock for the Merger Consideration payable in exchange therefor in accordance with this Section 2.3 prior to that time shall thereafter look only to Buyer for delivery of the Merger Consideration in respect of such holder’s shares without any interest thereon. Notwithstanding the foregoing, Buyer shall not be liable to any Person for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) The Exchange Agent shall invest any cash made available to the Exchange Agent pursuant to Section 2.3(a) as directed by Buyer on a daily basis in Treasury bills, Treasury notes, Treasury bonds or other short-term instruments guaranteed by the full faith and credit of the United States. Any interest and other income resulting from such investments shall promptly be paid to Buyer.

SECTION 2.4 Adjustments. If, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Buyer or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction; or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect, in the aggregate, as contemplated by this Agreement prior to such event.

SECTION 2.5 Withholding Rights. Each of the Surviving Corporation, Buyer and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law including any withholding from any payment that is treated as wages or compensation for the performance of services. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the providing of such security or indemnity as the Exchange Agent deems necessary to save and hold the Company and Buyer harmless, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in exchange for the shares of Company Common Stock represented thereby.

SECTION 2.7 Treatment of Restricted Stock. As of the Effective Time, the holder of each vested share of restricted stock awarded under the 2005 Restricted Stock Plan or any other similar plan, agreement or arrangement shall be entitled to receive the Merger Consideration, without interest, and subject to any withholding of Taxes. All unvested shares of restricted stock will be cancelled without consideration.

ARTICLE III

CERTAIN GOVERNANCE MATTERS

SECTION 3.1 Articles of Incorporation of the Surviving Corporation. At the Effective Time, the articles of incorporation of the Company shall be amended and restated so that the articles of incorporation of the Surviving Corporation (until amended in accordance with applicable Law) will read in full as set forth on Exhibit B.

SECTION 3.2 Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of the Company shall be amended and restated so that the bylaws of the Surviving Corporation (until amended in accordance with applicable Law) will read in full as set forth on Exhibit C.

SECTION 3.3 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the bylaws and applicable Law, (a) the directors of Buyer immediately prior to the Effective Time shall become the directors of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q since such Annual Report on Form 10-K (including, in each case, to the extent included in any document filed or incorporated by reference as an exhibit thereto), in each case included in the Company SEC Documents filed and publicly available prior to the date hereof and except as set forth in the disclosure letter delivered by the Company to Buyer simultaneously with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Buyer that the following statements are true and correct in all material respects as of the date hereof:

SECTION 4.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Each of the Company Subsidiaries is duly incorporated or organized, validly existing and in good standing under the Laws of the state or country of such Subsidiary’s incorporation or organization (such jurisdictions being those listed on the Company Disclosure Letter). Each of the Company and its Subsidiaries has the requisite power and authority to own, operate and lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign entity to do business, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary (such jurisdictions being those listed on the Company Disclosure Letter), except for such failures to be so qualified and in good standing that have not had, and would not reasonably be expected to, have, individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 8,281,133 shares were issued and outstanding and 10,000,000 shares of preferred stock, of which, as of the date of this Agreement, no shares were issued and outstanding. As of the date of this Agreement there were no shares of Company Common Stock held in treasury. All the outstanding shares of the Company’s capital stock are in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Company Disclosure Letter or as provided for in this Agreement, as of the date of this Agreement: (A) there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or any of its Subsidiaries on any matter, (B) there are outstanding options to purchase an aggregate of 2,511,086 shares of Company Common Stock, (C) there were no warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries, (D) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any of its Subsidiaries and (E) there are no outstanding preemptive rights, rights of first refusal, rights of co-sale, tag along rights or drag along rights of or for the shareholders of the Company or any of its Subsidiaries on any matter. As of the date hereof, there are no declared but unpaid dividends outstanding with respect to the Company’s capital stock.

(b) Except as set forth in the Company Disclosure Letter, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is, directly or indirectly, owned by the Company, and all such capital stock has been validly issued and is fully paid and nonassessable and owned by either the Company or one of its Subsidiaries free and clear of all Liens (other than Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than any restrictions imposed under applicable federal and state securities Laws.

SECTION 4.3 Corporate Authorization; Enforceability; Board Action. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval and adoption by the Company’s shareholders of this Agreement and the consummation of the Merger in accordance with the Company’s articles of incorporation and bylaws and the PBCL (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and, subject to Company Shareholder Approval and assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and to general equity principles.

SECTION 4.4 Consents and Approvals; No Violations.

(a) Except as set forth in the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, require no consent, approval or action by or in respect of, or notice to or filing with, any Governmental Authority other than: (i) the filing of articles of merger in connection with the Merger in accordance with the PBCL, (ii) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) compliance with the rules and regulations of the American Stock Exchange (“NYSE AMEX”), and (iv) any other approvals the absence of which would not reasonably be expected to, individually or in the aggregate, (A) materially impair or delay consummation of the Merger or (B) have a Material Adverse Effect on the Company.

(b) Except as set forth in the Company Disclosure Letter, neither the execution, delivery or performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby, including the Merger, nor compliance by the Company and its Subsidiaries, with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the Company’s articles of incorporation or the Company’s bylaws or the organizational documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.4(a), conflict with or result in any violation of any provision of any Law applicable to the Company or any of its Subsidiaries, (iii) require the consent, approval or authorization of, or notice to or filing with, any Third Party, with respect to, result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment, or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled) under, any provision of any Contract by which the Company or any of its Subsidiaries is bound or subject, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, except in the case of (ii) and (iii) for such conflicts, violations, breaches, defaults, rights or losses, or the failure to obtain any such consents or approvals or to provide such notices or make such filings, that would not reasonably be expected to, individually or in the aggregate, (A) materially impair or delay consummation of the Merger or (B) have a Material Adverse Effect on the Company.

SECTION 4.5 SEC Filings and Financial Statements. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it and its Subsidiaries since April 1, 2006 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities

Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Company SEC Documents (the “Company Financial Statements”) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, as applicable, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and for the absence of footnotes).

SECTION 4.6 Absence of Certain Changes. Except (a) as set forth in the Company Disclosure Letter or (b) as disclosed in the Company SEC Documents filed prior to the date hereof, since March 31, 2009, the Company and its Subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary and usual course thereof and there has not occurred, and the Company or any of its Subsidiaries have not:

(i) any fact, event, circumstance, change, condition or effect (including the incurrence of any Liabilities of any nature, whether or not accrued, contingent or otherwise) that can reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(ii) any material change by the Company or any of its Subsidiaries in accounting principles or methods other than those required by Law or GAAP;

(iii) taken any action or made any omission, that, if taken or made on or after the date of this Agreement, would be prohibited by Section 6.1;

(iv) suffered any material physical damage, destruction or loss (whether or not covered by insurance) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, affecting each Company’s or any Subsidiary’s respective property or business;

(v) entered into any material transaction involving consideration or obligations in excess of $500,000;

(vi) made or pledged to make any material charitable contribution or capital contribution;

(vii) accelerated, terminated, modified or canceled any material Contract to which the Company is a party or by which the Company or its assets are bound, except where such acceleration, termination, modification or cancellation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(viii) agreed or committed, whether in writing or otherwise, to do any of the foregoing.

SECTION 4.7 Undisclosed Liabilities. Except for Liabilities (a) set forth in the Company Disclosure Letter or reflected, disclosed or reserved against in the Company Financial Statements (including the footnotes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (b) incurred in the ordinary course of business and consistent with past practice or (c) that individually or in the aggregate, have not or will not be reasonably expected to have, a Material Adverse Effect on the Company or its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has any Liabilities of any nature whether or not accrued, contingent or otherwise, and whether or not required to be discharged, nor are there any facts or circumstances that would reasonably be expected to result in any obligation or Liability.

SECTION 4.8 Litigation.

(a) As of the date hereof, except as set forth in the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (i) there is no litigation, suit, action, claim, charge or other proceeding (each, an “Action”) by or before any Governmental Authority or any other Person pending or, to the knowledge of the Company, threatened, against, by or affecting the Company or any of its Subsidiaries (other than insurance claims litigation in the ordinary course of business for which claims reserves that are adequate in the aggregate have been established), or any of its or their respective assets, properties or business, and (ii) no investigation or inquiry by or before any Governmental Authority is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) Except as set forth in the Company Disclosure Letter, there are no judgments, injunctions, writs, orders or decrees binding on the Company or any of its Subsidiaries that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

SECTION 4.9 Compliance with Laws.

(a) Except as set forth in the Company Disclosure Letter, the Company and its Subsidiaries have been, since April 1, 2006, and their operations are currently being, conducted in compliance with all applicable Laws and Judgments, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(b) Except as set forth in the Company Disclosure Letter, the Company and each of its Subsidiaries possess all licenses, Permits and other authorizations required to conduct their businesses as now conducted by them, except where the failure to possess such licenses, permits and other authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company has not received notice of pending cancellation or suspension thereof, nor to the knowledge of the Company, is any cancellation thereof threatened.

SECTION 4.10 Employee Benefit Plans.

(a) Company Benefit Plans. The Company Disclosure Letter sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any other material plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), which are now, or were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any material obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control., retention, transaction, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements (each a “Company Benefit Plan”). For purposes of this Section 4.10, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Sections 414(b), (c), (m) or (o) of the Code. To the knowledge of the Company, the Company has no express or implied commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code and each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms.

(b) Deliveries. The Company has made available to Buyer complete copies of each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, trust agreements, annuity contracts, insurance contracts or other funding vehicles and all amendments thereto.

(c) General Compliance. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws and Orders, including ERISA and the Code, including, without limitation, timely filing of all Tax, annual reporting and other governmental filings required by ERISA and the Code and timely contribution (or, if not yet due, proper financial reporting) of any amounts required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement, (ii) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) has occurred with respect to any Company Benefit Plan, and (iii) the Company and its ERISA Affiliates have complied with the Consolidated Omnibus Budget Reconciliation Act of 2985, as amended, and the regulations thereunder (“COBRA”), and any similar state law. None of the assets of any Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(7) of the Code have been invested in any equity interest issued by the Company or any Company Subsidiary.

(d) Legal Actions. Except as would not reasonably be expected to have a Material Adverse Effect on the Company or as set forth in the Company Disclosure Letter, no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims) and any civil action under Section 502 of ERISA.

(e) Title IV of ERISA. No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the assets of the Company or any ERISA Affiliate is, or any reasonably be expected to become, the subject of any Lien arising under ERISA or Section 412(n) of the Code.

(f) Change in Control. Except as set forth in the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or employee of the Company or any Company Subsidiary or any of their respective affiliates, or to any Governmental Entity or other Person on behalf of any such director or employee, from the Company or any Company Subsidiary or any of their respective affiliates under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan, (C) result in any acceleration of the time of payment or vesting of ay material benefits or (D) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280g(b)(1) of the Code.

(g) No Retiree Welfare Benefits; Section 409A. Except as required by COBRA, any similar state or local law or pursuant to any employment agreement or severance arrangement providing for Company or Company Subsidiary-paid-post-employment health care benefits for a period of not more than 18 months following termination of employment, no Company Benefit Plan provides any retiree or post-employment medical, disability or life insurance benefits to any Person. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, the applicable proposed and final regulations thereunder, and any applicable IRS guidance, except for such noncompliance as would not, individually or in the aggregate, be material to the Company. The Company has no liability or obligation to provide any gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code.

(h) Foreign Plans.

(i) The only material pension, unemployment insurance, medical insurance, work injury insurance, housing provident fund, welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other material employee fringe benefit plan presently maintained by, or contributed to by the Company, any of the Company Subsidiaries or any ERISA Affiliate for the benefit of any employee of the Company, any of the Company Subsidiaries or any ERISA Affiliate, or with respect to which the Company, any Company Subsidiary or any ERISA Affiliate has any liability, including without limitation any such plan required to be maintained or contributed to by the law of the relevant jurisdiction, which would be described in Section 4.10(a) above, but for the fact that such plans are maintained outside the jurisdiction of the United States (but excluding plans maintained by a governmental entity), are also listed in the Company Disclosure Letter (the “Foreign Plans”), and a true and complete copy of each written Foreign Plan and of any description of each Foreign Plan that is not written has been furnished to Buyer.

(ii) Except as does not have a Material Effect, the Company, each of the Company Subsidiaries, each ERISA Affiliate and each of the Foreign Plans are in compliance (both as to documentation and administration) in all material respects with the provisions of the Laws of each jurisdiction in which any of the Foreign Plans are maintained, to the extent such laws are applicable to the Foreign Plan. Except as does not have a Material Adverse Effect, each Foreign Plan that is required to be registered with any Governmental Entity has been so registered and has been maintained in good standing with all applicable Governmental Entity and, if intended to qualify for special tax treatment, each Foreign Plan meets all requirements for such treatment.

(iii) There are no pending investigations by any Governmental Entity involving the Foreign Plans, no claims pending or threatened in writing (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan which could give rise to any liability that has a Material Adverse Effect.

SECTION 4.11 Employee Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization.

(b) Except (i) as set forth in the Company Disclosure Letter or (ii) disclosed in the Company SEC Documents filed prior to the date hereof, as of the date hereof, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Authority or any other Person in connection with the employment by the Company or any of its Subsidiaries of any individual, including, without limitation, any claim relating to employment discrimination, equal pay, sexual harassment, employee safety and health, wages and hours or workers’ compensation.

SECTION 4.12 Taxes.

(a) Each of the Company and its Subsidiaries has (i) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it or them (giving effect to all extensions) and such Tax Returns are correct and complete in all material respects; (ii) timely paid in full (or there has been timely paid in full on its behalf) all material Taxes required to have been paid by it or them, and (iii) made adequate provision (or adequate provision has been made on its behalf) in accordance with GAAP for all material accrued Taxes not yet due.

(b) There are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves in accordance with GAAP have been established.

(c) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable Law.

(d) No federal, state, local or foreign Tax Proceedings are presently pending with regard to any material Taxes or material Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received a written notice of any proposed Tax Proceedings with respect to any material Taxes.

(e) No extension of time to file the Tax Return of the Company or any of its Subsidiaries, which such Tax Return has not since been filed in accordance with applicable law, has been filed.

(f) The statute of limitations for any Tax Proceeding relating to the Company or any of its Subsidiaries has never been modified, extended or waived.

(g) Any assessment, deficiency, adjustment or other similar item relating to any Tax or Tax Return of the Company or any of its Subsidiaries has been reported to all Governmental Authorities in accordance with applicable law.

(h) Since September 30, 2003, no jurisdiction where no Tax Return has been filed or no Tax has been paid has made or threatened to make a claim for the payment of any Tax or the filing of any Tax Return relating to the Company or any of its Subsidiaries.

(i) The Company is not a party to any agreement with any Governmental Authority with respect to Taxes (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable law). No private letter or other ruling or determination from any Governmental Authority relating to the Tax of the Company or any of its Subsidiaries has ever been requested or received.

(j) Neither the Company nor any of its Subsidiaries has any “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable law.

(k) No asset of the Company or any of its Subsidiaries is required to be treated as being owned by any other Person pursuant to any provision of applicable law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions).

(l) Since September 30, 2003, neither the Company nor any of its Subsidiaries is or has been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m) Since September 30, 2003, neither the Company nor any of its Subsidiaries has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(n) The Company is not, nor since September 30, 2003 has it been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

(o) No election under Code Section 338 or any similar provision of applicable law has been made or required to be made by or with respect to the Company.

(p) The Company has provided to Buyer all Tax Returns of Company and its Subsidiaries filed since September 30, 2003 and all audit reports, closing agreements, letter rulings, or technical advice memoranda relating to any Tax or Tax Return of the Company or any of its Subsidiaries.

(q) The Company Disclosure Letter sets forth a list of all jurisdictions (foreign and domestic) in which the Tax Return of the Company or any of its Subsidiaries has been the subject of any Tax Proceedings since September 30, 2003, a description of each such Tax Return, and the relevant Tax periods.

(r) The Company Disclosure Letter sets forth a list of all jurisdictions (foreign and domestic) to which any Tax has been paid or in which any Tax Return has been filed by the Company or any of its Subsidiaries since September 30, 2003.

(s) The Company Disclosure Letter sets forth a list of all Tax elections made since September 30, 2003 with respect to the Tax or Tax Return of the Company or any Subsidiary.

SECTION 4.13 Certain Contracts.

(a) The Company Disclosure Letter lists each of the following Contracts, to which either the Company or any of its Subsidiaries is a party, including all amendments and supplements thereto, (collectively, the “Material Contracts” and each a “Material Contract”):

(i) All employment, consultation, retirement, termination, sign-on, buy-out or other Contracts with any present or former officer, director, trustee, employee, agent, broker or independent contractor of the Company or any of its Subsidiaries (including, but not limited to, loans or advances to any such Person (as defined below) or any Affiliate of such Person) excluding (I) such Contracts which are terminable by the Company or any of its Subsidiaries at will without severance and (II) Contracts that involve or are reasonably likely to involve the payment pursuant to the terms of such Contract of less than $100,000;

(ii) All Contracts containing any provision or covenant (A) limiting the ability of the Company or any of its Subsidiaries to compete with any Person in its business, to do business with any Person or in any location or to employ any Person, (B) limiting the ability of any Person to compete with or obtain products or services from the Company or any of its Subsidiaries or (C) restricts the Company or any of its Subsidiaries from engaging in any business or activity anywhere in the world;

(iii) All Contracts relating to the borrowing of money by the Company or any of its Subsidiaries or the direct or indirect guarantee by the Company or any of its Subsidiaries of any obligation of any Person for borrowed money or other specific financial obligation of any Person, or any other liability of the Company or any of its Subsidiaries in respect of indebtedness for borrowed money or other specific financial obligation of any Person, including, but not limited to, any Contract relating to or containing provisions with respect to any lines of credit or similar facilities;

(iv) All Contracts (other than contracts entered into in the ordinary course of business) with any Person containing any provision or covenant relating to the indemnification or holding harmless by the Company or any of its Subsidiaries of any Person which is reasonably likely to result in a liability to the Company or any of its Subsidiaries of $100,000 or more;

(v) All Contracts relating to the future disposition (including, but not limited to, restrictions on transfer or rights of first refusal) or future acquisition of any interest in any business enterprise, and all contracts relating to the future disposition of a material portion of the assets of the Company or any of its Subsidiaries;

(vi) All Contracts with any director or Affiliate of the Company; and

(vii) All other Contracts (other than Contracts which are expressly excluded under any other subsection of this Section 4.14) that involve or are reasonably likely to involve the payment pursuant to the terms of such Contracts by or to the Company or its Subsidiaries of $100,000 or more or the termination of which is reasonably likely to have a Material Adverse Effect on the Company.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and except as provided in the Company Disclosure Letter: (i) each Material Contract is a legal, valid and binding obligation of the Company or any of its Subsidiaries, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against each such party in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries, as the case may be, nor, to the knowledge of the Company, any other party to a Material

Contract, is in violation or default of any term of any Material Contract, and (iii) no condition or event exists that, with the giving of notice or the passage of time, or both, would constitute a violation or default by the Company or any of its Subsidiaries, as the case may be, or any other party to a Material Contract, or permit the termination, modification, cancellation or acceleration of performance of the obligations of the Company or any of its Subsidiaries, as the case may be, or any other party to the Material Contract.

SECTION 4.14 Intellectual Property.

(a) As used herein: (i) “Intellectual Property” means all U.S. state and foreign (A) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with the goodwill associated therewith, registrations and applications relating to the foregoing (“Trademarks”), (B) patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights (“Patents”), and (C) registered and unregistered copyrights (including those in Software), rights of publicity and all registrations and applications to register the same (“Copyrights”); (ii) “IP Licenses” means all licenses and agreements (excluding “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the terms of use or service for any web site) pursuant to which the Company and any of its Subsidiaries have acquired rights in (including usage rights) or to any Intellectual Property, or licenses and agreements pursuant to which the Company and any of its Subsidiaries have licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; and (iii) “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site.

(b) Except as set forth in the Company Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since April 1, 2006, no claims have been asserted by any Third Party against the Company or any of its Subsidiaries related to use of or grant of licenses to use, any Intellectual Property, IP Licenses or Software.

SECTION 4.15 Properties and Assets.

(a) The Company and each of its Subsidiaries has (i) good and valid title to all of the material properties and assets reflected as owned on the most recent balance sheet of the Company contained in the Company SEC Documents, and to the knowledge of the Company, free and clear of any material Liens other than Permitted Liens, except for properties or assets that have been sold or disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet and (ii) a valid leasehold interest or other comparable Contract of use in all material properties and assets (in each case, tangible or intangible) reflected as leased on such balance sheet, and to the knowledge of the Company, free and clear of any material Liens other than Permitted Liens, except for such leases or comparable Contracts terminated in the ordinary course of business consistent with past practice since the date of such balance sheet.

(b) The Company Disclosure Letter sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”), (ii) the address for each parcel of Leased Real Property, (iii) a description of the applicable Contract relating thereto and (iv) the current rent amounts payable by the Company or any Company Subsidiary related to each Leased Real Property. No Lease Agreement is subject to any Lien entered into by the Company or any Company Subsidiary, including without limitation any right to the use or occupancy of any Leased Real Property, other than Permitted Liens. Each Lease Agreement is, with respect to the Company or the applicable Company Subsidiary, a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of the Company or the applicable Company Subsidiary, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and to general equity principles.

(c) Each parcel of Leased Real Property is, to the knowledge of the Company or the applicable Company Subsidiary, in material compliance with all existing material Laws applicable to such Leased Real Property, and neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity regarding non-compliance with respect to such Laws. Neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and there are no such proceedings threatened in writing, affecting any portion of the Leased Real Property and neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding.

SECTION 4.16 Environmental Matters. No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or, to the knowledge of the Company, investigation is pending or, to the knowledge of the Company, threatened by any Person against, the Company or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law and (b) the Company and its Subsidiaries have been and are in compliance with all Environmental Laws, including possessing all material permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws.

SECTION 4.17 Transactions with Related Parties. Except as set forth in the Company Disclosure Letter, the Company SEC Documents disclose Contracts entered into by the Company or its Subsidiaries (which are or will be in effect as of or after the date of this Agreement) involving payments with any person who is an officer, director or Affiliate of the Company or any of its Subsidiaries, or any relative of any of the foregoing. To the Company’s knowledge, no officer, director or Affiliate of the Company or any of its Subsidiaries has, either directly or indirectly:

(a) an equity interest of five percent (5%) or more in any Person that purchases from or sells or furnishes any goods or services to the Company or any of its Subsidiaries or otherwise does business with the Company or any of its Subsidiaries, or

(b) a beneficial interest in any Material Contract, commitment or agreement to which any of the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is obligated or bound or to which the property of the Company or any of its Subsidiaries may be subject, other than Material Contracts, commitments or agreements between the Company or any of its Subsidiaries and such Persons in their capacities as officers or directors of the Company; provided that such representation and warranty shall not apply to the ownership, as a passive investment, by any such officer, director or Affiliate of less than one percent (1%) of a class or securities listed for trading on a national securities exchange or publicly traded in the over-the-counter market.

SECTION 4.18 Finders’ or Advisors’ Fees. Except for Oppenheimer & Co. Inc. (“Oppenheimer”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or, commission in connection with the transactions contemplated by this Agreement.

SECTION 4.19 Receivables. All of the accounts receivable of the Company and its Subsidiaries on the Company Balance Sheet have arisen from bona fide transactions in the ordinary course of the business consistent with past practice and are not subject to any credits or allowances, other than allowances for doubtful accounts (which allowances have been made in accordance with GAAP).

SECTION 4.20 Absence of Sensitive Matters. To the knowledge of the Company, none of the officers or directors of the Company or any of its Subsidiaries or Affiliates:

(a) has made or has agreed to make any contribution, payment or gift or to provide any other compensation or other benefit to any Governmental Authority or any Person (including, but not limited to, any employee or agent) associated or affiliated with or representing a Governmental Authority, where the contribution, payment, compensation or other benefit or the purpose of the contribution, payment, compensation or other benefit was or is illegal under the applicable Law or other rules of any Governmental Authority; or

(b) has made or agreed to make any contribution or expenditure, or has reimbursed any political gift or contribution or expenditure made by any other Person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable Law.

SECTION 4.21 Bank Accounts. The Company Disclosure letter sets forth the names and locations of all banks, depositories and other financial institutions in which the Company or any of its Subsidiaries have an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the disclosure letter delivered by Buyer to the Company simultaneously with the execution of this Agreement (the “Buyer Disclosure Letter”), Buyer represents and warrants to the Company that the following statements are true and correct in all material respects as of the date hereof:

SECTION 5.1 Organization and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the requisite corporate power and corporate authority and any necessary Governmental Authority, franchise, license, certificate, or permit to own, operate and lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified and in good standing that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

SECTION 5.2 Corporate Authorization; Enforceability; Board Action. Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of Buyer enforceable against each such party in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and to general equity principles.

SECTION 5.3 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby, including the Merger, require no consent, approval or action by or in respect of, or notice to or filing with, any Governmental Authority other than (i) the filing of articles of merger in connection with the Merger in accordance with the PBCL and the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (ii) any other approvals the absence of which would not reasonably be expected to, individually or in the aggregate, (A) prevent or delay consummation of the Merger in any material respect or (B) have a Material Adverse Effect on the Surviving Company, Buyer.

(b) Except as set forth in the Buyer Disclosure Letter, neither the execution, delivery or performance by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby, including the Merger, nor compliance by Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the articles of incorporation or bylaws of Buyer or the similar organizational and governing documents of Buyer or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of any Law binding upon or applicable to Buyer or any of its Subsidiaries or applicable to the consummation by Buyer of the Merger and the transactions contemplated hereby, (iii) require the consent, approval or authorization of, or notice to or filing with, any Third Party with respect to, result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment, or acceleration of any right or obligation of Buyer, or any of its Subsidiaries or to a loss of any benefit to which Buyer, or any of its Subsidiaries is entitled) under any provision of Contract by or which any of Buyer, or any of its Subsidiaries is bound or subject or any of Buyer’s Permits, except in the case of (ii) and (iii) for such conflicts, violations, breaches, defaults, rights or losses, or the failure to obtain any such consents or approvals or to provide such notices or make such filings, that would not reasonably be expected to (A) materially impair or delay consummation of the Merger, or (B) have a Material Adverse Effect on Buyer or the Surviving Company.

SECTION 5.4 Finders’ or Advisors’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 5.5 [INTENTIONALLY OMITTED].

SECTION 5.6 Capital Resources. Buyer now has, or has provided to the Company copies of executed binding and enforceable commitment letters which are subject to no contingencies for, sufficient resources (and Buyer hereby agrees that it shall continue to have such resources through the Effective Time) to provide equity and debt in an aggregate amount sufficient to fulfill its obligations to pay all cash amounts required to be paid by it under this Agreement.

ARTICLE VI

COVENANTS

SECTION 6.1 Conduct of the Company. Except as set forth in Section 6.1 of the Company Disclosure Letter, the Company covenants and agrees that, except as required to comply with applicable Law, from and after the date of this Agreement and until the Effective Time:

(a) the Company will not, and will not permit any of its Subsidiaries to (without the prior written consent of Buyer):

(i) amend or propose to amend its articles of incorporation, bylaws or similar organizational documents;

(ii) issue, sell, grant, transfer, pledge, dispose of, encumber or authorize the issuance of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments, appreciation rights, performance guarantees or, any other rights, or rights of any kind to acquire, any securities of the Company or any of its Subsidiaries except for the issuance and delivery of shares of Company Common Stock pursuant to the exercise of outstanding Company Options;

(iii) (A) directly or indirectly, split; combine or reclassify the outstanding shares of capital stock; or (B) redeem, purchase or otherwise acquire directly or indirectly any of the capital stock of the Company or any of its Subsidiaries;

(iv) declare, set aside, make or pay (A) any dividend or other distribution payable in cash, securities or property; or (B) any contribution, loan or other payment or any combination thereof, with respect to its capital stock;

(v) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation or adopt resolutions providing for or authorizing such liquidation, dissolution, merger or consolidation or adoption of any liquidation or dissolution, merger or consolidation;

(vi) (A) increase the compensation or benefits payable to any director or officer, other employee or consultant of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice; (B) enter into any new severance or termination pay agreement with (or amend any such existing arrangement with) any director or officer, other employee or consultant of the Company or any of its Subsidiaries; (C) enter into any new employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer, other employee or contractor of the Company or any of its Subsidiaries; or (D) increase any benefits payable under any existing severance or termination pay policies or agreements or employment agreements;

(vii) adopt any Employee Plan;

(viii) authorize any capital expenditure payable by the Company or any of its Subsidiaries in excess of One Hundred Thousand Dollars ($100,000) individually or in the aggregate;

(ix) (A) incur or assume any indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible or liable for (whether directly or indirectly), the obligations of any Person for borrowed money, except for indebtedness incurred under the Company’s existing credit facilities in the ordinary course of business and consistent with past practice; (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Company from its Subsidiaries or to a Subsidiary from the Company); or (C) enter into any material commitment or transaction (including any borrowing, capital expenditure or purchase, sale or lease of assets) requiring a capital expenditure (including any leases) by the Company or any of its Subsidiaries, other than capital expenditures that do not exceed one hundred thousand dollars ($100,000), individually;

(x) (A) make, revoke or change a material Tax election with respect to the Company or any of its Subsidiaries (unless required by applicable Law); (B) change a material method of accounting for Tax purposes with respect to the Company or any of its Subsidiaries; (C) consent to extend the period of limitations for the payment or assessment of any material Tax with respect to the Company or any of its Subsidiaries; or (D) settle or compromise any material Tax liability or refund of the Company or any of its Subsidiaries;

(xi) waive any material defenses with respect to, or, other than in the ordinary course of business, make any payment of any material Liability of the Company or any of its Subsidiaries;

(xii) (A) acquire (by merger, consolidation, or acquisition of stock or assets) any Person or division thereof or make any investment in another Person (other than an existing Subsidiary of the Company and other than incorporation of a wholly-owned subsidiary of the Company) or, except in the ordinary course of business and consistent with past practice, acquire assets; or (B) sell, transfer, lease, license, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or Lien of any of the properties or assets of the Company or any of its Subsidiaries, except in the case of clause (B) above, for sales, transfers, leases, licenses, pledges, dispositions or Liens (1) pursuant to existing Contracts (the terms of which have been previously disclosed to Buyer); or (2) in the ordinary course of business and consistent with past practice;

(xiii) take any action, or fail to take any action, to cause the Company Common Stock to cease to be listed on the AMEX prior to the Closing Date;

(xiv) except as otherwise provided in this Agreement, take any action, or fail to take any action, that could materially impair, prevent or impose a delay in consummating the transactions contemplated hereby, including the Merger;

(xv) take any action to cause the Company or any of its Subsidiaries to enter any line of business unrelated to the business conducted by them as of the date of this Agreement;

(xvi) fail to maintain insurance at presently existing levels;

(xvii) waive any benefits, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

(xviii) take or suffer any action that would result in the creation, or consent to the imposition, of any Lien on any of its assets other than pursuant to existing credit facilities;

(xix) change any method, estimate or practice or any of the accounting principles used by it unless required by GAAP or applicable Law;

(xx) except in the ordinary course of business and consistent with past practice, enter into, modify, amend or terminate any of any Material Contract described in Section 4.14, or waive, release, assign or compromise any material rights or claims with respect thereto;

(xxi) take any action that could reasonably be expected to result in a failure of any of the conditions set forth in Section 7.1 or Section 7.3 hereof;

(xxii) enter into a Contract to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing; or

(xxiii) agree or commit to do any of the foregoing; and

(b) The Company shall (except to the extent that Buyer shall otherwise consent in writing):

(i) conduct its and each of its Subsidiaries’ business in accordance with applicable Law and consistent with past practice;

(ii) conduct its and each of its Subsidiaries’ business only in the ordinary course of business consistent with past practice and in accordance with the transactions contemplated by this Agreement; and

(iii) use commercially reasonable efforts to preserve intact its and each of its Subsidiaries’ assets.

SECTION 6.2 Preparation of Proxy Statement, Shareholder Meeting.

(a) The Company, acting through the Company Board and the Company Special Committee, shall, in accordance with applicable law duly call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement and the Merger.

(b) The Company shall together with Buyer prepare and file with the SEC a preliminary proxy statement (the “Preliminary Proxy”) relating to this Agreement and the Merger, which shall be filed no later than sixty (60) days following the date hereof, and subsequently file and furnish to the shareholders of the Company a definitive proxy statement (the “Definitive Proxy” and collectively with the Preliminary Proxy, the “Proxy Statement”) and use its best efforts to (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Buyer, respond promptly to any comments made by the SEC with respect to the Preliminary Proxy; (ii) obtain the necessary approval and adoption of this Agreement and the Merger by its shareholders; and (iii) subject to the other provisions of this Agreement, include in the Proxy Statement the recommendation of the Company Board and the Company Special Committee that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger (the “Company Recommendation”). The parties hereto shall also prepare a Schedule 13E-3 (the “Schedule 13E-3”) of the Company relating to the Merger which shall be filed with the SEC concurrently with the filing of the Preliminary Proxy.

(c) Buyer shall furnish all information about itself, its business and operations and its owners and all financial information to the Company as may be reasonably necessary in connection with the preparation of the Proxy Statement. The Company shall give Buyer and its counsel the opportunity to review, prior to their being filed with, or sent to the SEC, (i) the Proxy Statement and (ii) all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments. Each of the Company and Buyer, agrees to correct promptly any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all necessary steps to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the shareholders of the Company, in each case, to the extent required by applicable Securities Laws. The Company shall notify Buyer of the receipt of any comments of the SEC with respect to the Preliminary Proxy. Any other provision of this Section 6.2 notwithstanding, the Company, in connection with a Company Change of Recommendation, may amend or supplement the Proxy Statement (including by incorporation by reference).

(d) None of the information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the time filed with the SEC and as of the date it or any amendment or supplement thereto is mailed to shareholders of the Company and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company makes no representation, warranty or covenant with respect to information supplied by Buyer or its Affiliates specifically for inclusion in the Proxy Statement or Schedule 13E-3.

(e) None of the information supplied by Buyer or its Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will, at the time filed with the SEC and as of the date it or any amendment or supplement thereto is mailed to shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Buyer makes no representations, warranties or covenants with respect to information concerning the Company included in the Proxy Statement or information supplied by the Company specifically for inclusion in the Proxy Statement or Schedule 13E-3.

(f) In the event that subsequent to the date hereof, the Company Board or the Company Special Committee determines in accordance with Section 6.4 that the Merger Consideration is no longer fair to, or in the best interests of, the shareholders of the Company or that this Agreement is no longer advisable and either withdraws its recommendation in favor of the Merger and this Agreement, makes no recommendation or recommends to the shareholders that they reject the Merger and this Agreement, the Company may at its option cancel the Special Meeting and withdraw the Proxy Statement.

SECTION 6.3 Access to Information. The Company shall, and shall cause each of its Subsidiaries to the extent in the possession of the Company or its Subsidiaries to, give Buyer and its Representatives access to books, records, Contracts, commitments, personnel and officers of the Company and each of its Subsidiaries during normal business hours, furnish such financial and operating data and all other information as such Persons may reasonably request and shall instruct its own Representatives to cooperate in the other party’s investigation of the business of such party. The Company shall (i) at the request of Buyer confer on a regular basis with one or more Representatives of Buyer to discuss material operational matters and the general status of its ongoing operations, (ii) advise Buyer of any change or event that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries, and (iii) furnish to Buyer promptly all other information concerning its business, properties and personnel, in each case as Buyer may reasonably request. Notwithstanding the foregoing, neither the Company nor its Subsidiaries shall be required to provide access to or to disclose any information (i) where such access or disclosure could jeopardize the attorney-client privilege or work product privilege of such Company or any of its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement, or (ii) to the extent that outside counsel to the Company advises that such access or disclosure should not be disclosed in order to ensure compliance with any other applicable Law.

SECTION 6.4 No Solicitation; Unsolicited Proposals; Change of Company Recommendation.

(a) Except as otherwise expressly provided in this Section 6.4(a), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, neither the Company nor any of its Subsidiaries shall permit or cause any of its or their respective Affiliates, or its or their Representatives, to, and the Company shall direct its Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly take any action designed to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as defined in Section 6.4(e)(i)), (ii) participate in any discussions or negotiations with any Third Party relating to an Acquisition Proposal, or (iii) enter into any Contract (including any agreement in principle, letter of intent, or understanding) with respect to or contemplating any Acquisition Proposal or enter into any Contract requiring the Company to abandon, terminate or fail to consummate the Merger or causing the Company Board or the Company Special Committee to not endorse or recommend the Merger or this Agreement or change its or their recommendation; provided, however that if (A) at any time prior to the Effective Time, the Company Board and the Company Special Committee determine in good faith, after consultation with their legal and financial advisors that an unsolicited written Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal, (B) neither the Company nor its Representatives shall have materially violated any of the restrictions set forth in this Section 6.4(a) in connection with the Acquisition Proposal in question and (C) the Company shall have, at least one (1) business day prior to taking any of the following actions, provided to Buyer prior written notice of its decision to take such action as provided in Section 6.4(d) and in compliance with Section 6.4(c), the Company may (x) furnish information with respect to the Company to the Person making such proposal (and its Representatives) pursuant to a customary confidentiality agreement (provided, that such confidentiality agreement shall not in any way restrict the Company from complying with its disclosure obligations under this Agreement, including with respect to such proposal; provided further, that any such confidentiality agreement need not contain a standstill or similar provision) and (y) participate in discussions or negotiations regarding such proposal with respect to such acquisition. The Company agrees to provide Buyer with any information provided in writing or a reasonable summary of oral information provided to the Person making such Acquisition Proposal and its Representatives substantially simultaneously with the provision thereof to such other person. The Company shall, and shall cause any of its respective Affiliates or any Persons acting on their behalf to, immediately cease and cause to be terminated any activities, discussions or negotiations with any parties existing or taking place on the date hereof with respect to any Acquisition Proposal.

(b) Except as contemplated by Section 6.4(c), neither the Company Board nor the Company Special Committee, nor any other committee of the Company Board shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Company Board or Company Special Committee of this Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle or acquisition agreement or other similar agreement related to any Acquisition Proposal (each, an “Acquisition Agreement”).

(c) Nothing in this Agreement shall prevent the Company Board or Company Special Committee from withdrawing or modifying in any manner, or recommending, or proposing publicly to withdraw or modify in any manner, the Company Recommendation (a “Company Change of Recommendation”) or approving or recommending, or proposing to approve or recommend, any Superior Proposal, if all of the following conditions are met: (i) if the Change of Recommendation is precipitated by the submission of an Acquisition Proposal that has not been withdrawn, the Company Board (or the Company Special Committee) determines that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Offer; (ii) neither the Company nor any of its subsidiaries nor any of their respective Representatives shall have materially violated any of its covenants or any of the restrictions on soliciting Acquisition Proposals set forth in Section 6.4(a) hereof; (iii) the Company shall have delivered to Buyer written notice (a “Change of Recommendation Notice”) at least three (3) business days prior to effecting such Change of Recommendation, which shall (A) state expressly that the Company Board (or the Company Special

Committee) intends to effect a Change of Recommendation, and set forth in reasonable detail the facts and circumstances giving rise to the Company Board’s (or the Company Special Committee’s) decision to effect a Change of Recommendation and that the Company Board (or the Company Special Committee) has determined in good faith (after consultation with legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board (or the Company Special Committee) to the shareholders of the Company under applicable Law, and (B) if the Change of Recommendation is precipitated by the submission of an Acquisition Proposal that has not been withdrawn, such notice shall also disclose the identity of the person or group making such Acquisition Proposal and include a copy of any definitive documentation relating to such Acquisition Proposal and such other documentation reflecting the final terms and conditions of such Acquisition Proposal as are being considered by the Company Board (or the Company Special Committee); (iv) after delivering the Change of Recommendation Notice, the Company shall provide Buyer with a reasonable opportunity to propose adjustments in the terms and conditions of this Agreement during such three (3) business day period, and negotiate in good faith with Buyer with respect thereto during such three (3) business day period; and (v) the Company Board (or the Company Special Committee) must have concluded in good faith, after consultation with its outside legal counsel, that in light of the facts and circumstances giving rise to the Company Board’s (or the Company Special Committee’s) decision to effect or consider effecting a Change of Recommendation as set forth in the Change of Recommendation Notice, and after considering any adjustments or negotiations pursuant to the preceding clause (iv), if applicable, that failing to make such Change of Recommendation would be inconsistent with the fiduciary duties of the Company Board (or the Company Special Committee) to the Company’s shareholders under applicable Law.

(d) In addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 6.4, the Company shall as promptly as practicable advise Buyer, orally and in writing, of any request for information or of any Acquisition Proposal (and in any case within 24 hours of such request or the receipt of such Acquisition Proposal), the principal terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. The Company shall keep Buyer informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal as promptly as practicable.

(e) For purposes of this Agreement:

(i) “Acquisition Proposal” means any inquiry, offer, proposal, indication of interest, signed agreement or completed action, as the case may be, by any Third Party that relates to (A) a merger or consolidation involving the Company or any of its Subsidiaries, (B) the issuance, sale or other disposition by the Company or any of its Subsidiaries to a Third Party (including by way of merger, consolidation, share exchange or otherwise) of shares of capital stock or options, warrants, calls, subscriptions or securities convertible into capital stock of the Company or any of its Subsidiaries representing twenty percent (20%) of the votes associated with the outstanding capital stock of the Company or any of its Subsidiaries, as applicable, (C) any tender or exchange offer that if consummated would result in any Third Party, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company or any of its Subsidiaries representing twenty percent (20%) (by voting power) of the outstanding capital stock of the Company or any of its Subsidiaries, as applicable, or (D) the acquisition, lease, license, purchase or other disposition of assets of the Company or any of its Subsidiaries, representing twenty percent (20%) or more of the consolidated assets of the Company and any of its Subsidiaries; and

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal, that the Company Special Committee determines in its good faith judgment (with the advice of its financial and legal advisers) is more favorable to the shareholders of the Company than the Merger (taking into account (A) all the terms and conditions of such Acquisition Proposal, as well as the payment of a Termination Fee under this Agreement, and the Merger, including without limitation the price and any conditions to consummation and (B) the likelihood of such Acquisition Proposal and the Merger being consummated). For purposes of determining whether an Acquisition Proposal is a Superior

Proposal, references to 20% in the definition of Acquisition Proposal shall be deemed to be a reference to one hundred percent (100%).

SECTION 6.5 Regulatory Filings.

(a) As promptly as practicable, each of the Company and Buyer shall prepare and file, or cause to be prepared and filed, any filings required under the Exchange Act or any other federal or state law relating to the Merger, including filings, if any, required by Buyer. Each of the Company and Buyer shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any such filings by any Governmental Authority, and each of the Company and Buyer shall supply the other with copies of all correspondence between it and each of its Subsidiaries and Representatives, on the one hand, and such Governmental Authority, on the other hand, with respect to any such filings. Each of the Company and Buyer shall use its reasonable efforts to obtain and furnish the information required to be included in any such filings.

(b) Subject to the terms and conditions of this Agreement, each of the parties agrees to use its reasonable efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated hereby and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions or authorizations by or from any Governmental Authority or other Person, or consents, approvals, orders exemptions or authorizations that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which Buyer or the Company is a party or by which any of their respective properties or assets are bound, (ii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger or the other transactions contemplated hereby, (iii) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger or the other transactions contemplated hereby, (iv) to effect all necessary registrations and filings, and submissions of information requested by any Governmental Authority and (v) to execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated hereby.

SECTION 6.6 Announcements. The initial press release with respect to the Merger shall be a joint press release, which has previously been agreed upon by Buyer and the Company. Thereafter, except as required by Law or stock exchange rules and regulations, each party hereto (a) shall consult with the other party before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby (to the extent not previously issued or made in substance), and (b) shall not issue any press release or make any public statement concerning the Merger without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

SECTION 6.7 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company any deeds, bills of sale, assignments, assurances or other documents, or instruments, and to take any other actions and do any other things, in the name and on behalf of the Company, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and to otherwise accomplish the purpose and intent of this Agreement and the transactions contemplated hereby.

SECTION 6.8 Notification of Certain Matters.

(a) The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and

(ii) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b) Subject to compliance with applicable Law (including, without limitation, antitrust Laws and privacy Laws), from the date hereof until the Effective Time, at Buyer’s request, the Company shall confer on a regular basis with one or more Representatives of each other party to report on the general status of ongoing operations of the Company. Buyer and the Company shall promptly notify each other in writing of, and will use commercially reasonable efforts to cure before the Effective Time, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that (i) causes or will cause any covenant or agreement of Buyer or the Company under this Agreement to be breached in any material respect, (ii) renders or will render untrue in any material respect any representation or warranty of the respective parties contained in this Agreement or (iii) of any fact, circumstance, event or action which will result in, or would reasonably be expected to result in, the failure of such party to timely satisfy any of the closing conditions specified in ARTICLE VII of this Agreement, as applicable.

SECTION 6.9 Director and Officer Liability.

(a) The Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, for a period of six (6) years after the Effective Time, indemnify and hold harmless all Persons who as of this date are current or former directors and officers of the Company and its Subsidiaries, determined as of immediately prior to the date hereof (the “Indemnified Parties”), to the maximum extent permitted by law for acts or omissions occurring at or prior to the Effective Time, against any and all costs or expenses (including reasonable attorney’s fees as incurred), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) arising from, relating to or otherwise in respect of, any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including with respect to the transactions contemplated by this Agreement), to the fullest extent permitted under applicable Law; provided, that the Surviving Corporation shall not be required to indemnify any Indemnified Party pursuant to this Section 6.9 if it is determined that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of the Company;

(b) Any Indemnified Party wishing to claim indemnification under Section 6.9(a), upon learning of any such claim, action, suit, proceeding or investigation, must promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party to the extent such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), after the Effective Time (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this Section 6.9 to pay only one firm of counsel (unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest) for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of the Company;

(c) For a period of six (6) years after the Effective Time, the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to provide, a policy of directors’ and officers’ liability insurance of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the insured than the coverage currently provided to directors and officers of the Company with respect to claims arising from facts or events that occurred on or before the Effective Time.

(d) The provisions of Section 6.9(a) and Section 6.9(c) shall be deemed to have been satisfied if the Company before the Effective Time, or the Surviving Corporation after the Effective Time, obtains prepaid policies from Great American Insurance Group, or such other insurance company reasonably satisfactory to a majority of the independent directors of the Company, which policies provide directors and officers of the Company with coverage no less advantageous to the insured than the terms currently provided to directors and officers of the Company for an aggregate period of six (6) years after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time.

(e) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.9 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(f) If Buyer, the Surviving Corporation, or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, to the extent necessary to effect such assumption, proper provisions shall be made so that such successors and assigns shall assume all of the applicable obligations set forth in this Section 6.9.

(g) The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

SECTION 6.10 Opinion of Financial Advisor. The Company Special Committee has received the written opinion of Oppenheimer, dated the date hereof, to the effect that, as of such date, the consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders (other than Buyer) from a financial point of view. The Company has provided a true, correct and complete signed copy of such opinion to Buyer.

SECTION 6.11 Employee Benefit Matters.

(a) Until the first anniversary of the Effective Time, the Surviving Corporation shall provide employees of the Company and the Company Subsidiaries who are located in the United States and retained by the Surviving Corporation with employee benefits (excluding equity-based compensation and change in control plans, programs, agreements or arrangements) that are substantially comparable in the aggregate to those benefits provided to such employees immediately prior to the Effective Time pursuant to the Company Benefit Plans, which comparable benefits shall specifically include the compensation and employee benefits set forth in the Company Disclosure Letter; provided, however, that the Surviving Corporation (or any of its affiliates) shall be under no obligation to retain any employee or group of employees of the Company or any of its Subsidiaries other than as required by applicable Law, or pursuant to the terms of an employment agreement listed in the Company Disclosure Letter as in effect on the date hereof.

(b) The Company and Buyer acknowledge and agree that all provisions contained in this Section 6.11 and in Section 4.10 with respect to Company employees are included for the sole benefit of the Company, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any Company employees, former Company employees, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Surviving Corporation or any Company Subsidiary. No provision of this Section 6.11 or Section 4.10 will constitute an amendment to any Company Benefit Plan or any employee benefit or compensation plan, policy agreement or arrangement of the Company or any Company Subsidiary.

SECTION 6.12 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Company Common Stock or Company Options pursuant to this Agreement, and the Merger shall be an exempt transaction for purposes of Section 16.

SECTION 6.13 Reasonable Efforts. The Company will use its reasonable good faith efforts to ensure that the conditions set forth in Sections 7.1 and 7.2 hereof are satisfied, insofar as such matters are within the control of the Company and Buyer will use its reasonable good faith efforts to ensure that the conditions set forth in Sections 7.1 and 7.3 hereof are satisfied, insofar as such matters are within the control of Buyer; provided, however, that no Party shall be obligated to take any action that would alter in a material adverse manner the benefits to such Party of this Agreement, the Merger or the other transactions contemplated hereby.

SECTION 6.14 Shareholder Vote. At the Special Meeting, or if any action is taken by written consent with respect to the Merger, Buyer shall, and shall cause any Affiliate of Buyer owning any Company Common Stock to, vote all Company Common Stock owned or held by Buyer and any such Affiliate in favor of the Merger and the Merger Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER; CERTAIN EXCEPTIONS TO CONDITIONS,

REPRESENTATIONS, WARRANTIES & COVENANTS

SECTION 7.1 Conditions to the Obligations of Each Party. The obligations of the Company and Buyer to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

(a) Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval;

(b) No Injunctions or Restraints. No provision of any applicable Law and no judgment, injunction, order or decree that makes illegal or otherwise prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect; provided, however, that prior to invoking this condition, each party shall comply with its obligations under Article VI and; provided, further, that none of the initiation, threat or existence of any legal action of any kind with respect to this Agreement or the Merger, including without limitation any action initiated, threatened, or maintained by any shareholder of the Company, whether alleging claims under any Securities Laws or state securities laws, contract or tort claims, claims for breach of fiduciary duty, or otherwise, will constitute a failure of the conditions set forth in Sections 7.1, 7.2 or 7.3 of this Agreement unless that action has resulted in the granting of an injunction (whether temporary, preliminary or permanent) which is in effect and prevents or prohibits the consummation of the Merger, and such injunction has not expired or been dissolved or vacated;

(c) Regulatory Matters. Any authorizations, consents, orders, permits or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Authority that are identified in the Company Disclosure Letter or the Buyer Disclosure Letter (“Requisite Regulatory Approvals”), shall have been filed, have occurred or have been obtained and all such Requisite Regulatory Approvals shall be in full force and effect; and

(d) Opinion of Financial Advisor. The Company Special Committee shall have received the opinion of Oppenheimer, dated the date hereof, to the effect that, based on, and subject to the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, the consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders (other than Buyer) from a financial point of view.

SECTION 7.2 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver, in whole or in part) of the following further conditions:

(a) Representations and Warranties. As of the Effective Time there shall exist no misrepresentation, breach or inaccuracy of any of the Company’s representations or warranties in this Agreement, the effect of which, individually, or in the aggregate constitutes, or could reasonably be expected to constitute, a Material Adverse Effect with respect to the Company, except that the representations and warranties set forth in Section 4.2 shall be true and correct in all material respects.

(b) Performance of Obligations.

(i) The Company shall have performed in all material respects all of its covenants, agreements and obligations pursuant to this Agreement required to be performed by it prior to the Effective Time, excluding however, its obligations in Section 6.1; and

(ii) There shall not have been a material failure to perform the Company’s obligations under Section 6.1 that has been a result of action by the Company Board.

(c) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

SECTION 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the merger are subject to the satisfaction (or, to the extent legally permissible) of the following further conditions:

(a) Representations and Warranties. As of the Effective Time there shall exist no misrepresentation, breach or inaccuracy of any of the representatives or warranties of Buyer in this Agreement, the effect of which, individually, or in the aggregate constitutes a Material Adverse Effect with respect to Buyer;

(b) Performance of Obligations. Buyer shall have performed in all material respects all of its covenants, agreements and obligations hereunder required to be performed by it at or prior to the Effective Time.

ARTICLE VIII

TERMINATION AND EXPENSES

SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Company Shareholder Approval:

(a) by the mutual written consent of Buyer and the Company at any time prior to the Effective Time, whether before or after Company Shareholder Approval;

(b) by either of the Company or Buyer:

(i) if the shareholders of the Company shall have voted on this Agreement and the Merger and the votes shall not have been sufficient to constitute Company Shareholder Approval; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to either party where the failure to obtain the Company Shareholder Approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement;

(ii) if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; or

(iii) if, without any material breach by the terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before February 28, 2010 (as such date may be extended by the mutual agreement of the parties, the “Termination Date”).

(c) by the Company:

(i) in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.4(c); provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(c)(i), the Company shall have complied with, and not otherwise violated, the provisions of Section 6.4; or

(ii) if Buyer shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) constitutes a failure of one or more of the conditions set forth in Sections 7.1 or 7.3 or constitutes a breach of Section 5.6 of this Agreement and (B) has not been cured within 30 days after the giving of written notice to Buyer; provided, however, that the Company’s right to terminate this Agreement under this Section 8.1(c)(ii) shall not be available if, at the time of such intended termination, any material covenant of the Company contained in this Agreement shall have been breached in any material respect and such breach shall not have been cured, or there exists a breach of or inaccuracy in any representation or warranty of the Company contained in this Agreement, the effect of which, individually, or in the aggregate constitutes, or could reasonably be expected to constitute, a Material Adverse Effect with respect to the Company, except that the representations and warranties set forth in Section 4.2 shall be true and correct in all material respects.

(d) by Buyer:

(i) if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) constitutes a failure in one or more of the conditions set forth in Section 7.1 or 7.2 and (B) has not been cured within 30 days after the giving of written notice to the Company; provided, further, that Buyer’s right to terminate this Agreement under this Section 8.1(d)(i) shall not be available if, at the time of such intended termination, any material covenant of Buyer contained in this Agreement shall have been breached in any material respect and such breach shall not have been cured, or there exists a breach or inaccuracy, in any representation or warranty of Buyer contained in this Agreement, the effect of which, individually, or in the aggregate constitutes a Material Adverse Effect with respect to Buyer;

(ii) if a Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement; or

(iii) if (A) the Company enters into a definitive agreement to effect a Superior Proposal, or (B) the Company Board makes a Company Change of Recommendation; or

(iv) in the event of a material breach of Section 6.4.

SECTION 8.2 Effect of Termination. Subject to Section 8.4, if this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that Sections 8.2, 8.3 and 8.4 and Article IX shall survive the termination hereof.

SECTION 8.3 Fees and Expenses. Other than as specifically provided in Section 8.4 or otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.

SECTION 8.4 Termination Fee and Reverse Termination Fee.

(a) If this Agreement is terminated pursuant to:

(i) Section 8.1(b)(i) and (A) at the time of said termination there shall have been outstanding, there shall have been under consideration by the Company Board or the Company Special Committee or there shall have been publicly announced, a plan, intention or proposal (whether or not conditional) with respect to an Acquisition Proposal, which plan, intention or proposal has not been irrevocably withdrawn, (B) within eighteen (18) months after termination of this Agreement, the Company shall enter into any Contract with respect to such Acquisition Proposal (whether such Acquisition Proposal is consummated at any time thereafter) and (C) the aggregate purchase price for the Company (or its assets) pursuant to such Acquisition Proposal equals or exceeds the Aggregate Merger Consideration under this Agreement; or

(ii) Section 8.1(b)(i) following a Company Change of Recommendation pursuant to Section 6.4(c), or pursuant to Section 8.1(c)(i), 8.1(d)(iii) or 8.1(d)(iv);

then Buyer would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty and, in order to compensate Buyer for such damages, the Company shall pay to Buyer as liquidated damages $650,000 by wire transfer in immediately available funds to an account designated by Buyer (the “Termination Fee”). The Termination Fee or any other amounts payable by the Company to the Buyer pursuant to this Section 8.4 shall be due and payable upon termination of this Agreement, except that in the case of a Termination Fee payable pursuant to Section 8.4(a)(i), such Termination Fee will be due upon the execution of the Contract with respect to the relevant Acquisition Proposal. It is specifically agreed that the amount to be paid pursuant to this Section 8.4(a) represents liquidated damages and not a penalty.

(b) If this Agreement is terminated pursuant to Section 8.1(d)(i) based on a breach of Section 6.1 as a result of action taken by the Company Board, the Company shall pay to Buyer the actual costs and expenses incurred by Buyer and its Representatives in connection with this Agreement prior to the termination of this Agreement by wire transfer in immediately available funds to an account designated by Buyer (the “Expense Reimbursement”); provided, however, that in no event shall the Company be required to pay both the Termination Fee and the Expense Reimbursement.

(c) If this Agreement is terminated pursuant to Section 8.1(c)(ii), then the Company would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty and, in order to compensate the Company for such damages, Buyer shall pay to the Company as liquidated damages $650,000 by wire transfer in immediately available funds to an account designated by the Company (the “Reverse Termination Fee”).

(d) Company and Buyer each hereby acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, neither the Company nor Buyer would enter into this Agreement. The payment of the Termination Fee, the Reverse Termination Fee or the Expense Reimbursement pursuant to this Section 8.4 shall be in lieu of any other liabilities or damages with respect to this Agreement and the transactions contemplated hereby.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.2 Amendments; No Waivers.

(a) Any provision of this Agreement (including the Company Disclosure Letter and the Buyer Disclosure Letter) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective and, in the case of an amendment, approved by the board of directors of each of the Company and Buyer; provided, however, that after the receipt of the Company Shareholder Approval, if any such amendment or waiver shall by Law or in accordance with the rules and regulations of any relevant securities exchange or market require further approval of the shareholders of the Company or Buyer, the effectiveness of such amendment or waiver shall be subject to the necessary shareholder approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

SECTION 9.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given upon receipt when delivered in person, by facsimile (receipt confirmed) or by overnight courier or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

Edward H. Cohen, Esq.

Chairman of the Special Committee of the Board

c/o Robert L. Kohl, Esq.

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022-2585

Fax No.: 212-940-6557

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022

Attn.: Robert L. Kohl, Esq.

Fax No.: 212-940-6557

If to Buyer:

Saunders Acquisition Corporation

2 Briarwood Ct.

Princeton Junction, New Jersey 08550

Attn.: Barry J. Lipsky, President

Fax No.:

with further copies (which shall not constitute notice) to:

Reitler Kailas & Rosenblatt LLC

800 Third Avenue 21st Floor

New York, New York 10022

Attn: David A. Boillot

Fax No.: 212-371-5500

SECTION 9.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party may assign, delegate or otherwise transfer any of its or their rights or obligations under this Agreement without the consent of the other parties hereto; provided, however, that Buyer may assign, delegate or otherwise transfer any of its or their rights or obligations under this agreement to an Affiliate without the consent of the other parties hereto; further provided, that, any assignment by Buyer to one of its Affiliates shall not be valid under this Agreement unless such Affiliate assumes all of Buyer’s obligations hereunder and such assignment shall not relieve Buyer of its obligations hereunder.

SECTION 9.5 Governing Law. This Agreement, including all matters of construction, validity and performance, shall be construed in accordance with and governed by the law of the Commonwealth of Pennsylvania (without regard to principles of conflicts or choice of laws) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.

SECTION 9.6 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the County of Philadelphia in the Commonwealth of Pennsylvania, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.3 shall be deemed effective service of process on such party.

SECTION 9.7 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this agreement or the transactions contemplated hereby.

SECTION 9.8 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of executed copies of this Agreement by facsimile transmission shall constitute effective execution and delivery of this Agreement and signatures of the parties transmitted by facsimile shall be deemed to be originals for all purposes.

SECTION 9.9 Agreement. This Agreement (including the Company Disclosure Letter and the Buyer Disclosure Letter) and the Guarantee provided in Section 8.4(b) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof and thereof.

SECTION 9.10 Third Party Beneficiaries. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a permitted successor or assign of such a party; provided, however, that the parties hereto specifically acknowledge that the provisions of Section 6.9 hereof are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, affected thereby.

SECTION 9.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.12 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond. Such remedy shall not be deemed to be the exclusive remedy for a party’s breach of its obligations but shall be in addition to all other remedies available at law or equity.

SECTION 9.13 Construction; Interpretation; Disclosure Letters.

(a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term “including” shall mean “including, without limitation”, (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (iii) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Company Disclosure Letter and the Buyer Disclosure Letter) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement, unless otherwise specified, and (iv) Buyer and the Company will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires). Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c) Any reference to any federal, state, local or non-United States statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

[The remainder of this page is intentionally blank; the next page is the signature page.]

In witness whereof the undersigned have executed this Agreement and Plan of Merger effective as of the date first set forth above.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED		SAUNDERS ACQUISITION CORPORATION

By:	/s/ TOSHIHIDE HOKARI	By:	/s/ BARRY J. LIPSKY
Name:	Toshihide Hokari	Name:	Barry J. Lipsky
Title:	Senior Vice President and Chief Operating Officer	Title:	President

ANNEX B

PLAN OF MERGER

of

SAUNDERS ACQUISITION CORPORATION

(a Delaware Corporation)

with and into

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

(a Pennsylvania corporation)

RECITALS

A. FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED (the “Company”) is a Pennsylvania business corporation.

B. SAUNDERS ACQUISITION CORPORATION (the “Buyer”) is a Delaware corporation.

C. The Company and Buyer desire to merge, with the Company being the surviving corporation in the merger (the “Merger”).

ARTICLE I

THE MERGER

SECTION 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of September 30, 2009 (the “Merger Agreement”; capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement), between the Company and Buyer, at the Effective Time Buyer shall be merged with and into the Company in accordance with the requirements of the Pennsylvania Business Corporation Law of 1988 (the “PBCL”) and the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of Buyer shall cease, and the Company shall be the corporation surviving the Merger (the “Surviving Corporation”). The Merger will have the effects set forth in Section 1929 of the PBCL and Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall be a Pennsylvania domestic business corporation and shall possess all the rights, privileges, franchises, property, immunities, powers and purposes and assume and be liable for all the debts, liabilities, obligations and penalties of the Company and Buyer.

(b) Articles of merger shall be executed and filed with the Department of State of the Commonwealth of Pennsylvania and a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as articles of merger are duly filed with the Department of State of the Commonwealth of Pennsylvania and a certificate of merger is duly filed with the Secretary of State of the State of Delaware or, if agreed to by the Company and the Buyer, at such later time as is specified in the articles of merger (such time, the “Effective Time”).

SECTION 1.2 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.2(a)(vii), be converted into the right to receive an amount in cash equal to the Merger Consideration, payable in cash upon surrender of the certificate that formerly evidenced such share of Company Common Stock (a “Certificate”) in the manner provided in Section 1.3;

(ii) each outstanding and unexercised option to purchase shares of Company Common Stock (the “Company Options”) under any stock option plan of the Company, including, without limitation, the Company’s 1998 and 2005 Stock Option Plans or any other similar plan, agreement or arrangement outstanding immediately prior to the Effective Time, shall be cancelled and, in exchange therefore, each former holder of any such Company Option shall be entitled to receive a payment in cash (subject to any applicable withholding of Taxes) of an amount equal to the product of (i) the total number of shares of Company Common Stock previously subject to such Company Option which have vested as of the Effective Time, and (ii) the excess, if any, of the Merger Consideration over the exercise price per share previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”). From and after the Effective Time, any such Company Option shall no longer be exercisable by the holder thereof but shall only entitle such holder to the payment of the Option Payment. If the exercise price per share with respect to any Company Option is equal to or greater than the Merger Consideration or any Company Option, such Company Option will be cancelled pursuant to this Section 1.2(a)(ii) without consideration, as will that portion of any Company Option that has not vested as of the Effective Time;

(iii) each share of common stock, par value $.01 per share, of Buyer (“Buyer Common Stock”) outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the share so converted;

(iv) each share of Series A Preferred Stock, par value $0.01 per share, of Buyer (“Buyer Series A Preferred Stock”) outstanding immediately prior to the Effective Time shall be converted into and become one share of Series A Preferred Stock of the Surviving Corporation with the same rights, powers and privileges as the share so converted;

(v) each share of Series B Preferred Stock, par value $0.01 per share, of Buyer (“Buyer Series B Preferred Stock”) outstanding immediately prior to the Effective Time shall be converted into and become one share of Series B Preferred Stock of the Surviving Corporation with the same rights, powers and privileges as the share so converted;

(vi) each share of Buyer Common Stock, Buyer Series A Preferred Stock and Buyer Series B Preferred Stock converted pursuant to Sections 1.2(a)(iii), 1.2(a)(iv) and 1.2(a)(v), as applicable, shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(vii) each share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time and each of the Rollover Shares shall be canceled, and no payment shall be made with respect thereto; provided, that shares of Company Common Stock held by the Company or its Subsidiaries in trust accounts, managed accounts, investment accounts and the like shall not be cancelled and shall be treated in accordance with Section 1.2(a)(i).

(b) From and after the Effective Time, all shares of Company Common Stock converted pursuant to Section 1.2(a)(i), all shares of Company Common Stock cancelled in accordance with Section 1.2(a)(vii) and all Company Options shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except, in the case of shares of Company Common Stock canceled pursuant to Section 1.2(a)(i), the right to receive the Merger Consideration to which such holder is entitled with respect to the shares of Company Common Stock represented by the Certificate(s) surrendered by such holder pursuant to Section 1.3(b), or in the case of a cancelled Company Option the right to receive the Option Payments. From and after the Effective Time, all certificates representing Buyer Common Stock, Buyer Series A Preferred Stock or Buyer Series B Preferred Stock, as the case may be, shall be deemed for all purposes to represent only the number of shares of capital stock of the Surviving Corporation into which such shares were converted in accordance with Sections 1.2(a)(iii), 1.2(a)(iv) or 1.2(a)(v), as applicable.

SECTION 1.3 Surrender and Payment.

(a) Prior to the Effective Time, Buyer shall appoint an exchange agent (the “Exchange Agent”) reasonably acceptable to a majority of the independent directors of the Company for the purpose of exchanging Certificates for the Merger Consideration. At the Effective Time, Buyer shall deposit, or cause to be deposited, with the Exchange Agent cash sufficient to make the cash payments payable pursuant to Section 1.2(a)(i). Promptly after the Effective Time, Buyer will send, or cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent), which letter shall be in such form as the Company and Buyer may reasonably agree to use in effecting delivery of shares of Company Common Stock to the Exchange Agent.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided herein will be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by such Certificate only upon surrender to the Exchange Agent of such Certificate. Until so surrendered, each such Certificate so converted shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. No interest will be paid or accrued on any cash payable as part of the Merger Consideration or in lieu of fractional shares pursuant to Section 1.6.

(c) If any Merger Consideration is to be paid to the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration or payment of such Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer.

(d) After the Effective Time, there shall be no further registration of transfers of shares of capital stock of the Company on the stock records of, or relating to, the Company. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or Buyer, they shall be canceled and, if applicable, exchanged for the Merger Consideration payable in exchange therefor in accordance with the procedures and limitations set forth, in this Article I.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Buyer and any such holder who has not exchanged such holder’s shares of Company Common Stock for the Merger Consideration payable in exchange therefor in accordance with this Section 1.3 prior to that time shall thereafter look only to Buyer for delivery of the Merger Consideration in respect of such holder’s shares without any interest thereon. Notwithstanding the foregoing, Buyer shall not be liable to any Person for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) The Exchange Agent shall invest any cash made available to the Exchange Agent pursuant to Section 1.3(a) as directed by Buyer on a daily basis in Treasury bills, Treasury notes, Treasury bonds or other short-term instruments guaranteed by the full faith and credit of the United States. Any interest and other income resulting from such investments shall promptly be paid to Buyer.

SECTION 1.4 Adjustments. If, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Buyer or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction; or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect, in the aggregate, as contemplated by this Agreement prior to such event.

SECTION 1.5 Withholding Rights. Each of the Surviving Corporation, Buyer and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law including any withholding from any payment that is treated as wages or compensation for the performance of services. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 1.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the providing of such security or indemnity as the Exchange Agent deems necessary to save and hold the Company and Buyer harmless, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in exchange for the shares of Company Common Stock represented thereby.

SECTION 1.7 Treatment of Restricted Stock. As of the Effective Time, the holder of each vested share of restricted stock awarded under the 2005 Restricted Stock Plan or any other similar plan, agreement or arrangement shall be entitled to receive the Merger Consideration, without interest, and subject to any withholding of Taxes. All unvested shares of restricted stock will be cancelled without consideration.

ARTICLE II

CERTAIN GOVERNANCE MATTERS

SECTION 2.1 Articles of Incorporation of the Surviving Corporation. At the Effective Time, the articles of incorporation of the Company shall be amended and restated so that the articles of incorporation of the Surviving Corporation (until amended in accordance with applicable Law) read in full as set forth in Exhibit A.

SECTION 2.2 Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of the Company shall be amended and restated so that the bylaws of the Surviving Corporation (until amended in accordance with applicable Law) read in full as set forth in Exhibit B.

SECTION 2.3 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the bylaws and applicable Law, (a) the directors of Buyer immediately prior to the Effective Time shall become the directors of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ANNEX C

September 30, 2009

The Special Committee of the Board of Directors

Franklin Electronic Publishers, Incorporated

One Franklin Plaza

Burlington, NJ 08016-4907

Members of the Special Committee of the Board:

You have requested Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Special Committee of the Board of Directors of Franklin Electronic Publishers, Incorporated, a Pennsylvania corporation (“Franklin”), as to the fairness, from a financial point of view, to the Franklin Shareholders (as defined below) of the Merger Consideration (as defined below) provided for in the Agreement and Plan of Merger, dated as of September 30, 2009 (the “Merger Agreement”), between Franklin and Saunders Acquisition Corporation, a Delaware corporation (“Buyer”). The Merger Agreement provides for, among other things, the merger of Buyer with and into Franklin in a going-private transaction (the “Transaction”) pursuant to which each outstanding share of the common stock, par value $0.01 per share, of Franklin (“Franklin Common Stock”), other than the Rollover Shares (as that term is defined in the Merger Agreement), will be converted into the right to receive $2.50 in cash (the “Merger Consideration”). This opinion does not address the amount, nature or fairness of the Merger Consideration to be received by holders of shares of Franklin Common Stock referred to as the Rollover Shares in the Merger Agreement (such holders, the “Rollover Shareholders”). In addition, in rendering this Opinion, we express no opinion with respect to the amount or nature of any compensation to any officer, director, or employee of Franklin, or any class of such persons relative to the consideration to be received by the holders of Franklin Common Stock other than the Rollover Shares (such holders, the “Franklin Shareholders”).

In arriving at our Opinion, we:

(a)	reviewed the Merger Agreement;

(b)	reviewed audited financial statements of Franklin for fiscal years ended March 31, 2009, March 31, 2008, and March 31, 2007 and unaudited financial statements of Franklin for the four months ended July 31, 2009;

(c)	reviewed financial forecasts and estimates relating to Franklin prepared by the management of Franklin;

(d)	held discussions with the senior management of Franklin with respect to the historical and current business, operations, financial condition, and future prospects of Franklin;

(e)	reviewed historical market prices and trading volume for Franklin Common Stock;

(f)	reviewed and analyzed certain publicly available financial data and stock market performance data for companies that we deemed relevant in evaluating Franklin;

(h)	analyzed and estimated the present value of the future cash flows of Franklin based on financial forecasts and estimates prepared by the management of Franklin;

(i)	reviewed and analyzed the premiums paid, based on publicly available information, in merger and acquisition transactions that we deemed relevant in evaluating the Transaction;

(j)	reviewed other public information concerning Franklin; and

(k)	performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

We have, with your consent, relied and assumed, without independent verification or investigation, upon the accuracy and completeness of all financial and other information (including, without limitation, the representations and warranties of Franklin stated in the Merger Agreement) that is publicly available or was provided to us by Franklin or its employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Franklin provided to us, we have assumed, at the direction of Franklin’s management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best currently available information, estimates, assumptions and good faith judgments of Franklin’s management team.

We have not assumed any responsibility for the independent verification of any such information or of such forecasts (or the information, estimates, assumptions or judgments contained in such forecasts) provided to us, and we have further relied upon the representations of the senior management of Franklin that they are unaware of any facts that would make the information and forecasts incomplete or misleading. In addition, we have assumed that Franklin will perform, in all material respects, in accordance with such forecasts and projections for all periods specified therein. We have relied upon and assumed, with your consent and without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Franklin since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us materially incomplete or misleading. We have also assumed that Franklin is not party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the Transaction).

We have assumed, with the consent of Franklin, that the Transaction will be consummated in accordance with the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals and consents with respect to the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Franklin or the Transaction.

We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities (including, without limitation, any contingent, derivative or off-balance sheet assets and liabilities) of Franklin or affiliated entities, nor have we been furnished with any such evaluations or appraisals. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Franklin. We express no view as to, and our Opinion does not address, any terms or other aspects of the Transaction (other than the Merger Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. In addition, we express no view as to, and our Opinion does not address, (i) the underlying business decision of Franklin to proceed with or effect the Transaction, (ii) the relative merits of the Transaction as compared to any alternative business strategies that might exist for Franklin, (iii) the effect of any other transaction in which Franklin might engage, (iv) the tax or legal consequences of the Transaction to any of Franklin, its shareholders or any other party, or (v) the solvency of Franklin or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters. Our Opinion is necessarily based upon information currently available to us, and the general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion, and we expressly disclaim any responsibility to do so.

The issuance of this Opinion was approved by an authorized committee of Oppenheimer. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

As part of our investment banking business, we are continually engaged in performing valuations of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In the ordinary course of our business, we and our affiliates may actively trade the securities (or related derivative securities) of Franklin for our own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

We have acted as financial advisor to the Special Committee of the Board of Directors of Franklin in connection with the Transaction and will receive a fee for our services, a portion of which was payable in connection with the original execution of our engagement agreement, a portion of which will be payable upon delivery of this Opinion (and is not contingent upon consummation of the Transaction), and a significant portion of which is contingent upon consummation of the Transaction. In addition, Franklin has agreed to indemnify us for certain liabilities arising from our engagement.

Based upon and subject to the foregoing and such other factors as we have deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the Franklin Shareholders pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to the Franklin Shareholders.

It is understood that this Opinion has been prepared for the benefit of the Special Committee of the Board of Directors of Franklin solely for use in evaluation of the Transaction and does not constitute a recommendation to the Special Committee of the Board of Directors of Franklin or any shareholder as to how to vote or act with respect to the Transaction. Accordingly, this Opinion is not to be used for any other purpose, or be reproduced, disseminated, quoted from, publicly disclosed or referred to at any time, in whole or in part, without the prior written consent of Oppenheimer; provided, that this Opinion may be included in its entirety in (i) any prospectus, proxy statement or solicitation/recommendation statement, as the case may be, required to be distributed to Franklin’s shareholders in connection with the Transaction and (ii) any disclosure document required to be filed by Franklin with the Securities and Exchange Commission in connection with the Transaction. Any other description or reference to Oppenheimer or its affiliates or summary of this Opinion in any such document or filing must be in form and substance reasonably acceptable to Oppenheimer and its counsel. Our Opinion is not a recommendation as to any matter to be presented to the shareholders of Franklin.

Sincerely,

/s/ Oppenheimer & Co. Inc.

Oppenheimer & Co. Inc.

ANNEX D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended: March 31, 2009

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File No. 001-13198

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	22-2476703
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Franklin Plaza, Burlington, New Jersey	08016-4907
(Address of principal executive offices)	(Zip Code)

(609) 386-2500

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, par value $.01	NYSE AMEX Equities

Securities registered pursuant Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 229.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    ☐  Yes    ☐  No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer”, “large accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐        Accelerated filer  ☐        Non-accelerated filer  ☐        Smaller reporting company  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    ☐  Yes    ☒  No

The aggregate market value of the registrant’s voting shares of common stock held by non-affiliates of the registrant on September 30, 2008 was approximately $8,612,750.

As of June 15, 2009 approximately 8,278,083 shares of common stock of the registrant were outstanding.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

INDEX TO ANNUAL REPORT ON FORM 10-K FILED WITH

THE SECURITIES AND EXCHANGE COMMISSION

FISCAL YEAR ENDED MARCH 31, 2009

ITEMS IN FORM 10-K

This 2009 Annual Report on Form 10-K contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of Franklin and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things the affects of the deepening economic slow-down both in the United States and Europe, the timely availability and acceptance of new electronic books and other electronic products, changes in technology, the successful integration of acquisitions, the impact of competitive electronic products, the dependence on a small number of manufacturers for purchases of inventory, the management of inventories, dependence on key licenses, titles and products, dependence on sales to a small group of customers, dependence on third party component suppliers, including those that provide Franklin-specific parts, credit risk and other risks and uncertainties that may be detailed herein, and from time-to-time, in Franklin’s reports filed with the Securities and Exchange Commission. Franklin undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

PART I

ITEM 1.	BUSINESS

Franklin Electronic Publishers, Incorporated (“Franklin”, the “Company”, “we”, “us”, or “our”) designs, develops, publishes and distributes electronic information on handheld devices, memory media cards, and via internet downloads. We also design, develop, and license to third parties, linguistic technology, such as spelling error detection software in thirty-six languages, for use in application software, electronic products and on the internet.

We believe we are one of the world’s largest designers, developers and publishers of electronic reference books, having sold approximately forty-one million handheld devices since 1986. Our handheld devices are battery-powered platforms with monochrome or color liquid crystal displays (LCD) that incorporate the text of a reference work, such as a dictionary. We own or have licenses to publish in electronic format more than one hundred reference titles, including monolingual and bilingual dictionaries such as Merriam-Webster’s Collegiate® Dictionary, the Holy Bible, entertainment-oriented publications (such as The Official Scrabble® Dictionary), and our own multi-language speaking and non-speaking translators. In addition, we own or have licenses to distribute in electronic format, either directly or through third parties, more than 116,000 titles in sixteen languages, including reference works and general literature, via internet download.

We marketed our first handheld reference device, the Spelling Ace® spelling corrector, in 1986. We believe that the Spelling Ace device was one of the first electronic books marketed in the United States. Beginning in 1987, we began marketing increasingly sophisticated electronic versions of thesauruses and dictionaries and, in 1989, the first handheld electronic version of the Holy Bible. In 1992, we introduced a line of updateable handhelds through a proprietary memory card system; in 2003 we introduced a Pagemark series as a companion to printed material; in 2005 we introduced our Pocket Prep for the new SAT; in 2007 we introduced our 12 language speaking translator; in 2008 we introduced the Speaking Spelling Bee; and in 2009 we introduced the new MG series, English Learning Suites, which are the first Franklin products to have full language learning curricula in a handheld.

The Company was incorporated in 1983 in the Commonwealth of Pennsylvania as the successor to a business commenced in 1981. The Company’s principal executive offices are located at One Franklin Plaza, Burlington, New Jersey 08016-4907, and its telephone number is (609) 386-2500.

COMPETITIVE ADVANTAGES

We believe that we have the following competitive advantages:

•

Efficient and Cost-Effective Manufacturing Process. We control the entire manufacturing process of our products, from design to shipping, but do not own actual manufacturing facilities. This “virtual manufacturing” model enables us to produce our products in the most cost-effective manner by allowing us to outsource the manufacturing and assembly functions to third parties which meet our cost and quality standards. In this way, we maintain a high degree of flexibility and adaptability in our product sourcing operations with minimal capital invested and, due to the use of multiple factories in various Asian countries, we are able to maintain competitive manufacturing costs.

•

Strong Share in Electronic Reference Books. We believe that we are the pre-eminent company in the handheld electronic reference market in North America, Europe and certain other international markets such as Australia and the Middle East where we have significant market share. Over the past twenty-three years, we have sold approximately forty-one million handheld devices worldwide.

•

Breadth and Strength of Distribution. We distribute our products through approximately forty-nine thousand retail outlets in approximately fifty countries and through the internet including our web site (www.franklin.com) and catalog mailings direct to customers. We also use direct channels to serve specialty markets, such as the professional, educational and customized application markets. In the educational market, our electronic books are used in tens of thousands of schools throughout the United States. With the success of our electronic Holy Bible, we have achieved substantial sales in the religious market, with our products currently distributed through Christian-affiliated bookstores.

•

Technological Leadership in Electronic Books. We have significant expertise in providing high quality content and functionality through cost-effective hardware designs of electronic information products. We have designed and manufactured for our use proprietary microprocessors. Our products combine speech and sophisticated technology with a user-friendly interface designed for convenient and rapid retrieval of data. Our ability to compress data and to design systems that permit quick and intelligent information retrieval enables us to offer compact products with high functionality. For example, we store the Merriam-Webster’s Collegiate Dictionary, 11th Edition , which fills up thirty-seven megabytes of memory space, into the memory space of only nine megabytes, which also includes sophisticated search and retrieval functionality. We have been able to manufacture higher performance products at competitive costs due in part to declining prices of memory chips and LCD display technologies. Our vertically integrated research and development effort, devoted to developing both the hardware and software for our products, also enables us to utilize cost-minimizing technologies such as custom chips which combine the functions of many components into a single chip. As a result, the cost of our products to consumers has decreased over the years to prices approaching those of print versions of reference publications, offering consumers added functional value at attractive price points.

•

Long-standing Relationships and Licenses with Many Top Publishers. We have electronic rights to over 100 reference titles, including several versions of English and bilingual dictionaries, Bibles, test preparation, entertainment-oriented publications, children’s language learning and encyclopedias. We obtain our licenses from a variety of well-established publishers such as Merriam-Webster, Oxford University Press, Harper Collins, Lagardére SCA (Larousse), Langenscheidt KG and Ernst Klett International (PONS). These licenses are supported by long-standing relationships with the publishers, providing us with a significant competitive advantage. We have also increased the scope of our licenses to publish and/or distribute eBooks to cover more than 116,000 titles in sixteen languages, including titles from well known trade publishers such as St. Martin’s Press, McGraw Hill, Time Warner, Random House, Harper Collins and others.

BUSINESS STRATEGIES

We were the first, and strive to be the best, in electronic books focusing on linguistic solutions. Our strategy to fulfill that mission is to leverage our leading market position by exploiting the following opportunities:

•

Diversify into Adjacent Growing Markets. In an effort to expand retail and consumer relevance and expand into growing larger categories, management has completed sufficient evaluation and validation to begin to leverage Franklin’s strong brand, retail distribution and procurement expertise and to enter adjacent growth markets such as Reading Enhancement (e.g., Book Accessories) and Language Expansion (e.g., Travel Accessories) products. Our goal is to provide readers of print material with products and solutions that enhance their overall reading experience and to enhance the travelers experience by removing communication barriers through portable technology solutions. We believe providing reading enhancement products and accessories will further leverage our book channel relationships which will help fuel organic growth. Additionally, we believe we can leverage our language expertise in portable travel technology by providing market relevant offerings.

•

Consumer Driven Product Development and Marketing. While we have built strong distribution for our major products, we continue to believe that further opportunities lie in our ability to take a more solution driven approach to product development. We believe a better understanding of our customers’ language learning challenges will allow us to provide better solutions and increase sales, accelerate sell through at retail and lead to successful new product introductions. We have initiated a solution driven product category management process to further exploit additional opportunities in our core markets including language learning, bible, and entertainment-oriented publications. For example, our PageMark Dictionary™ was well-received in the marketplace and won top honors in Personal Electronic Design at the Design and Engineering Showcase at the 2004 Consumer Electronics Show (CES). Our Pocket Prep for the new SAT won the Best of Innovations award in Personal Electronic Design at the 2005 CES, our 12 language speaking translator won the Cherry Picks award for new technology at the 2007 CES, and Speaking Spelling Bee won the Cherry Picks award at the 2008 CES. During fiscal 2008, we also won the following awards for several of our products: National Parenting Center Seal of Approval for the Merriam Webster Dictionary (MWD-1490) and the Speaking Spanish English Children’s Dictionary (BES-1240), the Speaking Merriam Webster Collegiate Dictionary (SCD-1890) received awards from IParenting Media Awards-Outstanding Products, Teacher’s Choice Award for the Family Sponsored by Learning Magazine and TNPC Seal of Approval Holiday Award; the Speaking Spanish-English Dictionary received awards from IParenting Media Awards Greatest Product for 2007 and the TNPC Seal of Approval Holiday Award; the Talking Children Dictionary was awarded the Teachers’ Choice Award sponsored by Learning Magazine; the Spelling Ace Thesaurus and the SAT/ACT Standard Testing (TSA-2400) was awarded the Technology & Learning Awards of Excellence; and the 12 Language Speaking Global Translator (TGA-490) was awarded Popular Science Best of What’s New Award. We regularly conduct consumer research to better understand our customers’ needs to be able to expand our solution-based product offerings in these markets.

•

Continuing Upgrade of Core Products. Our core product line continues to represent the major portion of our revenue. Dictionaries, spell correctors, translators, entertainment-oriented publications, and Bibles have been our mainstream consumer electronics products. We intend to continue to upgrade and enhance our core products and to develop improved language learning solutions.

•

Investment in Marketing. To date, we rely heavily on cooperative advertising with our key retailers and on advertising in targeted or local markets. We have engaged in only limited advertising on the national level.

•

Growth in Selected International Markets. We have had success in selling our products directly through wholly-owned local subsidiaries in selected international markets, and through distributors in other markets. We began sale of our products in Asia during fiscal 2006. We anticipate that our international sales will continue to provide a growing portion of our revenue as the “English Learning” market continues to expand on a global basis.

•

Exploitation of OEM and Licensing Opportunities. Original Equipment Manufacturer (“OEM”) opportunities are business agreements pursuant to which we develop products, software, and technology for resale or use by specific customers. We have such agreements in certain markets and will seek to broaden our activities to other domestic and international markets. We believe our OEM business can be expanded as we upgrade existing and develop new solutions for open system platforms. We also license, through our Proximity Technology Division, linguistic solutions software, such as spelling error detection and correction, hyphenation correction and thesaurus functions in connection with databases of words in thirty-six languages, to pre-eminent companies such as Adobe Systems Incorporated, Sun Microsystems, Inc., and HCA Information Technology & Services, Inc.

•	Use of the Internet to Distribute Handheld Reference Devices and Content. We distribute and develop our handheld devices and e-Books on our website (franklin.com) and other third party websites.

•

Suitable Acquisitions to Grow our Business. Based on our strong balance sheet and our available cash on hand, we believe we are well positioned to continue our search for suitable accretive acquisitions to grow our business. We are targeting companies that fit well with our core business units today, financially, strategically and culturally, that can increase our channel relevance and that can provide technology to fuel organic growth.

PRODUCTS

Electronic Books

Dictionaries

Our electronic spelling products (the “Spelling Ace®” line) operate as phonetic spelling error detectors and correctors, puzzle solvers, word list builders and word finders. These products permit the user to obtain the correct spelling of a word that the user does not know how to spell correctly. For example, if the user phonetically types in “krokodyl,” the book will display a list of seven words including, as the first choice, “crocodile.” We market various versions in the Spelling Ace line incorporating different databases such as both American and British English and foreign language correctors.

Our top-of-the-line monolingual electronic dictionary in the U.S. market is Merriam-Webster’s Speaking Collegiate Dictionary, 11th Edition which contains more than 200,000 words with clear and concise definitions, as well as parts of speech, hyphenation points and different word forms (inflections). All of our electronic dictionaries provide phonetic spelling correction and many provide thesaurus features as well. For example, if a user enters the word “baffled,” the thesaurus will display eleven different synonyms, including “frustrated,” “disappointed” and “foiled.”

We market versions of our dictionaries that use digitally recorded and compressed speech, which provides for a more natural sounding voice and dictionaries that use speech synthesis circuitry (based on text to speech technology in which algorithms are used to convert text into sound) which allow our products to pronounce, in computer generated speech, relevant words contained in the various databases.

Our line of products also includes bilingual dictionaries, most of which contain more than 200,000 words in both English and either Spanish, French, German, Korean, Portuguese, Italian, Arabic, Japanese, or Hebrew. Each provides complete translations, definitions, verb conjugations and a gender guide, and plays a variety of language learning games to help engage users while learning the language. Our Spanish/English dictionaries are marketed in versions with and without speech compression or synthesis for both Spanish and English words. Many of the other bilingual dictionaries are equipped with speech compression or synthesis for the English or even foreign language words. We currently market a French/German dictionary and bilingual dictionaries for several other languages, including other language pairs that do not include English, such as German/Italian and French/Spanish.

We have a speaking dictionary designed to facilitate use by blind, visually impaired or learning disabled individuals, as well as others with special needs. This dictionary incorporates speech technology which pronounces every word at user adjustable volumes and speeds. In addition, this dictionary is equipped with full audio feedback, which allows every key on the keyboard to speak its letter or function. Other features include a keyboard with high-contrast lettering and raised locator dots, a large high-contrast screen with adjustable fonts and headphones.

Children’s Products

Since 1990, we have successfully sold children’s versions of our reference products. In 1997, we introduced a new line of children’s products which includes the Homework Wiz electronic dictionary with a text-to-speech voice synthesizer enabling the product to speak both words and definitions. In 2005, we introduced a speaking Spanish-English dictionary, and in 2007 we introduced the first of a series of children’s products for the Korean market. In 2008, we introduced the Speaking Spelling Bee, a virtual spelling bee game and tutor designed to improve spelling skills for students’ ages 8 and up and all aspiring spelling bee participants.

Test Preparation

In April 2005, we began shipping an all new Scholastic Aptitude Test (SAT) Prep device to coincide with a significant revision of the SAT. Our Princeton Review Pocket Prep™ device features test taking techniques, full-length practice exams with complete answers and explanations, a test timer to improve time management, personal diagnostic reports to identify score improvement opportunities, and practice drills and flash cards for efficient studying. The product was specifically designed to allow high school students to take the product anywhere for convenient study and is based on The Princeton Review’s “Cracking the SAT” printed book. This product marks our entry into the standardized test preparation market. In May 2006, we updated the SAT prep device to also include the American College Testing (ACT). In June 2006, we began to ship into the Japanese market a reference suite of Japanese-English bilingual dictionaries which includes Test of English for International Communication (TOEIC) based on the Princeton Review’s “Cracking the TOEIC” printed book. In 2009, we introduced the new MG series, English Learning Suites, which are the first Franklin products to have full language learning curricula in a hand held device.

The Holy Bible

Our electronic Holy Bible is a handheld edition of the entire text of the Holy Bible, which allows for retrieval of text by searches based on single words, word groups or synonyms. For example, a search for the words “valley” and “shadow” will retrieve the Twenty-third Psalm. Because of its built-in ability to conduct full-text word searches, the Franklin Bible is a fully automated concordance. We sell the Bible on our BOOKMAN platform and on cards designed for use with our BOOKMAN platform as well as other formats. We sell both the King James and the New International versions of the Bible as well as a Bible Dictionary and Bible Concordance. In 2009, we introduced a new “Parallel” Bible containing the works of both the King James and New International versions plus the Holman Bible Dictionary in a book-like screen in lid-attractive platform.

Entertainment Titles

We sell a variety of crossword puzzle solvers in both U.S and British English, which provide correct spelling for over 250,000 words and phrases from Merriam-Webster’s Official Crossword Puzzle Dictionary and Chambers Concise Crossword Dictionary for use by word puzzle enthusiasts. In fiscal 2006, we added a new handheld version of the Official Scrabble® Players Dictionary, a handheld version of Sudoku, the new numerical logic puzzle, and a sale to a third party OEM customer of backgammon, and some casino style games. We also sell versions of the Scrabble Players Dictionary in the French market and launched a revised edition in February 2008. We continue to pursue opportunities to sell games and puzzles through our existing brands and distribution channels or to new OEM customers. In February 2009, we launched the electronic handheld version of the classic game: SET®, under The New York Times® brand.

Seiko® Products

In fiscal 2004, we began to distribute handheld reference products in the United States under the Seiko® trademark. We currently distribute Seiko products, primarily dictionaries and translators, in the United States.

In June 2004, we entered into agreements with Seiko Instruments, Inc. (“SII”), for SII to distribute Franklin branded reference products in Asia and for us to distribute Seiko branded reference products in Europe and Australia. We began distribution of Seiko products in Australia in fiscal 2005 and began distribution of SII products in Europe in fiscal 2006.

The agreements provided for SII to purchase from Franklin reference products for the Japanese markets over a five year period commencing in fiscal 2006 with a minimum purchase commitment of $20 million during the period. The agreement also provided for Franklin to continue purchasing Seiko® reference products for distribution in North America for the five years ending March 31, 2009 with a minimum purchase commitment of $14 million during the period. During the contract term, both parties incurred penalties for not meeting the minimum purchase commitments which were subsequently waived.

During the first quarter of fiscal 2008, we entered discussions with SII to modify or terminate these agreements. In July 2007, we executed a definitive agreement with SII under which we received $3 million in consideration for the elimination of minimum purchase commitments of both parties in the agreement.

We also have an agreement with Seiko U.K. Ltd. to distribute our products in the United Kingdom and Ireland. The agreement was for a five year term beginning in 2004. In March 2008, Franklin entered into an agreement with Seiko U.K. Ltd. calling for a one-time payment of $500,000 to be made to us in consideration for an extension of the distribution agreement through September 30, 2012.

International Titles

We have developed and produced British English and Australian English versions of our electronic reference products for international markets, particularly the United Kingdom and Australia. We have monolingual, bilingual, and multilingual electronic reference products for the French, Spanish and German-speaking markets. We have omnibus agreements for publishing electronic reference products with major European publishers such as Ernst Klett International (PONS), Lagardére SCA (Larousse), Langenscheidt KG, and Oxford University Press, under which Franklin has developed titles in handheld electronic platforms, electronic downloads and ROM cards.

Linguistic Technology

Through our Proximity Technology Division, we design linguistic solutions software that perform spelling error detection and correction, hyphenation correction and thesaurus and dictionary functions in conjunction with databases of words in 36 languages and dialects. We license this software for use in various computer applications, which can be ported to work with any operating system. We currently have 43 licensing agreements in force which expire at various dates through 2011. Our customers include pre-eminent companies such as Adobe Systems Incorporated, Sun Microsystems, Inc., and HCA Information Technology and Services Inc.

Electronic Organizers

In 1997, we began to sell a line of organizers and databanks under the ROLODEX® Electronics trademark which we had licensed late in 1996. Sales of ROLODEX® Electronics organizers and databanks have declined substantially during the last several years primarily because of the use of other devices, such as cell phones, personal computers, and PDA’s, to perform organizer functions. Because of this decline, we recorded impairment charges of $11.1 million in fiscal 2002, $1.5 million in fiscal 2005 and $386,000 in fiscal 2009 to reflect the impairment of the value of the ROLODEX® Electronics mark.

Translators

We have developed and sell a line of handheld translator devices that incorporate a comprehensive list of English words and phrases useful to the traveler, with translations for each word and phrase in one or more languages such as: Spanish, French, German, Italian, and several Eastern European and Asian languages. Translations can be provided by these devices either visually on a display screen or by audible output. In 2007, we introduced a twelve language speaking translator featuring the following European and Asian languages: English, Spanish, French, German, Russian, Portuguese, Italian, Japanese, Korean, Mandarin Chinese, Dutch and Polish.

Internet Enabled Content

We offer more than 116,000 titles, including versions of certain reference works from our website, franklin.com, for downloading to our own handheld devices and those using the Windows, Palm, Pocket PC, Windows CE/Smartphone, and Symbian operating systems popular with many electronics manufacturers.

RESEARCH AND DEVELOPMENT

We have a group of 33 full-time persons working in offices in the US and Hong Kong focused on developing and enhancing core technology for both our hand held electronic devices and our Proximity Technology Division. Our research and development focuses on linguistic solutions, content development, user interface and the underlying software applications that are key to our product range.

We maintain an internal development group of hardware and software engineers, linguists, quality specialists and project managers dedicated to our critical functions and outsource certain aspects of our development. Together they provide a technical base for sophisticated search and retrieval, correction, speech and compression algorithms over a wide range of hardware platforms developed both internally and externally.

We contract for software and hardware development work in China, Malaysia and Taiwan. Total research and development expense was $4.4 million, $3.6 million, and $4.4 million, for the years ended March 31, 2009, 2008 and 2007, respectively.

MANUFACTURING

We arrange for the assembly of our products by placing purchase orders with established third-party manufacturers in China and Malaysia. We believe that we could locate alternate manufacturers for our products if any of our current manufacturers are unable, for any reason, to meet our needs.

We have designed certain custom integrated circuits, which are manufactured by third parties for use in our products. We also create the mechanical, electronic and product design for our hardware platforms and design and own the tooling used in the manufacture of the majority of our products. Our electronic products are based on our proprietary microprocessors or general purpose microprocessors and custom memory chips and general purpose random access memory chips. We use Very Large Scale Integrations (VLSIs) that integrate our proprietary or general purpose microprocessors and custom-designed circuits in order to reduce the cost of the materials in our devices. In order to minimize the effect of any supplier failing to meet our needs, we generally attempt to source these parts from multiple manufacturers. In those cases where we choose to use a single source, alternative suppliers are generally available.

We utilize our subsidiary in Hong Kong to facilitate product development, project management, procurement, manufacturing, logistics and quality control. On-site quality control inspection of electronic products is conducted by our employees in China and Malaysia. Our products are generally shipped at our expense to our facility in New Jersey, where we maintain inspection, quality control, warehousing and repair operations for distribution in the United States, and to similar facilities in Europe and elsewhere for our foreign operations.

SALES AND MARKETING

Domestic Sales

Our products are marketed domestically through our own sales and marketing force, through independent sales representative organizations, which are supervised by our internal sales department, and through third party alliances. Our products are sold in approximately twenty-nine thousand retail outlets in the United States. These are comprised of mass market retailers, bookstores, consumer electronics stores, office superstores, drug stores, specialty retailers and direct marketers. Our key retail partners include: Office Depot, Best Buy, Target, Staples, Borders, Radio Shack, Office Max, Barnes and Noble, Rite Aid and Amazon. Our products are promoted by our retail partners and are commonly found in seasonal displays, retail catalogs and national newspaper circulars. We also mail approximately 500,000 print catalogs each year to consumers and educational buyers. Consumers and educators can also purchase products directly by visiting our website at franklin.com or by calling 1-800-BOOKMAN. We generally participate in and provide financial assistance for our retailers’ promotional efforts, such as in-store displays, catalog and general newspaper advertisements. We also promote our products at various worldwide trade shows, and advertise in trade magazines and on regional television and radio for targeted audience.

The “back to school” season (August to mid-September) and the Christmas selling season (October, November, and December) are the strongest selling periods at retail for our products.

Generally our orders are not on a backlog status. Customer orders are usually filled within a short time period other than seasonal displays during back to school and holiday seasons.

International Sales

We sell our products worldwide through wholly-owned local subsidiaries and a network of independent distributors. We have subsidiaries in France, Canada, Germany, Mexico and Australia, that market and distribute our products, which are specifically developed for these markets. In addition, we sell our products through distribution partners in other countries including Belgium, Switzerland, Spain, Turkey, Saudi Arabia, India, Pakistan, Singapore, South Korea, Japan, Brazil, New Zealand, Argentina and Chile. In 2004, we began to use Seiko U.K. Ltd. to distribute and market our products in the United Kingdom. In March 2008, we extended our agreement with Seiko U.K. Ltd. though September 30, 2012.

Our sales outside of the United States represented 47, 45 and 39 percent of total sales in the fiscal years 2009, 2008, and 2007, respectively.

OEM Markets and Licensing Efforts

We produce custom products for and license technologies to third parties. We have developed custom products including a speaking version of the alMawrid, an Arabic-English bilingual dictionary and an Oxford English-Hebrew Dictionary for sale in the Middle East. We continue to pursue opportunities for custom versions of our products. We also license our linguistic technology to pre-eminent companies such as Adobe Systems Incorporated, Sun Microsystems, Inc., and HCA Information Technology & Services, Inc.

PATENTS, TRADEMARKS AND COPYRIGHTS

We own more than twenty United States utility and design patents on our electronic reference products and a number of international patents on our products. We actively pursue the acquisition and enforcement of patent rights and, in furtherance thereof, maintain an ongoing program to apply for and prosecute patent applications and to enforce our rights in patents that issue therefrom.

We own certain trademark rights, including “Franklin®”, “BOOKMAN®”, “Spelling Ace®”, “Wordmaster®”, “Next Century®” “Pocket Prep®”, “Pagemark®”, and “Language Master®” and have an exclusive license for the trademark ROLODEX® Electronics in the United States and various foreign countries.

Copyrights to certain word lists incorporated in our electronic books are generally the property of our licensors. However, we do own copyrights in certain programs, translation databases, thesauri, children’s dictionaries, word lists, and algorithms used in our electronic books.

COMPETITION

We are a market leader in the United States for handheld reference books. We face various degrees of competition at different price points in the United States consumer market. We have a leading position in the European market where our main competitors include Lexibook, Hexaglot, Casio, and Sharp and we entered the highly competitive Asian markets in 2006.

Competitive factors for electronic reference products are product quality and reliability, functionality, price, performance, speed of retrieval, quality of underlying databases, quality of spelling correction, portability, marketing and distribution capability, service and corporate reputation. We believe we are a leader in respect of each such factor in the markets we serve.

Our reference products enjoy a reputation for quality resulting from their content, hardware design and easy-to-use software applications. Our reference products are characterized by their capacity to permit the user to define the kind of information being sought and to provide information responsive to the user’s request.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, information statements and other information with the Securities and Exchange Commission (the “SEC”). The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

INTERNET ADDRESS

Our corporate internet address is www.franklin.com. We make available on or through our investors page from our website, free of charge, our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, our annual proxy statement, and beneficial ownership reports on Forms 3, 4, and 5 and amendments to those reports as soon as reasonably practicable after this material is electronically filed or furnished to the SEC. We also make available, on our website, the charters of our Audit Committee, Stock Option and Compensation Committee, and Corporate Governance and Nominating Committee, a code of ethics that applies to our chief executive officer and chief financial officer, our principal executive officer and principal financial officer, respectively, and all of our other financial executives and a code of ethics applicable to all of our employees, officers and directors pursuant to SEC requirements and NYSE AMEX Equities listing standards.

EMPLOYEES

As of June 15, 2009, we employed a total of 133 people consisting of 57 in the United States, 45 in Asia, and 31 in international sales and marketing subsidiaries in Europe, Australia, Mexico and Canada. None of our employees is represented by a union. We believe that our relations with our employees are satisfactory.

Merriam-Webster’s and Collegiate are trademarks of Merriam-Webster, Inc.; Palm is a trademark of Palm Inc.; ROLODEX® is a registered trademark of Berol Corporation, a division of Newell Rubbermaid Inc.; Britannica is a trademark of Encyclopedia Britannica, Inc; and Seiko is a registered trademark of Seiko, Inc.

ITEM 1A.	RISK FACTORS

We believe that the most significant risks to our business are those set forth below.

•

If economic conditions continue to decline, our sales and profits are likely to continue to be materially adversely affected. We produce and sell consumer electronic devices which are largely regarded as discretionary purchases. As such, sales of our products are subject to changes in economic conditions particularly in North America, which is our largest market. If the economic climate in the United States deteriorates further, and the economic slowdown continues to affect Europe as well, customers or potential customers are likely to further reduce or delay their purchases of our products, which will have a material adverse effect on our net revenues and profit.

•

We are dependent upon a small number of third party overseas manufacturers for purchases of inventory. Our products are assembled by a small number of third party manufacturers in Asia. Political or economic instability in the countries in which they operate could affect our production schedules. If these manufacturers should encounter financial difficulties or otherwise experience disruptions resulting in their inability to meet our delivery schedules, our sales could be materially adversely affected. Four manufacturers accounted for 83% of our inventory purchases during fiscal 2009. Political or economic instability could affect our production schedules.

•

We are Dependent on Development of New Products and Titles. We depend to a large extent on the introduction of successful new products and titles and enhancements of existing products to generate sales growth and replace declining revenues from certain older products and titles. We currently have several new products and titles under development; however, significant development efforts for a number of our proposed new products and titles will be required prior to their commercialization. A significant delay in the introduction of a new product or title could have a material adverse effect on our revenue or the ultimate success of the product or title. In addition, if revenues from new products and titles fail to replace declining revenues from certain existing products and titles, our operating results and growth could be adversely affected. There can be no assurance that new products and titles currently under development will be introduced on schedule, that they will gain market acceptance, that they will generate significant revenues, or that we will be able to introduce additional new products and titles in the future.

•

Our North American Consumer Division is Dependent Upon Sales to a Small Group of Customers. We derived 40% of sales from our North American Consumer Division in the fiscal year ended March 31, 2009. Seventy-four percent of these sales come from 10 customers. If any of these 10 customers were to discontinue buying from us, there is no assurance that we could replace the lost business by increasing sales to existing customers or by finding new customers.

•

We May Not Maintain Optimal Inventory Levels. Our lead times are necessarily long because of the custom nature of certain components and because most of our components are manufactured and assembled for us by third parties in Asia. Accordingly, production and procurement planning are critically related to our anticipated sales volume. Any significant deviation from projected future sales could result in material shortages or surpluses of inventory. Shortages could cause our distribution base to shrink as customers turn to alternative products. Inventory surpluses could cause cash flow and other financial problems, which might cause us to liquidate inventory at a loss. There can be no assurance that our forecasts of demand for our products will be accurate. Inaccurate forecasts, or unsuccessful efforts by us to cope with surpluses or shortages, could have a material adverse effect on our business.

•

We Offer Credit To Our Customers And Therefore Are Subject To Significant Credit Risk. We finance a significant portion of our sales through trade credit. As such, our business could be adversely affected in the event of a deterioration of the financial condition of our customers, resulting in the customer’s inability to repay us. The risk may increase based on a general economic downturn affecting our customer’s financial condition. While we have purchased credit insurance with a major global insurance carrier which provides first dollar coverage for most of our U.S. customers and certain overseas customers, we could suffer significant losses if a customer not covered by insurance fails.

•

We May Continue to be Adversely Affected by Changes in Technology. In general, the consumer electronics and handheld/mobile product markets as a whole with respect to software and hardware, are subject to rapidly changing technology. Accordingly, the technology underlying our products is similarly subject to change. The introduction of products embodying new technologies and the emergence of new industry standards has exerted price and/or performance pressure on our existing products and in some cases has rendered such products unmarketable or obsolete. Our ability to anticipate changes in technology and industry standards and to develop and introduce new and enhanced products, as well as additional applications for existing products, in each case on a timely and cost-effective basis, will be a critical factor in our ability to grow and remain competitive. In addition, as technology advances, consumers have the option of fulfilling their needs through different media (internet, phone etc.) which could adversely impact our business.

•

We Face Significant Competition. The consumer electronics and handheld/mobile product markets are highly competitive and characterized by rapid technological advances and the regular introduction of new products or enhancements of existing products. We believe that we face various degrees of competition at different price points and in different geographical regions in these markets. Competitive factors include product quality and reliability, price, performance, brand awareness, marketing and distribution capability, service and reputation. There can be no assurance that companies, whether or not currently in the consumer electronics or handheld product markets, will not enter the markets in which we currently sell our products. Many of such companies have greater capital, research and development, marketing and distribution resources than we do. If new competitors emerge or the existing market becomes more competitive, we could experience significant pressure on prices and margins.

•

We License Key Titles from Others. We depend on licenses from a variety of well-established publishers such as Merriam-Webster, Harper Collins, Lagardére SCA (Larousse), Ernst Klett International and Langenscheidt KG for the right to distribute approximately 100 reference titles, including several versions of English and bilingual dictionaries, Bible related works, children’s language learning devices, test preparation devices, entertainment-oriented devices and encyclopedias. If an existing license agreement covering certain of our core reference titles was terminated or not renewed, we would have to develop and introduce alternative or new titles, which could have a negative impact on our results of operations and profitability. We cannot guarantee that we will be able to extend the terms of our existing license agreements or that we will be successful in negotiating alternative or new license agreements.

•

8% of Our Sales Come from One Product. We derived 8%, 10% and 12% of consolidated sales for fiscal years ended March 31, 2009, 2008, and 2007, respectively from one product, which we manufacture, under a license that has been renewed through April 1, 2010. The license for this product has been renewed several times since 1993.

•

Our Intellectual Property Rights May be Challenged. We own utility and design patents in the United States and other countries on our electronic books. There can be no assurance (i) that the claims allowed under any patents will be sufficiently broad to protect our technology, (ii) that the patents issued to us will not be challenged, invalidated or circumvented or (iii) as to the degree or adequacy of protection any patents or patent applications will afford. We also claim proprietary rights in various technologies, know-how, trade secrets and trademarks which relate to our principal products and operations, none of which rights is the subject of patents or patent applications in any jurisdiction. There can be no assurance as to the degree of protection these rights may or will afford us or that third parties will not obtain patent rights that may be interposed against our products.

•

We Are Subject To International Sales and Currency Fluctuations. We expect that international sales will continue to constitute a material and increasing portion of our business. Our international business is subject to various risks common to international activities, including political and economic instability and the need to comply with both import and export laws, tariff regulations and regulatory requirements. There can be no assurance that political or economic instability in any given country or countries will not have an adverse impact on our overall operations. Approximately 39% of our fiscal 2009 sales were made in currencies other than the U.S. dollar, resulting in our being subject to the risk of fluctuation in currency values from period to period. We maintain a program of selling Euros at current rates for future settlement in order to protect the dollar value of sales generated by Euro based foreign subsidiaries. Although economic gains or losses on these contracts are generally offset by the gains or losses on underlying transactions, we seek to minimize its foreign currency exposure on a macro basis rather than at the transactional level.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

NONE

ITEM 2.	PROPERTIES

In January 2006, we sold our 90,000 square foot headquarters building and adjacent land in Burlington, New Jersey for $10,300,000. We have leased back the building for a term of ten years and three months with an initial annual fixed rent of $736,760. The annual fixed rent is $799,663 in 2009, $917,560 in 2010, $962,760 in 2011, $1,007,960 in 2012, $1,053,160 in 2013, $1,098,360 in 2014, $1,143,560 in 2015 and $297,190 in the three months thereafter. We realized a pre-tax gain of $4,920,000 on the sale, of which $4,781,000, representing the gain on the sale of the building, is being amortized over the period of the lease. As of March 31, 2009, the remaining balance of the deferred gain was $3,140,764. We believe this facility will satisfy our foreseeable needs for office, laboratory and warehousing space. We also rent office and warehouse facilities in Germany, France, Hong Kong, Canada, Australia and Mexico.

ITEM 3.	LEGAL PROCEEDINGS

We are subject to litigation from time to time arising in the ordinary course of our business. We do not believe that any such litigation is likely, individually or in the aggregate, to have a material adverse effect on our financial condition.

On June 8, 2009, Capgrowth Group filed a class action compliant in the Superior Court of New Jersey, Burlington County, purportedly on its behalf and on the behalf of others similarly situated, against the Company and the members of its Board of Directors. The Complaint alleges, among other things, that Saunders Acquisition Corporation’s non-binding offer to purchase all of the outstanding shares of the Company’s stock was unfair to the Company’s shareholders, inadequate and not the result of an arm’s length negotiation. The Company has notified its insurance provider of the filing of such compliant and believes the suit is without merit.

ITEM 4.	SUBMISSION OF MATTER TO A VOTE OF SECURITY HOLDERS

NONE

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

The Company’s common stock is traded on the NYSE AMEX Equities under the symbol “FEP.” The following table sets forth the range of the high and low sales prices as reported by the AMEX, as applicable, for the last two fiscal years:

	Sales
Quarter Ended	High	Low
June 30, 2007	3.70	2.19
September 30, 2007	3.95	2.27
December 31, 2007	3.95	2.67
March 31, 2008	3.18	1.85

June 30, 2008	2.40	1.71
September 30, 2008	2.10	1.41
December 31, 2008	1.63	.62
March 31, 2009	1.13	.56

The approximate number of holders of record of our common stock as of June 15, 2009 was 788. The closing sales price of our common stock on the NYSE AMEX Equities on June 12, 2009 was $2.17.

We have not declared cash dividends on our common stock and do not have any plans to pay any cash dividends on our common stock in the foreseeable future. Our Board of Directors anticipates that any earnings that might be available to pay dividends on the common stock will be retained to finance our business.

ITEM 6.	SELECTED FINANCIAL DATA

The following tables should be read in conjunction with our consolidated financial statements and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section appearing elsewhere herein.

	Year Ended March 31,
	2009	2008	2007	2006	2005
Statements of Operations Data
Sales	$46,025	$57,081	$52,213	$59,622	$62,146
Other operating revenue*	750	3,500	—	—	—

Total revenue	46,775	60,581	52,213	59,622	62,146
Cost of sales	23,959	28,660	28,321	29,605	32,167

Gross margin	22,816	31,921	23,892	30,017	29,979

Expenses:
Sales and marketing	15,169	16,844	15,880	17,165	18,347
Research and development	4,371	3,551	4,401	4,497	3,886
General and administrative	7,093	8,431	6,836	6,848	6,988

Total operating expenses	26,633	28,826	27,117	28,510	29,221

Operating income (loss)	(3,817)	3,095	(3,225)	1,507	758
Gain on sale of investment in MobiPocket	—	—	—	—	1,781
Interest income (expense), net	1	116	207	(122)	(273)
Loss on investment	(370)
Other, net	(103)	(439)	(94)	719	41

Income (loss) before income taxes	(4,289)	2,772	(3,112)	2,104	2,307
Income tax (benefit) provision	2,839	237	68	92	(96)

Net income (loss)	$(7,128)	$2,535	$(3,180)	$2,012	$2,403

Preferred stock dividend	—	—	—	243	458

Net income (loss) applicable to common stockholders	$(7,128)	$2,535	$(3,180)	$1,769	$1,945

Net income (loss) per share:
Basic	$(.86)	$.31	$(0.39)	$.22	$.24

Diluted	$(.86)	$.30	$(0.39)	$.21	$.23

Weighted average shares:
Basic	8,273	8,236	8,216	8,169	8,047

Diluted	8,273	8,458	8,216	8,574	8,498

	At March 31,
	2009	2008	2007	2006	2005
Balance Sheet Data
Working Capital	$17,242	$20,204	$15,799	$18,122	$9,237
Total Assets	33,419	41,918	40,357	43,021	40,948
Long-term Liabilities	1,165	1,219	1,160	1,136	1,179
Shareholders’ Equity	20,732	28,662	25,426	28,252	28,854

*	Other operating revenue consists of two settlement amounts received from SII and Seiko UK Ltd. in the fiscal year 2008 and one settlement amount from Nuance Communications, Inc. in the fiscal year 2009.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (in thousands)

Overview

Franklin Electronic Publishers, Incorporated (“Franklin,” “we”, “us”, or “our” or the “Company”) designs, develops, publishes and distributes electronic information on handheld devices, memory media cards, and via internet downloads. We also design, develop, and license to third parties, linguistic technology, such as spelling error detection software in thirty-six languages, for use in application software, electronic products and on the internet.

For the year ended March 31, 2009, Franklin had a pretax loss of $4,289 compared with pretax income of $ $2,772 in the prior year. The decrease was primarily due to lower sales of $11,056 or 19% from $57,081 in the prior year to $46,025 in the current year. In addition the prior year benefited from other operating revenue of $3,500 received from two distribution partners, Seiko Instruments, Inc (SII) and Seiko UK Ltd, and was partially offset by $750 of other operating revenue received from Nuance Communications, Inc. (Nuance) in the current year following the settlement of pending litigation. Gross margin decreased to $22,816 from $31,921 in the prior year due to lower sales and other operating revenue of $11,056 and $2,750, respectively. The lower gross margin was partially offset by a decrease in operating expenses of $2,193.

The current year’s pretax loss includes non-cash one-time charges of $1,419 as well as other one-time charges of $1,404. The non-cash charges related to impairment to the carrying value of goodwill allocated to the Company’s data conversion subsidiary, Kreutzfeldt Electronic Publishing GmbH (KEP) in Germany, impairment of the value of Franklin’s licensed Rolodex® Electronics trademark and inventory valuation adjustments related to the current economic climate. The other one-time charges related to severance accruals as a result of the reduction in the Company’s global workforce and other operating cost reductions and costs related to the liquidation of the Company’s subsidiary KEP. Excluding the impact of the one-time charges, the Company’s pretax loss for the fiscal year 2009 would have been $1,466.

Sales in all business operations, with the exception of Other Domestic, have experienced declines primarily due to a slowdown in consumer spending from the current worldwide economic recession that affected sales in all of our global retail markets. Sales in Other Domestic operations increased by $717 primarily due to our Proximity Technology Division where sales increased by $683 due to the renewal of the Adobe Technology licensing agreement during our fiscal second quarter.

Sales of monolingual products in our North American business operation have been trending downward over the past several years primarily due to indirect competition from the internet, providing consumers with alternative solutions (often free) for their spell correction and reference needs. The downward trend has been partially offset by growth in our bilingual products in the North American market.

For the year ended March 31, 2008, we had an improvement in results of operations of $5,884 resulting in a pretax profit of $2,772 compared to a pretax loss of $3,112 in the prior year. The increase was primarily due to higher sales across the Company with strong gains in our European and Australian operations. In addition we recorded other operating revenue of $3,500 received from two distribution partners, SII and Seiko UK Ltd. Gross margin increased to $31,921 from $23,892 in the prior year due to an overall increase in sales of $4,868 and $3,500 of recorded other operating revenue. The higher gross margin was partially offset by an increase in operating expenses of $1,709 and other net of $345.

Results of Operations

The following table summarizes our historical results of operations as a percentage of sales for fiscal years 2009, 2008, and 2007 (in thousands):

	Year Ended March 31,
	2009	2008	2007
Revenue:
Domestic sales	$24,185	$31,605	$31,749
International sales	21,840	25,476	20,464
Other operating revenue	750	3,500	—

Total revenue	$46,775	$60,581	$52,213

As a Percentage of Total Revenue
Revenue:
Domestic sales	51.7%	52.2%	60.8%
International sales	46.7	42.1	39.2
Other operating revenue	1.6	5.7	—

Revenue	100.0	100.0	100.0
Cost of Sales	51.2	47.3	54.2
Gross Margin	48.8	52.7	45.8
Expenses:
Sales and Marketing	32.4	27.8	30.4
Research and Development	9.3	5.9	8.4
General and Administrative	15.2	13.9	13.1

Total operating expenses	56.9%	47.6%	51.9%

Operating Income (Loss):	(8.2)	5.1	(6.2)
Interest expense, net	(.8)	.2	.4
Other, net	(.2)	(0.7)	(0.2)

Income (Loss) Before Income Taxes	(9.2)	4.6	(6.0)
Income Tax (Benefit) Provision	6.1	0.4	0.1

Net (Loss) Income	(15.3)%	4.2%	(6.1)%

Net income (loss) applicable to common stock	(15.3)%	4.2%	(6.1)%

Year Ended March 31, 2009 Compared With Year Ended March 31, 2008

Sales of $46,025 for the year ended March 31, 2009 decreased by $11,056 from sales of $57,081 in the prior year. The decrease was primarily due to lower sales in the retail markets across all of our business operations as a result of the worldwide economic recession and its impact on consumer spending. This, along with the absence of purchases by a significant customer in the current year, resulted in a decline of $8,349 or 26% in sales in our North American business operations, our largest retail market. Sales in our European business operations decreased by $2,606 or 14% with $2,457 attributable to lower sales and $149 as a result of exchange rates differences compared to the prior year. Our German operation accounted for $2,164 of the European decline primarily as a result of the worldwide recession and its impact on consumer spending and due to a promotional sale to a customer in the prior year period that did not purchase in the current year. The impact of the stronger U.S. dollar in the year ended March 31, 2009 contributed $611 to the decline in sales in our overseas operations as compared to the prior year.

Total revenue for the fiscal year ended March 31, 2009 of $46,775 included $750 reflected as “other operating revenue” that we received from Nuance following the settlement of pending litigation. Total revenue in the prior year period of $60,581 included $3,500 reflected as “other operating revenue” that we received from two distribution partners, Seiko Instruments, Inc. (SII) and Seiko U.K. Ltd. The payments were in consideration for the elimination of minimum purchase commitments in the agreement under which SII distributes Franklin products in Japan and we distribute SII products in the United States and Germany and for the extension of the distribution agreement under which Seiko U.K. Ltd. distributes Franklin products in the United Kingdom and Ireland.

Gross margin decreased by $9,105 primarily because of decreased sales of $11,056 resulting in lower gross margin of $5,505 and a decline in gross margin percentage, excluding other operating revenue, from 50% in the prior year to 48% in the current year, resulting in an additional decline of $850 in margin dollars. The decrease in gross margin percentage was primarily due to the impact of the stronger US dollar in the current year compared to the prior year and a one time inventory valuation adjustment. In addition, the decrease in other operating revenue negatively impacted the current year’s gross margin by $2,750.

Total operating expenses decreased to $26,633 for the year ended March 31, 2009 from $28,826 in the same period last year. Sales and marketing expenses declined by $1,675 to $15,169 (33% of sales) from $16,844 (30% of sales) in the same period last year primarily due to decreased variable expenses for advertising, freight, and commission expenses by $963, $468, and $191 respectively. Personnel expense decreased by $392 primarily due to a net savings following a reduction in workforce in May 2008 partially offset by a one-time termination charge in March 2009 relating to an additional workforce reductions. Amortization increased due to a one-time impairment charge against the carrying value of the Rolodex® trademark of $386. Research and development expenses increased by $820 to $4,371 (10% of sales) from $3,551 (6% of sales) in the prior year. The increase is primarily due to a one-time charge relating to the liquidation of KEP in the amount of $732. Consulting and outsourced expenses also increased by $163, partially offset by decreased personnel costs of $96. General and administrative expenses decreased by $1,338 to $7,093 (15% of sales) from $8,431 (15% of sales) in the same period last year primarily due to approximately $600 of additional expenses related to the SII settlement agreement including an increase in incentive compensation accruals and associated legal and travel expenses in the prior year period. Personnel expense decreased by $345 primarily due to a net savings following a reduction in workforce in May 2008 partially offset by a one time termination charge in March 2009 relating to additional workforce reductions. Consulting, depreciation, bank fees, and doubtful accounts decreased by $230, $135, $94, and $301, respectively, partially offset by an increase in legal fees, accounting fees, and insurance of $294, $51, and $48, respectively.

For the year ended March 31, 2009 we had net interest income of $1 compared with net interest income of $116 in the same period in the prior year primarily due to lower interest income on investments.

Also for year ended March 31, 2009 there was a loss on investment of $370 resulting from the liquidation by its sponsor of a short-term fixed income fund.

Other, net was a loss of $103 for the year ended March 31, 2009 compared with a loss of $439 last year. For the year ended March 31, 2009 we recorded a gain on our program of selling euros at current rates for future settlement of $51 compared with a loss of $564 in the same period in the prior year.

At March 31, 2008, the Company had approximately $5.7 million of Deferred Tax Asset recorded on its Consolidated Balance Sheet which was established based on future projected taxable income. In view of the current year’s loss and the uncertainty economic conditions may have on the future business operations, management has concluded that it is more likely than not that the full value of the deferred tax asset would not be realized and as a result has taken a partial write down of $2.7 million in the current fiscal year ended March 31, 2009.

We have operations in a number of foreign countries and record sales and incur expenses in various foreign currencies. As the value of these currencies fluctuate from year to year against the US dollar, our revenues, operating expenses and results of operations are impacted. For the year ended March 31, 2009, approximately

39% of our sales were denominated in currencies other than the US dollar. For the year ended March 31, 2009, our sales and gross margin decreased by approximately $597 from the year over year difference in exchange rates for the various currencies (primarily the euro) in which we operate, while our selling, general and administrative expenses were approximately $233 lower due to the fluctuations in exchange rates. The net effect of the year over year fluctuations in exchange rates on our results of operations for the year ended March 31, 2009 was an increase of approximately $365 in our net loss.

We enter into forward foreign exchange contracts from time to time to offset the impact of changes in the value of the euro on our revenue, operating expense and net income and to protect the cash flow from our existing assets valued in foreign currency. Although economic gains or losses on these contracts are generally offset by the gains or losses on underlying transactions, we seek to minimize our foreign currency exposure on a macro basis rather than at the transactional level. We only enter into contracts with major financial institutions that have an “A” (or equivalent) credit rating. All outstanding foreign exchange contracts are marked-to market at the end of each accounting period with unrealized gains and losses included in results of operations.

As of March 31, 2009, we had no outstanding foreign exchange contracts.

As of March 31, 2008, we had one outstanding foreign exchange contract in the amount of 1,500 euros (equivalent to US dollars of $2,368) with a duration of six months. An unrealized loss of $165 on the contract was included in results of operations under the Other, net caption with the offsetting balance recorded in the Accounts Payable and Accrued Expenses caption on our balance sheet.

Year Ended March 31, 2008 Compared With Year Ended March 31, 2007

Sales of $57,081 for the year ended March 31, 2008 increased by $4,868 from sales of $52,213 in the prior year. The increase was primarily from our European and Australian operations. Our European Operation reported an increase in sales of 33% or $4,608. A portion of the increase was the result of seasonal placements with two customers that did not purchase in the prior year. In addition, expanded business with several European distributors for various products accounted for the balance of the increase. These products included the 12 Language Speaking Global Translator (TGA-490), 12 Language Non-Speaking Global Translator (TGA-470), the Langenscheidt German-French Dictionary (LDF-1660), and the PONS German-English Professor PRO (DBD-1660). The Company’s Australian operation also contributed higher sales year over year. Sales increased at key supporting dealers for several categories of products that outperformed last year’s contribution, including: Collins Spellchecker (SPQ-109), Collins English Dictionary & Thesaurus (DMQ-119), Collins Bradfords Crossword Solver (CSB-1470U), 12 Language Non-Speaking Global Translator (TGA-470), 10 Language Speaking Translator (TG-480), and the Rolodex Organizer (RT-8212). The overseas operations sales benefited by $2,317 from a weaker US dollar.

Total revenue for the fiscal year ended March 31, 2008 of $60,581 included $3,500 reflected as “other operating revenue” that we received from two distribution partners, SII and Seiko U.K. Ltd. During the second quarter, we received $3,000 from SII in consideration for the elimination of minimum purchase commitments in the agreement under which SII distributes Franklin products in Japan and we distribute SII products in the United States and Germany. In March 2008, we entered into an agreement with Seiko U.K. Ltd. calling for a one-time payment of $500 to be made to us in consideration for the extension of the distribution agreement under which Seiko U.K. Ltd. distributes Franklin products in the United Kingdom and Ireland.

Gross margin increased by $8,029 primarily because of higher sales in the European business operation contributing $2,478 in gross margin dollars and $3,500 other operating revenue from the SII and Seiko UK agreements. The gross margin percentage, excluding the $3,500, increased by four percent from 46% in the 2007 fiscal year to 50% in the 2008 fiscal year, resulting in an additional increase of $2,283 in margin dollars. The lower gross margin percentage in the 2007 fiscal year resulted primarily from increased mark down and promotion allowances granted to certain customers in our North American operations, higher software amortization associated with release of certain new products in the 2008 fiscal year and inventory valuation provisions, primarily for one poorly performing product, in the 2008 fiscal year and the inclusion in the prior year of the higher margin technology licensing agreements. Excluding these agreements the gross margin percentage in the 2007 fiscal year would have been 49%.

Total operating expenses increased to $28,826 for the year ended March 31, 2008 from $27,117 in the same prior year period. Sales and marketing expenses increased by $964 to $16,844 (30% of sales) from $15,880 (30% of sales) in the same prior year period primarily due to increased spending of $371 for the Consumer Electronic Show and attendance at new shows in Europe and North America. Variable expenses for market development funds, freight, and commission increased by $267 due to higher sales. Personnel expense increased by $129 primarily due to corporate development expenses to establish strategic growth initiatives and operational efficiencies. Temporary labor increased by $111 primarily in the European business operation. Research and development expenses decreased by $850 to $3,551 (6% of sales) from $4,401 (8% of sales) in the prior year. The decrease is due to lower personnel and consultant costs related to lower fixed costs due to outsourced development of $495 and lower allocation of management information system (MIS) expense of $217. In addition, higher capitalization of software development work of $141 resulted in a decrease in net expense. General and administrative expenses increased by $1,595 to $8,431 (15% of sales) from $6,836 (13% of sales) in the prior year primarily due to approximately $720 of additional expenses related to the SII and Seiko UK agreements which included an increase in incentive compensation accruals and associated legal and travel expenses. Incremental expenses were incurred for corporate development of $616 to establish strategic growth initiatives and operating efficiencies. Doubtful account expense increased by $399 primarily due to a major customer declaring bankruptcy, partially offset by lower depreciation costs of $221.

For the year ended March 31, 2008 we had net interest income of $116 compared with net interest income of $207 in the same period last year. The decrease in interest income was primarily due to lower interest rates compared to the prior year.

Other, net was a loss of $439 for the year ended March 31, 2008 compared with a loss of $94 in the 2007 fiscal year. For the year ended March 31, 2008 we recorded a loss on our program of selling euros at current rates for future settlement of $564 compared with a loss of $213 in the same period in the prior year. In addition, the 2008 fiscal year included gains of $70 towards the settlement of patent claims compared to $195 in the prior year.

We have operations in a number of foreign countries and record sales and incur expenses in various foreign currencies. As the value of these currencies fluctuate from year to year against the US dollar, our revenues, operating expenses and results of operations are impacted. For the year ended March 31, 2008, approximately 38% of our sales were denominated in currencies other than the US dollar. For the year ended March 31, 2008, our sales and gross margin increased by approximately $2,317 from the year over year difference in exchange rates for the various currencies (primarily the euro) in which we operate, while our selling, general and administrative expenses were approximately $1,253 higher due to the fluctuations in exchange rates. The net effect of the year over year fluctuations in exchange rates on our results of operations for the year ended March 31, 2008 was an increase of approximately $1,064 in our net income.

As of March 31, 2008, we had one outstanding foreign exchange contract in the amount of 1,500 euros (equivalent to US dollars of $2,368) with a duration of six months. An unrealized loss of $165 on the contract was included in results of operations under the Other, net caption with the offsetting balance recorded in the Accounts Payable and Accrued Expenses caption on our balance sheet.

As of March 31, 2007, we had two outstanding foreign exchange contracts in the amounts of 1,500 and 1,000 euros (equivalent to US dollars of $2,004 and $1,336, respectively). The duration of these contracts was six months and three months. An unrealized loss of $154 on the contracts was included in results of operations under the Other, net caption with the offsetting balance recorded in the Accounts Payable and Accrued Expenses caption on our balance sheet.

Inflation and Currency Transactions

Inflation had no significant effect on our operations for the two years ended March 31, 2009. However, competitive pressures and market conditions in the future may limit our ability to increase prices to compensate for general inflation or increases in prices charged by suppliers.

Our operating results may be affected by fluctuations in currency exchange rates. During the years ended March 31, 2008 and 2009, we entered into several foreign exchange forward contracts with financial institutions to limit our exposure to currency fluctuation loss on sales made by our European subsidiaries.

Seasonality

The “back to school” season (August to mid-September) and the Christmas selling season (October, November and December) are the strongest selling periods at retail for our products.

The following table sets forth unaudited net sales for each of our last twelve fiscal quarters:

	Quarter Ended June 30	Quarter Ended September 30	Quarter Ended December 31	Quarter Ended March 31
Fiscal 2009*	$11,993	$12,434	$13,535	$8,063
Fiscal 2008**	$13,675	$14,980	$17,044	$11,382
Fiscal 2007	$11,785	$12,276	$17,179	$10,973

*	Does not include settlement amounts paid by Nuance of $750.

**	Does not include settlement amounts paid by SII and Seiko UK Ltd for $3,000 and $500, respectively.

Future Income Tax Benefits

We have income tax benefits of $18,527 which can be utilized against future earnings and have provided an income tax valuation allowance of $15,527 against these tax assets. The remaining $3,000 balance is based upon our estimate of taxes that would be due and offset against our net operating loss carried forward, based upon our estimate of future earnings.

Changes in Financial Condition

Accounts receivable decreased by $1,743 to $4,357 on March 31, 2009 from $6,100 on March 31, 2008 primarily because of lower sales. Inventory decreased by $1,667 to $7,595 on March 31, 2009 from $9,262 on March 31, 2008 primarily as a result of management’s efforts to reduce inventory months on hand in Europe and the United States in line with the current sales levels. We had no outstanding borrowings under our credit facility at the end of each of our last two fiscal years.

Capital Expenditures

As of March 31, 2009 we had no material commitments for capital expenditures.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Liquidity and Capital Resources

Cash and cash equivalents increased to $12,013 at March 31, 2009 from $11,824 at March 31, 2008. Cash provided by operating activities was approximately $2.6 million in fiscal 2009 compared to $4.8 million in fiscal 2008. Cash provided by operating activities included proceeds from a litigation settlement providing a net benefit of $600 in fiscal 2009. Cash provided by operating activities in fiscal 2008 included payments from Seiko Instruments, Inc and Seiko U.K. Ltd., providing $3.0 million and $500 respectively, in consideration for the elimination of minimum purchase commitments and of an extension of an existing distribution agreement.

Net cash used in investing activities for fiscal 2009 was approximately $1.3 million, compared to cash provided from investing activities of $300 in fiscal 2008. The increase in cash usage was primarily as a result of a decrease in short-term investments in the current fiscal year compared to the same period in the prior year. Current year investments are in short-term U.S. Treasuries which provide liquidity at minimum risk.

On March 31, 2009, we entered into an amendment (the “Amendment”) to our Revolving Credit and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association (“PNC”) dated December 7, 2004, as amended.

The Amendment modifies the Credit Agreement with PNC by providing for a $8,500 revolving credit facility with sublimits of $1,500 for Letters of Credit, $500 for foreign currency borrowings and subject to certain conditions $5,000 for acquisitions by the Company. The Amendment also modifies the Base Rate (as defined in the Credit Agreement) upon which the Revolving Interest Rate may be determined to be the greater of the Prime Rate, the sum of the Federal Funds Open Rate plus 50 basis points or the Daily LIBOR Rate plus 100 basis points and requires that any Advance made to the Company under the Agreement be fully secured by cash, money market funds and certificates of deposit held by or deposited with PNC. The minimum Fixed Charge Coverage Ratio was amended for the quarter ended March 31, 2009 to no less than .60x to 1.0 and permitted add-back of certain non-cash items to the Company’s EBITDA calculation. The minimum Fixed Charge Coverage Ratio reverts back to 1.25x to 1.0 for the fiscal quarter ending June 30, 2009 and each quarter thereafter.

The Credit Agreement contains certain financial covenants and restrictions on indebtedness, business combinations and other related items. The Fixed Charge Coverage Ratio was amended for the March 31, 2009 quarter end, as indicated above, and for the December 31, 2008 quarter end, in both cases to ease the covenant requirement. However, at March 31, 2009, the Company was in breach of the Fixed Charge Coverage Ratio and the Funded Debt to EBITDA Ratio contained in the Amendment. As of March 31, 2009, we had no borrowings under the Credit Agreement. On June 22, 2009, the bank granted a waiver of the covenant breaches specified above.

We rely primarily on our operating cash flow to support our operations. Over the last three years we generated cash flow from operations of $7,728. We believe our cash flow from operations, and existing cash and short-term investment balances will be adequate to satisfy our cash needs for the next twelve months. The amount of credit available under the facility at any time is based upon a formula applied to our accounts receivable and inventory. As of March 31, 2009, we had credit available of $8,500 based on this formula. Our credit availability and borrowings under the facility fluctuate during the year because of the seasonal nature of our business. During the year ended March 31, 2009, maximum availability and borrowings under our Credit Agreement approximated $10,721 and $0, respectively. We do not have any significant capital leases and anticipate that depreciation and amortization for fiscal 2010 will exceed planned capital expenditures.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. On an ongoing basis, we evaluate these estimates and judgments based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We annually review our financial reporting and disclosure practices and accounting policies to ensure that our financial reporting and disclosures provide accurate and transparent information relative to the current economic and business environment. We believe that of our significant accounting policies (see summary of significant accounting policies more fully described in Note 2 of notes to consolidated financial statements), the following policies involve a higher degree of judgment and/or complexity:

Asset Impairment—In assessing the recoverability of our fixed assets, goodwill and other non-current assets, which includes the deferred tax asset, we consider changes in economic conditions and make assumptions regarding estimated future cash flows and other factors.

Inventory Valuation—We review the net realizable value and forecast demand for our products on a quarterly basis to ensure that inventory is stated at the lower of cost or net realizable value and that obsolete inventory is written off. Factors that could impact forecast demand and selling prices for our products include the timing and success of new product launches, competitor actions, supplier prices and general economic conditions. Although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated changes in demand could have a significant impact on the value of our inventory and reported operating results.

Allowance for Bad Debts and Returns—We provide an allowance for bad debts and product returns on a monthly basis based upon historical sales, credit and return experience. The adequacy of these allowances is determined by regularly reviewing accounts receivable and returns and applying historical experience to the current balance with consideration given to the current condition of the economy, assessment of the financial position of our customers as well as past payment history and overall trends in past due accounts and returns. Historically, our allowances have been sufficient for any customer write-offs or returns. Although we cannot guarantee future results, management believes its policies and procedures relating to customer exposure are adequate.

Multiple Element Arrangements—We occasionally enter into multiple element arrangements, primarily involving the licensing of our software technology which generally includes technology licensing fees and annual support fees. We begin recognizing the related revenue when technology is delivered and accepted by the customer with the total amount being spread evenly over the term of the support agreement. As of March 31, 2009 the unrecognized portion of revenue related to these agreements was $956 and is included in the Deferred Revenue caption on our consolidated balance sheets.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are a small reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this Item.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

Shareholders and Directors of

Franklin Electronic Publishers, Incorporated

Burlington, New Jersey 08016

We have audited the accompanying consolidated balance sheets of Franklin Electronic Publishers, Incorporated and subsidiaries as of March 31, 2009 and 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years ended March 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Franklin Electronic Publishers, Incorporated and subsidiaries as of March 31, 2009 and 2008, and the results of its operations and cash flows for each of the three years ended March 31, 2009 in conformity with accounting principles generally accepted in the United States.

/s/ Radin, Glass & Co., LLP

Certified Public Accountants

New York, New York

June 23, 2009

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except for per share data)

	Year Ended March 31,
	2009	2008	2007
SALES	$46,025	$57,081	$52,213
OTHER OPERATING REVENUE	750	3,500	—

TOTAL REVENUE	46,775	60,581	52,213
COST OF SALES	23,959	28,660	28,321

GROSS MARGIN	22,816	31,921	23,892

EXPENSES:
Sales and marketing	15,169	16,844	15,880
Research and development	4,371	3,551	4,401
General and administrative	7,093	8,431	6,836

Total operating expenses	26,633	28,826	27,117

OPERATING INCOME (LOSS)	(3,817)	3,095	(3,225)
Interest income, net	1	116	207
Loss on Investment	(370)	—	—
Other, net	(103)	(439)	(94)

INCOME (LOSS) BEFORE INCOME TAXES	(4,289)	2,772	(3,112)
INCOME TAX PROVISION (Note 13)	2,839	237	68

NET INCOME (LOSS)	$(7,128)	$2,535	$(3,180)
NET INCOME (LOSS) PER COMMON SHARE:
Basic	$(0.86)	$0.31	$(0.39)

Diluted	$(0.86)	$0.30	$(0.39)

WEIGHTED AVERAGE COMMON SHARES:
Basic	8,273	8,236	8,216

Diluted	8,273	8,458	8,216

See notes to consolidated financial statements.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents (Note 3)	$12,013	$11,824
Accounts receivable, less allowance for doubtful accounts of $406 and $649	4,357	6,100
Inventories (Note 4)	7,595	9,262
Prepaids and other assets	702	1,017

TOTAL CURRENT ASSETS	24,667	28,203

PROPERTY AND EQUIPMENT (Note 5)	735	1,167

OTHER ASSETS:
Deferred income tax asset (Notes 2 and 13)	3,000	5,700
Trademark and goodwill (Notes 2 and 7)	1,879	2,265
Software development costs	1,838	2,052
Other assets (Notes 2 and 6)	1,300	2,531

TOTAL OTHER ASSETS	8,017	12,548

TOTAL ASSETS	$33,419	$41,918

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses (Note 8)	$7,356	$7,896
Current portion of long-term liabilities—Other	69	103

TOTAL CURRENT LIABILITIES	7,425	7,999

OTHER LIABILITIES (Note 9)	1,165	1,219
DEFERRED REVENUE (Note 2)	956	451
DEFERRED GAIN ON SALE AND LEASEBACK (Note 5)	3,141	3,587
SHAREHOLDERS’ EQUITY (Note 12):
Common stock, $0.01 par value, authorized 50,000,000 shares, issued and outstanding, 8,273,936 and 8,265,196 shares	83	83
Additional paid in capital	51,255	50,978
Retained earnings (deficit)	(29,212)	(22,084)
Foreign currency translation adjustment (Note 2)	(1,394)	(315)

TOTAL SHAREHOLDERS’ EQUITY	20,732	28,662

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$33,419	$41,918

See notes to consolidated financial statements.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Year Ended March 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME (LOSS)	$(7,128)	$2,535	$(3,180)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO
NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization	3,103	3,155	4,251
Provision for losses on accounts receivable	187	543	121
Loss (gain) on disposal of property and equipment	12	3	(31)
Trademark write-down	386	—	—
Stock and options issued for services	271	180	74
Source (use) of cash from change in operating assets and liabilities:
Accounts receivable	1,556	(27)	19
Inventories	1,667	(807)	(964)
Prepaids and other assets	315	514	127
Accounts payable and accrued expenses	(568)	(1,285)	1
Deferred Tax	2,700	—	—
Other, net	50	(41)	(11)

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,551	4,770	407
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(276)	(454)	(789)
Proceeds from sale of property and equipment	15	23	49
Software development costs	(1,020)	(1,020)	(879)
Investment in Kreutzfeldt Electronic Publishing	—	—	(852)
Short-term investments	—	2,088	4,892
Change in other assets	25	(384)	(492)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,256)	253	1,929
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	6	56	3
Other liabilities	(33)	(34)	4

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(27)	22	7
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,079)	465	261

INCREASE IN CASH AND CASH EQUIVALENTS	189	5,510	2,604
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	11,824	6,314	3,710

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12,013	$11,824	$6,314

SUPPLEMENTAL DATA:
Cash paid (received) during the years:
Income taxes	$115	$100	$(76)
Interest expense	$439	$94	$165

See notes to consolidated financial statements.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(in thousands, except for share data)

			Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income*	Total Shareholders’ Equity
	Common Stock
	Shares	Amount
BALANCE—MARCH 31, 2006	8,209,771	$82	$50,650	$(21,439)	$(1,041)	$28,252

Amortization of deferred compensation expense for shares issued for services and issuance of options	5,450	—	90	—	—	90
Issuance of common shares under employee stock option plan	2,700	—	3	—	—	3
Income for the period	—	—	—	(3,180)	—	(3,180)
Foreign currency translation adjustment	—	—	—	—	261	261

BALANCE—MARCH 31, 2007	8,217,921	$82	$50,743	$(24,619)	$(780)	$25,426

Amortization of deferred compensation expense for shares and options issued for services	7,950	—	180	—	—	180
Issuance of common shares under employee stock option plan	39,325	1	55	—	—	56
Income for the period	—	—	—	2,535	—	2,535
Foreign currency translation adjustment	—	—	—	—	465	465

BALANCE—MARCH 31, 2008	8,265,196	$83	$50,978	$(22,084)	$(315)	$28,662

Amortization of deferred compensation expense for shares and options issued for services	8,400	—	271	—	—	271
Termination of unvested restricted stock issued for services	(4,800)	—	—	—	—	—
Issuance of common shares under employee stock option plan	5,140	—	6	—	—	6
Loss for the period	—	—	—	(7,128)	—	(7,128)
Foreign currency translation adjustment	—	—	—	—	(1,079)	(1,079)

BALANCE—MARCH 31, 2009	8,273,936	$83	$51,255	$(29,212)	$(1,394)	$20,732

*	Comprehensive income, i.e., net income (loss), plus, or less, the change in foreign currency balance sheet translation adjustments, totaled $(8,207), $3,000 and ($2,919) for the fiscal years ended March 31, 2009, 2008 and 2007 respectively.

See notes to consolidated financial statements.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

1. LINE OF BUSINESS

Franklin Electronic Publishers, Incorporated and its wholly-owned subsidiaries (the “Company”) design, develop, publish, and distribute electronic information on handheld devices, memory media cards and via internet downloads. Other activities represent less than 10% of sales and identifiable assets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, after elimination of intercompany accounts and transactions. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Inventories:

Inventories are valued at the lower of cost or realizable value determined by the first-in, first-out method of accounting.

Property and Equipment:

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to five years for furniture, equipment, tooling and computer software purchased.

Leasehold improvements are amortized over the term of the lease or the estimated life of the improvement, whichever is shorter. When assets are sold or retired, their cost and related accumulated depreciation are removed from the appropriate accounts. Any gains or losses on dispositions are recorded in current operations. Maintenance and minor repairs are charged to operations as incurred.

Trademark and Goodwill:

The ROLODEX® trademark is carried at the lower of impaired cost or fair value. Goodwill of purchased businesses is recorded at the lower of cost less amortization through March 31, 2002 or fair value.

For the year ended March 31, 2009 the Company recorded a $386 impairment charge against the ROLODEX® trademark.

Accounting for Long-Lived Assets:

The Company reviews long-lived assets, certain identifiable assets and any goodwill related to those assets for impairment at least annually or whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. To the extent carrying values have exceeded fair values, an impairment loss has been recognized in operating results.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

Other Assets:

Other assets consist primarily of the Company’s enterprise resource planning software and certain employment agreements and data conversion software, the components of which are being amortized over useful lives of 3 to 10 years.

Freight Billed:

The Company recognizes amounts billed to customers in sales transactions for shipping and handling as revenue earned for the goods provided and it classifies such billings as sales revenue.

Revenue:

The Company recognizes revenue when it is realized. Approximately 95% of the Company’s revenue arises from the shipment of products. The Company considers revenue realized when the product has been shipped or the services have been provided to the customer, and collectability is reasonably assured. The Company’s sales are made with right of return or exchange for defective products, generally within one year from the original retail purchase. Revenue is reduced for estimated customer returns and other allowances. Sales returns are generally estimated and recorded based on historical sales and returns information. Products that exhibit unusual sales or return patterns are specifically investigated and analyzed as part of the accounting process.

The Company accrues for mark down money at the time of sale based on historical experience. The accrual is adjusted quarterly based on actual and anticipated claims.

The Company occasionally enters into multiple element arrangements, primarily involving its software technology which generally includes technology licensing fees and annual support fees. The Company begins recognizing the related revenue when technology is delivered and accepted by the customer with the total amount being spread evenly over the term of the support agreement. As of March 31, 2009 the unrecognized portion of revenue related to these agreements was $956 and is included in the Deferred Revenue caption on the Company’s balance sheets.

Software Development Costs:

The capitalization of software development costs and the related amortization is in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”. Software costs, which are capitalized after technological feasibility is established, totaled $1,020, $1,020 and $879 for the fiscal years ended March 31, 2009, 2008 and 2007 respectively.

Amortization included in the accompanying Consolidated Statement of Operations for fiscal years ended March 31, 2009, 2008, and 2007, was $1,234, $1,394 and $2,075, respectively.

Advertising Costs:

Advertising costs are expensed as incurred except for direct response advertising, the costs of which are deferred and amortized over the period the related sales are recorded.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

Fair Value of Financial Instruments:

The carrying amounts reported in the balance sheet for cash, trade receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

Foreign Currency Translation:

For operations outside of the United States that prepare financial statements in currencies other than the US dollar, the Company translates statement of operations amounts at average monthly exchange rates, and translates assets and liabilities at year-end exchange rates. The Company presents translation adjustments as a component of “Foreign currency translation adjustment” within shareholders’ equity. Gains and losses from foreign currency transactions are included in results of operations.

The Company from time to time enters into forward foreign exchange contracts to protect the cash flow from its existing assets valued in foreign currency. Economic gains or losses on these contracts are generally offset by the gains or losses on underlying transactions. The Company only enters into contracts with major financial institutions that have an “A” (or equivalent) credit rating. All outstanding foreign exchange contracts are marked-to market at the end of each accounting period with unrealized gains and losses included in results of operations.

As of March 31, 2009 the Company had no outstanding foreign exchange contracts.

As of March 31, 2008 the Company had one outstanding foreign exchange contract in the amount of 1,500 euros (equivalent to US dollars of $2,368) with a duration of six months. An unrealized loss of $165 on the contract was included in results of operations under the Other, net caption with the offsetting balance recorded in the Accounts Payable and Accrued Expenses caption on our balance sheets.

Income Taxes:

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using tax rates in effect in the years in which the differences are expected to reverse. The Company’s $3,000 deferred tax asset is based upon the Company’s estimate of taxes that would be due and offset against the Company’s net operating loss carry forward, based upon its estimate of future earnings.

Earnings(Loss) Per Share:

Net income (loss) per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. The net income per common share computation, assuming dilution, gives effect to all potential dilutive common shares during the period. The computation assumes that the outstanding stock options and warrants were exercised and that the proceeds were used to purchase common shares of the Company.

Stock Based Compensation:

Effective April 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), “Share-Based Payment,” which establishes accounting for stock-based awards exchanged for employee services. Under the provisions of SFAS 123(R), share-based compensation cost

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant). The Company amortizes stock-based compensation by using the straight-line method. The Company elected to adopt the modified prospective transition method as provided by SFAS 123(R). In accordance with the requirements of the modified prospective transition method, consolidated financial statements for prior year periods have not been restated to reflect the fair value method of expensing share-based compensation.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes model incorporates assumptions as to dividend yield, volatility, an appropriate risk-free interest rate and the expected life of the option. Many of these assumptions require management’s judgment. The Company’s volatility is based upon historical volatility of the Company’s stock.

The results of operations for the year ended March 31, 2009 include non-cash compensation expense of approximately $271 for the amortization of restricted shares and stock option expense.

Reclassifications:

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

Web Site Development Costs:

The Company accounts for web site development costs in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-2, “Accounting for Web Site Development Costs”. The Company provides for the capitalization of web site development costs and amortizes the costs over its useful life.

3. CASH AND CASH EQUIVALENTS

The Company classifies as cash equivalents highly liquid investments with maturities of less than ninety days. Occasionally, the Company holds cash at a particular institution in excess of $250, which exceeds the FDIC insurance limits and is therefore uninsured.

4. INVENTORIES

Inventories consist of:

	March 31,
	2009	2008
Finished products	$7,531	$9,145
Component parts	64	117

	$7,595	$9,262

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

5. PROPERTY AND EQUIPMENT

Property and equipment consist of:

	March 31,
	2009	2008
Furniture, equipment and leasehold improvements	6,588	6,657
Tooling	5,233	5,112
Computer software purchased	1,547	1,590

	13,368	13,359
Accumulated depreciation and amortization	12,633	12,192

	$735	$1,167

On January 18, 2006, the Company completed the sale of its headquarters building. The Company entered into an agreement to lease back the building for a term of ten years and three months with an initial annual fixed rent of $737. The Company is responsible for payment of all real estate taxes and utilities, most repairs, and is required to maintain appropriate insurance coverage. It has provided to the Landlord a refundable security deposit of $368. The Company can extend the term of the Lease upon 12 months notice for an additional ten years upon the same terms and conditions, except that the rent shall be 95% of the then Fair Market Value. As of March 31, 2009, a gain of $3,141 on the sale has been deferred and will be recognized over the remaining lease term. The deferred gain is recorded on the consolidated balance sheets under the caption Deferred Gain on Sale and Leaseback.

6. OTHER ASSETS

Other assets consist of:

	March 31,
	2009	2008
Trademarks and patents	$119	$125
Enterprise resource planning software (net of amortization of $3,201 and $2,803)	362	775
Advance royalties and licenses	306	325
Other intangible assets (net of amortization of $778 and $175)	0	603
Deposits and other assets	513	703

	$1,300	$2,531

On March 9, 2009, the Company concluded that an impairment had occurred to the carrying value of other intangible assets allocated to its data conversion subsidiary, Kreutzfeldt Electronic Publishing GmbH (KEP) in Hamburg, Germany. On March 10, 2009, the managing directors of KEP opened insolvency proceedings. The Company recorded a non-cash goodwill impairment charge of $496 in the quarter ending March 31, 2009.

7. TRADEMARK AND GOODWILL

The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, at the beginning of April 2002 for all goodwill and other intangible assets recognized in the Company’s statement of financial position. This

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

SFAS changed the accounting for goodwill from an amortization method to an impairment-only approach, and introduces a new model for determining impairment charges.

Upon initial application of SFAS No. 142, the trademark and goodwill are deemed to have an indefinite useful life because they are expected to generate cash flows indefinitely. Thus, the Company ceased amortizing the trademark and goodwill on April 1, 2002.

For the year ended March 31, 2009, the Company recorded a $386 impairment charge against the Rolodex® trademark.

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of:

	March 31,
	2009	2008
Trade accounts payable	$2,595	$3,219
Accrued payroll, bonus, benefits and taxes	2,268	2,466
Accrued sales allowances	455	444
Accrued royalties	453	383
Accrued expenses—other	937	900
Deferred rent	648	484

	$7,356	$7,896

9. LONG-TERM LIABILITIES

Long-term liabilities consist of:

	March 31,
	2009	2008
Post retirement obligation	$1,181	$1,213
Other	53	109

	1,234	1,322
Less current portion	69	103

	$1,165	$1,219

The aggregate maturities of the long-term liabilities for the five years after March 31, 2009 are as follows:

Years Ending March 31,
2010	69
2011	66
2012	70
2013	74
2014	79

On March 31, 2009, we entered into an amendment (the “Amendment”) to the Revolving Credit and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association (“PNC”) dated December 7, 2004, as amended.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

The Amendment modifies the Credit Agreement with PNC by providing for a $8,500 revolving credit facility with sublimits of $1,500 for Letters of Credit, $500 for foreign currency borrowings and subject to certain conditions $5,000 for acquisitions by the Company. The Amendment also modifies the Base Rate (as defined in the Credit Agreement) upon which the Revolving Interest Rate may be determined to be the greater of the Prime Rate, the sum of the Federal Funds Open Rate plus 50 basis points or the Daily LIBOR Rate plus 100 basis points and requires that any Advance made to the Company under the Agreement be fully secured by cash, money market funds and certificates of deposit held by or deposited with PNC. The minimum Fixed Charge Coverage Ratio was amended for the quarter ended March 31, 2009 to no less than ..60x to 1.0 and permitted add-back of certain non-cash items to the Company’s EBITDA calculation. The minimum Fixed Charge Coverage Ratio reverts back to 1.25x to 1.0 for the fiscal quarter ending June 30, 2009 and each quarter thereafter.

The Credit Agreement contains certain financial covenants and restrictions on indebtedness, business combinations and other related items. The Fixed Charge Coverage Ratio was amended for the March 31, 2009 quarter end, as indicated above, and for the December 31, 2008 quarter end, in both cases to ease the covenant requirement. However, at March 31, 2009, the Company was in breach of the Fixed Charge Coverage Ratio and the Funded Debt to EBITDA Ratio contained in the Amendment. As of March 31, 2009, we had no borrowings under the Credit Agreement. On June 22, 2009, the bank granted a waiver of the covenant breaches specified above.

Long-term liabilities consist primarily of a post retirement obligation to a former CEO of the Company. The long-term balance of this obligation was $1,015 and $1,050 as of March 31, 2009 and 2008, respectively.

10. ADVERTISING AND MEDIA COSTS

Advertising costs for the years ended March 31, 2009, 2008 and 2007 were $3,055, $3,884, and $3,683, respectively. Deferrals of direct response advertising were not material.

11. COMMITMENTS

Lease Commitments:

Rent expense under all operating leases was $1,173, $1,148, and $1,061, for the years ended March 31, 2009, 2008 and 2007, respectively. The future minimum rental payments to be made under non-cancelable operating leases, principally for facilities, as of March 31, 2009 were as follows:

Years Ending March 31,
2010	$1,226
2011	1,106
2012	1,078
2013	1,120
2014	1,136

Royalty Agreements:

The Company acquires the rights to reference works, databases and technology from various publishers and technology companies under renewable contracts of varying terms. Royalties and license fees are based on a per unit charge or as a percentage of revenue from products utilizing such databases or software licenses. The Company does not believe that there are any net prepayments that will not be earned based upon anticipated future sales.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

Litigation:

The Company is subject to litigation from time to time arising in the ordinary course of its business. The Company does not believe that any such litigation is likely, individually or in the aggregate, to have a material adverse effect on the financial condition of the Company.

12. SHAREHOLDERS’ EQUITY

Restricted Stock Plan and Unearned Portion of Common Stock Issued for Services:

The Company’s 2005 Restricted Stock Plan provides for the grant of shares of common stock for services. The shares are subject to a restriction on transfer, which requires the holder to remain employed by the Company for up to three years in order to receive the shares. As of March 31, 2009, there were a total of 32,225 shares of common stock available for distribution under both the 2005 Restricted Stock Plan and the prior plan. For the year ended March 31, 2009, 8,400 shares of restricted stock were issued under the 2005 Restricted Stock Plan. The Company recorded non-cash compensation of $20 relating to shares issued under the Company’s Restricted Stock Plan for the year ended March 31, 2009.

Employee Stock Options:

Under the Company’s 2005 Stock Option Plan (the “2005 Plan”), 1,500,000 shares of common stock have been reserved for issuance. The Plan authorizes the Company to grant options to purchase shares of common stock to key employees, consultants and outside directors of the Company.

The 2005 Plan provides for granting of options to purchase shares of common stock at not less than the fair market value on the date of grant. An option may not be granted for a period in excess of ten years from the date of grant. Options are not transferable by the optionee other than upon death. Under the terms of the 2005 Plan, an employee may deliver shares of common stock as payment for options being exercised. The shares are valued at the closing price on the date of exercise. As of March 31, 2009, 713,804 shares remained available for grant under the 2005 Plan.

Accounting for Employee Stock Options:

Effective April 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), “Share-Based Payment,” which establishes accounting for stock-based awards exchanged for employee services. Under the provisions of SFAS 123(R), share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant). The Company amortizes stock-based compensation by using the straight-line method. The Company elected to adopt the modified prospective transition method as provided by SFAS 123(R). In accordance with the requirements of the modified prospective transition method, consolidated financial statements for prior year periods have not been restated to reflect the fair value method of expensing share-based compensation.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes model incorporates assumptions as to dividend yield, volatility, an appropriate risk-free interest rate and the expected life of the option. Many of these assumptions require management’s judgment. The Company’s volatility is based upon historical volatility of the Company’s stock. The results of operations for the year ended March 31, 2009 include non-cash compensation expense of approximately $251 for the amortization of stock option expense.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted during the years ended March 31, 2009, 2008, and 2007, respectively: annual dividends of $0.00 for all years, expected volatility of 70.0%, 42.0% and 42.0%, risk free interest rate of 2.6%, 4.0% and 4.7% and expected life of between 5 and 6.25 years for all grants. The number of shares granted, the weighted-average exercise price and weighted average fair value of the stock options granted during the years ended March 31, 2009, 2008, and 2007 were as follows:

	Number of Shares Granted	Weighted- Average Exercise Price	Weighted- Average Fair Value
Year ended March 31, 2007
Exercise price equals market value	105,995	$2.10	$0.95
Year ended March 31, 2008
Exercise price equals market value	472,178	$3.44	$1.62
Year ended March 31, 2009
Exercise price equals market value	475,356	$1.17	$0.71

The following table summarizes the changes in options outstanding and the related price ranges for shares of common stock:

		Stock Options
		Shares	Weighted Average Exercise Price
	Outstanding at March 31, 2006	2,774,379	4.71
	Granted	105,995	2.10
	Exercised	(2,700)	1.20
	Expired or cancelled	(226,428)	7.16

	Outstanding at March 31, 2007	2,651,246	4.40
	Granted	472,178	3.44
	Exercised	(39,325)	1.40
	Expired or cancelled	(321,209)	7.20

	Outstanding at March 31, 2008	2,762,890	3.95
	Granted	475,356	1.17
	Exercised	(5,140)	1.20
	Expired or cancelled	(448,347)	4.95

	Outstanding at March 31, 2009	2,784,759	3.33

Outstanding options by plan:	1988 Plan	234,570
	1998 Plan	1,713,993
	2005 Plan	786,196
	Outside of Plan	50,000
	Options available for grant under the 2005 Plan	713,804
	Options available for grant under the 1998 Plan	—
	No options were available for grant under the 1988 Plan	—

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

The following table summarizes information about stock options outstanding at March 31, 2009:

	Options outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.89 – $ 1.63	778,603	6.68	$1.32	353,447	$1.44
1.80 – 2.24	141,870	7.58	$2.09	108,245	$2.11
2.26 – 3.14	320,677	5.60	$2.88	259,552	$2.86
3.45 – 3.80	513,455	3.98	$3.64	513,455	$3.63
3.81 – 4.15	548,530	4.47	$3.88	417,731	$3.90
4.25 – 5.69	135,858	2.85	$4.79	135,858	$4.75
5.75 – 10.06	345,766	0.74	$7.00	345,766	$6.82

$ 0.89 – $ 10.06	2,784,759		$3.33	2,134,054	$3.74

Options exercisable and the weighted average exercise price at March 31, 2008 and March 31, 2007, were 2,319,813 options and $4.06, and 2,508,002 options and $4.51, respectively.

13. INCOME TAXES

The components of the net deferred income tax asset are the following:

	March 31,
	2009	2008
US loss carry forward—Franklin	$14,254	$12,491
Inventory valuation allowances	599	458
Trademark Impairment charge, net of prior amortization	933	1,160
Gain on sale of headquarters building	1,202	1,371
Other items (taxable) deductible in future years—net	1,539	1,420

	18,527	16,900
Deferred income tax valuation allowance	15,527	11,200

	$3,000	$5,700

Deferred income taxes result from temporary differences between income tax and financial reporting computed at the effective income tax rate. A valuation allowance has been provided to reduce the deferred income tax asset to the amount which is expected more likely than not to be realized.

The income tax provision consists of the following:

	Year ended March 31,
	2009	2008	2007
Federal (Reversal of Deferred Tax Asset—2009)	$2,700	$41	$(18)
State and Other	(7)	(14)	24
Foreign	146	210	62

	$2,839	$237	$68

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

The reconciliation of income taxes shown in the financial statements and amounts computed by applying the Federal income tax rate of 35% for the years ended March 31, 2009, 2008 and 2007 is as follows:

	Year Ended March 31,
	2009	2008	2007
Income (loss) before income taxes	$(4,290)	$2,772	$(3,112)

Computed expected tax	1,502	970	(1,089)
Effect of non-deductible expenses	15	70	20
Reversal of deferred tax asset	2,700	0	0
Foreign tax provision	146	210	62
State tax provision	(7)	27	6
Change in valuation allowance	1,487	(1,040)	1,069

Provision for income taxes	$2,839	$237	$68

Effective April 1, 1997, the Company filed elections with the Internal Revenue Service to treat most of its foreign subsidiaries as divisions of the parent for U.S. income tax reporting.

The loss carry forward and expiration date are as follows:

	Amount	Expiration Date
United States	$37,500	2019 - 2028

14. SEGMENT AND GEOGRAPHIC INFORMATION

Information regarding segments is presented in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. Based on the criteria outlined in SFAS No. 131, the Company’s operating results are reported by geographical segments. The Company’s profit and loss segments are reviewed by the chief operating decision maker of the Company. The assets are reported as one segment, and reported on an aggregate basis. The profit and loss information is provided below:

Year ended March 31, 2009	North America	Europe	Other International	Other Domestic	Corporate	Consolidated
Sales	$23,718	$15,816	$4,844	$1,647	$—	$46,025
Other operating revenue	—	—	—	—	750	750
Cost of sales	11,625	7,300	2,505	55	2,474	23,959

Gross margin	12,093	8,516	2,339	1,592	(1,724)	22,816
Operating expenses:
Sales and marketing	7,211	3,878	1,038	408	2,634	15,169
Research and development	—	—	97	363	3,911	4,371
General and administrative	303	889	369	—	5,532	7,093

Total expense	7,514	4,767	1,504	771	12,077	26,633
Operating income	$4,579	$3,749	$835	$821	$(13,801)	$(3,817)

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

Year ended March 31, 2008	North America	Europe	Other International	Other Domestic	Corporate	Consolidated
Sales	$32,066	$18,422	$5,663	$930	$—	$57,081
Other operating revenue	—	—	—	—	3,500	3,500
Cost of sales	15,591	8,158	2,965	83	1,863	28,660

Gross margin	16,475	10,264	2,698	847	1,637	31,921
Operating expenses:
Sales and marketing	8,734	4,027	1,320	448	2,315	16,844
Research and development	—	—	63	400	3,088	3,551
General and administrative	1,085	1,023	363	(14)	5,974	8,431

Total expense	9,819	5,050	1,746	834	11,377	28,826
Operating income	$6,656	$5,214	$952	$13	$(9,740)	$3,095

Year ended March 31, 2007	North America	Europe	Other International	Other Domestic	Corporate	Consolidated
Sales	$31,698	$13,815	$5,836	$864	$—	$52,213
Cost of sales	15,202	6,029	2,945	148	3,997	28,321

Gross margin	16,496	7,786	2,891	716	(3,997)	23,892
Operating expenses:
Sales and marketing	8,621	3,402	1,395	211	2,251	15,880
Research and development	—	—	180	296	3,925	4,401
General and administrative	711	806	366	86	4,867	6,836

Total expense	9,332	4,208	1,941	593	11,043	27,117
Operating income	$7,164	$3,578	$950	$123	$(15,040)	$(3,225)

For the fiscal years ended March 31, 2009, 2008 and 2007, no customer accounted for more than 10% of the Company’s revenues.

For the fiscal year ended March 31, 2009, four suppliers accounted for more than 10% of the Company’s purchases of its inventory. The four suppliers individually accounted for 39%, 23%, 11% and 10% of inventory purchases. For the fiscal year ended March 31, 2008, three suppliers accounted for more than 10% of the Company’s purchases of its inventory. The three suppliers individually accounted for 29%, 28%, and 13% of inventory purchases. For the fiscal year ended March 31, 2007, four suppliers accounted for more than 10% of the Company’s purchases of its inventory. The four suppliers individually accounted for 27%, 23%, 14% and 11% of inventory purchases.

KREUTZFELDT ELECTRONIC PUBLISHING GMBH

On March 9, 2009, the Company concluded that an impairment had occurred to the carrying value of other intangible assets allocated to its data conversion subsidiary, Kreutzfeldt Electronic Publishing GmbH (KEP) in Hamburg, Germany. On March 10, 2009, the managing directors of KEP opened insolvency proceedings. The Company recorded a non-cash goodwill impairment charge of $496 in the year ended March 31, 2009.

JOINT VENTURE AGREEMENT

During the quarter ended September 30, 2006 the Company entered into a joint venture relationship with Keysbond Ltd. of Hong Kong (“KB”), an electronics development and manufacturing concern, under which the Company and Keysbond incorporated and jointly owned Embedded Linguistic Solutions (HK) Ltd. (“ELS”), a

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

software development company based in Hong Kong. As of March 31, 2009 the Company and KB entered into a winding up agreement by which ELS ceased operations on April 1, 2009. The winding up agreement obligates the Company to make minimum purchases from Keysbond through January 31, 2010, including minimum purchases of (a) $4,500 during the one year period ending July 31, 2009 and (b) 7.5% of the Company’s sales for the six month period ended March 31, 2009. As a result of the winding up agreement, the Company wrote down its net investment of $40 in the year ended March 31, 2009.

ADOBE SYSTEMS INCORPORATED CONTRACT RENEWAL

On August 6, 2008 our Proximity Technology Division (“Proximity”) announced that Adobe Systems, Inc. (“Adobe”), a leading provider of graphic design and publishing software worldwide, has extended the term of its long standing license for four years beginning October 1, 2008 for Proximity’s spelling error detection and correction, hyphenation, and thesaurus software. The Company will recognize revenue of $6.3 million over the initial four year extension. The agreements provide Adobe with a two year renewal option that if exercised would result in recognition of an additional $3.8 million in revenue over the two year extension period. For the year ended March 31, 2009, $788 of the $6.3 million was included in Sales.

NUANCE COMMUNICATION INC. SETTLEMENT AGREEMENT

On January 8, 2009, the Company resolved litigation, pending on appeal before the United States Court of Appeals for the Third Circuit, against Nuance Communications, Inc. (“Nuance”) and Caere Corporation (“Caere”) pursuant to a License and Settlement Agreement (the “Agreement”) with Nuance and Caere. Under the terms of the Agreement, Nuance and Caere have taken a prospective ten-year royalty bearing license for certain linguistic software that is licensed by Proximity and the Company has released Nuance and Caere from its pending claims. As a result of entering into the Agreement, the Company received a $750 payment and recognized approximately $600 initial benefit (net of related expenses) to net income in the year ending March 31, 2009.

15. VALUATION AND RESERVE ACCOUNTS

Franklin Electronic Publishers, Incorporated

Valuation and Reserve Accounts

For the years ended March 31, 2009, 2008 and 2007

(in thousands)

	Balance at Beginning of Period	Charges to Revenue or Expenses	Deductions		Balance at End of Period
Allowance for Bad Debts:
Year ended March 31, 2009	$649	$160	$403	(1)	$406
Year ended March 31, 2008	$306	$551	$208	(1)	$649
Year ended March 31, 2007	$280	$121	$95	(1)	$306
Allowance for Sales Returns:
Year ended March 31, 2009	$500	$1,532	$1,635	(2)	$397
Year ended March 31, 2008	$655	$2,509	$2,664	(2)	$500
Year ended March 31, 2007	$1,116	$3,199	$3,660	(2)	$655
Allowance for Mark Downs:
Year ended March 31, 2009	$261	$610	$598	(3)	$272
Year ended March 31, 2008	$418	$359	$516	(3)	$261
Year ended March 31, 2007	$40	$886	$508	(3)	$418

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

Notes:

(1)	Write-offs of Accounts Receivable net of recoveries.
(2)	Return offset against provision.
(3)	Mark Downs offset against provision.

16. RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the Financial Accounting Standard Board (the “FASB”) issued SFAS No. 141(R), “Business Combination” (“SFAS 141(R)”). SFAS 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. This statement is effective for fiscal years beginning after December 15, 2008. The Company does not believe that SFAS No. 141(R) will have a material impact on its financial position, results of operations, or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest In Consolidated Financial Statements” (“SFAS 160”). SFAS 160 requires all entities to report noncontrolling (minority) interests in subsidiaries in the same way—as equity in the consolidated financial statements. Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. This statement is effective for fiscal years beginning after December 15, 2008. The Company does not believe that SFAS 160 will have a material impact on its financial position, results of operations, or cash flows.

In February 2008, the FASB issued FASB Staff Position 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company believes the adoption of the delayed items of SFAS 157 will not have a material impact on its financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”), an amendment of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. The Company does not believe that SFAS 161 will have a material impact on its financial position, results of operations, or cash flows.

In May 2008, the FASB issued Statement No. 163, “Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60” (“SFAS 163”). SFAS 163 requires recognition of an insurance claim liability obligation. SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. Early application is not permitted. The Company’s adoption of SFAS 163 will not have a material impact on its financial statements.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, it provides that the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS No. 165 is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. SFAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP SFAS 142-3”). FSP SFAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). The intent of FSP SFAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R (revised 2007), “Business Combinations” (“SFAS No. 141R”) and other applicable accounting literature. FSP SFAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and must be applied prospectively to intangible assets acquired after the effective date. The application of FSP SFAS 142-3 did not have a material impact on the Company’s financial condition, results of operations and cash flows upon adoption; however, future transactions entered into by the Company will need to be evaluated under the requirements of this FSP.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The implementation of this standard is not expected to have a material impact on the Company’s financial position and results of operations.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

17. SUMMARIZED QUARTERLY FINANCIAL DATA (unaudited)

	Quarter Ended
	June 30	September 30	December 31	March 31
Fiscal 2009
Net sales	$11,993	$12,434	$13,535	$8,063
Other operating revenue	—	—	—	750

Total Revenue	$11,993	$12,434	$13,535	$8,813
Gross margin	5,864	5,975	7,154	3,823
Net income (loss)	(1,163)	(231)	733	(6,467)
Net income (loss) per common share:
Basic	(.14)	(.03)	.09	(.78)
Diluted	(.14)	(.03)	.09	(.78)
Fiscal 2008
Net sales	$13,675	$14,980	$17,044	$11,382
Other operating revenue	—	3,000	—	500

Total Revenue	$13,675	$17,980	$17,044	$11,882
Gross margin	6,797	10,069	8,524	6,531
Net income (loss)	68	2,782	741	(1,056)
Net income (loss) per common share:
Basic	.01	.34	.09	(0.13)
Diluted	.01	.33	.09	(0.13)
Fiscal 2007
Net sales	$11,785	$12,276	$17,179	$10,973
Gross margin	5,322	5,536	8,111	4,923
Net income (loss)	(1,039)	(898)	393	(1,636)
Net income (loss) per common share:
Basic	(0.13)	(0.11)	.05	(0.20)
Diluted	(0.13)	(0.11)	.05	(0.20)

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

NONE

ITEM 9A(T).	CONTROLS AND PROCEDURES

As of March 31, 2009 (the end of the period covered by this report), our management carried out an evaluation, with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective.

In designing and evaluating our disclosure controls and procedures (as defined in Rules 13a-15(e) or 15d-15(e) of the Securities Exchange Act of 1934), management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurances of achieving the desired control objectives, as ours are designed to do, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. We believe that our disclosure controls and procedures provide such reasonable assurance.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

Our senior management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) and Rule 15d-15(f) under the Securities Exchange Act of 1934), designed provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Internal control over financial reporting is defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act.

Because of inherent limitations, a system of internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has evaluated the effectiveness of its internal control over financial reporting as of March 31, 2009 based on the criteria set forth in a report entitled “Internal Control—Integrated Framework”, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, we have concluded that, as of March 31, 2009, our internal control over financial reporting is effective based on those criteria.

This annual report on Form 10-K does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting of the Company. Our management report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the SEC that permit us to provide only management’s report in this annual report.

No change occurred in our internal controls concerning financial reporting during the fourth quarter ended March 31, 2009 that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

ITEM 9B.	OTHER INFORMATION

NONE

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Name of Directors	Principal Occupation	Age	Became a Director
Edward H. Cohen	Counsel, Katten Muchin Rosenman LLP	70	1987

Barry J. Lipsky	President and Chief Executive Officer of the Company	58	1997

Leonard M. Lodish	Professor of Marketing, Wharton School of the University of Pennsylvania	65	1987

James Meister	Retired Executive, formerly President, Chief Executive Officer and Non-Executive Chairman, Kings Super Markets, Inc.	67	1996

Howard L. Morgan	President, Arca Group Inc.	63	1981

Jerry R. Schubel	President, Aquarium of the Pacific	73	1991

James H. Simons	Chairman of the Board, Renaissance Technologies LLC	71	1983

William H. Turner	Acting Dean, College of Business, Montclair State University	69	1994

No family relationship exists between any director and executive officer of the Company.

Mr. Cohen is counsel to the law firm of Katten Muchin Rosenman LLP, with which he has been affiliated since 1963. He is a director of Phillips-Van Heusen Corporation, a manufacturer and marketer of apparel and footwear, Gilman Ciocia, Inc., a financial services and tax preparation firm, and Merrimac Industries, Inc., a manufacturer of radio frequency (RF) microwave signal processing components and subsystem assemblies.

Mr. Lipsky joined us as Vice President in February 1985. He was elected our Executive Vice President in 1997, Interim President and Chief Operating Officer in April 1999 and our President and Chief Executive Officer in May 1999. Mr. Lipsky has been a Director or Managing Director of our Hong Kong subsidiary since its inception in 1985 and Chairman of such subsidiary since May 2008. Prior to joining us and from 1972, Mr. Lipsky was employed by Mura Corporation of Hicksville, New York, a designer and importer of consumer electronic products and custom components.

Dr. Lodish is the Samuel R. Harrell Professor of Marketing at the Wharton School of the University of Pennsylvania and since 2001, he has been the Vice Dean, Wharton West at the Wharton School. He has been a Professor of Marketing since 1976, and was Chairman of the Marketing Department of the Wharton School from 1984 to 1988 and 1992 to 1994. He is a director of J&J Snack Foods, Inc., a producer and marketer of specialty foods.

Mr. Meister retired in August 2004 after serving as the Non-Executive Chairman of Kings Super Markets, Inc., a food retailer owned by Marks & Spencer p.l.c, since October 2003. Prior to July 1998, Mr. Meister had been employed with Kings Super Markets, Inc. for twenty-four years. Mr. Meister was President and Chief Executive Officer of Kings Super Markets, Inc. from 1988 until July 1998.

Dr. Morgan is, and for more than the past six years has been, President of Arca Group, Inc., a consulting and investment management firm, and since January 1999 has been a director of and consultant to Idealab, which creates and operates internet companies. Since 2005, he has been a partner of First Round Capital, a venture investment firm. Dr. Morgan was Professor of Decision Sciences at the Wharton School of the University of Pennsylvania from 1972 through 1986. He is a director of Internet Brands, Inc.

Dr. Schubel became President and Chief Executive Officer of the Aquarium of the Pacific in Long Beach, California in June 2002. Prior to that he was President and Chief Executive Officer of the New England Aquarium from 1994 to 2001, and Dean and Director of the Marine Sciences Research Center of the State University of New York at Stony Brook from 1974 to 1994. He is a director of the International Resources Group and Institute for Learning Innovation.

Dr. Simons has been Chairman of the Board of Renaissance Technologies Corp. (now Renaissance Technologies LLC) since 1982, Chief Executive Officer since January 2008 and served as President from 1982 to 2008. He served as Chairman of our Board of Directors from 1997 to 2005. Dr. Simons is a director of the Paul Simons Foundation, The Simons Foundation, and Math for America, Inc.

Mr. Turner has been Acting Dean of the College of Business of Montclair State University since July 1, 2008. Mr. Turner was the founding Dean of the College of Business of Stony Brook University and served as Dean from January 2004 to January 2008. Mr. Turner was Senior Partner of Summus Ltd., a consulting firm, from October 2002 to December 2003. Mr. Turner retired as Chairman of PNC Bank, New Jersey in September 2002 after joining the bank as President in August, 1997. He served as our President and Co-Chief Executive Officer from October 1, 1996 to August 1997. Prior to joining us, he was Vice Chairman of The Chase Manhattan Bank. For more than the prior thirty years, Mr. Turner held a variety of positions at Chemical Banking Corporation prior to its merger with Chase Manhattan Bank. Mr. Turner is a director of Standard Motor Products, Inc., a manufacturer of automotive replacement products, Volt Information Sciences, Inc., a provider of varied equipment and services to the telecommunications and print media industries, New Jersey Resources Corporation, a provider of energy services, and Ameriprise Financial Services.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an Audit Committee, a Stock Option and Compensation Committee (“Compensation Committee”) and a Corporate Governance and Nominating Committee.

The Audit Committee currently consists of Dr. Morgan and Messrs. Meister and Cohen. Mr. Cohen serves as the chairman of the Audit Committee. All current members of the Audit Committee are independent as defined in Section 803 of the NYSE AMEX listing standards and Rule 10A-3 of Securities Exchange Act of 1934, as amended (“Exchange Act”). The Audit Committee’s function is to provide assistance to the Board of Directors in fulfilling the Board’s oversight functions relating to the quality and integrity of our financial reports, monitor our financial reporting process and internal control system, and perform such other activities consistent with its charter and our By-laws as the Audit Committee or the Board of Directors deems appropriate. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the outside auditors (including resolution of disagreements between our management and the outside auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Audit Committee must pre-approve all audit and non-audit services to be provided to the Company by its outside auditors. The Audit Committee carries out all functions required to be performed by it by NYSE AMEX, the Securities and Exchange Commission (the SEC) and the federal securities laws. The Board of Directors has determined that Dr. Morgan, in addition to being “independent”, qualifies as an “audit committee financial expert” as defined in Item 407 of Regulation S-K of the Exchange Act. During the fiscal year ended March 31, 2009, the Audit Committee met or acted by unanimous consent on seven occasions. The Audit Committee has adopted a written charter, a copy of which is available on our website at www.franklin.com.

Drs. Simons and Morgan and Mr. Meister currently serve on the Compensation Committee. Mr. Meister serves as the chairman of the Compensation Committee. All current members of the Compensation Committee are independent as defined in Section 803 of the NYSE AMEX listing standards. The Compensation Committee is charged with administering our 1988 Stock Option Plan, 1998 Stock Option Plan, as amended and restated, 2005 Stock Option Plan, a Restricted Stock Plan, as amended and restated, and the 2005 Restricted Stock Plan and setting the compensation levels, including salaries and bonuses, of our Chief Executive Officer and, on the recommendation of our Chief Executive Officer, other senior executives. The Compensation Committee met or acted by unanimous consent on four occasions during the fiscal year ended March 31, 2009. The Compensation Committee has adopted a written charter, a copy of which is available on our website at www.franklin.com.

The Corporate Governance and Nominating Committee currently consists of Drs. Morgan, Lodish and Schubel and Messrs. Cohen, Meister, and Turner. Each member of the Corporate Governance and Nominating Committee is independent as defined in Section 803 of the NYSE AMEX listing standards. Mr. Cohen serves as the chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for (1) identifying and recommending to the Board of Directors individuals qualified to become Board and Committee members; (2) maintaining that a majority of the Board of Directors members are independent and that all the members of the Audit, Compensation and the Corporate Governance and Nominating Committees are independent as required; (3) developing and recommending to the Board of Directors a set of corporate governance principles applicable to us; and (4) addressing corporate governance issues and recommending proposals and actions for the Board’s consideration. We have not paid any third party a fee to assist in the process of identifying and evaluating candidates for director. We have not received any nominees for director from a stockholder who owns more than 5% of our voting stock. During the fiscal year ended March 31, 2009, the Corporate Governance and Nominating Committee met or acted by unanimous consent on one occasion. The Corporate Governance and Nominating Committee has adopted a written charter, a copy of which is available on our website at www.franklin.com.

During the fiscal year ended March 31, 2009, the Board of Directors met or acted by unanimous consent on seven occasions. Each director, other than James H. Simons, attended at least 75% of the aggregate number of meetings of the Board of Directors and of any Committees of the Board on which they served.

We do not have a policy on attendance by directors at our Annual Meeting. All of the current directors attended our 2008 Annual Meeting held on August 20, 2008 except for James H. Simons, James Meister, and Leonard Lodish.

Executive Officers of the Registrant

NAME	AGE	POSITION
Barry J. Lipsky	58	President and Chief Executive Officer; Director

Frank A. Musto	52	Vice President, Chief Financial Officer; Treasurer; Secretary

Toshihide Hokari	39	Senior Vice President and Chief Operating Officer

Walter Schillings	48	Managing Director, European Operations

Mr. Musto joined us as Vice President, Chief Financial Officer in September 2007. Prior to joining us, Mr. Musto had served as Chief Financial Officer of Polarome International, Inc., a manufacturer and distributor of flavor and fragrance ingredients. Mr. Musto was a member of the Executive Committee and Advisory Board of Directors of Polarome since 2002. From July 2000 through September 2001, Mr. Musto served as Chief Financial Officer, Treasurer, and Secretary, and a member of the Board of Directors of Matchbook FX Holdings, Inc. Previously, Mr. Musto was Vice President, Chief Financial Officer and a member of the Board of Directors of JLM Industries, Inc. (NASDAQ) from 1986 through 2000.

Mr. Hokari returned to us as Vice President, Chief Corporate Development Officer in September 2007 and became Chief Operating Officer in May 2008 and Senior Vice President in June 2008. Prior to rejoining us, since 2004, Mr. Hokari was Director and Senior Director, Product Management of Altec Lansing (a Division of

Plantronics, Inc.), a consumer electronics company. Mr. Hokari previously worked with us from 1996-1999 as a Product Manager and from 1999-2004 holding various positions, including Vice President, Product Management.

Mr. Schillings joined us in April 1996 as Managing Director Germany and became Managing Director Central Europe in 2000. In August 2004, Mr. Schillings assumed responsibility for all of our business in Continental Europe, managing multiple subsidiaries and distributors. In April 2008, Mr. Schillings’ responsibility was extended to cover business in the United Kingdom. Prior to joining us, Mr. Schillings owned his own business, SYSTECH GmbH.

Code of Ethics

We have adopted a code of ethics that applies to our chief executive officer and chief financial officer, our principal executive officer and principal financial officer, respectively, and all of our other financial executives. We have also adopted a code of ethics applicable to all employees, officers and directors. We make both codes of ethics available free of charge through our website, www.franklin.com. We will disclose on our website amendments to or waivers from the codes of ethics in accordance with all applicable laws and regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the filings furnished to us pursuant to Rule 16a-3(e) promulgated under the Exchange Act and on representations from its executive officers, directors and persons who beneficially own more than 10% of the Common Stock, all filing requirements of such persons under Section 16(a) of the Exchange Act were complied with in a timely manner during the fiscal year ended March 31, 2009.

Shareholder Communications With The Board Of Directors

Any shareholder or other interested party who desires to communicate with our Chairman of the Board of Directors or any of the other members of the Board of Directors may do so by writing to: Board of Directors, c/o Chief Executive Officer, Franklin Electronic Publishers, Incorporated, One Franklin Plaza, Burlington, NJ 08016. Communications may also be addressed to the Chairman of the Board, an individual director, a Board Committee, the non-management directors or the full Board. Communications received by the Chief Executive Officer or Chairman of the Board will then be distributed to the appropriate directors unless they determine that the information submitted constitutes “spam,” pornographic material and/or communications offering to buy or sell products or services.

On February 18, 2009, the Company’s Board of Directors approved an amendment (the “Amendment”) to the Company’s By-laws (the “By-laws”). Section 3-15 was added to the By-laws to state that a shareholder must give notice of any business, including nominations of persons to the Registrant’s Board of Directors, proposed to be brought before annual meetings of shareholders not less than 90 days and not more than 120 days prior to the anniversary date of the Company’s annual meeting of shareholders in the immediately preceding year or, in the case of a special meeting of shareholders, not less than 90 days and not more than 120 days prior to the date of the Company’s special meeting of shareholders, and to outline applicable information requirements and procedures for the shareholder request. Section 3-15 further provides that shareholders continue to be entitled to the benefits of, and must also comply with all applicable requirements of, the Exchange Act, as amended. The Amendment is incorporated by reference as Exhibit 3.10 to this Form 10-K.

ITEM 11.	EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($) (7)	All Other Compensation ($) (8)		Total ($)
Barry Lipsky	2009	381,300	—			17,734	23,000	(1)	422,034
President and Chief Executive Officer	2008	381,300	124,790	(9)		7,705	23,058	(2)	536,853

Frank Musto	2009	200,000	—			8,973	16,300	(3)	225,273
Vice President & Chief Financial Officer	2008	200,000	36,397	(9)		3,367	8,754	(4)	253,133

Toshihide Hokari	2009	200,000	—			12,772	5,885	(5)	218,657
Senior Vice President and Chief Operating Officer	2008	200,000	39,997	(9)		5,611	3,208	(6)	248,816

(1)	Consists of $15,000 for a car allowance and $8,000 for Company 401(k) contributions.
(2)	Consists of $15,000 for a car allowance and $8,058 for Company 401(k) contributions.
(3)	Consists of $10,000 for a car allowance and $6,300 for Company 401(k) contributions.
(4)	Consists of $5,385 for a car allowance and $3,369 for Company 401(k) contributions.
(5)	Consists $ 5,885 for Company 401(k) contributions.
(6)	Consists $ 3,208 for Company 401(k) contributions.
(7)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance With SFAS 123R.
(8)	For potential payments upon termination due to a change in control of the Company, please see page 47.
(9)	For the fiscal year ended March 31, 2008, of the named executive officers included in the Summary Compensation Table herein, Mr. Lipsky. Mr. Musto and Mr. Hokari were eligible to participate in our Senior Executive Bonus Plan. Based on Mr. Musto’s and Mr. Hokari’s start date of September 2007, their respective incentive bonuses under the Senior Executive Bonus Plan were prorated accordingly. For the fiscal year ended March 31, 2008, the incentive bonus pool consisted of the following amounts of consolidated pre-tax earnings for the distribution as cash bonuses to such executive officers of the Company: No amounts for the first $1.2 million of consolidated pretax earnings: 8% of the next $1.2 million of consolidated pre-tax earnings shall be paid to Mr. Lipsky, with up to an additional 12% of such Consolidated pre-tax earnings to be shared by the remaining senior executive officers eligible to participate in our Senior Executive Bonus Plan in amounts not to exceed 4% of such consolidated pre-tax earnings based on the recommendation of Mr. Lipsky and approval of the Compensation Committee for any such other participating senior executive officer; and 4% of any amounts of consolidated pre-tax earnings in excess of $2.4 million shall be paid to Mr. Lipsky, with up to an additional 6% of such consolidated pre-tax earnings to be shared by such remaining senior executive officers in amounts not to exceed 2% of such consolidated pre-tax earnings based on the recommendation of Mr. Lipsky and approval of the Compensation Committee for any such other participating senior executive officer.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information with respect to the value of all equity awards that were outstanding at the fiscal year ended March 31, 2009 for each of the Named Executive Officers:

Option Awards

Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Barry J. Lipsky	150,000	—	5.750	05/05/09
	36,000	—	7.500	06/23/10
	50,000	—	7.500	06/23/10
	30,000	—	2.800	06/20/11
	106,119	—	3.500	03/11/12
	30,000	—	1.200	06/26/12
	30,000	—	2.700	10/08/13
	37,500	—	3.840	10/04/14
	37,500	—	3.800	10/31/15
	12,500	37,500	3.820	10/01/17
	—	37,500	1.400	10/07/18
Toshihide Hokari	12,500	37,500	2.950	09/04/17
	—	25,000	1.400	10/07/18
Frank A. Musto	7,500	22,500	2.950	09/04/17
	—	20,000	1.400	10/07/18

Under our 1998 and 2005 Stock Option Plans, stock options vest in equal installments over four years from the date of grant.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In order to comply with the provisions of Section 409A of the Internal Revenue Code, as amended, on December 23, 2008 the Stock Option and Compensation Committee approved a revised Executive Severance Protection plan. The provision included in the following table summarizes estimated benefits that would have been payable to Mr. Lipsky if the employment of such Named Executive Officer had been terminated on March 31, 2009 by us for any reason including “constructive termination” (other than for “cause” or by death) or following a change of control of the Company:

Name	Termination or upon a Change of Control
Barry Lipsky Severance(1)	$953,250

(1)	Reflects severance of one-and one-half months salary for each year of employment subject to a 30 month maximum. Upon termination, this amount would be paid as salary continuation to Mr. Lipsky. In the event of a Change of Control any amounts paid shall be in a lump sum amount six months from the date of termination of employment provided, however, that if at the termination date the common stock of the Company and its controlled group members is no longer traded on an established securities market or otherwise, then such lump sum payment shall be made on the termination date.

Mr. Musto and Mr. Hokari would each have been paid $50,000 if the employment of such Named Executive Officer had been terminated on March 31, 2009 or during the first three years of their respective start dates of September, 2007 by us for any reason (other than “cause” or by death). One month of additional severance and benefit continuation will accrue each year following the third full year of employment up to a maximum of six months. The following table summarizes estimated benefits that would have been payable at March 31, 2009 following a change in control:

Name	Change of Control		Termination Following a Change of Control
Frank Musto	$100,000	(1)	$100,000	(2)
Toshihide Hokari	$100,000	(1)	$100,000	(2)

(1)	Reflects severance of 50% of base salary upon a Change of Control, payable in lump sum within five days following such Change of Control.
(2)	Reflects severance of 50% of base salary upon any termination of employment (including “Constructive Termination”) by the Company or an acquiring or successor entity within one year after the Change of Control (except discharge for “Cause” or death). Any such payment(s) shall be made in a lump sum five days following such termination.

Although not a Named Executive Officer, the following table summarizes additional benefits that would be payable to Mr. Walter Schillings, if his employment had been terminated on March 31, 2009. (i) by us without “important cause” (as defined in Mr. Schilling’s employment agreement) and other than due to a change of control of the Company, (ii) by us following a change of control of the Company, or (iii) by us during the last six months of his contract period.

Name	Termination by the Company Without “Important Cause” and Other Than a Change of Control		Termination by the Company Following a Change of Control		Termination by the Company During the Last Six Months of Employment Period
Walter Schillings Severance	$612,168	(1)	$612,168	(2)	$102,028	(3)

(1)	Reflects severance of base salary at March 31, 2009 for the remainder of the term based on the exchange rate at March 31, 2009.

(2)	Reflects severance of 24 months of base salary at March 31, 2009 based on the exchange rate at March 31, 2009.
(3)	Reflects severance of six months of base salary at March 31, 2009 based on the exchange rate at March 31, 2009.

In addition, for each of the Named Executive Officers listed above, stock options held by such Named Executive Officer vest upon termination following a change of control.

Severance Policy

We have instituted a severance policy for each of our employees in the United States that provides that if such employee is terminated by us without cause (cause shall include failure to report for work), he or she shall receive his or her then base salary and shall continue to be covered under his or her benefit plan for a number of weeks equal to the number of full years of prior employment, plus one week up to a maximum of six months.

DIRECTOR COMPENSATION

The following table summarizes the compensation we paid to our directors who are not employees during the fiscal year ended March 31, 2009.

Name	Fee Earned or Paid in Cash ($)	Option Awards (1) ($)	Total ($)
Edward H. Cohen	12,500	16,996	29,496
Leonard M. Lodish	10,000	16,996	26,996
James Meister	15,000	16,996	31,996
Howard L. Morgan	15,000	16,996	31,996
Jerry R. Schubel	10,000	16,996	26,996
James H. Simons	0	16,996	16,996
William H. Turner	10,000	16,996	26,996

(1)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123R. Each non-employee director in the table above received 33,708 options to purchase Common Stock on January 2, 2009 at an exercise price of $.89 per share.

The total number of stock options held by such directors at March 31, 2009 was as follows: Dr. Simons, 147,649 shares; Dr. Morgan, 150,069 shares; Mr. Cohen, 147,649 shares; Dr. Schubel, 147,649 shares; Mr. Turner, 142,633 shares; Dr. Lodish, 146,319 shares; and Mr. Meister 137,694 shares.

Compensation of Directors

Each director who is not our employee or an employee of any of our subsidiaries receives, for his services as a director of the Company, a non-discretionary annual grant of options to purchase the number of shares of Common Stock equal to the greater of (x) 3,000 or (y) the number derived by dividing $30,000 by the fair market value of a share of Common Stock on the date of grant. For the fiscal year ended March 31, 2009, in addition to the stock options described above, each non-employee director, other than Dr. Simons, received an annual fee of $10,000 for serving on the Board of Directors. Members of the Audit and Compensation Committees, other than Dr. Simons, received an additional fee of $2,500 for each committee on which they serve.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the ownership of Common Stock as of May 29, 2009 by (i) all those known by us to be the beneficial owners of more than five percent of the Common Stock, (ii) all directors, (iii) each of our executive officers named in the Summary Compensation Table on page 45 hereof and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares listed as beneficially owned by such shareholder.

Name and Address of Beneficial Owner	Title	Amount and Nature of Beneficial Ownership		Percent of Class
Saunders Acquisition Corporation 2 Briarwood Court Princeton Jct., NJ 08550	Beneficial owner of 5% or more of Common Stock	3,812,647	(1)	42.53%

Shining Sea Limited c/o Bermuda Trust Company Ltd. Trustee Compass Point, 9 Bermudian Road Hamilton HM11, Bermuda	Beneficial owner of 5% or more of Common Stock	1,684,638	(2)	20.35%

Marcy Lewis 11111 Biscayne Boulevard North Miami, FL 33181	Beneficial owner of 5% or more of Common Stock	945,350	(3)	11.42%

James H. Simons c/o Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	Director	574,656	(4)	6.82%

Dimensional Fund Advisors 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	Beneficial owner of 5% or more of Common Stock	542,964	(5)	6.56%

Barry J. Lipsky(6)	President, Chief Executive Officer and Director	418,941		4.85%

Howard L. Morgan(6)	Chairman of the Board of Directors	189,319	(7)	2.25%

Jerry R. Schubel(6)	Director	162,462		1.93%

William H. Turner(6)	Director	165,633		1.97%

Leonard M. Lodish(6)	Director	156,319		1.86%

Edward H. Cohen(6)	Director	152,735		1.81%

James Meister(6)	Director	150,694		1.79%

Walter Schillings(6)	Managing Director, European Operations	40,577		*

Toshihide Hokari(6)	Chief Operating Officer	12,600		*

Frank A. Musto(6)	Chief Financial Officer	9,400		*
All executive officers and directors as a group (11 persons)		2,033,336		20.90%

*	less than 1%
(1)	According to a Schedule 13D filed with the SEC on May 29, 2009, Saunders Acquisition Corporation (“Saunders”) is a company owned by Barry J. Lipsky, the Company’s President and Chief Executive Officer, Toshihide Hokari, the Company’s Chief Operating Officer, and Frank A. Musto, the Company’s Chief Financial Officer, to which Howard L. Morgan, Chairman of the Company’s Board of Directors, James H. Simons, a Director of the Company, Marcy Lewis, a shareholder of the Company, and Shining Sea Limited, an exempted company organized under the laws of the Island of Bermuda which holds shares of the Company’s common stock for the benefit of Dr. Simons and his family (collectively, the “Group”) have agreed to contribute their shares of the Company’s common stock upon Franklin’s Board of Directors approving a merger agreement with Saunders. According to the Schedule 13D, Saunders was formed to effect an acquisition of all of the Company’s outstanding shares of common stock, other than those shares owned by the Group. According to the Schedule 13D, all of the shares of the Company’s common stock reported as owned beneficially by Saunders are held by members of the Group.
(2)	Held by Shining Sea Limited, a Bermuda company. Over 98% of Shining Sea Limited is owned by certain trusts created under the laws of the Islands of Bermuda for the benefit of James H. Simons and his family. The trustee of such trusts is Bermuda Trust Company Ltd. Less than 2% of Shining Sea Limited is owned by the Simons Foundation which has no voting rights with respect to such shares. Accordingly all voting and disposition power with respect to the common stock is held by Bermuda Trust Company Limited. Also see Schedule 13D filed with the SEC on May 29, 2009.
(3)	Information as to shares of Common Stock owned by Marcy Lewis is as set forth in to a Schedule 13D dated May 29, 2009 as filed with the SEC.
(4)	Includes 16,954 shares held by or for the benefit of members of Dr. Simons’ immediate family and 53 shares held by Renaissance Ventures Ltd., of which Dr. Simons is the chairman and sole shareholder. Dr. Simons disclaims beneficial ownership of such shares. Does not include shares held by Bermuda Trust Company Ltd. Dr. Simons disclaims beneficial ownership of such shares.
(5)	Information as to shares of Common Stock owned by Dimensional Fund Advisors is as of December 31, 2007 as set forth in an amendment to its Schedule 13G dated February 9, 2009 as filed with the SEC.
(6)	The address of our directors and executive officers is Franklin Electronic Publishers, Incorporated, One Franklin Plaza, Burlington, New Jersey 08016.
(7)	Includes 5,250 shares held for the benefit of Dr. Morgan’s children. Dr. Morgan disclaims beneficial ownership of such shares.

The shares of Common Stock in the foregoing table have not been pledged or otherwise deposited as collateral, are not the subject matter of any voting trust or other similar agreement and are not the subject of any contract providing for the sale or other disposition of securities other than those shares as to which Saunders Acquisition Corporation has a right to receive as described in footnote 1, above.

The foregoing table also includes shares of Common Stock which the following directors have the right to acquire within sixty days upon the exercise of stock options as follows: Dr. Simons, 147,649 shares; Mr. Lipsky, 369,619 shares; Dr. Morgan, 150,069 shares; Mr. Cohen, 147,649 shares; Dr. Schubel, 147,649 shares; Mr. Turner, 142,633 shares; Dr. Lodish, 146,319 shares; and Mr. Meister 137,694 shares. The foregoing table also includes shares of Common Stock which all named executive officers who are not directors, as a group, have the right to acquire within sixty days upon the exercise of stock options as follows: Mr. Schillings, 40,577 shares; Mr. Hokari, 12,500 shares; and Mr. Musto, 7,500.

On May 20, 2009, Saunders Acquisition Corporation (“Saunders”), a company owned of Barry J. Lipsky, the Company’s President and Chief Executive Officer, Toshihide Hokari, the Company’s Chief Operating Officer and Frank A. Musto, the Company’s Chief Financial Officer to which Howard L. Morgan, Chairman of the Company’s Board of Directors, James H. Simons, a Director of the Company, Marcy Lewis, a shareholder of the Company and Shining Sea Limited, an exempted company organized under the laws of the Island of Bermuda which holds shares of the Company’s common stock for the benefit of Dr. Simons and his family

(collectively, the “Group”) have agreed to contribute their shares of the Company’s common stock upon Franklin’s Board of Directors approving a merger agreement with Saunders, submitted to the Company’s Board of Directors an unsolicited, non-biding proposal to purchase all shares of the Company’s common stock not owned by the Group for a price of $2.35 per share. Franklin’s Board of Directors has appointed a Special Committee comprised of independent Board members to consider Saunders’s proposal and other proposals.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of March 31, 2009, including our 1988 Stock Option Plan, our 1998 Stock Option Plan, as amended and restated, our 2005 Stock Option Plan, our Restricted Stock Plan, as amended and restated, our 2005 Restricted Stock Plan and various stock option agreements to which we are a party.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,734,759	$3.31	746,029	(2)
Equity compensation plans not approved by security holders(1)	50,000	$4.00	—

Total	2,784,759	$3.33	746,029

(1)	Pursuant to a Stock Option Agreement entered into between the Company and Arnold D. Levitt. In July 1999, in connection with the hiring of Arnold D. Levitt, our former Senior Vice President, we entered into a Stock Option Agreement pursuant to which we granted Mr. Levitt a ten year option to purchase 50,000 shares of common stock at an exercise price of $4.00 per share, the fair market value of the common stock on the date of grant. On November 12, 2007, Arnold D. Levitt retired from Franklin. Options granted under this Stock Option Agreement have fully vested and will expire two years from his retirement date.
(2)	We maintain a Restricted Stock Plan, as amended and restated, and a 2005 Restricted Stock Plan, which provide for the grant of shares of common stock for services. The shares are subject to a restriction on transfer which requires the holder to remain employed by the Company for up to three years in order to receive the shares. As of March 31, 2009, 32,225 shares of common stock were available for future issuance under the restricted stock plans and 713,804 shares of common stock were available for issuance under our stock option plans.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The law firm of Katten Muchin Rosenman LLP, of which Edward H. Cohen, a director of the Company, is counsel, was engaged as our outside counsel for the fiscal year ended March 31, 2009 and will continue to be so engaged for the fiscal year ending March 31, 2010. Legal fees for services rendered by Katten Muchin Rosenman LLP to us during the fiscal year ended March 31, 2009 did not exceed 5% of the revenues of such firm for its most recent fiscal year. Mr. Cohen does not share in the fees paid by us to Katten Muchin Rosenman LLP and Mr. Cohen’s compensation is not based on such fees.

Related Party Transaction Procedures

The Board of Directors has assigned responsibility for reviewing related party transactions to our Audit Committee. The Board of Directors and the Audit Committee have adopted a written policy pursuant to which certain transactions between us or our subsidiaries and any of our directors or executive officers must be submitted to the Audit Committee for consideration prior to the consummation of the transaction as required by the rules of the SEC. The Audit Committee reports to the Board of Directors on all related party transactions considered. During the fiscal year ended March 31, 2009, no related party transactions were submitted to the Audit Committee.

Independence of Directors

As required by the listing standards of the NYSE AMEX, a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by our Board of Directors. Our Board of Directors determines director independence based on an analysis of such listing standards and all relevant securities and other laws and regulations regarding the definition of “independent”.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his family members, and us, our executive officers and our independent registered public accounting firm, the Board of Directors has affirmatively determined that a majority of our Board of Directors is comprised of independent directors. Our independent directors pursuant to Section 803 of the NYSE AMEX listing standards are Drs. Morgan, Lodish, Simons and Schubel and Messrs. Cohen, Meister, and Turner.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

Principal Accountant Fees And Services

Audit Fees. The aggregate fees billed or to be billed by Radin, Glass & Co., LLP for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements were $185,000 for the fiscal year ended March 31, 2009 and $158,000 for the fiscal year ended March 31, 2008.

Audit-Related Fees. The aggregate fees billed by Radin, Glass & Co., LLP for each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements were $23,000 for the fiscal year ended March 31, 2009 and $16,268 for the fiscal year ended March 31, 2008. The nature of the services performed for these fees was primarily in connection with the audit of our 401(k) plan and audit consulting in connection with Section 404 internal controls matters under the Sarbanes-Oxley Act of 2002.

Tax Fees. The aggregate fees billed by Radin, Glass & Co., LLP in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning were $46,000 for the fiscal year ended March 31, 2009 and $43,000 for the fiscal year ended March 31, 2008. The nature of the services performed for these fees was primarily for preparation of tax returns.

All Other Fees. The aggregate fees billed by Radin, Glass & Co., LLP in each of the last two fiscal years for products and services other than those reported in the three prior categories were $1,000 for the fiscal year ended March 31, 2009 and $1,560 for the fiscal year ended March 31, 2008. The nature of the services performed for these fees was primarily in connection with potential acquisitions in 2009 and 2008.

Policy on Pre-Approval of Services Provided by Independent Registered Accounting Firm

The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. The Audit Committee may delegate, subject to any rules or limitations it may deem appropriate, to one or more designated members of the Audit Committee the authority to grant such pre-approvals; provided, however, that the decisions of any member to whom authority is so delegated to pre-approve an activity shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has delegated such pre-approval authority to Edward H. Cohen, Chair of the Audit Committee. The Audit Committee pre-approved all audit and permitted non-audit services that were provided on account of the fiscal year ended March 31, 2009.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) (1) Financial statements and schedules filed as a part of this report are listed on the “Index to Financial Statements” contained herein. All other schedules are omitted because (i) they are not required under the instructions, (ii) they are inapplicable or (iii) the information is included in the financial statements.

(2) Financial Statement Schedules

Schedule	Description	Page

II	Valuation and Reserve Accounts, Three Years ended March 31, 2009	37

(b) Exhibits

EXHIBITS

EXHIBITS NO.

3.01	—	Certificate of Incorporation of Franklin (Incorporated by reference to Exhibit 3.01 to Registration Statement on Form S-1, File No. 3-6612 (the “Company’s 1986 S-1 Registration Statement”))

3.02	—	Articles of Amendment to the Certificate of Incorporation of Franklin (Incorporated by reference to Exhibit 3.02 to the Company’s 1990 report on Form 10-K for the year ended March 31, 1990 (the “Company’s 1990 10-K”))

3.03	—	Articles of Amendment to the Certificate of Incorporation of Franklin (Incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form 8-A, as amended, filed on October 31, 2003)

3.04	—	Amended and Restated Statement of Rights and Preferences of Series A 10% Convertible Preferred Stock (Incorporated by reference to the Exhibit to the Company’s Report on Form 8-K filed May 23, 2001)

3.05	—	By-laws of Franklin (Incorporated by reference to Exhibit 3.02 to the Company’s 1986 S-1 Registration Statement)

3.06	—	Amendment to By-laws of Franklin (Incorporated by reference to Exhibit A to the Company’s Proxy Statement relating to the 1987 Annual Meeting of Shareholders)

3.07	—	Amendment to By-laws of Franklin (Incorporated by reference to Exhibit 3.05 to the Company’s 1990 Form 10-K)

3.08	—	Amendment to By-laws of Franklin (Incorporated by reference to Exhibit 3.06 of the Company’s 1991 report on Form 10-K for the year ended March 31, 1991)

3.09	—	Amendment to By-laws of Franklin (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 14, 2007)

3.10	—	Amendment to By-laws of Franklin (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on February 24, 2009)

10.01	—	Standard form of Sales Representative Agreement (Incorporated by reference to Exhibit 10.07 to the Company’s 1986 S-1 Registration Statement)

10.02**	—	Franklin Restricted Stock Plan, as amended (Incorporated by reference to Exhibit 10.13 to the Company’s report on Form 10-K for the year ended March 31, 1987)

10.03**	—	Franklin Stock Option Plan as Amended and Restated effective as of July 24, 1996 (Incorporated by reference to the Company’s Proxy Statement relating to the 1996 Annual Meeting of Shareholders)

10.04**	—	Franklin Stock Option Plan as Amended and Restated effective July 20, 2001 (Incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form S-8 filed on August 27, 2001)

10.05**	—	Stock Option Agreement dated July 28, 1999 between the Company and Arnold D. Levitt (Incorporated by reference to Exhibit 4(e) to the Company’s Registration Statement on form S-8 filed on December 14, 1999)

10.06**	—	Stock Option Agreement dated April 8, 2002 between the Company and Andrew Horsfall (Incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K filed on June 29, 2005)

EXHIBITS NO.

10.07**	—	Stock Option Agreement dated August 12, 2002 between the Company and Kurt A. Goszyk (Incorporated by reference to Exhibit 10.07 to the Company’s Annual Report on Form 10-K filed on June 29, 2004)

10.08	—	Revolving Credit and Security Agreement by and among the Company, Franklin Electronic Publishers (Europe) LTD., Franklin Electronic Publishers (Deutschland) GMBH and PNC Bank, National Association, dated December 7, 2004. (Incorporated by reference to Exhibit 10.01 to the Company’s Quarterly Report on Form 10-Q filed on February 14, 2005)

10.09**	—	Bonus Plan (Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 26, 2005)

10.10	—	Framework for Technology Agreement by and between Amazon.com, Inc. and the Company dated March 30, 2005 (Incorporated by reference to the Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed on June 29, 2005)

10.11**	—	Amendment dated January 1, 2005 to Stock Option Agreement dated August 12, 2002 between the Company and Kurt A. Goszyk (Incorporated by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed on June 29, 2005)

10.12**	—	2005 Stock Option Plan (Incorporated by reference to the Company’s Proxy Statement relating to the 2005 Annual Meeting of Shareholders)

10.13**	—	2005 Restricted Stock Plan (Incorporated by reference to the Company’s Proxy Statement relating to the 2005 Annual Meeting of Shareholders)

10.14	—	Agreement of sale, dated as of November 14, 2005 between the Company and Berk-Cohen Associates Investment Co., LLC (Incorporated by reference to the Company’s Current Report of Form 8-K filed on January 24, 2006)

10.15	—	Lease dated as of January 18, 2006 between Berk and Berk, at Franklin Plaza, a Limited Liability Company and the Company (Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 24, 2006)

10.16	—	Share Sale and Transfer Agreement among Hans Kreutzfeldt, Nina Kreutzfeldt, Simon Kreutzfeldt and Franklin Electronic Publishers, Incorporated dated as of July 25, 2006. (Incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed on August 14, 2006)

10.17	—	Earn Out Agreement among Hans Kreutzfeldt, Nina Kreutzfeldt, Simon Kreutzfeldt and Franklin Electronic Publishers, Incorporated dated as of July 25, 2006. (Incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q filed on August 14, 2006)

10.18**	—	Amendment of Contract of Employment between Franklin Electronic Publishers (Deutschland) GmbH and Walter Schillings dated June 19, 2006. (Incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q filed on August 14, 2006)

10.19	—	Amendment to Loan Documents by and between the Company, Franklin Electronic Publishers (Europe) LTD., Franklin Electronic Publishers (Deutschland) GMBH and PNC Bank, National Association, dated December 22, 2006. (Incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed on February 14, 2007)

10.20	—	Termination and Release Agreement, dated as of June 30, 2007, between Seiko Instruments, Inc. and Franklin Electronic Publishers, Inc., together with Exhibits A, B and C thereto. (Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2007)

EXHIBITS NO.

10.21**	—	Employment letter for the appointment of Frank Musto as Chief Financial Officer, Treasurer and Secretary of the Company effective September 4, 2007. (Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2007)

10.22**	—	Employment letter for the appointment of Toshihide Hokari as Vice President, Chief Corporate Development Officer of the Company. (Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2007)

10.23	—	Amendment to the Revolving Credit and Security Agreement dated December 7, 2007 between PNC Bank, National Association and Franklin Electronic Publishers, Inc. (Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on February 12, 2008)

10.24	—	Amendment to the Revolving Credit and Security Agreement dated March 4, 2008 between PNC Bank, National Association and Franklin Electronic Publishers, Inc. (Incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K filed on June 26, 2008)

10.25	—	Amendment to the Revolving Credit and Security Agreement dated May 6, 2008 between PNC Bank, National Association and Franklin Electronic Publishers, Inc. (Incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed on June 26, 2008)

10.26	—	Amendment to the Revolving Credit and Security Agreement dated May 19, 2008 between PNC Bank, National Association and Franklin Electronic Publishers, Inc. (Incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K filed on June 26, 2008)

10.27**	—	Executive Severance Protection (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 24, 2008)

10.28**	—	Amendment to Employment Letter of Frank Musto, dated as of December 19, 2009 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 24, 2008)

10.29**	—	Amendment to Employment Letter of Toshihide Hokari, dated as of December 19, 2008 (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 24, 2008)

10.30	—	Amendment to Revolving Credit and Security Agreement, made as of December 31, 2008, among PNC Bank, National Association, the Company, Franklin Electronic Publishers (Europe) Ltd., and Franklin Electronic Publishers (Deutschland) GmbH (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 7, 2009)

10.31**	—	Addendum to the Employment Contract of March 11, 1996 between Franklin Electronic Publishers (Deutschland) GmbH and Walter Schillings (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 20, 2009)

10.32	—	Amendment to Revolving Credit and Security Agreement, made as of March 31, 2009, among PNC Bank, National Association, the Company, Franklin Electronic Publishers (Europe) Ltd., and Franklin Electronic Publishers (Deutschland) GmbH (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 3, 2009)

21.1+	—	List of Subsidiaries of the Company

EXHIBITS NO.

23.1+	—	Consent of Independent Registered Public Accounting Firm

31.1+	—	Chief Executive Officer’s Certificate, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2+	—	Chief Financial Officer’s Certificate, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1++	—	Chief Executive Officer’s Certificate, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2++	—	Chief Financial Officer’s Certificate, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

**	Management contract or compensatory plan or arrangement required to be filed as an exhibit to this form pursuant to Item 15(c) of this report.

+	Filed herewith

++	Furnished herewith

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

Dated: June 29, 2009	By:	/s/ BARRY J. LIPSKY
Barry J. Lipsky President and Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature	Title	Date

/s/ BARRY J. LIPSKY Barry J. Lipsky	President, Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2009

/s/ FRANK A. MUSTO Frank A. Musto	Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	June 29, 2009

/s/ EDWARD H. COHEN Edward H. Cohen	Director	June 29, 2009

/s/ LEONARD M. LODISH Leonard M. Lodish	Director	June 29, 2009

/s/ JAMES MEISTER James Meister	Director	June 29, 2009

/s/ HOWARD L. MORGAN Howard L. Morgan	Director	June 29, 2009

/s/ JERRY R. SCHUBEL Jerry R. Schubel	Director	June 29, 2009

/s/ JAMES H. SIMONS James H. Simons	Director	June 29, 2009

/s/ WILLIAM H. TURNER William H. Turner	Director	June 29, 2009

EXHIBITS INDEX

EXHIBITS NO.

3.01	—	Certificate of Incorporation of Franklin (Incorporated by reference to Exhibit 3.01 to Registration Statement on Form S-1, File No. 3-6612 (the “Company’s 1986 S-1 Registration Statement”))

3.02	—	Articles of Amendment to the Certificate of Incorporation of Franklin (Incorporated by reference to Exhibit 3.02 to the Company’s 1990 report on Form 10-K for the year ended March 31, 1990 (the “Company’s 1990 10-K”))

3.03	—	Articles of Amendment to the Certificate of Incorporation of Franklin (Incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form 8-A, as amended, filed on October 31, 2003)

3.04	—	Amended and Restated Statement of Rights and Preferences of Series A 10% Convertible Preferred Stock (Incorporated by reference to the Exhibit to the Company’s Report on Form 8-K filed May 23, 2001)

3.05	—	By-laws of Franklin (Incorporated by reference to Exhibit 3.02 to the Company’s 1986 S-1 Registration Statement)

3.06	—	Amendment to By-laws of Franklin (Incorporated by reference to Exhibit A to the Company’s Proxy Statement relating to the 1987 Annual Meeting of Shareholders)

3.07	—	Amendment to By-laws of Franklin (Incorporated by reference to Exhibit 3.05 to the Company’s 1990 Form 10-K)

3.08	—	Amendment to By-laws of Franklin (Incorporated by reference to Exhibit 3.06 of the Company’s 1991 report on Form 10-K for the year ended March 31, 1991)

3.09	—	Amendment to By-laws of Franklin (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 14, 2007)

3.10	—	Amendment to By-laws of Franklin (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on February 24, 2009)

10.01	—	Standard form of Sales Representative Agreement (Incorporated by reference to Exhibit 10.07 to the Company’s 1986 S-1 Registration Statement)

10.02**	—	Franklin Restricted Stock Plan, as amended (Incorporated by reference to Exhibit 10.13 to the Company’s report on Form 10-K for the year ended March 31, 1987)

10.03**	—	Franklin Stock Option Plan as Amended and Restated effective as of July 24, 1996 (Incorporated by reference to the Company’s Proxy Statement relating to the 1996 Annual Meeting of Shareholders)

10.04**	—	Franklin Stock Option Plan as Amended and Restated effective July 20, 2001 (Incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form S-8 filed on August 27, 2001)

10.05**	—	Stock Option Agreement dated July 28, 1999 between the Company and Arnold D. Levitt (Incorporated by reference to Exhibit 4(e) to the Company’s Registration Statement on form S-8 filed on December 14, 1999)

10.06**	—	Stock Option Agreement dated April 8, 2002 between the Company and Andrew Horsfall (Incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K filed on June 29, 2005)

EXHIBITS NO.

10.07**	—	Stock Option Agreement dated August 12, 2002 between the Company and Kurt A. Goszyk (Incorporated by reference to Exhibit 10.07 to the Company’s Annual Report on Form 10-K filed on June 29, 2004)

10.08	—	Revolving Credit and Security Agreement by and among the Company, Franklin Electronic Publishers (Europe) LTD., Franklin Electronic Publishers (Deutschland) GMBH and PNC Bank, National Association, dated December 7, 2004. (Incorporated by reference to Exhibit 10.01 to the Company’s Quarterly Report on Form 10-Q filed on February 14, 2005)

10.09**	—	Bonus Plan (Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 26, 2005)

10.10	—	Framework for Technology Agreement by and between Amazon.com, Inc. and the Company dated March 30, 2005 (Incorporated by reference to the Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed on June 29, 2005)

10.11**	—	Amendment dated January 1, 2005 to Stock Option Agreement dated August 12, 2002 between the Company and Kurt A. Goszyk (Incorporated by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed on June 29, 2005)

10.12**	—	2005 Stock Option Plan (Incorporated by reference to the Company’s Proxy Statement relating to the 2005 Annual Meeting of Shareholders)

10.13**	—	2005 Restricted Stock Plan (Incorporated by reference to the Company’s Proxy Statement relating to the 2005 Annual Meeting of Shareholders)

10.14	—	Agreement of sale, dated as of November 14, 2005 between the Company and Berk-Cohen Associates Investment Co., LLC (Incorporated by reference to the Company’s Current Report of Form 8-K filed on January 24, 2006)

10.15	—	Lease dated as of January 18, 2006 between Berk and Berk, at Franklin Plaza, a Limited Liability Company and the Company (Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 24, 2006)

10.16	—	Share Sale and Transfer Agreement among Hans Kreutzfeldt, Nina Kreutzfeldt, Simon Kreutzfeldt and Franklin Electronic Publishers, Incorporated dated as of July 25, 2006. (Incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed on August 14, 2006)

10.17	—	Earn Out Agreement among Hans Kreutzfeldt, Nina Kreutzfeldt, Simon Kreutzfeldt and Franklin Electronic Publishers, Incorporated dated as of July 25, 2006. (Incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q filed on August 14, 2006)

10.18**	—	Amendment of Contract of Employment between Franklin Electronic Publishers (Deutschland) GmbH and Walter Schillings dated June 19, 2006. (Incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q filed on August 14, 2006)

10.19	—	Amendment to Loan Documents by and between the Company, Franklin Electronic Publishers (Europe) LTD., Franklin Electronic Publishers (Deutschland) GMBH and PNC Bank, National Association, dated December 22, 2006. (Incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed on February 14, 2007)

10.20	—	Termination and Release Agreement, dated as of June 30, 2007, between Seiko Instruments, Inc. and Franklin Electronic Publishers, Inc., together with Exhibits A, B and C thereto. (Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2007)

EXHIBITS NO.

10.21**	—	Employment letter for the appointment of Frank Musto as Chief Financial Officer, Treasurer and Secretary of the Company effective September 4, 2007. (Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2007)

10.22**	—	Employment letter for the appointment of Toshihide Hokari as Vice President, Chief Corporate Development Officer of the Company. (Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2007)

10.23	—	Amendment to the Revolving Credit and Security Agreement dated December 7, 2007 between PNC Bank, National Association and Franklin Electronic Publishers, Inc. (Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on February 12, 2008)

10.24	—	Amendment to the Revolving Credit and Security Agreement dated March 4, 2008 between PNC Bank, National Association and Franklin Electronic Publishers, Inc. (Incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K filed on June 26, 2008)

10.25	—	Amendment to the Revolving Credit and Security Agreement dated May 6, 2008 between PNC Bank, National Association and Franklin Electronic Publishers, Inc. . (Incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed on June 26, 2008)

10.26	—	Amendment to the Revolving Credit and Security Agreement dated May 19, 2008 between PNC Bank, National Association and Franklin Electronic Publishers, Inc. (Incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K filed on June 26, 2008)

10.27**	—	Executive Severance Protection (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 24, 2008)

10.28**	—	Amendment to Employment Letter of Frank Musto, dated as of December 19, 2009 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 24, 2008)

10.29**	—	Amendment to Employment Letter of Toshihide Hokari, dated as of December 19, 2008 (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 24, 2008)

10.30	—	Amendment to Revolving Credit and Security Agreement, made as of December 31, 2008, among PNC Bank, National Association, the Company, Franklin Electronic Publishers (Europe) Ltd., and Franklin Electronic Publishers (Deutschland) GmbH (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 7, 2009)

10.31**	—	Addendum to the Employment Contract of March 11, 1996 between Franklin Electronic Publishers (Deutschland) GmbH and Walter Schillings (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 20, 2009)

10.32	—	Amendment to Revolving Credit and Security Agreement, made as of March 31, 2009, among PNC Bank, National Association, the Company, Franklin Electronic Publishers (Europe) Ltd., and Franklin Electronic Publishers (Deutschland) GmbH (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 3, 2009)

21.1+	—	List of Subsidiaries of the Company

EXHIBITS NO.

23.1+	—	Consent of Independent Registered Public Accounting Firm

31.1+	—	Chief Executive Officer’s Certificate, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2+	—	Chief Financial Officer’s Certificate, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1++	—	Chief Executive Officer’s Certificate, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2++	—	Chief Financial Officer’s Certificate, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

**	Management contract or compensatory plan or arrangement required to be filed as an exhibit to this form pursuant to Item 15(c) of this report.

+	Filed herewith

++	Furnished herewith

ANNEX E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: June 30, 2009

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File No. 001-13198

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	22-2476703
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Franklin Plaza, Burlington, New Jersey	08016-4907
(Address of Principal Executive Office)	(Zip Code)

(609) 386-2500

(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 229.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    ☐  Yes    ☐  No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE

OUTSTANDING AS OF AUGUST 5, 2009: 8,278,083

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

FORM 10-Q

FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2009

PART I. FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	June 30, 2009	March 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,091	$12,013
Accounts receivable, less allowance for doubtful accounts of $437 and $406	6,617	4,357
Inventories	10,688	7,595
Prepaids and other assets	853	702

TOTAL CURRENT ASSETS	26,249	24,667

PROPERTY AND EQUIPMENT	667	735

OTHER ASSETS:
Deferred income tax asset	3,000	3,000
Trademark and goodwill	1,879	1,879
Software development costs	1,860	1,838
Other assets	1,219	1,300

TOTAL OTHER ASSETS	7,958	8,017

TOTAL ASSETS	$34,874	$33,419

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$8,915	$7,356
Current portion of long-term liabilities—Other	69	69

TOTAL CURRENT LIABILITIES	8,984	7,425

OTHER LIABILITIES	1,175	1,165
DEFERRED REVENUE	498	956
DEFERRED GAIN ON SALE AND LEASEBACK	3,029	3,141

SHAREHOLDERS’ EQUITY:
Common stock, $0.01 par value, authorized 50,000,000 shares, issued and outstanding, 8,274,858 and 8,273,936 shares	83	83
Additional paid in capital	51,370	51,255
Retained earnings (deficit)	(29,089)	(29,212)
Foreign currency translation adjustment	(1,176)	(1,394)

TOTAL SHAREHOLDERS’ EQUITY	21,188	20,732

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$34,874	$33,419

See notes to consolidated financial statements.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended June 30,
	2009	2008

SALES	$10,620	$11,993
COST OF SALES	5,321	6,129

GROSS MARGIN	5,299	5,864

EXPENSES:
Sales and marketing	2,932	3,559
Research and development	543	980
General and administrative	1,643	1,684
Severance	—	348

Total operating expenses	5,118	6,571

OPERATING INCOME (LOSS)	181	(707)

Interest income, net	8	6
Loss on Investment	—	(370)
Other, net	(17)	(41)

INCOME (LOSS) BEFORE INCOME TAXES	172	(1,112)
INCOME TAX PROVISION	49	51

NET INCOME (LOSS)	123	(1,163)

INCOME (LOSS) PER COMMON SHARE:
Basic	$0.01	$(0.14)

Diluted	$0.01	$(0.14)

WEIGHTED AVERAGE COMMON SHARES:
Basic	8,274	8,270

Diluted	8,364	8,380

See notes to consolidated financial statements.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(in thousands, except for share data)

	Common Stock		Additional Paid in Capital	Retained Earnings / (Deficit)	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Shares	Amount
BALANCE—MARCH 31, 2009	8,273,936	$83	$51,255	$(29,212)	$(1,394)	$20,732

Amortization of deferred compensation expense for shares and options issued for services			114			114
Issuance of common shares under employee stock option plan	922		1			1
Loss for the period				123		123
Foreign currency translation adjustment					218	218

BALANCE—JUNE 30, 2009 (unaudited)	8,274,858	$83	$51,370	$(29,089)	$(1,176)	$21,188

See notes to consolidated financial statements.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME (LOSS)	$123	$(1,163)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization	489	715
Provision for losses on accounts receivable	32	32
Gain on disposal of property and equipment	22	—
Non Cash Compensation	114	75
Source (use) of cash from change in operating assets and liabilities:
Accounts receivable	(2,292)	(1,819)
Inventories	(3,093)	(1,122)
Prepaids and other assets	(151)	(76)
Accounts payable and accrued expenses	1,021	1,311
Deferred revenue	(458)	(86)
Other, net	(11)	(1)

NET CASH USED IN OPERATING ACTIVITIES	(4,204)	(2,134)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(63)	(41)
Software development costs	(255)	(255)
Change in other assets	268	(52)

NET CASH USED IN INVESTING ACTIVITIES	(50)	(348)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	1	6
Other liabilities	114	(27)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	115	(21)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	217	123

DECREASE IN CASH AND CASH EQUIVALENTS	(3,922)	(2,380)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12,013	11,824

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$8,091	$9,444

See notes to consolidated financial statements.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited, in thousands)

Reference is made to the financial statements included in the Company’s Annual Report (Form 10-K) filed with the Securities and Exchange Commission for the year ended March 31, 2009.

The financial statements for the periods ended June 30, 2009 and 2008 are unaudited and include all adjustments necessary to a fair presentation of the results of operations for the periods then ended. All such adjustments are of a normal recurring nature. The results of the Company’s operations for any interim period are not necessarily indicative of the results of the Company’s operations for a full year.

OPERATIONS

Information regarding segments is presented in accordance with the Statement of Financial Accounting Standards (“SFAS”) 131, “Disclosure about Segments of an Enterprise and Related Information”. Based on the criteria outlined in SFAS No. 131, the Company’s operating results are reported by geographical segments. The Company’s profit and loss segments are reviewed by the chief operating decision maker of the Company. The assets are reported as one segment, and reported on an aggregate basis. The profit and loss information is provided below:

Quarter ended June 30, 2009	North America	Europe	Other International	Other Domestic	Corporate	Consolidated
Sales	$5,079	$3,686	$1,251	$604	$—	$10,620
Cost of sales	2,712	1,650	638	27	294	5,321

Gross margin	2,367	2,036	613	577	(294)	5,299
Operating expenses:
Sales and marketing	1,450	658	176	21	627	2,932
Research and development	—	—	—	97	446	543
General and administrative	33	252	79	—	1,279	1,643

Total expense	1,483	910	255	118	2,352	5,118
Operating income (loss)	$884	$1,126	$358	$459	$(2,646)	$181

Quarter ended June 30, 2008	North America	Europe	Other International	Other Domestic	Corporate	Consolidated
Sales	$6,618	$3,992	$1,252	$131	$—	$11,993
Cost of sales	3,137	1,805	557	28	602	6,129

Gross margin	3,481	2,187	695	103	(602)	5,864
Operating expenses:
Sales and marketing	1,707	836	231	100	685	3,559
Research and development	—	—	—	103	877	980
General and administrative	59	284	105	—	1,236	1,684
Severance	154	—	—	—	194	348

Total expense	1,920	1,120	336	203	2,992	6,571
Operating income (loss)	$1,561	$1,067	$359	$(100)	$(3,594)	$(707)

For the three months ended June 30, 2009 and June 30, 2008 no customer accounted for more than 10% of the Company’s revenue.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

For the quarter ended June 30, 2009, three suppliers each accounted for more than 10% of the Company’s purchases of inventory. The three suppliers individually accounted for 35%, 30% and 19% of inventory purchases.

For the quarter ended June 30, 2008, three suppliers accounted for more than 10% of the Company’s purchases of inventory. The three suppliers individually accounted for 39%, 27% and 14% of inventory purchases.

ACQUISITION PROPOSAL

On June 1, 2009 the Company announced that it has received a copy of a Schedule 13D filed with the Securities and Exchange Commission relating to a non-binding proposal by Saunders Acquisition Corporation (“Saunders”) for an all cash acquisition at $2.35 per share. According to its Schedule 13D filing, Saunders is a newly formed Delaware corporation founded by existing management of the Company who, together with existing shareholders who are members of the Saunders group, beneficially own shares or options to purchase shares representing 43.7% of the voting power of the Company. Taking into account only options expected to be exercised at the time of any vote on their proposal, such persons will own 39.9% of the voting power of the Company.

The Company’s Board of Directors has appointed a Special Committee comprised of independent Board members to consider the Saunders proposal and other proposals.

LEGAL PROCEEDINGS

The Company is subject to litigation from time to time arising in the ordinary course of its business. The Company does not believe that any such litigation is likely, individually or in the aggregate, to have a material adverse effect on the financial condition of the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2009, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 165, “Subsequent Events” (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, it provides that the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS No. 165 is effective for interim or annual financial periods ending after June 15, 2009. SFAS 165 was adopted by the Company as required on June 30, 2009. The adoption of SFAS 165 did not have a material impact on the Company’s results of operations or financial position.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets” - an amendment of FASB Statement No. 140 (“SFAS No. 166”). SFAS No. 166 eliminates the Qualified Special Purpose Entity (QSPE) concept, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies the derecognition criteria and revises how retained interests are initially measured. SFAS No. 166 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The Company will adopt SFAS No. 166 in fiscal 2011 and is evaluating the impact it will have to its consolidated financial statements.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”—a replacement of FASB Statement No. 162 (“FAS 168”). On the effective date of FAS 168, the FASB Accounting Standards Codification (“Codification”) will become the source of authoritative U.S. generally accepted accounting principles. Following FAS 168, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or EITF Abstracts. Instead, it will issue Accounting Standards Updates to update the Codification. FAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009 and shall be applied prospectively. The adoption of FAS 168 will not have a material impact on the Company.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (in thousands)

This 2009 Quarterly Report on Form 10-Q may contain statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements include statements regarding the intent and belief or current expectations of Franklin and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, the affects of the depressed economic conditions both in the United States and Europe, the timely availability and acceptance of new electronic books and other electronic products, changes in technology, the successful integration of acquisitions, the impact of competitive electronic products, the dependence on a small number of manufacturers for purchases of inventory, the management of inventories, dependence on key licenses, titles and products, dependence on sales to a small group of customers, dependence on third party component suppliers, including those that provide Franklin-specific parts, credit risk and other risks and uncertainties that may be detailed herein, and from time-to-time, in Franklin’s reports filed with the Securities and Exchange Commission. Franklin undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

RESULTS OF OPERATIONS

Overview

For the quarter ended June 30, 2009, net income increased by $1,286 to income of $123 from a loss of $1,163 in the same period last year. Sales decreased by $1,373 primarily from our North American business operation due to the slowdown in consumer spending from the depressed worldwide economic situation that affected sales in all of our global retail markets. Gross margin dollars declined by $565 primarily from the decreased sales. Operating expense decreased by $1,453 to $5,118 in the current period from $6,571 in the prior year period due to cost savings initiatives including a reduction in workforce in May 2008 and March 2009.

Sales of monolingual products in our North American business operation have been trending downward over the past several years primarily due to indirect competition from the internet, computer and mobile applications providing consumers with alternative solutions (often free) for their spell correction and reference needs. The downward trend has been partially offset by growth in our bilingual products in the North American market. In addition, the continuing uncertainty in the financial markets has had a negative impact on consumer spending which in turn contributed to our shortfall in sales for the three months ended June 30, 2009. Despite these pressures we improved our gross margin by 1% compared with the first quarter of 2008 and have benefited from our efforts to become more cost effective by the reduction in operating expenses of 22% quarter on quarter.

Three months ended June 30, 2009 compared with three months ended June 30, 2008:

Net Sales

Sales of $10,620 for the quarter ended June 30, 2009 decreased by $1,373 from sales of $11,993 for the same quarter last year. The decrease was primarily due to lower sales in the retail markets from our North American business operation as a result of the worldwide economic downturn and its impact on consumer spending. Sales in our North American business operations, our largest retail market, declined by $1,539 or 23%. Sales in our European business operations declined by $306 primarily due to lower sales through the retail markets and the negative impact of a weaker euro to the US dollar partially offset by a purchase from a new customer. Sales in our Proximity Technology Division (“Proximity”) increased by $500 to $570 in the current quarter from $70 in the prior year quarter primarily due to the renewal of a technology licensing agreement.

Gross Margin

Gross margin dollars decreased by $565 to $5,299 in the current quarter from $5,864 in the prior year period. Gross margin percentage increased by one percentage point from 49% to 50% resulting in additional margin dollars of $106 for the quarter. The gross margin percentage increase was primarily due to an increased gross margin dollar contribution from our Proximity division primarily relating to the renewal of a technology license agreement.

Operating Expenses

Total operating expenses decreased by $1,453 to $5,118 in the current quarter from $6,571 in the same period last year. This decrease is primarily due to cost cutting initiatives implemented in fiscal 2009 including a reduction in workforce in May 2008 and March 2009. Sales and marketing expenses decreased by $627 to $2,932 (28% of sales) from $3,559 (30% of sales) primarily due to decreased personnel costs of $389 following the workforce reductions. Commissions and freight decreased by $91, and $52 as a result of lower sales. Other reductions include decreased costs in shows and exhibitions and a lower allocation of management information systems (MIS) expense of $76 and $56, respectively. These decreases were partially offset by an increase in advertising expenses of $95, primarily due to increased seasonal back to school promotional placement of store displays. Research and development expenses decreased by $437 to $543 (5% of sales) from $980 (8% of sales) last year. This decrease is primarily due to lower personnel costs of $222 following the workforce reductions. In addition, consulting, outside engineering, amortization, and lower allocation of MIS expense of $64, $73, $29, and $26, respectively, also accounted for the decrease. General and administrative expenses decreased by $41 to $1,643 (15% of sales) from $1,684 (14% of sales) in the previous year. The decrease is due to a reduction in professional fees, personnel costs, travel and entertainment, maintenance and utility costs, and depreciation of $113, $66, $44, $51, and $61 respectively, offset by increased costs related to a decrease in inventory overhead allocation of $341.

In May 2008, we eliminated 10 percent of our U.S. workforce to reduce our operating expenses. These workforce reductions transitioned some U.S. based positions to our Hong Kong facility and outsourced certain others in order to increase efficiencies and bottom line profitability. The prior year quarter reflects a charge of $348 to cover the associated separation expenses.

Interest Income, net

For the quarter ended June 30, 2009, there was net interest income of $8 compared with $6 in the prior year period.

Loss on Investment

The prior year expense was the result of an investment loss of $370 resulting from the liquidation by its sponsor of a short-term fixed income fund.

Other, net

Other, net was a loss of $17 for the quarter ended June 30, 2009 compared with a loss of $41 in the same period last year. We recorded a loss of $17 on the repatriation of funds from our foreign subsidiaries in the quarter ended June 30, 2009, compared with a loss of $42 in the same period last year.

Net Income

For the quarter ended June 30, 2009, net income increased by $1,286 to a gain of $123 from a loss of $1,163 in the same period last year. The increase is primarily due to decreased operating costs of $1,453 following workforce reductions in May 2008 and March 2009, partially offset by lower sales of $1,373 resulting in a decrease in gross margin dollars of $565.

We have operations in a number of foreign countries and record sales and incur expenses in various foreign currencies. As the values of these currencies fluctuate from year to year against the US dollar, our revenues, operating expenses and results of operations are impacted. For the quarter ended June 30, 2009, approximately 36% of our sales were denominated in currencies other than the US dollar. For the quarter ended June 30, 2009, our sales decreased by approximately $638 from the year over year change in exchange rates for the various currencies (primarily the euro) in which we operate, while our operating expenses decreased by approximately $211 due to the fluctuations in exchange rates. The net effect of the year over year fluctuations in exchange rates on our results of operations for the quarter ended June 30, 2009 was a decrease in net income of approximately $427.

Changes in Financial Condition

Accounts receivable increased by $2,260 to $6,617 at June 30, 2009 from $4,357 at March 31, 2009 primarily because of a seasonal increase in sales, for back to school promotions, of $2,557 during the June 2009 quarter compared to the March 2009 quarter. Inventory increased by $3,093 to $10,688 at June 30, 2009 from $7,595 at March 31, 2009 due to normal seasonal trends as we build inventory for the back to school and holiday selling seasons. Accounts payable and accrued expenses increased by $1,559.

Liquidity and Capital Resources

We had cash and cash equivalents of $8,091 at June 30, 2009 compared with cash and cash equivalents of $12,013 as of March 31, 2009. The decrease was due primarily to seasonal cash requirements to build inventory for the back to school and holiday season.

On March 31, 2009, we entered into an amendment (the “Amendment”) to our Revolving Credit and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association (“PNC”) dated December 7, 2004, as amended.

The Amendment modifies the Credit Agreement with PNC by providing for a $8,500 revolving credit facility with sublimits of $1,500 for Letters of Credit, $500 for foreign currency borrowings and, subject to certain conditions, $5,000 for acquisitions by the Company. The Amendment also modifies the Base Rate (as defined in the Credit Agreement) upon which the Revolving Interest Rate may be determined to be the greater of the Prime Rate, the sum of the Federal Funds Open Rate plus 50 basis points or the Daily LIBOR Rate plus 100 basis points and requires that any Advance made to the Company under the Agreement be fully secured by cash, money market funds and certificates of deposit held by or deposited with PNC. The minimum Fixed Charge Coverage Ratio was amended for the quarter ended March 31, 2009 to no less than .60x to 1.0. However it reverted back to 1.25x to 1.0 for the fiscal quarter ending June 30, 2009 and each quarter thereafter.

The Credit Agreement contains certain financial covenants and restrictions on indebtedness, business combinations and other related items. The Fixed Charge Coverage Ratio was amended for the March 31, 2009 quarter end, as indicated above to ease the covenant requirement. However, at March 31, 2009 and for the June 30, 2009 quarter end, the Company was in breach of such covenant. On June 22, 2009, the bank granted a waiver of the March 31, 2009 covenant breach specified above. The Company is currently in discussion with the bank to grant a waiver for the quarter ended June 30, 2009. As of June 30, 2009, we had no borrowings under the Credit Agreement.

We rely primarily on our operating cash flow to support our operations. Over the last three fiscal years we generated cash flow from operations of $7,728. This operating cash flow is supplemented by our Credit Agreement to meet seasonal financing needs. We believe our cash flow from operations, available borrowing under our Credit Agreement and existing cash and short-term investment balances will be adequate to satisfy our cash needs for the next twelve months. The amount of credit available under the facility at any time is based upon a formula applied to our accounts receivable and inventory. As of June 30, 2009, we had credit available of

$8,091. Our credit availability and borrowings under the facility fluctuate during the year because of the seasonal nature of our business. During the year ended March 31, 2009, maximum availability and borrowings under our Credit Agreement approximated $10,721 and $0, respectively. We do not have any significant capital leases and anticipate that depreciation and amortization for fiscal 2009 will exceed planned capital expenditures.

Seasonality

The “back to school” season (August to mid-September) and Christmas selling season (October, November and December) are the strongest selling periods at retail for our products.

Future Income Tax Benefits

We have income tax benefits of $18,527 which can be utilized against future earnings and have provided an income tax valuation allowance of $15,527 against these tax assets. The remaining $3,000 balance is based upon our estimate of taxes that would be due and offset against our net operating loss carried forward, based upon our estimate of future earnings.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. On an ongoing basis, we evaluate these estimates and judgments based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We annually review our financial reporting and disclosure practices and accounting policies to ensure that our financial reporting and disclosures provide accurate and transparent information relative to the current economic and business environment. There have been no changes in critical accounting policies and estimates, from those enumerated in our Annual Report on Form 10-K for the year ended March 31, 2009.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not Applicable

ITEM 4.	CONTROLS AND PROCEDURES

As of June 30, 2009 (the end of the period covered by this report), our management carried out an evaluation, with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective.

In designing and evaluating our disclosure controls and procedures (as defined in Rules 13a-15(e) or 15d-15(e) of the Securities Exchange Act of 1934), management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurances of achieving the desired control objectives, as ours are designed to do, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. We believe that our disclosure controls and procedures provide such reasonable assurance.

No change occurred in our internal controls concerning financial reporting during the quarter ended June 30, 2009 that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

PART II—OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

We are subject to litigation from time to time arising in the ordinary course of its business. We do not believe that any such litigation is likely, individually or in the aggregate, to have a material adverse effect on our financial condition.

ITEM 1A.	RISK FACTORS

As of the date of this filing, there have been no material changes from the risk factors enumerated in our Annual Report on Form 10-K for the year ended March 31, 2009.

ITEM 5.	OTHER INFORMATION

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid, Inc. Seiko® is registered trademark of Seiko, Inc.

ITEM 6.	EXHIBITS

(a) Exhibits

31.1*	Chief Executive Officer’s Certificate, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Chief Financial Officer’s Certificate, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**	Chief Executive Officer’s Certificate, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2**	Chief Financial Officer’s Certificate, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith

**	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

Date: August 13, 2009	/S/ BARRY J. LIPSKY
Barry J. Lipsky
President and Chief Executive Officer
(Duly Authorized Officer)

Date: August 13, 2009	/S/ FRANK A. MUSTO
Frank A. Musto
Vice President, Chief Financial Officer, and Treasurer
(Principal Financial and Accounting Officer)

ANNEX F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: September 30, 2009

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File No. 001-13198

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	22-2476703
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Franklin Plaza, Burlington, New Jersey	08016-4907
(Address of Principal Executive Office)	(Zip Code)

(609) 386-2500

(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 229.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    ☐  Yes    ☐  No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE

OUTSTANDING AS OF NOVEMBER 4, 2009: 8,281,133

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

FORM 10-Q

FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2009

PART I. FINANCIAL INFORMATION

ITEM	1. FINANCIAL STATEMENTS

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 30, 2009	March 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,006	$12,013
Accounts receivable, less allowance for doubtful accounts of $451 and $649	7,339	4,357
Inventories	11,092	7,595
Prepaids and other assets	838	702

TOTAL CURRENT ASSETS	27,275	24,667

PROPERTY AND EQUIPMENT	606	735

OTHER ASSETS:
Deferred income tax asset	3,000	3,000
Trademark and goodwill	1,879	1,879
Software development costs	1,775	1,838
Other assets	1,132	1,300

TOTAL OTHER ASSETS	7,786	8,017

TOTAL ASSETS	$35,667	$33,419

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$8,163	$7,356
Current portion of long-term liabilities - Other	69	69

TOTAL CURRENT LIABILITIES	8,232	7,425

OTHER LIABILITIES	1,163	1,165
DEFERRED REVENUE	1,713	956
DEFERRED GAIN ON SALE AND LEASEBACK	2,918	3,141

SHAREHOLDERS’ EQUITY:
Common stock, $0.01 par value, authorized 50,000,000 shares, issued and outstanding, 8,277,858 and 8,273,936 shares	83	83
Additional paid in capital	51,413	51,255
Retained earnings (deficit)	(28,949)	(29,212)
Foreign currency translation adjustment	(906)	(1,394)

TOTAL SHAREHOLDERS’ EQUITY	21,641	20,732

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$35,667	$33,419

See notes to consolidated financial statements.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2008	2009	2008

SALES	$11,137	$12,434	$21,757	$24,427

COST OF SALES	5,081	6,459	10,402	12,588

GROSS MARGIN	6,056	5,975	11,355	11,839

EXPENSES:
Sales and marketing	3,389	3,901	6,321	7,460
Research and development	438	765	981	1,745
General and administrative	1,414	1,578	2,975	3,262
Severance	—	—	—	348
Acquisition related expenses	593	—	675	—

Total operating expenses	5,834	6,244	10,952	12,815

OPERATING INCOME (LOSS)	222	(269)	403	(976)

Interest income (expense), net	(15)	16	(7)	22
Loss on Investment	—	—	—	(370)
Other, net	(42)	44	(59)	3

INCOME (LOSS) BEFORE INCOME TAXES	165	(209)	337	(1,321)
INCOME TAX PROVISION	25	22	74	73

NET INCOME (LOSS)	140	(231)	263	(1,394)

INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$140	$(231)	$263	$(1,394)

INCOME (LOSS) PER COMMON SHARE:
Basic	$0.02	$(0.03)	$0.03	$(0.17)

Diluted	$0.02	$(0.03)	$0.03	$(0.17)

WEIGHTED AVERAGE COMMON SHARES:
Basic	8,275	8,269	8,276	8,260

Diluted	8,613	8,341	8,501	8,352

See notes to consolidated financial statements.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(in thousands, except for share data)

	Common Stock		Additional Paid in Capital	Retained Earnings / (Deficit)	Accumulated Other Comprehensive Income *	Total Shareholders’ Equity
	Shares	Amount
BALANCE—MARCH 31, 2009	8,273,936	$83	$51,255	$(29,212)	$(1,394)	$20,732

Amortization of deferred compensation expense for shares and options issued for services			153			153
Issuance of common shares under employee stock option plan	3,922		5			5
Income for the period				263		263
Foreign currency translation adjustment					488	488

BALANCE—SEPTEMBER 30, 2009 (unaudited)	8,277,858	$83	$51,413	$(28,949)	$(906)	$21,641

*	Comprehensive income, i.e., net income, plus, or less, the change in foreign currency balance sheet translation adjustments, totaled $751 for the six months ended September 30, 2009.

See notes to consolidated financial statements.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME (LOSS)	$263	$(1,394)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Depreciation and amortization	1,021	1,407
Provision for losses on accounts receivable	56	58
Gain on disposal of property and equipment	22	—
Non cash compensation	153	107
Source (use) of cash from change in operating assets and liabilities:
Accounts receivable	(3,037)	(2,265)
Inventories	(3,497)	(1,482)
Prepaids and other assets	(136)	137
Accounts payable and accrued expenses	159	(781)
Deferred revenue	756	1,462
Other, net	(20)	24

NET CASH USED IN OPERATING ACTIVITIES	(4,260)	(2,727)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(97)	(103)
Software development costs	(405)	(510)
Change in other assets	162	(62)

NET CASH USED IN INVESTING ACTIVITIES	(340)	(675)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	5	6
Other liabilities	102	(51)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	107	(45)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	486	(111)

DECREASE IN CASH AND CASH EQUIVALENTS	(4,007)	(3,558)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12,013	11,824

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$8,006	$8,266

See notes to consolidated financial statements.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited, in thousands)

Reference is made to the financial statements included in the Company’s Annual Report (Form 10-K) filed with the Securities and Exchange Commission for the year ended March 31, 2009.

The financial statements for the periods ended September 30, 2009 and 2008 are unaudited and include all adjustments necessary to a fair presentation of the results of operations for the periods then ended. All such adjustments are of a normal recurring nature. The results of the Company’s operations for any interim period are not necessarily indicative of the results of the Company’s operations for a full year.

OPERATIONS

The Company’s operating results are reported by geographical segments. The Company’s profit and loss segments are reviewed by the chief operating decision maker of the Company. The assets are reported as one segment, and reported on an aggregate basis. The profit and loss information is provided below:

Quarter ended September 30, 2009	North America	Europe	Other International	Other Domestic	Corporate	Consolidated
Sales	$5,894	$3,096	$1,468	$679	$—	$11,137
Cost of sales	3,117	981	783	(7)	207	5,081

Gross margin	2,777	2,115	685	686	(207)	6,056
Operating expenses:
Sales and marketing	1,611	938	218	17	605	3,389
Research and development	—	—	—	100	338	438
General and administrative	31	187	92	—	1,104	1,414
Acquisition related expenses	—	—	—	—	593	593

Total expense	1,642	1,125	310	117	2,640	5,834
Operating income (loss)	$1,135	$990	$375	$569	$(2,847)	$222

Quarter ended September 30, 2008	North America	Europe	Other International	Other Domestic	Corporate	Consolidated
Sales	$6,786	$3,891	$1,507	$250	$—	$12,434
Cost of sales	3,419	1,664	804	10	562	6,459

Gross margin	3,367	2,227	703	240	(562)	5,975
Operating expenses:
Sales and marketing	1,803	1,037	258	87	716	3,901
Research and development	—	—	—	80	685	765
General and administrative	72	236	96	—	1,174	1,578

Total expense	1,875	1,273	354	167	2,575	6,244
Operating income (loss)	$1,492	$954	$349	$73	$(3,137)	$(269)

Six Months ended September 30, 2009	North America	Europe	Other International	Other Domestic	Corporate	Consolidated
Sales	$10,974	$6,783	$2,718	$1,282	$—	$21,757
Cost of sales	5,829	2,631	1,421	20	501	10,402

Gross margin	5,145	4,152	1,297	1,262	(501)	11,355
Operating expenses:
Sales and marketing	3,061	1,596	394	38	1,232	6,321
Research and development	—	—	—	198	783	981
General and administrative	64	439	171	—	2,301	2,975
Acquisition related expenses	—	—	—	—	675	675

Total expense	3,125	2,035	565	236	4,991	10,952
Operating income (loss)	$2,020	$2,117	$732	$1,026	$(5,492)	$403

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

Six Months ended September 30, 2008	North America	Europe	Other International	Other Domestic	Corporate	Consolidated
Sales	$13,398	$7,885	$2,758	$386	$—	$24,427
Cost of sales	6,556	3,469	1,361	38	1,164	12,588

Gross margin	6,842	4,416	1,397	348	(1,164)	11,839
Operating expenses:
Sales and marketing	3,510	1,873	489	187	1,401	7,460
Research and development	—	—	—	183	1,562	1,745
General and administrative	131	520	201	—	2,410	3,262
Severance	154	—	—	—	194	348

Total expense	3,795	2,393	690	370	5,567	12,815
Operating income (loss)	$3,047	$2,023	$707	$(22)	$(6,731)	$(976)

For the three and six month periods ended September 30, 2009 and September 30, 2008 no customer accounted for more than 10% of the Company’s Sales.

For the quarter ended September 30, 2009, four suppliers each accounted for more than 10% of the Company’s purchases of inventory. The four suppliers individually accounted for 42%, 22%, 10% and 10% of inventory purchases. For the six months ended September 30, 2009, three suppliers each accounted for more than 10% of the Company’s purchases of inventory. The three suppliers individually accounted for 37%, 27%, and 16% of inventory purchases.

For the quarter ended September 30, 2008, three suppliers each accounted for more than 10% of the Company’s purchases of inventory. The three suppliers individually accounted for 36%, 26% and 13% of inventory purchases. For the six months ended September 30, 2008, three suppliers each accounted for more than 10% of the Company’s purchases of inventory. The three suppliers individually accounted for 37%, 27%, and 13% of inventory purchases.

ACQUISITION PROPOSAL

On June 1, 2009 the Company announced that it has received a copy of a Schedule 13D filed with the Securities and Exchange Commission relating to a non-binding proposal by Saunders Acquisition Corporation (“Saunders”) to acquire all of the Company’s outstanding shares of common stock not owned by Saunders for $2.35 per share in cash. Saunders is owned by current senior management of the Company who, together with certain directors and other shareholders of the Company, will contribute their Company shares to Saunders.

The Company’s Board of Directors appointed a Special Committee (the “Special Committee”) comprised of independent members of the Company’s board of directors to consider the Saunders proposal and other proposals.

On September 30, 2009, the Company reported that the Special Committee had recommended, and its Board of Directors had approved, the execution by the Company of an Agreement and Plan of Merger with Saunders. Pursuant to the Agreement and Plan of Merger, shareholders of the Company, other than Saunders, will receive cash consideration of $2.50 per share. The transaction is subject to approval by a majority of the Company’s shareholders entitled to vote thereon. According to filings with the Securities and Exchange Commission made by Saunders, Saunders will own approximately 41.7% of the total outstanding votes of the Company’s common stock entitled to vote on the transaction. The Company intends to prepare and file a Merger Proxy Statement with the Securities and Exchange Commission as soon as practicable, with a shareholders’ meeting expected to be held in January 2010. The Agreement and Plan of Merger is subject to normal closing and termination provisions for agreements of its kind. Following consummation of the merger, it is expected that the Company will delist its shares from the NYSE Amex and deregister with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(unaudited, in thousands)

LEGAL PROCEEDINGS

The Company is subject to litigation from time to time arising in the ordinary course of its business. The Company does not believe that any such litigation is likely, individually or in the aggregate, to have a material adverse effect on the financial condition of the Company.

On June 8, 2009 a purported class action suit was filed by Capgrowth Group in the Superior Court of New Jersey naming as defendants the Company and its directors. The Complaint, filed just days after public disclosure of the Saunders Group’s initial offer to purchase all the outstanding shares of the Company, alleges a breach by the defendant directors of their fiduciary duties of good faith, loyalty, fair dealing and due care to the plaintiff. On September 23, 2009, the defendants filed a Motion to Dismiss the lawsuit, stating, in substance, that the purported class action was premature and not ripe for adjudication, that pursuant to Pennsylvania law fiduciary duties are owed by directors to the Company and not directly to shareholders, and that individual shareholders such as Capgrowth Group are owed no duty in their individual capacity, and therefore cannot sue in their individual capacity. On October 9, 2009, plaintiff filed a First Amended Complaint which added a derivative count to its lawsuit. On the same date it also forwarded a demand to the board of directors of the Company to take appropriate legal action against the individual members of the Board. The defendants have withdrawn their Motion to Dismiss the initial Complaint and have filed a Motion to Dismiss the First Amended Complaint.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2009, the Financial Accounting Standard Board (the “FASB”) issued authoritative guidance that eliminates the Qualified Special Purpose Entity (QSPE) concept, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies the derecognition criteria and revises how retained interests are initially measured. The guidance is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The Company will adopt the provisions of the guidance in fiscal 2011 and is evaluating the impact it will have to its consolidated financial statements.

In June 2009, the FASB issued the FASB Accounting Standards Codification (“Codification”) and the Hierarchy of Generally Accepted Accounting Principles. The Codification is the single source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied for financial statements issued for periods ending after September 15, 2009. The Codification does not change GAAP and did not have an affect on the Company’s financial position, results of operations or liquidity. The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ($ in thousands)

This Quarterly Report on Form 10-Q may contain statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements include statements regarding the intent and belief or current expectations of Franklin and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, the affects of the depressed economic conditions both in the United States and Europe, the timely availability and acceptance of new electronic books and other electronic products, changes in technology, the successful integration of acquisitions, the impact of competitive electronic products, the dependence on a small number of manufacturers for purchases of inventory, the management of inventories, dependence on key licenses, titles and products, dependence on sales to a small group of customers, dependence on third party component suppliers, including those that provide Franklin-specific parts, credit risk and other risks and uncertainties that may be detailed herein, and from time-to-time, in Franklin’s reports filed with the Securities and Exchange Commission. Franklin undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

RESULTS OF OPERATIONS

Overview

For the quarter ended September 30, 2009, net income increased by $371 to income of $140 from a loss of $231 in the same period last year. Sales decreased by $1,297 from all business operations, except the Company’s Proximity Technology Division (“Proximity”), primarily due to the slowdown in consumer spending from the continuing depressed worldwide economic situation that affected sales in all of our global retail markets. Gross margin dollars increased by $81 primarily from increased sales in our Proximity division due to the renewal of a technology license agreement. Operating expense decreased by $410 to $5,834 in the current period from $6,244 in the prior year period due to cost savings initiatives including a reduction in workforce in March 2009 partially offset by a one time legal and investment banking costs of $593 relating to acquisition proposals for the Company in the current year.

For the six months ended September 30, 2009, net income increased by $1,657 to a gain of $263 from a loss of $1,394 in the same period last year. The increase is primarily due to the successful implementation of cost saving initiatives resulting in a $2,190 or 18% reduction in operating expenses before accounting for one time charges relating to acquisition costs of $675 in the current year period and separation pay from our cost cutting initiatives of $348 in the same prior year period. Net income in the prior year period also included an investment loss of $370 resulting from the liquidation by its sponsor of a short-term fixed income fund.

Sales of monolingual products in our North American business operation have been trending downward over the past several years primarily due to indirect competition from the internet, computer and mobile applications providing consumers with alternative solutions (often free) for their spell correction and reference needs. The downward trend has been partially offset by growth in our bilingual products in the North American market. In addition, the continuing uncertainty in the financial markets has had a negative impact on consumer spending which in turn contributed to our shortfall in sales for the three and six months ended September 30, 2009. Despite these pressures, for the six months ended September 2009 we improved our gross margin by 4% compared with the prior year period and have benefited from our efforts to become more cost effective by the reduction in operating expenses, before one time charges relating to acquisition and severance costs, of 18% compared with the prior year period. The current year period operating expense included $675 of primarily legal and investment banking costs related to acquisition proposals for the Company. The prior year period reflects a charge of $348 to cover the separation expenses associated with the May 2008 workforce reductions.

Three months ended September 30, 2009 compared with three months ended September 30, 2008:

Net Sales

Sales of $11,137 for the quarter ended September 30, 2009 decreased by $1,297 from sales of $12,434 for the same quarter last year. The decrease was primarily due to lower sales in the retail markets from all our business operations, with the exception of the Proximity division, as a result of the continuing worldwide economic downturn and its impact on consumer spending. The Proximity division does not sell through retail markets and therefore has not been directly impacted by the downturn in consumer spending. Sales in our Proximity division increased by $457 to $664 in the current quarter from $207 in the prior year quarter primarily due to the renewal of a technology licensing agreement. Sales in our North American business operations, our largest retail market, declined by $892 or 13%. Sales in our European business operations declined by $795 or 20% primarily due to lower sales through the retail markets and the negative impact of a weaker euro to the US dollar.

Gross Margin

Gross margin dollars increased by $81 to $6,056 in the current quarter from $5,975 in the prior year period. Gross margin percentage increased by six percentage points from 48% to 54%. The gross margin percentage increase was primarily due to an increased gross margin dollar contribution relating to the renewal of a technology license agreement in the Proximity division, a reduction in inventory overhead allocation as a result of lower costs from the cost cutting initiatives implemented during fiscal 2009, and more favorable margin product mix partially offset by the impact of currency exchange due to the strength of the U.S. dollar against the euro.

Operating Expenses

Total operating expenses decreased by $410 to $5,834 in the current quarter from $6,244 in the same period last year. This decrease is primarily due to cost cutting initiatives implemented in fiscal 2009 including a 22% reduction the global workforce in March 2009, partially offset by one time expenses of $593 of primarily legal and investment banking costs related to acquisition proposals for the Company. Sales and Marketing expenses decreased by $512 to $3,389 (30% of sales) from $3,901 (31 % of sales) in the prior year primarily due to decreased personnel costs of $250 following the workforce reductions. Commissions and freight decreased by $27 and $59 respectively, as a result of lower sales. Other sales and marketing expense reductions included shows and exhibits, travel, subscriptions, and a lower allocation of management information systems (“MIS”) expense of $212, $33, $30, and $69, respectively partially offset by increased advertising expenses of $137 primarily due to promotional expenses related to the first global spelling competition for non-native speakers of English (“SpellEvent”) held in August 2009 in cooperation with Teachers of English of Speakers of Other Languages (“TESOL”) and legal fees of $40. Research and development expenses decreased by $327 to $438 (4% of sales) from $765 (6% of sales) last year primarily due to lower personnel, consulting, travel, amortization, and lower allocation of MIS expense of $278, $172, $35, $29, and $30 respectively, partially offset by increased outside engineering expense of $109 and lower software capitalization of $105. General and Administrative expenses decreased by $164 to $1,414 (13% of sales) from $1,578 ( 13% of sales) last year, primarily due to decreases in personnel costs, depreciation, legal, taxes, and insurance of $312, $76, $88, $24, and $22 respectively, partially offset by a lower inventory overhead allocation of $258. Miscellaneous expense increased by $128 primarily due to income relating to a one time legal settlement in the prior year period.

Interest Expense, net

For the quarter ended September 30, 2009, there was net interest expense of $15 compared with interest income of $16 in the prior year period.

Other, net

Other, net was a loss of $42 for the quarter ended September 30, 2009 compared with a gain of $44 in the same period last year. We recorded a loss of $44 on the repatriation of funds from our foreign subsidiaries in the quarter ended September 30, 2009, compared with a loss of $51 in the same period last year.

Net Income

For the quarter ended September 30, 2009, net income increased by $371 to a gain of $140 from a loss of $231 in the same period last year. The increase is primarily due to decreased operating costs of $410 following workforce reductions in March 2009. The current quarter net income included one time costs of $593 primarily related to legal and investment banking services resulting from the review of acquisition proposals for the Company. Excluding these costs, net income would have increased by $964 for the three months ended September 30, 2009 compared to the same period in the prior year. The renewal of a technology license agreement in our Proximity division also contributed to the increased net income.

We have operations in a number of foreign countries and record sales and incur expenses in various foreign currencies. As the values of these currencies fluctuate from year to year against the US dollar, our revenues, operating expenses and results of operations are impacted. For the quarter ended September 30, 2009, approximately 32% of our sales were denominated in currencies other than the US dollar. For the quarter ended September 30, 2009, our sales decreased by approximately $204 from the year over year change in exchange rates for the various currencies (primarily the euro) in which we operate, while our operating expenses decreased by approximately $83 due to the fluctuations in exchange rates. The net effect of the year over year fluctuations in exchange rates on our results of operations for the quarter ended September 30, 2009 was a decrease in net income of approximately $121.

Six months ended September 30, 2009 compared with six months ended September 30, 2008:

Net Sales

Sales of $21,757 for the six months ended September 30, 2009 sales decreased by $2,670 from sales of $24,427 for the same period in the prior year primarily due to lower sales in the retail markets from all our business operations, with the exception of the Proximity division, as a result of the continuing worldwide economic downturn and its impact on consumer spending. The Proximity division does not sell through retail markets and therefore has not been directly impacted by the downturn in consumer spending. Sales in our Proximity division increased by $956 to $1,233 in the current year period from $277 in the prior year period primarily due to the renewal of a technology licensing agreement. Sales in our North American business operations, our largest retail market, declined by $2,424 or 18%. Sales in our European business operations declined by $1,102 or 14% primarily due to lower sales through the retail markets and the negative impact of a weaker euro to the US dollar compared to the prior year period.

Gross Margin

Gross margin dollars decreased by $484 to $11,355 in the current six month period from $11,839 in the prior year period. Gross margin percentage increased by four percentage points from 48% to 52%. The gross margin percentage increase was primarily due to an increased gross margin dollar contribution relating to the renewal of a technology license agreement in the Proximity division, a reduction in inventory overhead allocation as a result of lower costs from the cost cutting initiatives implemented during fiscal 2009, and more favorable margin product mix partially offset by the impact of currency exchange due to the strength of the U.S. dollar against the euro.

Operating Expenses

Total operating expenses decreased by $1,863 to $10,952 in the six months ended September 30, 2009 from $12,815 in the same period last year. This decrease is primarily due to cost cutting initiatives implemented in fiscal 2009 including a reduction in workforce in May 2008 and March 2009, partially offset by one time expenses of $675 of primarily legal and investment banking costs related to acquisition proposals for the Company. Sales and marketing expenses decreased $1,139 to $6,321 (29% of sales) from $7,460 (31% of sales) primarily due to decreased personnel costs of $639 following the workforce reductions. Commissions and freight decreased by $118 and $111 respectively, as a result of lower sales. Other sales and marketing expense reductions included shows and exhibits, education and recruiting, subscriptions, travel, and allocation of MIS expenses of $288, $48, $31, $26 and $125, respectively. These reductions are partially offset by increased advertising expenses of $231 primarily due to promotional expense related to the SpellEvent in cooperation with TESOL held in August 2009. Research and development expenses decreased $764 to $981 (5% of sales) from $1,745 (7% of sales) in the same period of last year primarily due to reduced personnel costs, consulting, amortization, rent, and allocation of MIS expenses of $500, $236, $58, $22, and $56 respectively. These reductions are partially offset by lower software capitalization of $105. General and Administrative expenses decreased $287 to $2,975 (14% of sales) from $3,262 (13% of sales) primarily due to decreases in personnel, legal, consulting, depreciation, maintenance and travel costs of $440, $180, $106, $137, $57, and $53, respectively. These reductions are partially offset by increased costs related to a decrease in inventory overhead allocation of $439 and an allocation of MIS expense of $259. Miscellaneous expense increased by $107 primarily due to income relating to a one time legal settlement in the prior year period.

Interest Income, net

For the six month ended September 30, 2009 we had net interest expense of $7 compared with interest income of $22 in the same period last year, primarily due to reduced return on investments.

Loss on Investment

The prior year expense was the result of an investment loss of $370 resulting from the liquidation by its sponsor of a short-term fixed income fund.

Other, net

Other, net was a loss of $59 for the six months ended September 30, 2009 compared with a gain of $3 in the same period last year. We recorded a loss of $61 on the repatriation of funds from our foreign subsidiaries in the six months ended September 30, 2009, compared with a loss of $95 in the same period last year.

Net Income

For the six months ended September 30, 2009, net income increased by $1,657 to net income of $263 from a loss of $1,394 in the same period last year. The increase is primarily due to decreased operating costs of $1,863 following workforce reductions in May 2008 and March 2009 and the renewal of a technology license agreement in our Proximity division.

Net income in the current and prior years included one time charges. The current year net income included costs of $675 primarily related to legal and investment banking services resulting from the review of acquisition proposals for the Company. The prior year net income includes a charge of $348 to cover the separation expenses associated with the May 2008 workforce reductions. Excluding these one time charges, net income would have increased by $1,984 to $938 in the current year compared to a loss of $1,046 in the prior year.

We have operations in a number of foreign countries and record sales and incur expenses in various foreign currencies. As the values of these currencies fluctuate from year to year against the US dollar, our revenues, operating expenses and results of operations are impacted. For the six months ended September 30, 2009, approximately 34% of our sales were denominated in currencies other than the US dollar. For the six months ended September 30, 2009, our sales decreased by approximately $841 from the year over year change in exchange rates for the various currencies (primarily the euro) in which we operate, while our operating expense benefited by approximately $294 due to the fluctuations in exchange rates. The net effect of the year over year fluctuations in exchange rates on our results of operations for the six months ended September 30, 2009 was a decrease in income of approximately $547.

We enter into forward foreign exchange contracts from time to time to offset the impact of changes in the value of the euro on our revenue, operating expense and net income and to protect the cash flow from our existing assets valued in foreign currency. Although economic gains or losses on these contracts are generally offset by the gains or losses on underlying transactions, we seek to minimize our foreign currency exposure on a macro basis rather than at the transactional level. We only enter into contracts with major financial institutions that have an “A” (or equivalent) credit rating. All outstanding foreign exchange contracts are marked-to market at the end of each accounting period with unrealized gains and losses included in results of operations.

As of September 30, 2009 we had no outstanding foreign exchange contracts.

Changes in Financial Condition

Accounts receivable increased by $2,982 to $7,339 at September 30, 2009 from $4,357 at March 31, 2009 primarily because of a seasonal increase in sales, for back to school promotions, of $3,074 during the September 2009 quarter compared to the March 2009 quarter. Inventory increased by $3,497 to $11,092 at September 30, 2009 from $7,595 at March 31, 2009 due to normal seasonal trends as we build inventory for the back to school and holiday selling seasons. Accounts payable and accrued expenses increased by $807.

Liquidity and Capital Resources

We had cash and cash equivalents of $8,006 at September 30, 2009 compared with cash and cash equivalents of $12,013 as of March 31, 2009. The decrease was due primarily to seasonal cash requirements to build inventory for the back to school and holiday season.

On March 31, 2009, we entered into an amendment (the “Amendment”) to our Revolving Credit and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association (“PNC”) dated December 7, 2004, as amended.

The Amendment modifies the Credit Agreement with PNC by providing for a $8,500 revolving credit facility with sublimits of $1,500 for Letters of Credit, $500 for foreign currency borrowings and, subject to certain conditions, $5,000 for acquisitions by the Company. The Amendment also modifies the Base Rate (as defined in the Credit Agreement) upon which the Revolving Interest Rate may be determined to be the greater of the Prime Rate, the sum of the Federal Funds Open Rate plus 50 basis points or the Daily LIBOR Rate plus 100 basis points and requires that any Advance made to the Company under the Agreement be fully secured by cash, money market funds and certificates of deposit held by or deposited with PNC. The minimum Fixed Charge Coverage Ratio was amended for the quarter ended March 31, 2009 to no less than .60x to 1.0. However it reverted back to 1.25x to 1.0 for the fiscal quarter ending June 30, 2009 and each quarter thereafter.

The Credit Agreement contains certain financial covenants and restrictions on indebtedness, business combinations and other related items. The Fixed Charge Coverage Ratio was amended for the March 31, 2009 quarter end as indicated above to ease the covenant requirement. However, at June 30, 2009 and for the September 30, 2009 quarter end, the Company was in breach of such covenant. On August 19, 2009, PNC granted a waiver of the June 30, 2009 covenant breach specified above. The Company is currently in discussion with PNC to grant a waiver for the quarter ended September 30, 2009. As of September 30, 2009, we had no borrowings under the Credit Agreement.

We rely primarily on our operating cash flow to support our operations. Over the last three fiscal years we generated cash flow from operations of $7,728. This operating cash flow is supplemented by our Credit Agreement to meet seasonal financing needs. We believe our cash flow from operations, available borrowing under our Credit Agreement (assuming a default waiver described above is obtained) and existing cash and short-term investment balances will be adequate to satisfy our cash needs for the next twelve months. The amount of credit available under the Credit Agreement at any time is based upon a formula applied to our accounts receivable and inventory. As of September 30, 2009, we had credit available of $8,006 (assuming a default waiver described above is obtained). Our credit availability and borrowings under the credit agreement fluctuate during the year because of the seasonal nature of our business. During the twelve months ended September 30, 2009, the maximum availability under our Credit Agreement approximated $10,400. However, we did not utilize the Credit Agreement during the twelve months ended September 30, 2009. We do not have any significant capital leases and anticipate that depreciation and amortization for fiscal 2010 will exceed planned capital expenditures.

Seasonality

The “back to school” season (August to mid-September) and Christmas selling season (October, November and December) are the strongest selling periods at retail for our products.

Future Income Tax Benefits

We have income tax benefits of $18,527 which can be utilized against future earnings and have provided an income tax valuation allowance of $15,527 against these tax assets. The remaining $3,000 balance is based upon our estimate of taxes that would be due and offset against our net operating loss carried forward, based upon our estimate of future earnings.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. On an ongoing basis, we evaluate these estimates and judgments based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We annually review our financial reporting and disclosure practices and accounting policies to ensure that our financial reporting and disclosures provide accurate and transparent information relative to the current economic and business environment. There have been no changes in critical accounting policies and estimates from those enumerated in our Annual Report on Form 10-K for the year ended March 31, 2009.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not Applicable

ITEM 4.	CONTROLS AND PROCEDURES

As of September 30, 2009 (the end of the period covered by this report), our management carried out an evaluation, with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective.

In designing and evaluating our disclosure controls and procedures (as defined in Rules 13a-15(e) or 15d-15(e) of the Securities Exchange Act of 1934), management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurances of achieving the desired control objectives, as ours are designed to do, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. We believe that our disclosure controls and procedures provide such reasonable assurance.

No change occurred in our internal controls concerning financial reporting during the quarter ended September 30, 2009 that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

PART II—OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

We are subject to litigation from time to time arising in the ordinary course of its business. We do not believe that any such litigation is likely, individually or in the aggregate, to have a material adverse effect on our financial condition.

On June 8, 2009 a purported class action suit was filed by Capgrowth Group in the Superior Court of New Jersey naming as defendants the Company and its directors. The Complaint, filed just days after public disclosure of the Saunders Group’s initial offer to purchase all the outstanding shares of the Company, alleges a breach by the defendant directors of their fiduciary duties of good faith, loyalty, fair dealing and due care to the plaintiff. On September 23, 2009, the defendants filed a Motion to Dismiss the lawsuit, stating, in substance, that the purported class action was premature and not ripe for adjudication, that pursuant to Pennsylvania law fiduciary duties are owed by directors to the Company and not directly to shareholders, and that individual shareholders such as Capgrowth Group are owed no duty in their individual capacity, and therefore cannot sue in their individual capacity. On October 9, 2009, plaintiff filed a First Amended Complaint which added a derivative count to its lawsuit. On the same date it also forwarded a demand to the board of directors of the Company to take appropriate legal action against the individual members of the Board. The defendants have withdrawn their Motion to Dismiss the initial Complaint and have filed a Motion to Dismiss the First Amended Complaint.

ITEM 1A.	RISK FACTORS

As of the date of this filing, there have been no material changes from the risk factors enumerated in our Annual Report on Form 10-K for the year ended March 31, 2009.

ITEM 6.	EXHIBITS

(a) Exhibits

31.1*	Chief Executive Officer’s Certificate, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Chief Financial Officer’s Certificate, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**	Chief Executive Officer’s Certificate, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2**	Chief Financial Officer’s Certificate, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith
**	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

Date: November 13, 2009	/S/ BARRY J. LIPSKY
Barry J. Lipsky
President and Chief Executive Officer
(Duly Authorized Officer)

Date: November 13, 2009	/S/ FRANK A. MUSTO
Frank A. Musto
Vice President,
Chief Financial Officer, and Treasurer
(Principal Financial and Accounting Officer)

PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

With- hold For For All Except

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS _____________, 2010 This Proxy is Solicited On Behalf of the Board of Directors

The undersigned hereby appoints EDWARD H. COHEN, ROBERT L. KOHL and DAVID S. KRAVITZ, and each of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated below, all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders (including all adjournments thereof) of FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED to be held on _______, ________ 2010 at 10:00 A.M. (local time) at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022.

The Board of Directors recommends a vote FOR proposals 1 and 2.

1. To adopt the Agreement and Plan of Merger, dated as of September 30, 2009, by and between Saunders Acquisition Corporation and Franklin Electronic Publishers,

Incorporated and the related plan of merger, as such agreement may be amended.

For Against Abstain

2. To approve a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and the related plan of merger.

The proxy is authorized to transact such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR items 1 and 2 and in the discretion of said proxy on any other matter which may come before the meeting or any adjournments thereof.

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